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As filed with the Securities and Exchange Commission on February 24, 2017

Registration No. 333-215620

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment
No. 2
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC PREMIER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code No.)	33-0743196 (I.R.S. Employer Identification No.)

17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Steven R. Gardner
President and Chief Executive Officer
Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Holland & Knight LLP 800 17th Street, NW, Suite 1100 Washington, DC 20006 Telephone: (202) 955-3000	Jordan Hamburger, Esq. Manatt, Phelps & Phillips, LLP 11355 W. Olympic Blvd. Los Angeles, CA 90064 Telephone: (310) 312-4331

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value per share	11,924,837	N/A	$150,729,940	$17,470(3)

(1)
Based upon an estimate of the maximum number of shares of common stock of Pacific Premier Bancorp, Inc., or Pacific Premier, to be issued pursuant to the Agreement and Plan of Reorganization, dated as of December 12, 2016, by and between Pacific Premier and Heritage Oaks Bancorp, or HEOP, based on (a) 34,355,624 shares of HEOP common stock outstanding, and (b) an exchange ratio of 0.3471 shares of Pacific Premier common stock for each share of HEOP common stock being exchanged for shares of Pacific Premier common stock. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Pursuant to Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on $12.64, which is the average high and low prices reported for HEOP's common stock on the NASDAQ Global Select Market on January 17, 2017, which is within five (5) business days prior to the date of filing this this Registration Statement, in accordance with Rule 457(f)(1).

(3)
Previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED FEBRUARY 24, 2017

17901 Von Karman Avenue, Suite 1200
Irvine, California 92614

Dear Pacific Premier Bancorp Shareholders:

          On December 12, 2016, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Heritage Oaks Bancorp, which we refer to as HEOP. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, HEOP will be merged with and into Pacific Premier, with Pacific Premier as the surviving entity, which we refer to as the merger. Immediately thereafter, HEOP's wholly-owned bank subsidiary, Heritage Oaks Bank, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

          You are cordially invited to attend a special meeting of shareholders of Pacific Premier, to be held at 9:00 a.m., Pacific Time, on March 27, 2017 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. At the Pacific Premier special meeting, the Pacific Premier shareholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock in connection with the merger. HEOP will also hold a special meeting of shareholders to consider the proposed merger agreement and related matters. Pacific Premier and HEOP cannot complete the proposed merger unless Pacific Premier's shareholders vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger. This letter is accompanied by the attached joint proxy statement/prospectus, which Pacific Premier's board of directors is providing to solicit your proxy to vote for the approval of the issuance of shares of Pacific Premier common stock in connection with the merger.

          If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of HEOP common stock will be cancelled and converted into the right to receive 0.3471 shares of Pacific Premier common stock, which we refer to as the merger consideration. Cash will be paid in lieu of any fractional share interest. The term aggregate merger consideration refers to the total consideration to be paid by Pacific Premier to the HEOP shareholders in the merger, not including holders of (i) options to purchase shares of HEOP common stock, (ii) restricted shares of HEOP common stock, or (iii) restricted stock units of HEOP.

          The implied value of the merger consideration to be paid to HEOP shareholders is based on an exchange ratio of 0.3471 shares of Pacific Premier common stock for each share of HEOP common stock. The implied value per share of HEOP common stock on February 22, 2017 was $14.21, which amount was based on the closing price per share of Pacific Premier common stock on that date. The value of the merger consideration will fluctuate based on the market price of Pacific Premier common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the issuance of shares of Pacific Premier common stock in connection with the merger. Based on the current number of shares of HEOP common stock outstanding, Pacific Premier expects to issue approximately 11,937,289 shares of common stock in the aggregate upon completion of the merger. Pacific Premier's common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock.

          Based on our reasons for the merger described in the accompanying document, including the fairness opinion issued by our financial advisor, D.A. Davidson & Co., our board of directors believes that the issuance of shares of Pacific Premier common stock in connection with the merger is fair to the Pacific Premier shareholders and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" the issuance of shares of Pacific Premier common stock in connection with the merger. The accompanying joint proxy statement/prospectus gives you detailed information about the Pacific Premier special meeting, the merger and the issuance of shares of Pacific Premier common stock in connection with the merger and related matters. In addition to being a proxy statement of Pacific Premier, this document is the proxy statement for the solicitation of proxies from HEOP shareholders to vote to approve the merger agreement and is the prospectus of Pacific Premier for the shares of its common stock that will be issued to HEOP shareholders in connection with the merger.

          We advise you to read this entire document carefully, including the considerations discussed under "Risk Factors" beginning on page 33, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.

          Your vote is very important. The merger cannot be completed unless the holders of a majority of the shares for which votes are cast at the Pacific Premier special meeting vote in favor of approval of the issuance of shares of Pacific Premier common stock in connection with the merger. Whether or not you plan to attend the Pacific Premier special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

          We appreciate your continuing loyalty and support and, should you choose to attend, we look forward to seeing you at the Pacific Premier special meeting.

Sincerely,

Steven R. Gardner Chairman, President and Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

          The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          This joint proxy statement/prospectus is dated February 27, 2017 and is being first mailed to shareholders of Pacific Premier and HEOP on or about March 1, 2017.

1222 Vine Street
Paso Robles, California 93446

Dear Heritage Oaks Bancorp Shareholders:

        On December 12, 2016, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Heritage Oaks Bancorp, which we refer to as HEOP. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, HEOP will be merged with and into Pacific Premier, with Pacific Premier as the surviving entity, which we refer to as the merger. Immediately thereafter, HEOP's wholly-owned bank subsidiary, Heritage Oaks Bank, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

        You are cordially invited to attend a special meeting of shareholders of HEOP, to be held at 5:30 p.m., Pacific Time, on March 27, 2017 at Heritage Oaks Bank's branch office, 545 12th Street, Paso Robles, CA 93446. At the HEOP special meeting, the HEOP shareholders will be asked to consider and vote upon a proposal to consider the proposed merger agreement and related matters. You will also be asked to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies in favor of the foregoing proposals. Pacific Premier will also hold a special meeting of shareholders to approve the issuance of shares of Pacific Premier common stock in connection with the merger. Pacific Premier and HEOP cannot complete the proposed merger unless HEOP's shareholders vote to approve the merger agreement. This letter is accompanied by the attached joint proxy statement/prospectus, which HEOP's board of directors is providing to solicit your proxy to vote for the approval of the merger agreement.

        If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of HEOP common stock will be cancelled and converted into the right to receive 0.3471 shares of Pacific Premier common stock, which we refer to as the merger consideration. Cash will be paid in lieu of any fractional share interest. The term aggregate merger consideration refers to the total consideration to be paid by Pacific Premier to the HEOP shareholders in the merger, not including holders of (i) options to purchase shares of HEOP common stock, (ii) restricted shares of HEOP common stock, or (iii) restricted stock units of HEOP.

        The implied value of the merger consideration to be paid to HEOP shareholders is based on the exchange ratio of 0.3471 shares of Pacific Premier common stock for each share of HEOP common stock. The implied value per share of HEOP common stock on February 22, 2017 was $14.21, which amount was based on the closing price per share of Pacific Premier common stock on that date. The value of the merger consideration will fluctuate based on the market price of Pacific Premier common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the merger agreement. Based on the current number of shares of HEOP common stock outstanding, Pacific Premier expects to issue approximately 11,941,335 shares of common stock in the aggregate upon completion of the merger. Pacific Premier's common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock. HEOP's common stock is also traded on the NASDAQ Global Select Market under the symbol "HEOP." You should obtain current market quotations for the HEOP common stock.

        Based on our reasons for the merger described in the accompanying document, our board of directors believes that the exchange ratio is fair to the HEOP shareholders and in your best interests.

Accordingly, our board of directors unanimously recommends that you vote "FOR" the merger agreement, "FOR" the proposal to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and "FOR" the proposal to approve adjournments of the special meeting, if necessary. The accompanying joint proxy statement/prospectus gives you detailed information about the HEOP special meeting, the merger and related matters. In addition to being a proxy statement of HEOP, this document is the proxy statement for the solicitation of proxies from Pacific Premier shareholders to vote to approve the issuance of shares of Pacific Premier common stock in connection with the merger and is the prospectus of Pacific Premier for the shares of its common stock that will be issued to the HEOP shareholders in connection with the merger.

        We advise you to read this entire document carefully, including the considerations discussed under "Risk Factors" beginning on page 33, and the appendices to the accompanying joint proxy statement/prospectus, which include the merger agreement.

        Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of HEOP common stock vote in favor of approval of the merger agreement at the HEOP special meeting. Whether or not you plan to attend the HEOP special meeting, please take the time to vote by completing and mailing the enclosed proxy card or by following the instructions to vote via the Internet or by telephone indicated on the proxy card.

        We appreciate your continuing loyalty and support and, should you choose to attend, we look forward to seeing you at the HEOP special meeting.

Sincerely,
Simone F. Lagomarsino President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This joint proxy statement/prospectus is dated February 27, 2017 and is being first mailed to shareholders of HEOP and Pacific Premier on or about March 1, 2017.

PACIFIC PREMIER BANCORP, INC.
17901 Von Karman Avenue, Suite 1200
Irvine, California 92614

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on March 27, 2017

To the shareholders of Pacific Premier Bancorp, Inc.:

        We will hold a special meeting of shareholders of Pacific Premier Bancorp, Inc., or Pacific Premier, at 9:00 a.m., Pacific Time, on Monday, March 27, 2017 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, for the following purposes:

  1.
  Approval of the Issuance of Shares of Pacific Premier Common Stock.    To consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock to the shareholders of Heritage Oaks Bancorp pursuant to an Agreement and Plan of Reorganization, dated as of December 12, 2016, by and between Pacific Premier and Heritage Oaks Bancorp, referred to in this notice as the merger agreement, pursuant to which Heritage Oaks Bancorp will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. This transaction is referred to in this notice as the merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part; and

  2.
  Adjournment.    To consider and vote upon a proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        No other business may be conducted at the Pacific Premier special meeting.

        We have fixed the close of business on February 23, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the Pacific Premier special meeting. Only holders of Pacific Premier common stock of record at the close of business on that date will be entitled to notice of and to vote at the Pacific Premier special meeting or any adjournment or postponement of the special meeting.

        The Pacific Premier board of directors has unanimously approved the merger agreement and the transactions contemplated therein and has determined that the merger is in the best interests of Pacific Premier and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the issuance of shares of Pacific Premier common stock in connection with the merger and "FOR" approval of the proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven R. Gardner, Pacific Premier's Chairman, President and Chief Executive Officer, at (949) 864-8000, or Ronald Nicolas, Pacific Premier's Senior Executive Vice President and Chief Financial Officer, at (949) 864-8000.

        Your vote is very important.    Whether or not you plan to attend the Pacific Premier special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors

Steven R. Gardner Chairman, President and Chief Executive Officer

Irvine, California
February 27, 2017

HERITAGE OAKS BANCORP
1222 Vine Street
Paso Robles, California 93446

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on March 27, 2017

To the shareholders of Heritage Oaks Bancorp:

        We will hold a special meeting of shareholders of Heritage Oaks Bancorp, or HEOP, at 5:30 p.m., Pacific Time, on Monday, March 27, 2017 at Heritage Oaks Bank's branch office, 545 12th Street, Paso Robles, CA 93446, for the following purposes:

  1.
  Approval of the Merger Agreement.    To consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated as of December 12, 2016, by and between Pacific Premier Bancorp, Inc., or Pacific Premier, and HEOP, referred to in this notice as the merger agreement, pursuant to which HEOP will merge with and into Pacific Premier with Pacific Premier as the surviving institution. This transaction is referred to in this notice as the merger. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus of which this notice is a part;

  2.
  Advisory (Non-Binding) Vote on Certain Compensatory Arrangements.    To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled "The Merger—Interests of Certain HEOP Officers and Directors in the Merger—Summary of Payments to Certain Executive Officers" beginning on page 116; and

  3.
  Adjournment.    To consider and vote upon a proposal to adjourn the HEOP special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the HEOP special meeting to approve the merger agreement.

        No other business may be conducted at the special meeting.

        We have fixed the close of business on February 23, 2017 as the record date for the determination of shareholders entitled to notice of and to vote at the HEOP special meeting. Only holders of HEOP common stock of record at the close of business on that date will be entitled to notice of and to vote at the HEOP special meeting or any adjournment or postponement of the special meeting.

        The HEOP board of directors has unanimously approved the merger agreement and the transactions contemplated therein. Based on HEOP's reasons for the merger described in the attached joint proxy statement/prospectus, the HEOP board of directors has determined that the merger is in the best interests of HEOP and its shareholders, and unanimously recommends that shareholders vote "FOR" approval of the merger agreement, "FOR" the proposal to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and "FOR" approval of the proposal to adjourn the HEOP special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the HEOP special meeting to approve the merger agreement.

        If you have any questions concerning the merger or the joint proxy statement/prospectus, please contact Simone Lagomarsino, HEOP's President and Chief Executive Officer at (805) 369-5260.

        If you would like additional copies of the joint proxy statement/prospectus or need help voting your shares of HEOP common stock, please contact Greg Gehlmann, HEOP's Corporate Secretary at (805) 369-5238.

        Your vote is very important.    Whether or not you plan to attend the HEOP special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card.

By Order of the Board of Directors

Simone F. Lagomarsino President and Chief Executive Officer

Paso Robles, California
February 27, 2017

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Pacific Premier and HEOP from documents that are not included in or delivered with this document. Pacific Premier shareholders and HEOP shareholders can obtain these documents through the website of the Securities and Exchange Commission, or the Commission, at http://www.sec.gov, or by requesting them, free of charge, in writing or by telephone from Pacific Premier or HEOP as follows:

Pacific Premier Bancorp, Inc.
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614
Attention: Ronald Nicolas
Telephone: (949) 864-8000

or

Heritage Oaks Bancorp
1222 Vine Street
Paso Robles, California 93446
Attention: Greg Gehlmann
Telephone: (805) 369-5238

If any Pacific Premier shareholder or HEOP shareholder would like to request documents, please do so by Monday, March 20, 2017, which is five (5) business days prior to the date of the special meetings, in order to receive them before the Pacific Premier special meeting or the HEOP special meeting, as the case may be. You will not be charged for any of these documents.

PACIFIC PREMIER SHAREHOLDERS

        If you are a Pacific Premier shareholder and have questions about the issuance of shares of Pacific Premier common stock in connection with the merger or the Pacific Premier special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the Pacific Premier proxy solicitation, you may contact Steven Gardner, Pacific Premier's Chairman, President and Chief Executive Officer, or Ronald Nicolas, Pacific Premier's Senior Executive Vice President and Chief Financial Officer, at the following address:

Pacific Premier Bancorp, Inc.,
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614

or at the following telephone number:

(949) 864-8000

HEOP SHAREHOLDERS

        If you are a HEOP shareholder and have any questions concerning the merger, the merger agreement or the joint proxy statement/prospectus, please contact Simone Lagomarsino, HEOP's President and Chief Executive Officer at (805) 369-5260.

        If you are a HEOP shareholder and would like additional copies of the joint proxy statement/prospectus or need help voting your shares of HEOP common stock, please contact Greg Gehlmann, HEOP's Corporate Secretary, at (805) 369-5238, or at the following address:

Heritage Oaks Bancorp
1222 Vine Street
Paso Robles, California 93446

        For additional information, please see "Where You Can Find More Information" beginning on page 150.

i

ii

iii

QUESTIONS AND ANSWERS
ABOUT THE MERGER AND THE SPECIAL MEETINGS

        The following are some questions that you may have regarding the merger and the special meetings, and brief answers to those questions. Pacific Premier and HEOP advise you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the special meetings of Pacific Premier and HEOP. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 150.

Q:
What am I being asked to vote on?

A:
Pacific Premier and HEOP have entered into an agreement and plan of reorganization, which we refer to as the merger agreement, pursuant to which Pacific Premier would acquire HEOP. If the required shareholder and regulatory approvals are obtained and the merger is subsequently completed, HEOP will be merged with and into Pacific Premier with Pacific Premier as the surviving entity. Immediately thereafter, HEOP's wholly-owned bank subsidiary, Heritage Oaks Bank, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

  If you are a Pacific Premier shareholder, you are being asked to vote to approve the issuance of shares of common stock of Pacific Premier, or Pacific Premier common stock, to be issued in connection with the merger. If you are a HEOP shareholder, you are being asked to vote to approve the merger agreement and, on an advisory (non-binding) basis, the compensatory arrangements between HEOP and its named executive officers providing for compensation in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable. As a result of the merger, HEOP will cease to exist and HEOP shareholders will exchange each of their shares of common stock of HEOP, or HEOP common stock, for the merger consideration, consisting of 0.3471 shares of Pacific Premier common stock, or the exchange ratio, as further described in "The Merger—The Merger Consideration" beginning on page 95.

  Each of the Pacific Premier and HEOP shareholders is also being asked to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting of their respective shareholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of either or both special meetings to approve the matters being presented at such special meetings.

  The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and HEOP shareholders approve the merger agreement. At each of the shareholders' meetings, Pacific Premier and HEOP shareholders will vote on the proposals necessary to complete the merger. Information about these shareholders' meetings, the merger agreement and the merger and the other business to be considered by shareholders at each of the shareholders' meetings is contained in this document.

  This document constitutes both a joint proxy statement of Pacific Premier and HEOP and a prospectus of Pacific Premier. It is a joint proxy statement because each of the boards of directors of Pacific Premier and HEOP is soliciting proxies using this document for their respective shareholders. It is a prospectus because Pacific Premier, in connection with the merger, is offering shares of Pacific Premier common stock in exchange for outstanding shares of HEOP common stock in the merger.

Q:
Will HEOP shareholders be able to trade the Pacific Premier common stock that they receive in the merger?

A:
Yes. The Pacific Premier common stock issued in the merger to HEOP shareholders will be listed on the NASDAQ Global Select Market under the symbol "PPBI." Unless you are deemed an "affiliate" of Pacific Premier, you may sell the shares of Pacific Premier common stock you receive in the merger without restriction.

Q:
Why is my vote important?

A:
The merger agreement must be approved by the holders of a majority of the outstanding shares of HEOP common stock. The issuance of the Pacific Premier common stock in connection with the merger must be approved by the holders of Pacific Premier common stock constituting at least a majority of the shares for which votes are cast at the Pacific Premier special meeting. The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and HEOP shareholders approve the merger agreement. The Pacific Premier shareholders will vote on the applicable proposals necessary to complete the merger at the Pacific Premier special meeting and the HEOP shareholders will vote on the applicable proposals necessary to complete the merger at the HEOP special meeting. Information about the Pacific Premier special meeting and the HEOP special meeting, the merger and the other business to be considered by shareholders at each of the special meetings is contained in this document.

  If you are a HEOP shareholder and you do not vote, it will have the same effect as a vote against the merger agreement. Holders of 10,593,567 shares of HEOP common stock, representing approximately 30.8% of the outstanding shares of HEOP common stock, have signed shareholder agreements with Pacific Premier agreeing to vote in favor of the merger agreement.

  If a Pacific Premier shareholder does not vote, it will have no impact on the proposal to approve the issuance of the Pacific Premier common stock in connection with the merger.

Q:
Why must the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock in connection with the merger?

A:
The Pacific Premier shareholders are required to approve the issuance of shares of the Pacific Premier common stock, which is estimated to equate to approximately 42.8% of Pacific Premier's issued and outstanding shares of common stock, in connection with the merger because Pacific Premier is listed on the NASDAQ Global Select Market and is subject to the NASDAQ Global Select Market listing rules. Because Pacific Premier will likely issue in excess of 20% of its outstanding shares of common stock to the HEOP shareholders in connection with the merger, under the NASDAQ Global Select Market listing rules, the shareholders of Pacific Premier are required to approve the issuance of shares of Pacific Premier common stock in connection with the merger. The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock in the merger.

Q:
What do each of the Pacific Premier and the HEOP boards of directors recommend?

A:
The Pacific Premier board of directors unanimously recommends that Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the issuance of Pacific Premier common stock in connection with the merger.

  The HEOP board of directors unanimously recommends that HEOP shareholders vote "FOR" approval of the merger agreement, "FOR" the proposal to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

Q:
Will I have dissenters' rights in connection with the merger?

A:
No. The holders of HEOP common stock do not have the right to dissent from the merger and assert dissenters' rights.

  Under the California General Corporation Law, or CGCL, shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available for shares that are listed on a national securities exchange where the merger consideration is stock of a publicly traded corporation. HEOP's common stock is traded on a national security exchange and the merger consideration, comprised of Pacific Premier's common stock, is also traded on a national securities exchange. As such, HEOP's shareholders are not entitled to appraisal rights.

Q:
Are there any risks I should consider in deciding whether to vote for the matters required to be voted on by the respective shareholders of Pacific Premier and HEOP?

A:
Yes. Set forth under the heading of "Risk Factors," beginning on page 33, are a number of risk factors that each of the shareholders of Pacific Premier and HEOP should consider carefully.

Q:
When do Pacific Premier and HEOP expect to complete the merger?

A:
The parties expect to complete the merger either by the end of the first quarter of 2017 or early in the second quarter of 2017. However, there is no assurance when or if the merger will occur. Prior to the consummation of the merger, HEOP shareholders must approve the merger agreement at the HEOP special meeting, Pacific Premier shareholders must approve the issuance of Pacific Premier common stock in connection with the merger at the Pacific Premier special meeting and all requisite bank regulatory approvals must be obtained and other conditions to the consummation of the merger must be satisfied.

Q:
When and where is the Pacific Premier special meeting?

A:
The Pacific Premier special meeting will be held at 9:00 a.m., Pacific Time, on Monday, March 27, 2017 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614.

Q:
Who is entitled to vote at the Pacific Premier special meeting?

A:
The holders of record of Pacific Premier common stock at the close of business on February 23, 2017, which is the date Pacific Premier's board of directors has fixed as the record date for the Pacific Premier special meeting, are entitled to vote at the Pacific Premier special meeting.

Q:
When and where is the HEOP special meeting?

A:
The HEOP special meeting will be held at 5:30 p.m., Pacific Time, on Monday, March 27, 2017 at Heritage Oaks Bank's branch office, 545 12th Street, Paso Robles, CA 93446.

Q:
Who is entitled to vote at the HEOP special meeting?

A:
The holders of record of HEOP common stock at the close of business on February 23, 2017, which is the date HEOP's board of directors has fixed as the record date for the HEOP special meeting, are entitled to vote at the HEOP special meeting.

Q:
What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, indicate on your proxy card how you want your shares of HEOP common stock or Pacific Premier common stock, as the case may be, to be voted. Then sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible or follow the instructions to vote via the Internet or by telephone indicated on the proxy card.

Q:
If my shares are held in street name by my bank, broker, or other nominee will my bank, broker or other nominee automatically vote my shares for me?

A:
No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.

Q:
What if I abstain from voting or fail to instruct my bank, broker or other nominee?

A:
If you are a holder of HEOP common stock and you abstain from voting or fail to instruct your bank, broker or other nominee to vote your shares and the bank, broker or other nominee submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-vote will be counted towards a quorum at the special meeting, but it will have the same effect as a vote against approval of the merger agreement and against approval of the advisory (non-binding) proposal regarding the compensation that may be payable to HEOP's named executive officers in connection with the merger.

  Abstentions and broker non-votes of shares of HEOP common stock will not have any effect on the proposal of the HEOP board of directors to adjourn the special meeting, if the number of affirmative votes cast for the adjournment is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal of the HEOP board of directors to adjourn the HEOP special meeting.

  Abstentions and broker non-votes of shares of Pacific Premier common stock will not have any effect on the approval of the issuance of Pacific Premier common stock in connection with the merger or the adjournment of the Pacific Premier special meeting.

Q:
Can I attend the special meeting and vote my shares in person?

A:
Yes. While not required to, all Pacific Premier shareholders are invited to attend the Pacific Premier special meeting. Likewise, all HEOP shareholders are invited to attend the HEOP special meeting. Shareholders of record can vote in person at their respective special meeting. If your shares are held in street name, then you are not the shareholder of record and you must bring a legal proxy from your broker, bank or other nominee confirming that you are the beneficial owner of the shares in order to vote in person at the applicable special meeting.

Q:
Can I change my vote?

A:
Yes. Regardless of the method used to cast a vote, you may change your vote at any time before your proxy is voted at the Pacific Premier special meeting or the HEOP special meeting. You may do so in one of the following ways:

•
if you are a HEOP shareholder, by delivering to HEOP prior to the HEOP special meeting a written notice of revocation addressed to Greg Gehlmann, Corporate Secretary, Heritage Oaks Bancorp, 1222 Vine Street, Paso Robles, California 93446;

•
if you are a Pacific Premier shareholder, by delivering to Pacific Premier prior to the Pacific Premier special meeting, a written notice of revocation addressed to Ronald Nicolas, Senior Executive Vice President and Chief Financial Officer, Pacific Premier Bancorp, Inc., 17901 Von Karman Ave., Suite 1200, Irvine, California 92614;

•
by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so and following the instructions on the proxy card;

•
completing, signing and returning a new proxy card with a later date before the date of the applicable special meeting, which will automatically revoke any earlier proxy; or

•
attending the Pacific Premier special meeting or the HEOP special meeting, as the case may be, and voting in person, which will automatically revoke any earlier proxy. However, simply attending the Pacific Premier special meeting or the HEOP special meeting, as the case may be, without voting will not revoke an earlier proxy voted by such person.

  If you have instructed a bank, broker or other nominee to vote your shares of either HEOP or Pacific Premier common stock, you must follow directions received from the bank, broker or other nominee to change such vote.

Q:
Will HEOP be required to submit the merger agreement to its shareholders even if the HEOP board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the HEOP special meeting, HEOP is required to submit the merger agreement to its shareholders even if the HEOP board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q:
What is the procedure for sending in HEOP stock certificates?

A:
Promptly following the closing of the merger, HEOP shareholders will be receiving a transmittal letter that will provide instructions for HEOP shareholders to surrender their HEOP common stock certificates or shares of HEOP common stock that are held in book-entry form, in exchange for the merger consideration. HEOP shareholders should follow the instructions in the transmittal letter for how to deliver their HEOP common stock certificates or book-entry shares of HEOP common stock in exchange for the merger consideration. The HEOP common stock certificates should NOT be sent with your proxy card now. Instead, follow the instructions in the transmittal letter and use the separate envelope specifically provided with the transmittal letter for returning the HEOP stock certificates.

Q:
Who should I call with questions?

A:
If you are a holder of HEOP common stock and you have any questions concerning the merger or this joint proxy statement/prospectus, please contact Simone Lagomarsino, HEOP's President and Chief Executive Officer at (805) 369-5260.

  If you are a holder of HEOP common stock and you would like additional copies of the joint proxy statement/prospectus or need help voting your shares of HEOP common stock, please contact Greg Gehlmann, HEOP's Corporate Secretary at (805) 369-5238.

  If you are a holder of Pacific Premier common stock and you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven R. Gardner, Pacific Premier's Chairman, President and Chief Executive Officer, at (949) 864-8000, or Ronald Nicolas, Pacific Premier's Senior Executive Vice President and Chief Financial Officer, at (949) 864-8000.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to the shareholders of Pacific Premier and the shareholders of HEOP. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 150. Page references are included in this summary to direct the reader to a more complete description of the topics.

        Throughout this joint proxy statement/prospectus, "Pacific Premier" refers to Pacific Premier Bancorp, Inc. and "HEOP" refers to Heritage Oaks Bancorp. Also, throughout this joint proxy statement/prospectus, the Agreement and Plan of Reorganization, dated as of December 12, 2016, by and between Pacific Premier and HEOP, is referred to as the "merger agreement." The merger of HEOP with and into Pacific Premier is referred to as the "merger" and the Pacific Premier common stock to be issued to HEOP shareholders in consideration for their HEOP common stock, as well as any cash issued in lieu of fractional shares, is referred to as the "merger consideration."

Parties to the Proposed Merger (Page 50)

        Pacific Premier Bancorp, Inc.    Pacific Premier is a California-based bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals, real estate investors, non-profit organizations and consumers in its primary market area of Southern California currently through fourteen (14) locations in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Murrieta, Newport Beach, Palm Desert, Palm Springs, Redlands, Riverside, San Bernardino and San Diego, California. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of deposit products and services for both businesses and consumer customers, including checking, money market and savings accounts, cash management services, electronic banking services, and on-line bill payment. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, U.S. Small Business Administration loans, commercial real estate loans, residential home loans, construction loans and consumer loans. Pacific Premier also offers specialty banking products for homeowners associations and franchise lending nationwide.

        As of September 30, 2016, Pacific Premier had, on a consolidated basis, total assets of $3.75 billion, total stockholders' equity of $449.97 million and total deposits of $3.06 billion. At September 30, 2016, Pacific Premier had gross loans of $3.10 billion, with real estate loans and business loans collateralized by real estate totaling 68% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

        Heritage Oaks Bancorp.    HEOP is a California based bank holding company for Heritage Oaks Bank, a California-chartered banking corporation headquartered in Paso Robles, California. Heritage Oaks Bank is a community-oriented financial services firm which provides banking products and services to small and medium sized businesses and consumers. Products and services are offered primarily through 12 retail branches located on the Central Coast of California, in San Luis Obispo and Santa Barbara Counties and through other direct channels, including a loan production office in Ventura County. As of September 30, 2016, HEOP, on a consolidated basis, had total assets of $1.99 billion, gross loans of $1.3 billion, total shareholders' equity of $215.28 million and total deposits of $1.63 billion.

        HEOP's principal executive offices are located at 1222 Vine Street, Paso Robles, California 93446 and its telephone number is (805) 369-5200.

The Merger (Page 50)

        The merger agreement is attached to this joint proxy statement/prospectus as Appendix A, which is incorporated by reference into this joint proxy statement/prospectus. Please read the entire merger agreement. It is the legal document that governs the merger. Pursuant to the terms and conditions set forth in the merger agreement, HEOP will be acquired by Pacific Premier in a transaction in which HEOP will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. Immediately following the consummation of the merger, Heritage Oaks Bank will be merged with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution. The parties expect to complete the mergers either by the end of the first quarter of 2017 or early in the second quarter of 2017.

Pacific Premier's Reasons for Merger and Factors Considered by Pacific Premier's Board of Directors (Page 61)

        As part of its business strategy, Pacific Premier evaluates opportunities to acquire bank holding companies, banks and other financial institutions, which is an important element of its strategic plan. The acquisition of HEOP is consistent with this strategy. The acquisition of HEOP will (i) extend Pacific Premier's geographic footprint into the Central Coast of California, (ii) create opportunities for Pacific Premier Bank to provide additional products and services to the HEOP customers, and (iii) strengthen Pacific Premier Bank's deposit base with low cost core deposits.

        Based on Pacific Premier's reasons for the merger described in this joint proxy statement/prospectus, including the fairness opinion of D.A. Davidson & Co., or Davidson, an independent investment banking firm, the Pacific Premier board of directors believes that the merger is fair to Pacific Premier's shareholders and in their best interests, and unanimously recommends that Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger. For a discussion of the circumstances surrounding the merger and the factors considered by Pacific Premier's board of directors in approving the merger agreement, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 61.

HEOP's Reasons for Merger and Factors Considered by HEOP's Board of Directors (Page 63)

        Based on HEOP's reasons for the merger described in this joint proxy statement/prospectus, the HEOP board of directors believes that the merger is fair to HEOP shareholders and in their best interests, and unanimously recommends that HEOP shareholders vote "FOR" approval of the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by HEOP's board of directors in approving the merger agreement, see "The Merger—HEOP's Reasons for the Merger" beginning on page 63.

Pacific Premier's Financial Advisor Believes that the Merger Consideration Payable by Pacific Premier to HEOP Shareholders in the Merger is Fair, from a Financial Point of View, to Pacific Premier (Page 65)

        Davidson delivered its written opinion to Pacific Premier's board of directors that, as of December 12, 2016, and based upon and subject to assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken set forth in its opinion, the merger consideration to be paid by Pacific Premier to HEOP shareholders in the merger pursuant to the merger agreement was fair, from a financial point of view, to Pacific Premier.

        The full text of the written opinion of Davidson, dated December 12, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken is attached as Appendix B to this joint proxy statement/prospectus. Pacific Premier's shareholders should read the opinion in its entirety. Davidson provided its opinion for the information and assistance of Pacific Premier's board of directors in connection with its consideration of the transaction. The Davidson opinion does not address the underlying business decision to proceed with the merger and is not a recommendation as to how any holder of Pacific Premier common stock should vote on matters to be considered at the Pacific Premier special meeting.

Opinion of HEOP's Financial Advisor (Page 82)

        In connection with the merger, Sandler O'Neill & Partners, L.P., or Sandler O'Neill, delivered its oral opinion to HEOP's board of directors, which was subsequently confirmed in writing on December 11, 2016, to the effect that, as of December 11, 2016, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken by Sandler O'Neill in providing its opinion, the exchange ratio was fair, from a financial point of view, to the holders of HEOP common stock.

        The full text of the written opinion of Sandler O'Neill, dated December 11, 2016, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Sandler O'Neill is attached as Appendix C to this joint proxy statement/prospectus. HEOP's shareholders should read the opinion in its entirety. The opinion of Sandler O'Neill has not been updated prior to the date of this joint proxy statement/prospectus and does not reflect any change in circumstance after December 11, 2016. Sandler O'Neill provided its opinion for the information and assistance of HEOP's board of directors in connection with its consideration of the transaction. The Sandler O'Neill opinion does not address the underlying business decision to proceed with the merger and is not a recommendation as to how any holder of HEOP common stock should vote on matters to be considered at the HEOP special meeting.

HEOP Shareholders Will Receive Shares of Pacific Premier Common Stock for Each Share of HEOP Common Stock Exchanged in the Merger (Page 95)

        At the effective time of the merger, each outstanding share of HEOP common stock will, by virtue of the merger and without any action on the part of an HEOP shareholder, be converted into the right to receive 0.3471 shares of Pacific Premier common stock, which is referred to as the exchange ratio. Cash will be paid in lieu of any fractional share interest.

Aggregate Merger Consideration.

        The total consideration to be paid by Pacific Premier to the HEOP shareholders in connection with the merger is referred to in this joint proxy statement/prospectus as the aggregate merger consideration. The term aggregate merger consideration does not include the consideration, if any, payable to holders of (i) options to purchase shares of HEOP common stock, (ii) restricted shares of HEOP common stock, or (iii) restricted stock units of HEOP. In this joint proxy statement/prospectus, we refer to stock options to purchase shares of HEOP's common stock as HEOP options, restricted shares of HEOP common stock as HEOP restricted stock, and restricted stock units as HEOP restricted stock units.

        Upon completion of the merger and based on a $33.65 closing price of Pacific Premier's common stock on December 12, 2016, approximately $401.83 million of aggregate merger consideration will be payable to the HEOP shareholders. The foregoing sentence does not include the payment of cash to the holders of HEOP restricted stock units whose restricted stock units will accelerate in connection with the closing of the merger and assumes that (i) there are 34,403,157 shares of HEOP common stock outstanding at the closing, (ii) the HEOP shareholders will receive an aggregate of 11,941,335 shares of Pacific Premier common stock after applying the exchange ratio of 0.3471, and (iii) there is no acceleration of vesting of shares of HEOP restricted stock in connection with the closing of the merger that would result in such shares of HEOP restricted stock being converted into the right to receive the merger consideration in the merger.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of HEOP common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the average closing price per share of Pacific Premier common stock, as reported on the NASDAQ Global Select Market, for the twenty (20) trading days ending on and including the fifth trading day prior to the closing date of the merger, or the Pacific Premier average share price, rounded to the nearest whole cent.

What Will Happen to Outstanding HEOP Options, HEOP Restricted Stock and HEOP Restricted Stock Units (Page 96)

        The board of directors of HEOP has approved acceleration of the vesting of HEOP stock options, HEOP restricted stock units and HEOP restricted stock held by directors, officers and employees of HEOP or its subsidiaries that do not continue with Pacific Premier or its subsidiaries following the closing of the merger.

HEOP Options.

        Each outstanding and unexercised option to acquire shares of HEOP common stock will be assumed by Pacific Premier and converted automatically into an option to purchase shares of Pacific Premier common stock, which is referred to as a converted HEOP option. The number of shares of Pacific Premier common stock subject to such converted HEOP option shall be equal to the number of shares of HEOP common stock subject to such converted HEOP option immediately prior to the closing of the merger multiplied by the exchange ratio, provided that any fractional shares of Pacific Premier common stock resulting from such multiplication shall be rounded down to the nearest share. The per share exercise price under each such converted HEOP option will be adjusted by dividing the per share exercise price under each such converted HEOP option by the exchange ratio, provided that such exercise price will be rounded up to the nearest cent.

HEOP Restricted Stock Units.

        Each cash-settled HEOP restricted stock unit which is vested and outstanding as of the closing of the merger will be entitled to receive a single lump sum cash payment equal to the sum of (i) the product of (A) and (B) where (A) equals the product of the number of HEOP restricted stock units and the exchange ratio and (B) equals the average closing price of Pacific Premier common stock during the twenty (20) trading day period ending on the fifth business day prior to the effective time of the merger, which is referred to as the Pacific Premier average share price, plus (ii) any HEOP dividends previously accrued, provided that any fractional HEOP restricted stock units remaining will receive an amount determined by multiplying the fractional share interest by the Pacific Premier average share price, rounded to the nearest whole cent.

        Each unvested cash-settled HEOP restricted stock unit which is outstanding as of the closing of the merger will be assumed by Pacific Premier and will be converted into a right to receive cash payments based upon the values of shares of Pacific Premier common stock. The number of shares of Pacific Premier common stock referenced in each cash-settled HEOP restricted stock unit will be equal to the number of shares of HEOP common stock subject to such cash-settled HEOP restricted stock unit immediately prior to the effective time of the merger multiplied by the exchange ratio, including any fractional shares of Pacific Premier common stock. Any dividends accrued with respect to cash-settled HEOP restricted stock units will continue to be accrued and deferred until such time as the award vests and is paid.

HEOP Restricted Stock.

        Each unvested award of HEOP restricted stock that is outstanding as of the closing of the merger will be assumed by Pacific Premier and converted into shares of Pacific Premier common stock. The number of shares of Pacific Premier common stock subject to each award of HEOP restricted stock will be equal to the number of shares of HEOP common stock subject to such award of HEOP restricted stock immediately prior to the effective time of the merger multiplied by the exchange ratio, provided that any fractional shares of Pacific Premier common stock will be converted into cash in lieu of fractional shares of Pacific Premier common stock. Based on 179,869 shares of unvested HEOP restricted stock, 62,432 shares of Pacific Premier common stock would be issuable to holders of unvested awards of HEOP restricted stock as of that date.

HEOP Performance-Based Restricted Stock Units.

        Pacific Premier will not assume outstanding performance-based HEOP restricted stock units issued for the performance period extending from January 1, 2016 through December 31, 2018. The performance-based HEOP restricted stock units will become vested immediately prior to the effective time of the merger, and each of the holders thereof will be entitled to receive a single lump sum cash payment equal to the product of (A), (B) and (C), where (A) equals 100% of the target number of shares of HEOP common stock subject to the performance-based HEOP restricted stock units, (B) equals the exchange ratio, and (C) equals the Pacific Premier average share price.

Transmittal Materials (Page 97)

        After the transmittal materials have been received and processed following the closing of the merger, the HEOP shareholders will be sent the Pacific Premier common stock and any cash in lieu of fractional shares to which they are entitled. If a HEOP shareholder holds shares in street name, he or she will receive information from his or her bank, broker or other nominee advising such HEOP shareholder of the process for receiving the Pacific Premier common stock and any cash in lieu of fractional shares to which he or she is entitled.

        Each HEOP shareholder will need to surrender his or her HEOP common stock certificates or follow instructions for the transfer of shares of HEOP common stock held in book-entry form, to receive the appropriate merger consideration. HEOP shareholders should not send any certificates now. Each HEOP shareholder will receive detailed instructions on how to exchange his or her share certificates or book-entry shares along with transmittal materials promptly following the closing of the merger.

Per Share Market Price and Dividend Information (Page 124)

        Shares of Pacific Premier common stock currently trade on the NASDAQ Global Select Market under the symbol "PPBI." Shares of HEOP common stock also trade on the NASDAQ Global Select Market under the symbol "HEOP."

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the NASDAQ Global Select Market, and (ii) HEOP common stock as reported on the NASDAQ Global Select Market, on December 12, 2016, the last trading-day before Pacific Premier announced the merger, and on February 22, 2017, the last practicable trading-day before the distribution of this joint proxy statement/prospectus. To help illustrate the market value of the per share merger consideration to be received by HEOP's shareholders, the following table also presents the equivalent market value per share of HEOP common stock as of December 12, 2016 and February 22, 2017, which were determined by multiplying the closing price for the Pacific Premier common stock on those dates by the exchange ratio of 0.3471 of a share of Pacific Premier common stock for each share of HEOP common stock. See "The Merger—The Merger Consideration" beginning on page 95 for additional information about the merger consideration to be received by holders of HEOP common stock.

	Pacific Premier Common Stock	HEOP Common Stock	Equivalent Market Value Per Share of HEOP
At December 12, 2016	$33.65	$10.86	$11.68
At February 22, 2017	40.95	14.05	14.21

        The market price of Pacific Premier common stock and HEOP common stock will fluctuate prior to the date of each of Pacific Premier's and HEOP's special meeting and the date such HEOP shareholder receives the merger consideration. HEOP shareholders should obtain a current price quotation for the shares of Pacific Premier common stock to update the implied value for a share of HEOP common stock.

        Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future. It is Pacific Premier's current policy to retain earnings to provide funds for use in its business.

        HEOP has been paying a regular quarterly dividend on its common stock. Pursuant to the merger agreement, HEOP may continue to pay its regular quarterly cash dividend equal to the rate paid during the fiscal quarter immediately preceding the date of the merger agreement, with record and payment dates consistent with past practice. See "The Merger—Business Pending the Merger" beginning on page 102.

Material Federal Income Tax Consequences of the Merger (Page 118)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the Code, and it is a condition to completion of the merger that Pacific Premier and HEOP receive a legal opinion to that effect. If the merger is completed, the merger consideration that will be paid to the holders of HEOP common stock will consist of shares of Pacific Premier common stock (and cash for any fractional shares).

        Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in "The Merger—Material Federal Income Tax Consequences" of this joint proxy statement/prospectus, a HEOP shareholder that is a U.S. holder generally will not recognize gain or loss on such exchange, other than with respect to cash received in lieu of fractional shares of Pacific Premier common stock.

        Tax matters are complicated, and the tax consequences of the merger to a particular HEOP shareholder will depend in part on such shareholder's individual circumstances. Accordingly, each HEOP shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Date, Time and Location of the Pacific Premier Special Meeting (Page 41)

        The Pacific Premier special meeting will be held at 9:00 a.m., Pacific Time, on Monday, March 27, 2017 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614. At the Pacific Premier special meeting, Pacific Premier shareholders will be asked to:

  •
  approve the issuance of Pacific Premier common stock in connection with the merger; and

  •
  approve a proposal to adjourn the Pacific Premier special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of Pacific Premier common stock in connection with the merger.

Date, Time and Location of the HEOP Special Meeting (Page 45)

        The HEOP special meeting will be held at 5:30 p.m., Pacific Time, on Monday, March 27, 2017 at Heritage Oaks Bank's branch office, 545 12th Street, Paso Robles, CA 93446. At the HEOP special meeting, HEOP shareholders will be asked to:

  •
  approve the merger agreement;

  •
  approve, on an advisory (non-binding) basis, the compensation that may be payable to the named executive officers of HEOP in connection with the merger; and

  •
  approve a proposal to adjourn the HEOP special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the HEOP special meeting to approve the merger agreement.

Record Date and Voting Rights for the Pacific Premier Special Meeting (Page 41)

        Each Pacific Premier shareholder is entitled to vote at the Pacific Premier special meeting if he or she owned shares of Pacific Premier common stock as of the close of business on February 23, 2017, the record date for the Pacific Premier special meeting. Each Pacific Premier shareholder will have one vote at the Pacific Premier special meeting for each share of Pacific Premier common stock that he or she owned on that date.

        Pacific Premier shareholders of record may vote by mail or by attending the Pacific Premier special meeting and voting in person. Each proxy returned to Pacific Premier by a holder of Pacific Premier common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed Pacific Premier proxy that is returned, such proxy will be voted "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger and "FOR" the proposal to adjourn the Pacific Premier special meeting if necessary to permit further solicitation of proxies on the proposal to approve the issuance of Pacific Premier common stock in connection with the merger.

Record Date and Voting Rights for the HEOP Special Meeting (Page 46)

        Each HEOP shareholder is entitled to vote at the HEOP special meeting if he or she owned shares of HEOP common stock as of the close of business on February 23, 2017, the record date for the HEOP special meeting. Each HEOP shareholder will have one vote at the special meeting for each share of HEOP common stock that he or she owned on that date.

        HEOP shareholders of record may vote by mail or by attending the HEOP special meeting and voting in person. Each proxy returned to HEOP by a holder of HEOP common stock, which is not revoked, will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed HEOP proxy that is returned, such proxy will be voted "FOR" approval of the merger agreement, "FOR" the proposal to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and "FOR" the proposal to adjourn the HEOP special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the Issuance of Pacific Premier Common Stock in Connection with the Merger by the Pacific Premier Shareholders Requires that a Majority of the Shares of Pacific Premier Common Stock for which Votes Are Cast at the Pacific Premier Special Meeting to be Voted in Favor of the Issuance of Pacific Premier Common Stock in Connection with the Merger (Page 43)

        The affirmative vote of the holders of a majority of shares of Pacific Premier common stock for which votes are cast at the Pacific Premier special meeting is necessary to approve the issuance of the Pacific Premier common stock in connection with the merger. At the close of business on the record date, there were 27,929,578 shares of Pacific Premier common stock outstanding held by 559 holders of record. Each holder of record of Pacific Premier common stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the Pacific Premier special meeting. If a Pacific Premier shareholder does not vote, it will have no impact on the proposal to approve the issuance of the Pacific Premier common stock in connection with the merger.

Approval of the Merger Agreement Requires the Affirmative Vote of Holders of a Majority of the Issued and Outstanding Shares of HEOP Common Stock (Page 48)

        The affirmative vote of the holders of a majority of the issued and outstanding shares of HEOP common stock is necessary to approve the merger agreement on behalf of HEOP. At the close of business on the record date, there were 34,223,288 shares of HEOP common stock outstanding and entitled to vote, held by 966 holders of record. Each holder of record of HEOP common stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the special meeting. If a HEOP shareholder does not vote, it will have the same effect as a vote against the merger agreement.

        Holders of 10,593,567 shares of HEOP common stock, representing approximately 30.8% of the outstanding shares of HEOP common stock, have signed shareholder agreements with Pacific Premier agreeing to vote their shares of HEOP common stock in favor of the merger agreement.

Management of Pacific Premier Owns Shares which may be Voted at the Pacific Premier Special Meeting

        As of the record date, the executive officers and directors of Pacific Premier, as a group, held        shares of Pacific Premier common stock, or approximately 4.11% of the outstanding Pacific Premier common stock. While the executive officers and directors of Pacific Premier have not entered into voting agreements agreeing to vote their shares of Pacific Premier common stock in a particular manner, it is anticipated that the executive officers and directors of Pacific Premier will vote consistent with the recommendation of the Pacific Premier board of directors, which is to vote "FOR" the Pacific Premier proposal to approve the issuance of Pacific Premier common stock in connection with the merger.

Management of HEOP Owns Shares which may be Voted at the HEOP Special Meeting (Page 111)

        As of the record date, the executive officers and directors of HEOP, as a group, held 10,593,567 shares of HEOP common stock, or approximately 30.8% of the outstanding HEOP common stock, and all of such directors and substantially all of such executive officers have each entered into shareholder agreements with Pacific Premier and HEOP pursuant to which they have agreed, among other things, in their capacity as shareholders of HEOP, to vote their shares of HEOP common stock in favor of the merger agreement. The form of shareholder agreement is attached as Annex A to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus.

HEOP is Prohibited from Soliciting Other Offers (Page 105)

        HEOP has agreed that, while the merger is pending, it will not solicit, initiate, encourage or, subject to some limited exceptions, engage in discussions with any third party other than Pacific Premier regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

Pacific Premier and HEOP Must Meet Several Conditions to Complete the Merger (Page 98)

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  shareholders of Pacific Premier must approve the issuance of Pacific Premier common stock in connection with the merger;

  •
  shareholders of HEOP must approve the merger agreement;

  •
  Pacific Premier and HEOP must receive all required regulatory approvals for the merger, and any waiting periods required by law must have passed and no such approval may contain any condition (other than conditions or requirements related to remedial actions) that Pacific Premier's board of directors reasonably determines in good faith would materially reduce the economic benefits of the merger to such a degree that, had such condition been known, Pacific Premier, in its reasonable discretion, would not have entered into the merger agreement;

  •
  there must be no law, injunction or order enacted or issued preventing completion of the merger;

  •
  the Pacific Premier common stock to be issued in the merger must have been approved for trading on the NASDAQ Global Select Market;

  •
  the representations and warranties of each of Pacific Premier and HEOP in the merger agreement must be true and correct, subject to the materiality standards provided in the merger agreement;

  •
  Pacific Premier and HEOP must have complied in all material respects with their respective obligations in the merger agreement;

  •
  Pacific Premier and HEOP must have received a written opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

  •
  as of the month end prior to the closing date, the aggregate outstanding balance of HEOP's non-maturity deposits must not be less than $1.25 billion;

  •
  as of the closing date, HEOP's tangible common equity (as defined and subject to certain specified adjustments set forth in the merger agreement) must not be less than $183.0 million; and

  •
  all required regulatory approvals for the merger of Heritage Oaks Bank with and into Pacific Premier Bank must be received, any waiting periods required by law must have passed and there must be no law, injunction or order enacted or issued preventing completion of the merger of Heritage Oaks Bank and Pacific Premier Bank.

        Unless prohibited by law, either Pacific Premier or HEOP could elect to waive a condition that has not been satisfied and complete the merger. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Pacific Premier and HEOP Have Filed Regulatory Applications to Seek Regulatory Approvals to Complete the Merger (Page 101)

        To complete the merger, the parties need the prior approval from the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the California Department of Business Oversight, or CA DBO. The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Pacific Premier and HEOP have filed all necessary applications with the Federal Reserve and the CA DBO. Pacific Premier and HEOP cannot predict whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Pacific Premier following completion of the merger.

Pacific Premier and HEOP May Terminate the Merger Agreement (Page 108)

        Pacific Premier and HEOP can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of HEOP have already voted to approve it.

        Pacific Premier or HEOP can also terminate the merger agreement:

  •
  if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement that (i) cannot be or has not been cured within thirty (30) days of the giving of written notice to the breaching party or parties and (ii) would entitle the non-breaching party or parties not to consummate the merger;

  •
  if the merger is not consummated by August 30, 2017, except to the extent that the failure to consummate by that date is due to (i) the terminating party's failure to perform or observe its covenants and agreements in the merger agreement, or (ii) the failure of any of the HEOP shareholders (if HEOP is the party seeking to terminate) to perform or observe their respective covenants under the relevant shareholder agreement; or

  •
  if any required governmental approval of the merger has been denied by final non-appealable action or an application for approval of the merger has been permanently withdrawn at the request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the terminating party's failure to perform or observe its covenants in the merger agreement.

        In addition, Pacific Premier may terminate the merger agreement if the shareholders of HEOP do not approve the merger agreement and Pacific Premier may terminate the merger agreement at any time prior to the Pacific Premier special meeting if the board of directors of HEOP withdraws or modifies its recommendation to the HEOP shareholders that the merger agreement be approved in any way which is adverse to Pacific Premier, or breaches its covenants requiring the calling and holding of the HEOP special meeting to consider the merger agreement and prohibiting the solicitation of other offers. Pacific Premier also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 15% or more of the outstanding HEOP common stock and the board of directors of HEOP recommends that HEOP shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

        HEOP may terminate the merger agreement if the shareholders of Pacific Premier do not approve the issuance of Pacific Premier common stock in connection with the merger and HEOP may terminate the merger agreement if the HEOP Board has effected a permissible change in recommendation to its shareholders with respect to the merger agreement, provided that HEOP is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement and, provided further, that any such termination shall not be effective until HEOP has paid Pacific Premier the termination fee required by the merger agreement.

Termination Fee (Page 109)

        HEOP must pay Pacific Premier a termination fee of $15.0 million if the merger agreement is terminated under specified circumstances.

Pacific Premier and HEOP May Amend the Merger Agreement (Page 108)

        The parties may amend or supplement the merger agreement by written agreement at any time before the merger actually takes place; provided, however, no amendment or supplement that by law requires further approval by the HEOP shareholders may be made after the HEOP special meeting without first obtaining such approval.

HEOP's Directors and Officers Have Some Interests in the Merger that Are in Addition to or Different than the Interests of HEOP Shareholders (Page 111)

        HEOP directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of HEOP, which are:

  •
  HEOP's directors and officers will receive, upon consummation of the merger, options to acquire Pacific Premier common stock in substitution of their HEOP options; in addition, directors and officers of HEOP or its subsidiaries who will be retained by Pacific Premier or its subsidiaries following the consummation of the merger, will receive, upon consummation of the merger, restricted shares of Pacific Premier common stock in substitution of their HEOP restricted stock, and restricted stock units of Pacific Premier in substitution of their HEOP restricted stock units; directors and officers of HEOP and its subsidiaries who will not be retained by Pacific Premier or its subsidiaries following the consummation of the merger will have the vesting of their HEOP stock options, HEOP restricted stock and HEOP restricted stock units accelerated and (i) the HEOP restricted stock shall be converted into the right to receive the merger consideration and (ii) the cash-settled HEOP restricted stock units shall be converted into the right to receive cash; officers of HEOP, whether or not retained, holding performance-based HEOP restricted stock units, will receive cash for such awards;

  •
  the agreement of Pacific Premier to honor indemnification obligations of HEOP for a period of six (6) years, as well as to purchase liability insurance for HEOP's directors and officers for six (6) years following the merger, subject to the terms of the merger agreement;

  •
  cash payments to certain officers of HEOP in the aggregate amount of approximately $4.75 million, on a pre-tax basis, pursuant to the terms of their respective employment-related agreements with HEOP;

  •
  the appointment of Simone Lagomarsino, the President and Chief Executive Officer of HEOP and Heritage Oaks Bank, Michael Morris, the Chairman of the Board of HEOP and Heritage Oaks Bank, and Michael Pfau, the Vice Chairman of the Board of HEOP and Heritage Oaks Bank, to serve on the boards of directors of Pacific Premier and Pacific Premier Bank effective upon completion of the merger;

  •
  Robert Osterbauer, Executive Vice President and commercial banking division Manager, North and Agribusiness Lending, with Heritage Oaks Bank, and Brooks Wise, Executive Vice President and commercial banking division Manager, South, with Heritage Oaks Bank, have entered into employment agreements with Pacific Premier Bank, each of which will be effective as of the closing of the merger, which provide compensation to those individuals for continued provision of services to, or employment with, Pacific Premier Bank following the merger; and

  •
  Effective as of the closing of the merger, Pacific Premier will establish a Community Advisory Board for the Central Coast Region, which shall be comprised of all members of the HEOP board of directors as of the closing of the merger who are willing to so serve; no additional compensation will be paid for service on the Community Advisory Board.

        The board of directors of Pacific Premier and HEOP were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Accounting Treatment of the Merger (Page 121)

        The merger will be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, or GAAP.

Assumption of HEOP Indenture Obligations (Page 111)

        Pacific Premier has agreed to assume, or to cause one of its subsidiaries to assume, HEOP's obligations under three trust indentures related to outstanding issuances of junior subordinated debentures.

Shareholders of Pacific Premier and HEOP Have Different Rights (Page 140)

        The rights of shareholders of Pacific Premier differ from the rights of shareholders of HEOP. Pacific Premier is incorporated under the laws of the State of Delaware and HEOP is incorporated under the laws of the State of California. The rights of holders of Pacific Premier common stock are governed by the Delaware General Corporation Law, or DGCL, as well as its amended and restated certificate of incorporation, as amended, and amended and restated bylaws. The rights of holders of HEOP common stock are governed by the CGCL, as well as its articles of incorporation, as amended, and bylaws. Following the closing of the merger, shareholders of HEOP will receive shares of Pacific Premier common stock in exchange for their shares of HEOP common stock and become shareholders of Pacific Premier, and their rights as shareholders of Pacific Premier will be governed by Pacific Premier's amended and restated certificate of incorporation, as amended, and amended and restated bylaws and the DGCL.

SELECTED HISTORICAL FINANCIAL DATA

        The following tables present selected consolidated historical financial data of Pacific Premier and selected consolidated historical financial data of HEOP.

Selected Consolidated Historical Financial Data of Pacific Premier

        Set forth below are selected historical financial data derived from Pacific Premier's audited consolidated financial statements as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 and Pacific Premier's unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2016 and 2015. The results of operations for the nine months ended September 30, 2016 are not necessarily indicative of the results of operations for the full year or any other interim period and, in the opinion of Pacific Premier's management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read the information set forth below, together with Pacific Premier's consolidated financial statements and related notes included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2015 was filed with the Commission on March 4, 2016 and its Quarterly Report on

Form 10-Q for the quarter ended September 30, 2016 was filed with the Commission on November 9, 2016. Both reports are incorporated by reference in this joint proxy statement/prospectus.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
			(Dollars in thousands, except per share data)
Selected Balance Sheet Data:
Securities and FHLB stock	$352,066	$313,637	$312,207	$218,705	$271,539	$95,313	$128,120
Loans held for sale, net	9,009	—	8,565	—	3,147	3,681	—
Loans held for investment, net	3,068,996	2,151,711	2,236,998	1,616,422	1,231,923	974,213	730,067
Allowance for loan losses	21,843	16,145	17,317	12,200	8,200	7,994	8,522
Total assets	3,754,831	2,714,222	2,789,599	2,037,731	1,714,187	1,173,792	961,128
Total deposits	3,059,752	2,139,207	2,195,123	1,630,826	1,306,286	904,768	828,877
Total borrowings	205,566	260,717	265,388	185,787	214,401	125,810	38,810
Total liabilities	3,304,866	2,423,455	2,490,619	1,838,139	1,538,961	1,039,275	874,351
Total stockholders' equity	449,965	290,767	298,980	199,592	175,226	134,517	86,777
Operating Data:
Interest income	$120,808	$86,444	$118,356	$81,339	$63,800	$53,298	$50,941
Interest expense	10,037	8,981	12,057	7,704	5,356	7,149	9,596

Net interest income	110,771	77,463	106,299	73,635	58,444	46,149	41,345
Provision for loan losses	6,722	4,725	6,425	4,684	1,860	751	3,255

Net interest income after provision for loan losses	104,049	72,738	99,874	68,951	56,584	45,398	38,090
Net gains (loss) from loan sales	7,152	5,265	7,970	6,300	3,228	628	(3,605)
Other noninterest income	8,128	4,963	6,471	7,077	5,583	11,593	9,402
Noninterest expense	73,200	55,057	73,591	54,993	50,815	31,854	26,904

Income before income tax	46,129	27,909	40,724	27,335	14,580	25,765	16,983
Income tax	17,977	10,459	15,209	10,719	5,587	9,989	6,411

Net income	$28,152	$17,450	$25,515	$16,616	$8,993	$15,776	$10,572

Per Share Data:
Net income per share—basic	$1.05	$0.83	$1.21	$0.97	$0.57	$1.49	$1.05
Net income per share—diluted	1.03	0.82	1.19	0.96	0.54	1.44	0.99
Weighted average common shares outstanding—basic	26,776,140	21,037,345	21,156,668	17,046,660	15,798,885	10,571,073	10,092,181
Weighted average common shares outstanding—diluted	27,245,108	21,342,204	21,488,698	17,343,977	16,609,954	10,984,034	10,630,720
Book value per common share—basic	$16.27	$13.52	$13.90	$11.81	$10.52	$9.85	$8.39
Book value per common share—diluted	16.46	13.42	13.78	11.73	10.44	9.75	8.34
Performance Ratios:
Return on average assets	1.07%	0.90%	0.97%	0.91%	0.62%	1.52%	1.12%
Return on average equity	8.94	8.70	9.31	8.76	5.61	16.34	12.91
Average equity to average assets	11.95	10.34	10.45	10.38	11.13	9.32	8.69
Equity to total assets at end of period	11.98	10.71	10.72	9.79	10.22	11.46	9.03
Net interest rate spread	4.18	3.96	4.01	4.01	3.99	4.40	4.36
Net interest margin	4.44	4.19	4.25	4.21	4.18	4.62	4.58
Efficiency ratio(1)	54.70	56.70	55.89	61.33	64.69	58.94	56.50
Average interest-earnings assets to average interest-bearing liabilities	165.50	147.81	149.17	145.45	147.58	130.05	121.00
Asset Quality Ratios:
Nonperforming loans, net to total loans	0.18%	0.19%	0.18%	0.09%	0.18%	0.22%	0.82%
Nonperforming assets, net as a percent of total assets	0.17	0.18	0.18	0.12	0.20	0.38	0.76
Net charge-offs to average total loans, net	0.08	0.04	0.05	0.05	0.16	0.16	0.53
Allowance for loan losses to total loans at period end	0.71	0.74	0.77	0.75	0.66	0.81	1.15
Allowance for loan losses as a percent of nonperforming loans, gross at period end	381.00	394.26	436.20	844.88	364.28	362.38	139.87
Pacific Premier Bank Capital Ratios(2):
Tier 1 Leverage Ratio	11.03%	11.44%	11.41%	11.29%	10.03%	12.07%	9.44%
Common Equity Tier 1 to Risk-Weighted Assets	12.07	12.54	12.35	N/A	N/A	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	12.07	12.54	12.35	12.72	12.34	12.99	11.68
Total Capital to Risk-Weighted Assets	12.77	13.25	13.07	13.45	12.97	13.79	12.81
Pacific Premier Capital Ratios(2):
Tier 1 Leverage Ratio	9.80%	9.50%	9.52%	9.18%	10.29%	12.71%	9.50%
Common Equity Tier 1 to Risk-Weighted Assets	10.42	10.02	9.91	N/A	N/A	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	10.72	10.40	10.28	10.30	12.54	13.61	11.69
Total Capital to Risk-Weighted Assets	13.21	13.65	13.43	14.46	13.17	14.43	12.80

(1)
Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense, to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery (loss) on investment securities, and gain on FDIC-assisted transactions.

(2)
Pacific Premier adopted the Basel III rule effective January 1, 2015. All ratios subsequent to the effective date reflect its adoption, while ratios for the prior periods reflect the previous capital rules under Basel I.

Selected Consolidated Historical Financial Data of HEOP

        Set forth below is certain consolidated financial data of HEOP derived from HEOP's audited consolidated financial statements as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 and HEOP's unaudited interim consolidated financial statements as of and for the nine months ended September 30, 2016 and 2015. The results of operations for the nine months ended September 30, 2016 are not necessarily indicative of the results of operations for the full year or any other interim period and, in the opinion of HEOP's management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read the information set forth below, together with HEOP's consolidated financial statements and related notes included in HEOP's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. HEOP's Annual Report on Form 10-K for the year ended December 31, 2015 was filed with the Commission on March 4, 2016 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 was filed with the Commission on November 4, 2016. Both reports are incorporated by reference into this joint proxy statement/prospectus.

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Dollar in thousands, except per share data)
Selected Balance Sheet Data:
Securities and FHLB stock	$464,317	$440,603	$458,788	$363,433	$281,534	$292,257	$241,667
Loans held for sale, at lower of cost or fair value	7,975	5,366	9,755	2,586	2,386	22,549	21,947
Loans held for investment, net	1,323,912	1,188,388	1,228,696	1,175,236	808,344	670,553	625,861
Allowance for loan losses	17,643	17,296	17,452	16,802	17,859	18,118	19,314
Total assets	1,988,307	1,873,925	1,899,739	1,710,127	1,203,651	1,097,532	987,138
Total deposits	1,631,348	1,571,770	1,564,961	1,394,804	973,895	870,870	786,208
Total borrowings	130,572	88,935	113,959	108,791	96,748	74,748	59,748
Total liabilities	1,773,024	1,668,467	1,693,305	1,512,187	1,077,224	952,003	857,584
Total stockholders' equity	215,283	205,458	206,434	197,940	126,427	145,529	129,554
Operating Data:
Interest income	$52,427	$50,626	$68,090	$64,088	$45,393	$46,321	$48,227
Interest expense	4,280	4,490	5,831	5,157	3,867	3,818	5,023

Net interest income	48,147	46,136	62,259	58,931	41,526	42,503	43,204
Provision for loan losses	(1,000)	—	—	—	—	7,681	6,063

Net interest income after provision for loan losses	49,147	46,136	62,259	58,931	41,526	34,822	37,141
Net gains from loan sales	1,696	1,277	1,602	1,330	2,282	2,619	1,983
Other noninterest income	7,638	6,801	8,537	8,245	10,593	9,929	7,747
Noninterest expense	38,408	35,393	48,167	54,792	36,563	36,131	37,318

Income before income tax	20,073	18,821	24,231	13,714	17,838	11,239	9,553
Income tax	7,690	6,950	8,882	4,749	6,997	(1,798)	1,828

Net income	12,383	11,871	15,349	8,965	10,841	13,037	7,725

Per Share Data:
Net income per share—basic	$0.36	$0.34	$0.45	$0.27	$0.38	$0.44	$0.24
Net income per share—diluted	0.36	0.34	0.44	0.27	0.37	0.44	0.24
Weighted average common shares outstanding—basic	34,044,067	34,111,079	34,129,930	32,567,137	26,341,592	26,271,000	26,238,015
Weighted average common shares outstanding—diluted	34,173,336	34,258,364	34,274,902	32,712,983	26,542,689	26,401,870	26,254,745
Book value per common share—basic	$6.29	$5.98	$6.01	$5.81	$4.84	$4.78	$4.17
Performance Ratios:
Return on average assets	0.85%	0.88%	0.85%	0.56%	0.97%	1.27%	0.79%
Return on average equity	7.82	7.85	7.55	4.92	7.87	9.49	6.19
Average equity to average assets	10.93	11.27	11.20	11.32	12.31	13.40	12.78
Equity to total assets at end of period	10.83	10.96	10.87	11.57	10.50	13.26	13.12
Net interest rate spread	3.40	3.53	3.52	3.80	3.84	4.26	4.47
Net interest margin	3.56	3.72	3.70	3.97	4.03	4.46	4.71
Efficiency ratio	66.07	65.44	66.26	65.38	69.21	67.62	69.77
Average interest-earnings assets to average interest-bearing liabilities	152.90	152.35	153.04	150.90	149.69	150.20	144.75
Asset Quality Ratios:
Nonperforming loans to gross loans net of deferred fees/costs	0.36%	0.83%	0.63%	0.88%	1.22%	2.51%	1.92%
Nonperforming assets, net as a percent of total assets	0.25	0.55	0.43	0.62	0.84	1.58	1.35
Net charge-offs to average gross loans, net of deferred fees/costs	–0.12	–0.06	–0.05	0.10	0.04	1.36	1.81
Allowance for loan losses to total loans at period end	1.31	1.43	1.40	1.41	2.16	2.63	2.99
Allowance for loan losses as a percent of nonperforming loans, gross at period end	361.24	172.68	223.23	159.49	176.52	104.67	156.16
Allowance for loan losses as a percentage of nonperforming assets	348.33	167.21	214.24	159.49	176.52	104.67	144.92
Heritage Oaks Bank Capital Ratios:
Leverage Ratio	9.35%	9.44%	9.50%	9.83%	9.82%	11.93%	11.85%
Tier 1 Capital to Risk-Weighted Assets	12.23	12.52	12.48	12.63	12.42	15.02	14.51
Total Capital to Risk-Weighted Assets	13.46	13.77	13.74	13.88	13.68	16.28	15.77
Common Equity Tier 1 to Risk-Weighted Assets	12.23	12.52	12.48	N/A	N/A	N/A	N/A
HEOP Capital Ratios:
Leverage Ratio	9.83%	9.96%	9.90%	10.22%	10.20%	12.32%	12.06%
Tier 1 Capital to Risk-Weighted Assets	12.87	13.20	13.01	13.13	12.91	15.55	14.81
Total Capital to Risk-Weighted Assets	14.09	14.46	14.26	14.38	14.17	16.81	16.07
Common Equity Tier 1 to Risk-Weighted Assets	12.30	12.81	12.61	N/A	N/A	N/A	N/A

UNAUDITED CONDENSED PRO FORMA COMBINED
CONSOLIDATED FINANCIAL DATA

        The following Unaudited Condensed Pro Forma Combined Consolidated Statement of Financial Condition as of September 30, 2016 combines the historical Consolidated Statement of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of HEOP as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Financial Statements.

        The following Unaudited Condensed Pro Forma Combined Consolidated Statements of Operations for both the nine months ended September 30, 2016 and the year ended December 31, 2015 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of HEOP for such respective periods giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015 also gives effect to Pacific Premier's acquisition of Security California Bancorp, giving effect to the merger as if the merger had become effective at the beginning of the period, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

        Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, Pacific Premier and HEOP believe that pro forma financial information is important because it gives effect to the merger and the transactions referenced above. The manner in which Pacific Premier and HEOP calculate pro forma financial information may differ from similarly titled measures reported by other companies.

        The unaudited condensed pro forma combined consolidated financial information included in this joint proxy statement/prospectus are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger or the other transactions referenced above had been completed on the dates or at the beginning of the periods indicated or which may be obtained in the future. The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the respective period's historical consolidated financial statements and the related notes of Pacific Premier and HEOP. The historical consolidated financial statements of Pacific Premier and HEOP are filed with the Commission and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

        The unaudited condensed pro forma combined consolidated stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Pacific Premier's common stock or the actual or future results of operations of

Pacific Premier for any period. Actual results may be materially different than the pro forma information presented.

	At September 30, 2016
	Historical Pacific Premier	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Pro Forma Combined with HEOP(1)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$103,904	$65,250	$(23,240)	(2)	$145,914
Interest-bearing time deposits with financial institutions	3,944	—	—		3,944
Investment securities (including held to maturity)	322,100	456,464	(8,600)	(3)	769,964
FHLB, FRB and other stock, at cost	29,966	7,964	—		37,930
Loans held for sale, at lower of cost or fair value	9,009	7,975	—		16,984
Loans held for investment	3,090,839	1,341,555	(21,541)	(4)	4,410,853
Allowance for loan losses	(21,843)	(17,643)	17,643	(5)	(21,843)

Loans held for investment, net	3,068,996	1,323,912	(3,898)		4,389,010
Premises and equipment	11,314	36,360	(2,900)	(6)	44,774
Goodwill	101,939	24,885	194,526	(7)	321,350
Intangible assets	9,976	3,568	16,598	(8)	30,142
Other assets	93,683	61,929	5,090	(9)	160,702

Total assets	$3,754,831	$1,988,307	$177,576		$5,920,714

Liabilities
Deposits	$3,059,752	$1,631,348	$1,621	(10)	$4,692,721
Short term borrowings	107,713	49,000	650	(11)	157,363
Long term debt	97,853	81,572	(2,671)	(11)	176,754
Other liabilities	39,548	11,104	—		50,652

Total liabilities	$3,304,866	$1,773,024	$(400)		$5,077,490

Stockholders' equity
Preferred stock	—	—	—		—
Common stock	273	164,009	(163,890)	(12)	392
Additional paid in capital	343,231	8,971	384,169	(12)	736,371
Retained earnings	105,098	38,424	(38,424)	(12)	105,098
Accumulated other comprehensive income	1,363	3,879	(3,879)	(12)	1,363

Total stockholders' equity	$449,965	$215,283	$177,976		$843,224

Total liabilities and stockholders' equity	$3,754,831	$1,988,307	$177,576		$5,920,714

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

	For the Nine Months Ended September 30, 2016
	Historical Pacific Premier	Historical Security California Bancorp	Pro Forma Adjustments for Security California Bancorp Acquisition	Footnote Reference	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Pro Forma for Security California Bancorp Acquisition and HEOP Acquisition
	(Dollars in thousands, except per share data)
Interest income	$120,808	$2,167	$813	(13)	$52,427	$5,385	(13)	$181,600
Interest expense	10,037	159	(47)	(14)	4,280	(1,121)	(14)	13,308

Net interest income	110,771	2,008	860		48,147	6,506		168,292
Provision for loan losses	6,722	—	—		(1,000)	—		5,722

Net interest income after provision for loan losses	104,049	2,008	860		49,147	6,506		162,570
Noninterest income	15,280	139	—		9,334	—		24,753
Noninterest expense	73,200	5,756	(8,355)	(15)	38,408	2,041	(15)	111,050

Income before income tax expense	46,129	(3,609)	9,215		20,073	4,465		76,273
Income tax (benefit)	17,977	(1,638)	3,686		7,690	1,786		29,501

Net income	$28,152	$(1,971)	$5,529		$12,383	$2,679		$46,772

Per common share
Net income—basic	$1.05				$0.36			$1.19
Net income—diluted	1.03				0.36			1.17
Weighted average common shares
Basic	26,776,140		646,133	(16)	34,044,067	11,890,720	(16)	39,312,993
Diluted	27,245,108		646,133	(16)	34,173,336	12,012,926	(16)	39,904,167

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

	For the Year Ended December 31, 2015
	Historical Pacific Premier	Historical Security California Bancorp	Pro Forma Adjustments for Security California Bancorp Acquisition	Footnote Reference	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Pro Forma for Security California Bancorp Acquisition and HEOP Acquisition
	(Dollars in thousands, except per share data)
Interest income	$118,356	$25,425	$9,756	(13)	$68,090	$7,180	(13)	$228,807
Interest expense	12,057	1,835	(564)	(14)	5,831	(1,278)	(14)	17,881

Net interest income	106,299	23,590	10,320		62,259	8,458		210,926
Provision for loan losses	6,425	129	—		—	—		6,554

Net interest income after provision for loan losses	99,874	23,461	10,320		62,259	8,458		204,372
Noninterest income	14,441	3,457	—		10,139	—		28,037
Noninterest expense	73,591	18,534	(4,079)	(15)	48,167	2,722	(15)	138,935

Income before income tax expense	40,724	8,384	14,399		24,231	5,736		93,474
Income tax	15,209	3,959	5,760		8,882	2,294		36,104

Net income	$25,515	$4,425	$8,639		$15,349	$3,442		$57,370

Per common share
Net income—basic	$1.21	$0.76	$1.49		$0.45	$0.29		$1.48
Net income—diluted	1.19	0.76	1.49		0.44	0.29		1.46
Weighted average common shares
Basic	21,156,668	5,836,417	5,815,051		34,129,930	11,890,720		38,862,439
Diluted	21,488,698	5,836,417	5,815,051		34,274,902	12,012,926		39,316,675

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

 Notes to Unaudited Condensed Pro Forma Combined Consolidated Financial Statements

Note A—Basis of Presentation

        The Unaudited Condensed Pro Forma Combined Consolidated Statement of Financial Condition and explanatory notes as of September 30, 2016 combines the historical Consolidated Statement of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of HEOP as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Consolidated Financial Statements.

        The Unaudited Condensed Pro Forma Combined Consolidated Statements of Operations and explanatory notes for both the nine months ended September 30, 2016 and the year ended December 31, 2015 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of HEOP for such respective periods giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Consolidated Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 also gives effect to Pacific Premier's acquisition of Security California Bancorp, giving effect to the merger as if the merger had become effective at the beginning of the period using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

        Since the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Pacific Premier's balance sheet. In addition, certain anticipated nonrecurring costs associated with the merger such as professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the Unaudited Condensed Pro Forma Combined Consolidated Statements of Operations for the nine months ended September 30, 2016 and the year ended December 31, 2015, Pacific Premier assumed no adjustments to the historical amounts of HEOP's and Security California Bancorp's provisions for credit losses. If such adjustments were estimated, there could be an increase or a reduction to the historical amounts of HEOP's and Security California Bancorp's provisions for credit losses presented. In addition, the fair value of the loan portfolio is not necessarily reflective of the allowance for loan losses calculated under the probable incurred loss model, as the fair value also takes into account an interest and liquidity component.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of HEOP are in the process of being reviewed in detail by Pacific Premier. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the merger, the plan to integrate Pacific Premier's and HEOP's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain furniture and equipment. Pacific Premier also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note D—Estimated Annual Cost Savings

        Pacific Premier expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

  (1)
  The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the merger with HEOP, as if the merger had taken place as of the date indicated, or at the beginning of the period indicated, after giving effect to the pro forma adjustments described in the other footnotes to this table.

  (2)
  Adjustment includes: (a) $21.9 million for estimated transactions costs and (b) $1.4 million to holders of HEOP restricted stock units.

  (3)
  Fair market value adjustment for investment securities. Due to significant market fluctuations subsequent to September 30, 2016, fair value adjustments were made based on market prices at November 30, 2016.

  (4)
  Adjustment made to reflect the preliminary estimated market value of loans, which includes an estimate of lifetime credit losses, as well as an interest rate and liquidity component. Loans include net deferred costs and unearned discounts.

  (5)
  Purchase accounting reversal of allowance for loan losses, which is not carried over.

  (6)
  Estimated fair market value adjustment for property and leases.

  (7)
  Represents the recognition of goodwill resulting from the difference between the consideration paid to HEOP shareholders less the net fair value of the acquired assets and assumed liabilities. Goodwill can be summarized as follows (dollars in thousands, except share and per share data):

Pacific Premier shares issued to HEOP shareholders, net of fractional shares		11,890,720
Pacific Premier issue price per share		$33.65
Value of stock consideration paid to HEOP shareholders		400,123
Value in-the-money from options		4,112
Cash consideration to restricted shareholders		1,361

Total pro forma aggregate merger consideration paid		$405,596

Carrying value of HEOP net assets at September 30, 2016		$215,283
Fair value adjustment to assets and liabilities:
Securities	$(8,600)
Loans held for investment	(21,541)
Allowance for loan loss	17,643

Loans, net	(3,898)
Premises and equipment	(2,900)
Core deposit intangible	16,598
Deferred tax effect of adjustments, excluding transactions costs (40%)	(5,814)
Deposits	(1,621)
Short term borrowings	(650)
Long term debt	2,671
Total fair value adjustments		(4,214)

Fair value of net assets acquired on September 30, 2016		211,069

Excess of fair value of nets assets acquired over consideration paid		$194,527

(8)
Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 1.44% of core deposits.

(9)
Deferred tax asset created from transaction expenses and fair market value adjustments.

(10)
Fair market value adjustment for time deposits.

(11)
Estimated fair market value adjustment for borrowings.

(12)
Purchase accounting reversal of common equity accounts, and adjustments to additional paid in capital includes consideration paid, transaction costs, fair market value adjustments, tax adjustments and goodwill created.

(13)
The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset, which approximates thirty-six (36) months.

(14)
The amortization/accretion of fair value adjustments related to deposits, short term borrowings and long term debt over the weighted average life of eighteen (18), five (5) and seventy-two (72) months.

(15)
Adjustment includes amortization of core deposit intangibles over an eight (8) accelerated year life, fixed asset accretion over thirty-six (36) months and adjustments for acquisition related costs. Acquisition costs for professional, legal and conversion related expenditures are not reflected as they are nonrecurring expenses. Acquisition costs incurred in the historical financial results are included in the pro-forma adjustments. These costs will be expensed by Pacific Premier as required by GAAP.

(16)
Adjustment reflects the elimination of the acquired entity's weighted average shares outstanding, offset by the issuance of common stock by acquirer for each outstanding share of acquired entity's common stock to be issued in connection with the merger.

 UNAUDITED COMPARATIVE PER SHARE DATA

        The following table sets forth certain historical, pro forma and pro forma equivalent per share financial information for the Pacific Premier common stock and the HEOP common stock. The pro forma and pro forma equivalent per share information for the nine month period ended September 30, 2016 gives effect to the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of the income and dividend data. The pro forma and pro forma equivalent per share information for the twelve month period ended December 31, 2015 gives effect to (i) the completion of Pacific Premier's acquisition of Security California Bancorp, which was completed on January 31, 2016 and (ii) the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of the income and dividend data. The pro forma information in the below table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on, and should be read together with, the historical consolidated financial information that Pacific Premier and HEOP have presented in their prior filings with the Commission and which are incorporated into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page        .

	At or For the Nine Months Ended September 30, 2016	At or For the Year Ended December 31, 2015
Net Income Per Common Share(1):
Historical Pacific Premier
Basic	$1.05	$1.21
Diluted	1.03	1.19
Historical HEOP
Basic	0.36	0.45
Diluted	0.36	0.44
Pro Forma for HEOP Acquisition(1)
Basic	1.19	1.48
Diluted	1.17	1.46
Equivalent pro forma for HEOP Acquisition(1)(2)
Basic	0.41	0.51
Diluted	0.41	0.51
Dividends Declared Per Common Share(3):
Historical Pacific Premier	$—	$—
Historical HEOP	0.18	0.23
Equivalent pro forma for HEOP Acquisition	—	—
Book Value Per Common Share (at period end):
Historical Pacific Premier	$16.27	$13.86
Historical HEOP	6.29	6.01
Pro Forma for HEOP Acquisition	20.98	20.33
Equivalent pro forma for HEOP Acquisition(2)	7.28	7.06

(1)
Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier and historical shares reported by HEOP, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the HEOP acquisition to equate to an estimated 11,890,720 of Pacific Premier shares to be issued in connection with the HEOP acquisition based on the terms of the merger agreement.

(2)
The equivalent pro forma per share data combined for HEOP is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.3471.

(3)
Pacific Premier does not pay dividends on its common stock, therefore the equivalent pro forma cash dividends per common share is zero.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 38, you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, Pacific Premier and HEOP before deciding whether to vote for (i) if you are a Pacific Premier shareholder, the issuance of shares of Pacific Premier common stock to the HEOP shareholders in connection with the merger and the approval of the adjournment of the Pacific Premier special meeting, if necessary, to solicit additional proxies to approve the issuance of shares of Pacific Premier common stock, or (ii) if you are a HEOP shareholder, the approval of the merger agreement and the other transactions contemplated by the merger and the approval of the adjournment of the HEOP special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve the merger and the other transactions contemplated by the merger agreement. You should also consider the risks relating to the businesses of Pacific Premier and ownership of Pacific Premier common stock contained in Part I, Item 1A of Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2015 that has been filed with the Commission, as well as any subsequent documents filed by Pacific Premier with the Commission, which are incorporated into this joint proxy statement/prospectus by reference. See "Where You Can Find More Information" beginning on page 150.

Because the market price of Pacific Premier common stock will fluctuate, the HEOP shareholders cannot be sure of the exact value of the merger consideration they will receive.

        Upon the effective time of the merger, each share of HEOP common stock will be cancelled and converted into the right to receive the merger consideration, consisting of shares of Pacific Premier common stock pursuant to the terms of the merger agreement. The value of the merger consideration to be received by HEOP shareholders will be based on an exchange ratio, which is fixed at 0.3471 shares of Pacific Premier common stock for each share of HEOP common stock. Because the price of Pacific Premier common stock could fluctuate during the period of time between the HEOP special meeting and the time the HEOP shareholders actually receive their shares of Pacific Premier common stock as merger consideration, the HEOP shareholders will be subject to the risk of a decline in the price of Pacific Premier common stock during this period. HEOP does not have the right to terminate the merger agreement or to resolicit the vote of its shareholders solely because of changes in the market prices of Pacific Premier's common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the values and perceptions of financial services stocks generally and Pacific Premier in particular, changes in Pacific Premier's business, operations and prospects and regulatory considerations. Many of these factors are beyond Pacific Premier's control. Accordingly, at the time of the HEOP special meeting, the HEOP shareholders will not know or be able to calculate the exact value of the shares of Pacific Premier common stock they will receive upon completion of the merger.

Directors and officers of HEOP have interests in the merger that are in addition to or different than the interests of HEOP shareholders.

        HEOP directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of HEOP, which are:

  •
  HEOP's directors and officers will receive, upon consummation of the merger, options to acquire Pacific Premier common stock in substitution of their HEOP options; in addition, directors and officers of HEOP or its subsidiaries who will be retained by Pacific Premier or its subsidiaries following the consummation of the merger, will receive, upon consummation of the merger, restricted shares of Pacific Premier common stock in substitution of their HEOP restricted stock, and restricted stock units of Pacific Premier in substitution of their HEOP restricted stock units; directors and officers of HEOP and its subsidiaries who will not be retained by Pacific Premier or its subsidiaries following the consummation of the merger will have the vesting of their HEOP stock options, HEOP restricted stock and HEOP restricted stock units accelerated and (i) the HEOP restricted stock shall be converted into the right to receive the merger consideration and (ii) the cash-settled HEOP restricted stock units shall be converted into the right to receive cash; officers of HEOP, whether or not retained, holding performance-based HEOP restricted stock units, will receive cash for such awards;

  •
  the agreement of Pacific Premier to honor indemnification obligations of HEOP for a period of six (6) years, as well as to purchase liability insurance for HEOP's directors and officers for six (6) years following the merger, subject to the terms of the merger agreement;

  •
  cash payments to certain officers of HEOP in the aggregate amount of approximately $4.75 million, on a pre-tax basis, pursuant to the terms of their respective employment-related agreements with HEOP;

  •
  the appointment of Simone Lagomarsino, the President and Chief Executive Officer of HEOP and Heritage Oaks Bank, Michael Morris, the Chairman of the Board of HEOP and Heritage Oaks Bank, and Michael Pfau, the Vice Chairman of the Board of HEOP and Heritage Oaks Bank, to serve on the boards of directors of Pacific Premier and Pacific Premier Bank effective upon completion of the merger;

  •
  Robert Osterbauer, Executive Vice President and commercial banking division Manager, North and Agribusiness Lending, with Heritage Oaks Bank, and Brooks Wise, Executive Vice President and commercial banking division Manager, South, with Heritage Oaks Bank, have entered into employment agreements with Pacific Premier Bank, which will each be effective upon the closing of the merger, which provide compensation to those individuals for continued provision of services to, or employment with, Pacific Premier Bank following the merger; and

  •
  Effective as of the closing of the merger, Pacific Premier will establish a Community Advisory Board for the Central Coast Region, which shall be comprised of all members of the HEOP board of directors as of the closing of the merger who are willing to so serve; no additional compensation will be paid for service on the Community Advisory Board.

        These arrangements may create potential conflicts of interest. These interests of HEOP's directors and officers may cause some of these persons to view the proposed transaction differently than how other HEOP shareholders view it. The HEOP and Pacific Premier boards of directors were aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement. HEOP shareholders should consider these interests in conjunction with the recommendation of the HEOP board of directors with respect to approval of the merger. See "The Merger—Interests of Certain HEOP Officers and Directors in the Merger" beginning on page 111.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire HEOP.

        Until the completion of the merger, with some limited exceptions, HEOP is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Pacific Premier. In addition, HEOP has agreed to pay a termination fee to Pacific Premier in specified circumstances. See "The Merger—Termination Fee" beginning on page 109. These provisions could discourage other companies from trying to acquire HEOP even though those other companies might be willing to offer greater value to HEOP shareholders than Pacific Premier has offered in the merger. The payment of the termination fee could also have a material adverse effect on HEOP's financial condition.

Pacific Premier may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Pacific Premier's ability to realize the anticipated revenue enhancements and efficiencies and to combine the businesses of Pacific Premier and HEOP in a manner that does not materially disrupt the existing customer relationships of HEOP or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Pacific Premier is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        Pacific Premier and HEOP have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Pacific Premier's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies could also divert management attention and resources. These integration matters could have an adverse effect on each of Pacific Premier and HEOP during the transition period and on the combined company following completion of the merger.

The market price of Pacific Premier common stock after the merger may be affected by factors different from those affecting the shares of HEOP or Pacific Premier currently.

        Upon completion of the merger, holders of HEOP common stock will become holders of Pacific Premier common stock. Pacific Premier's business differs from that of HEOP, and, accordingly, the financial condition and results of operations of the combined company and the market price of Pacific Premier common stock after the completion of the merger may be affected by factors different from those currently affecting the financial condition and results of operations of HEOP or Pacific Premier on a standalone basis.

The fairness opinion received by Pacific Premier's board of directors from its financial advisor, Davidson, and the fairness opinion received by HEOP's board of directors from HEOP's financial advisor, Sandler O'Neill, will not be updated to reflect any changes since the date of such opinions.

        Changes in the operations and prospects of Pacific Premier or HEOP, general market and economic conditions and other factors that may be beyond the control of Pacific Premier and HEOP may alter the value of Pacific Premier or HEOP or the market price for shares of Pacific Premier common stock or HEOP common stock by the time the merger is completed. Neither the fairness opinion delivered by Davidson to the Pacific Premier board of directors nor the fairness opinion delivered by Sandler O'Neill to the HEOP board of directors speaks as of any date other than the date of such opinion, which was December 12, 2016 in the case of Davidson's opinion and December 11, 2016 in the case of Sandler O'Neill's opinion. The merger agreement does not require that either Davidson's or Sandler O'Neill's fairness opinion be updated as a condition to the completion of the merger, and neither Pacific Premier nor HEOP intends to request that the respective fairness opinions be updated. Davidson's fairness opinion is attached as Appendix B to this joint proxy statement/prospectus and Sandler O'Neill's fairness opinion is attached as Appendix C to this joint proxy statement/prospectus. For a description of Davidson's opinion, see "The Merger—Opinion of Pacific Premier's Financial Advisor" beginning on page 65. For a description of Sandler O'Neill's opinion, see "The Merger—Opinion of HEOP's Financial Advisor" beginning on page 82. For a description of the other factors considered by Pacific Premier's board of directors in determining to approve the merger, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 61. For a description of the other factors considered by HEOP's board of directors in determining to approve the merger, see "The Merger—HEOP's Reasons for the Merger" beginning on page 63.

The merger is subject to the receipt of approvals or waivers from regulatory authorities that may impose conditions that could have an adverse effect on Pacific Premier.

        Before the merger can be completed, various approvals or waivers must be obtained from bank regulatory authorities. Regulatory approval or waivers are not guaranteed and even if granted, the bank regulatory authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Pacific Premier and HEOP do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger, imposing additional costs on, or limiting the revenues of Pacific Premier following the merger or causing the merger transaction between Pacific Premier and HEOP to terminate. See "The Merger—Bank Regulatory Approvals" beginning on page 101 and "The Merger—Conditions to the Merger" beginning on page 98.

The merger cannot be completed unless the Pacific Premier shareholders approve the issuance of Pacific Premier common stock in the merger and the HEOP shareholders approve the merger agreement.

        In order for the merger to be completed, the Pacific Premier shareholders must approve the issuance of Pacific Premier common stock in the merger and the HEOP shareholders must approve the merger agreement and the other transactions contemplated by the merger agreement. While a vote of Pacific Premier's shareholders is not required to approve the merger, the approval of Pacific Premier's shareholders is required under applicable NASDAQ rules in order for Pacific Premier to be authorized to issue the shares of Pacific Premier common stock to HEOP shareholders as the merger consideration. Approval of the issuance of Pacific Premier common stock to HEOP stockholders under NASDAQ rules requires approval of at least a majority of the total votes cast at the Pacific Premier special meeting. The approval of the merger agreement by the HEOP shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of HEOP common stock. If either or both of these required votes is not obtained from the shareholders of each of the respective companies, the merger may not be consummated.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Pacific Premier common stock and HEOP common stock to decline.

        Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals and approval of the HEOP shareholders of the merger agreement and the approval of the Pacific Premier shareholders of the issuance of Pacific Premier common stock in connection with the merger. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Pacific Premier and HEOP may terminate the merger agreement under certain circumstances even if the merger agreement is approved by HEOP shareholders and the issuance of Pacific Premier common stock in connection with the merger is approved by Pacific Premier shareholders, including if the merger has not been completed on or before August 30, 2017. If the merger is not completed, the respective trading prices of Pacific Premier common stock and HEOP common stock on the NASDAQ Global Stock Market may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. For more information on closing conditions to the merger agreement, see "The Merger—Conditions to the Merger" beginning on page 98.

The unaudited condensed pro forma combined financial data included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger.

        The unaudited condensed pro forma combined financial data contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company's financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial data. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial data may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the merger. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined company.

The shares of Pacific Premier common stock to be received by HEOP shareholders as a result of the merger will have different rights than shares of HEOP common stock.

        Upon completion of the merger, HEOP shareholders will become Pacific Premier shareholders and their rights as shareholders will be governed by the Pacific Premier amended and restated certificate of incorporation, the Pacific Premier amended and restated bylaws and the DGCL. The rights associated with HEOP common stock are different from the rights associated with Pacific Premier common stock. See "Comparison of the Rights of Shareholders" beginning on page 140.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Pacific Premier, Pacific Premier Bank and HEOP and the potential combined company and may include statements for the periods following the completion of the merger. Shareholders of either Pacific Premier or HEOP can find many of these statements by looking for words such as "expects," "projects," "anticipates," "believes," "intends," "estimates," "strategy," "plan," "potential," "possible" and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this joint proxy statement/prospectus or in the documents incorporated by reference in this joint proxy statement/prospectus other than historical facts constitute forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Pacific Premier's or HEOP's control. The ability of either Pacific Premier or HEOP to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" and those discussed in the filings of Pacific Premier that are incorporated into this joint proxy statement/prospectus by reference, as well as the following:

  •
  estimated revenue enhancements, costs savings and financial benefits from the merger may not be fully realized within the expected time frames or at all;

  •
  deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

  •
  required regulatory, shareholder or other approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all;

  •
  reputational risks and the reaction of the companies' customers to the merger;

  •
  diversion of management time on merger-related issues;

  •
  competitive pressure among depository and other financial institutions may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of Pacific Premier and HEOP may be greater than expected;

  •
  changes in the interest rate environment may affect interest margins;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

  •
  general economic or business conditions, either nationally or in the states or regions in which Pacific Premier and HEOP do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  legislation or changes in regulatory requirements may adversely affect the businesses in which Pacific Premier and HEOP are engaged;

  •
  adverse changes may occur in the securities markets; and

  •
  competitors of Pacific Premier may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Pacific Premier.

        Because these forward-looking statements are subject to assumptions and uncertainties, Pacific Premier's and HEOP's actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Pacific Premier and HEOP based on information known to them as of the date of this joint proxy statement/prospectus. HEOP and Pacific Premier shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Pacific Premier or HEOP or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Pacific Premier and HEOP undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

 GENERAL INFORMATION

        This document constitutes a proxy statement for, and is being furnished to all record holders of, Pacific Premier in connection with the solicitation of proxies by the board of directors of Pacific Premier to be used at a special meeting of shareholders of Pacific Premier to be held on Monday, March 27, 2017 and any adjournment or postponement of the Pacific Premier special meeting. The purposes of the Pacific Premier special meeting are to consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock in connection with the merger pursuant to the merger agreement, and a proposal to adjourn the Pacific Premier special meeting to the extent necessary to solicit additional votes on the issuance of shares of Pacific Premier common stock in connection with the merger.

        This document also constitutes a proxy statement for, and is being furnished to all record holders of, HEOP in connection with the solicitation of proxies by the board of directors of HEOP to be used at a special meeting of shareholders of HEOP to be held on Monday, March 27, 2017 and any adjournment or postponement of the HEOP special meeting. The purposes of the HEOP special meeting are to consider and vote upon a proposal to approve the merger agreement, to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and a proposal to adjourn the HEOP special meeting to the extent necessary to solicit additional votes on the merger agreement.

        This document also constitutes a prospectus of Pacific Premier relating to the Pacific Premier common stock to be issued upon completion of the merger to holders of HEOP common stock as the merger consideration. See "The Merger—The Merger Consideration" beginning on page 95. Based on 34,403,157 shares of HEOP common stock outstanding on February 23, 2017 and the exchange ratio of 0.3471, approximately 11,941,335 shares of Pacific Premier common stock will be issuable to shareholders of HEOP upon completion of the merger, which does not include shares of Pacific Premier common stock issuable to holders of HEOP restricted stock that will accelerate and be entitled to the payment of the merger consideration in connection with the closing of the merger.

        Pacific Premier has supplied all of the information contained or incorporated by reference herein relating to Pacific Premier and Pacific Premier Bank, and HEOP has supplied all of the information contained herein relating to HEOP and Heritage Oaks Bank.

THE PACIFIC PREMIER SPECIAL MEETING

Time, Date and Place

        A special meeting of shareholders of Pacific Premier will be held at 9:00 a.m., Pacific Time, on Monday, March 27, 2017 at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614.

Matters to be Considered

        The purposes of the Pacific Premier special meeting are to:

  •
  consider and vote upon a proposal to approve the issuance of shares of Pacific Premier common stock to the shareholders of HEOP in connection with the merger pursuant to the merger agreement; and

  •
  consider and vote upon a proposal to adjourn the Pacific Premier special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

        No other business may be conducted at the Pacific Premier special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and Pacific Premier shareholders are encouraged to read it carefully in its entirety.

Recommendation of the Pacific Premier Board of Directors

        The Pacific Premier board of directors has unanimously (i) determined that each of the merger agreement and the transactions contemplated by the merger agreement are fair and reasonable, advisable and in the best interests of Pacific Premier and its shareholders; (ii) approved the merger agreement, the merger and the transactions contemplated thereby and (iii) recommends that the Pacific Premier shareholders approve the issuance of shares of Pacific Premier common stock to HEOP shareholders pursuant to the merger agreement. The Pacific Premier board of directors unanimously recommends that Pacific Premier shareholders vote "FOR" the proposal to approve the issuance of shares of Pacific Premier common stock to HEOP shareholders pursuant to the merger agreement. See "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 61.

        The Pacific Premier board of directors also unanimously recommends that Pacific Premier shareholders vote "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the issuance of shares of Pacific Premier common stock to the HEOP shareholders pursuant to the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on February 23, 2017 has been fixed by Pacific Premier as the record date for the determination of Pacific Premier shareholders entitled to notice of and to vote at the Pacific Premier special meeting and any adjournment or postponement of the Pacific Premier special meeting. At the close of business on the record date, there were 27,929,578 shares of Pacific Premier common stock outstanding and entitled to vote, held by 559 holders of record. Each share of Pacific Premier common stock entitles the holder to one vote at the Pacific Premier special meeting on all matters properly presented at the special meeting.

How to Vote Pacific Premier Shares

Shareholders of Record.

        Pacific Premier shareholders of record may vote by mail, telephone, via the Internet or by attending the Pacific Premier special meeting and voting in person. If a Pacific Premier shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on Sunday, March 26, 2017.

Shares Held in "Street Name."

        If a Pacific Premier shareholder's shares of Pacific Premier common stock are held through a bank, broker or other nominee, such Pacific Premier shareholder is considered the beneficial owner of such shares held in "street name." In such case, this joint proxy statement/prospectus has been forwarded by such Pacific Premier shareholder's bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a Pacific Premier shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the Pacific Premier shareholder. Without specific instructions from the Pacific Premier shareholder, the bank, broker or other nominee is not empowered to vote a Pacific Premier shareholder's shares on non-routine matters such as the proposal to approve the issuance of shares of common stock of Pacific Premier to the shareholders of HEOP pursuant to the merger agreement or the proposal of the Pacific Premier board of directors to adjourn the Pacific Premier special meeting, if necessary. Not voting these shares will not have any effect on the vote to approve the proposal to issue of shares of common stock of Pacific Premier to the shareholders of HEOP pursuant to the merger agreement or the proposal of the Pacific Premier board of directors to adjourn the special meeting, if necessary. When the vote is tabulated for the proposals, broker non-votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we advise each Pacific Premier shareholder to promptly give instructions to his or her bank, broker or other nominee to vote "FOR" approval of the issuance of shares of Pacific Premier common stock to the HEOP shareholders pursuant to the merger agreement and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, by using the voting instruction card provided to such Pacific Premier shareholder by his or her bank, broker or other nominee. Alternatively, if a Pacific Premier shareholder is a beneficial owner and wishes to vote in person at the Pacific Premier special meeting, the Pacific Premier shareholder must provide a proxy executed in such Pacific Premier shareholder's favor by the bank, broker or other nominee.

Revocation of Proxies

        A Pacific Premier shareholder can revoke a proxy at any time before his or her shares are voted. If the Pacific Premier shareholder is a shareholder of record, the Pacific Premier shareholder can revoke a proxy by:

  •
  delivering to Pacific Premier prior to the Pacific Premier special meeting a written notice of revocation addressed to: Secretary, Pacific Premier Bancorp, Inc., 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614;

  •
  completing, signing and returning a new proxy card with a later date before the date of the Pacific Premier special meeting, which will automatically revoke any earlier dated proxy;

  •
  calling the toll-free number listed on the Pacific Premier proxy card or by accessing the Internet site listed on the Pacific Premier proxy card to change his or her vote by 11:59 p.m., Eastern Time, on Sunday, March 26, 2017, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy will be revoked; or

  •
  attending the Pacific Premier special meeting and voting in person, which will automatically revoke any earlier proxy. However, simply attending the Pacific Premier special meeting without voting will not revoke a Pacific Premier proxy.

        If a Pacific Premier shareholder has instructed a bank, broker or other nominee to vote such Pacific Premier shareholder's shares of Pacific Premier common stock, the Pacific Premier shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.

        Attendance at the Pacific Premier special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to Pacific Premier (and not revoked) by a holder of Pacific Premier common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed proxy that is returned, such proxy will be voted "FOR" approval of the proposal to issue shares of Pacific Premier common stock to the HEOP shareholders pursuant to the merger agreement and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock in connection with the merger.

Quorum

        A quorum, consisting of the holders of a majority of the shares entitled to vote at the Pacific Premier special meeting, must be present in person or by proxy before any action may be taken at the Pacific Premier special meeting. Once a share of Pacific Premier common stock is represented at the Pacific Premier special meeting, it will be counted for the purpose of determining a quorum not only at the Pacific Premier special meeting but also at any adjournment or postponement of the Pacific Premier special meeting. In the event that a quorum is not present at the Pacific Premier special meeting, it is expected that the Pacific Premier special meeting will be adjourned or postponed.

        Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by banks, brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the bank, broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the issuance of shares of Pacific Premier common stock to the shareholders of HEOP pursuant to the merger agreement and to adjourn the Pacific Premier special meeting, if necessary, are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Vote Required

        The affirmative vote of holders of the majority of the shares for which votes are cast at the Pacific Premier special meeting is needed to approve the issuance of the shares of Pacific Premier common stock to the shareholders of HEOP pursuant to the merger agreement. The affirmative vote of holders of the majority of the shares for which votes are cast at the Pacific Premier special meeting is needed to approve the proposal to adjourn the Pacific Premier special meeting, if necessary.

        Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect either proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on either proposal.

        Unless instructions to the contrary are specified in a proxy properly voted and returned through available channels, the proxies will be voted "FOR" approval of the issuance of shares of Pacific Premier common stock to the HEOP shareholders in connection with the merger and "FOR" the proposal to adjourn the Pacific Premier special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the issuance of shares of Pacific Premier common stock to the HEOP shareholders in connection with the merger.

Solicitation of Proxies

        Pacific Premier will pay the costs of soliciting its shareholders' proxies, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, directors, officers and employees of Pacific Premier may solicit proxies from shareholders of Pacific Premier in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. Pacific Premier has engaged D. F. King & Co., Inc. as its proxy solicitation firm. Such firm will be paid its customary fee of $8,500.00 and out-of-pocket expenses.

        Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Pacific Premier will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Attending the Pacific Premier Special Meeting

        While not required, all holders of Pacific Premier common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are invited to attend the Pacific Premier special meeting. Pacific Premier shareholders of record can vote in person at the Pacific Premier special meeting. If a Pacific Premier shareholder is not a shareholder of record and would like to vote in person at the Pacific Premier special meeting, such Pacific Premier shareholder must produce a proxy executed in his or her favor by the record holder of such Pacific Premier shareholder's shares. In addition, each Pacific Premier shareholder must bring a form of personal photo identification with him or her in order to be admitted at the Pacific Premier special meeting. Pacific Premier reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Pacific Premier special meeting is prohibited without Pacific Premier's express written consent.

Adjournments and Postponements

        Although it is not currently expected, the Pacific Premier special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Pacific Premier special meeting to approve the issuance of shares of Pacific Premier common stock to the HEOP shareholders in connection with the merger pursuant to the merger agreement or if a quorum is not present at the Pacific Premier special meeting. Other than an announcement to be made at the Pacific Premier special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Pacific Premier special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Pacific Premier special meeting as adjourned or postponed.

Questions and Additional Information

        If a Pacific Premier shareholder has questions about the proposal to issue shares of Pacific Premier common stock to the HEOP shareholders in connection with the merger, or the process for voting, or if additional copies of this document or a replacement proxy card are needed, please contact Investor Relations, Pacific Premier Bancorp, Inc., at (949) 864-8000.

 THE HEOP SPECIAL MEETING

Time, Date and Place

        A special meeting of shareholders of HEOP will be held at 5:30 p.m., Pacific Time, on Monday, March 27, 2017 at Heritage Oaks Bank's branch office, 545 12th Street, Paso Robles, CA 93446.

Matters to be Considered

        The purposes of the HEOP special meeting are to:

  •
  consider and vote upon a proposal to approve the merger agreement and the transactions contemplated by the merger agreement;

  •
  consider and vote upon, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger;

  •
  consider and vote upon a proposal to adjourn the HEOP special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the HEOP special meeting to approve the merger agreement.

        No other business may be conducted at the HEOP special meeting. A copy of the merger agreement is included in this joint proxy statement/prospectus as Appendix A, and HEOP shareholders are encouraged to read it carefully in its entirety.

Recommendation of the HEOP Board of Directors

        The HEOP board of directors has unanimously (i) determined that each of the merger agreement and the transactions contemplated by the merger agreement are fair and reasonable, advisable and in the best interests of HEOP and its shareholders; (ii) approved the merger agreement, the merger and the transactions contemplated thereby and (iii) recommends that the HEOP shareholders approve the merger agreement. The HEOP board of directors unanimously recommends that HEOP shareholders vote "FOR" approval of the merger agreement. See "The Merger—HEOP's Reasons for the Merger" beginning on page 63.

        In accordance with Section 14A of the Exchange Act, HEOP is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is set forth in the table included in the section of this joint proxy statement/prospectus entitled "The Merger—Interests of Certain HEOP Officers and Directors in the Merger—Summary of Payments to Certain Executive Officers" beginning on page 116. As required by Section 14A of the Exchange Act, HEOP is asking its shareholders to vote on the adoption of the following resolution:

  "RESOLVED, that the compensation that may be paid or become payable to HEOP's named executive officers in connection with the merger, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled "The Merger—Interests of Certain HEOP Officers and Directors in the Merger—Summary of Payments to Certain Executive Officers," including the associated narrative discussion, are hereby approved."

        The advisory (non-binding) vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to approve the merger. Accordingly, a HEOP shareholder may vote to approve the executive compensation and vote not to approve the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either HEOP or Pacific Premier. Furthermore, because HEOP is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved, regardless of the outcome of the advisory vote.

        The HEOP board of directors unanimously recommends a vote "FOR" the advisory (non-binding) proposal on the compensation that may be payable to HEOP's named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

        The HEOP board of directors also unanimously recommends that HEOP shareholders vote "FOR" the proposal to adjourn the HEOP special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Outstanding and Entitled to Vote; Record Date

        The close of business on February 23, 2017 has been fixed by HEOP as the record date for the determination of HEOP shareholders entitled to notice of and to vote at the HEOP special meeting and any adjournment or postponement of the HEOP special meeting. At the close of business on the record date, there were 34,223,288 shares of HEOP common stock outstanding and entitled to vote, held by approximately 966 holders of record. Each share of HEOP common stock entitles the holder to one vote at the HEOP special meeting on all matters properly presented at the HEOP special meeting.

        As of the close of business on the record date for the HEOP special meeting, neither Pacific Premier nor any of its directors beneficially owned any shares of HEOP common stock.

How to Vote HEOP Shares

Shareholders of Record.

        Shareholders of record may vote by mail, telephone, via the Internet or by attending the HEOP special meeting and voting in person. If a HEOP shareholder chooses to vote by mail, he or she should simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Internet and telephone voting is available until 11:59 p.m., Eastern Time, on Sunday, March 26, 2017.

Shares Held in "Street Name."

        If a HEOP shareholder's shares of HEOP common stock are held through a bank, broker or other nominee, such HEOP shareholder is considered the beneficial owner of such shares held in "street name." In such case, this joint proxy statement/prospectus has been forwarded by such HEOP shareholder's bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, a HEOP shareholder has the right to direct such bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to the HEOP shareholder. Without specific instructions from the HEOP shareholder, the bank, broker or other nominee is not empowered to vote a HEOP shareholder's shares on non-routine matters such as the proposal to approve the merger agreement, the proposal to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, or the proposal of the HEOP board of directors to adjourn the HEOP special meeting, if necessary. Not voting these shares will have the effect of voting against the approval of the merger agreement and against approval of the advisory (non-binding) proposal regarding the compensation that may be payable to HEOP's named executive officers in connection with the merger, but will not have any effect on the proposal of the HEOP board of directors to adjourn the special meeting, if necessary. When the vote is tabulated for the proposals, broker non-votes, if any, will only be counted for purposes of determining whether a quorum is present. Accordingly, we advise each HEOP shareholder to promptly give instructions to his or her bank, broker or other nominee to vote "FOR" approval of the merger agreement, "FOR" the proposal to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and "FOR" the proposal to adjourn the HEOP special meeting, if necessary, by using the voting instruction card provided to such HEOP shareholder by his or her bank, broker or other nominee. Alternatively, if a HEOP shareholder is a beneficial owner and wishes to vote in person at the HEOP special meeting, the HEOP shareholder must provide a proxy executed in such HEOP shareholder's favor by the bank, broker or other nominee.

Revocation of Proxies

        A HEOP shareholder can revoke a proxy at any time before his or her shares are voted. If the HEOP shareholder is a shareholder of record, the HEOP shareholder can revoke a proxy by:

  •
  delivering to HEOP prior to the HEOP special meeting a written notice of revocation addressed to Greg Gehlmann, Corporate Secretary, Heritage Oaks Bancorp, 1222 Vine Street, Paso Robles, California 93446;

  •
  completing, signing and returning a new proxy card with a later date before the date of the HEOP special meeting, which will automatically revoke any earlier dated proxy;

  •
  calling the toll-free number listed on the HEOP proxy card or by accessing the Internet site listed on the HEOP proxy card to change his or her vote by 11:59 p.m., Eastern Time, on Sunday, March 26, 2017, in which case the later submitted proxy via telephone or Internet, as the case may be, will be recorded and the earlier dated proxy revoked; or

  •
  attending the HEOP special meeting and voting in person, which will automatically revoke any earlier dated proxy. However, simply attending the HEOP special meeting without voting will not revoke a HEOP proxy.

        If a HEOP shareholder has instructed a bank, broker or other nominee to vote such HEOP shareholder's shares of HEOP common stock, the HEOP shareholder must follow directions received from the bank, broker or other nominee to change his or her vote.

        Attendance at the HEOP special meeting will not, in and of itself, constitute revocation of a proxy.

        Each proxy returned to HEOP (and not revoked) by a holder of HEOP common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a signed proxy that is returned, such proxy will be voted "FOR" approval of the merger agreement, "FOR" the proposal to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and "FOR" the proposal to adjourn the HEOP special meeting, if necessary, to permit further solicitation of proxies on the proposal to approve the merger agreement.

Quorum

        A quorum, consisting of the holders of a majority of the shares entitled to vote at the HEOP special meeting, must be present in person or by proxy before any action may be taken at the HEOP special meeting. Once a share of HEOP common stock is represented at the HEOP special meeting, it will be counted for the purpose of determining a quorum not only at the HEOP special meeting but also at any adjournment or postponement of the HEOP special meeting. In the event that a quorum is not present at the HEOP special meeting, it is expected that the HEOP special meeting will be adjourned or postponed.

        Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by banks, brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the bank, broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement, approve, on an advisory (non-binding)

basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Vote Required

        The affirmative vote of the holders of a majority of the outstanding shares of HEOP common stock is necessary to approve the merger agreement. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be payable to HEOP's named executive officers in connection with the merger, and to adjourn the special meeting, if necessary, to permit further solicitation of proxies, must be approved by the affirmative vote of a majority of the shares of HEOP common stock represented and entitled to vote at the HEOP special meeting.

        Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of HEOP common stock, abstentions and broker non-votes, as well as the failure of a HEOP shareholder to vote by proxy or in person at the HEOP special meeting, will have the same effect as a vote against the proposal to approve the merger agreement.

        Because the affirmative vote of a majority of shares of HEOP common stock represented and entitled to vote at the HEOP special meeting (which shares voting affirmatively must constitute a majority of the required quorum) is needed to approve the advisory (non-binding) proposal regarding the compensation that may be payable to HEOP's named executive officers in connection with the merger, and the adjournment proposal, abstentions and broker non-votes will not have any effect on these proposals. However, if the number of affirmative votes cast for these proposals is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal of the HEOP board of directors to adjourn the HEOP special meeting.

Shares of HEOP Subject to Voting Agreements

        Directors and executive officers of HEOP, who collectively own and have the power to vote approximately 30.8% of the outstanding shares of HEOP common stock, have entered into shareholder agreements with Pacific Premier pursuant to which they have agreed, among other things, to vote all of their shares in favor of the merger agreement. See "The Merger—Shareholder Agreements" on page 122.

Solicitation of Proxies

        HEOP will pay for the costs of mailing this joint proxy statement/prospectus to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of HEOP may solicit proxies from shareholders of HEOP in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses. HEOP has engaged Okapi Partners LLC as its proxy solicitation firm. Such firm will be paid its customary fee of $8,500 and out-of-pocket expenses.

        Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and HEOP will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Attending the HEOP Special Meeting

        While not required, all holders of HEOP common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are invited to attend the HEOP special meeting. Shareholders of record can vote in person at the HEOP special meeting. If a HEOP shareholder is not a shareholder of record and would like to vote in person at the HEOP special meeting, such HEOP shareholder must produce a proxy executed in his or her favor by the record holder of such HEOP shareholder's shares. In addition, each HEOP shareholder must bring a form of personal photo identification with him or her in order to be admitted at the HEOP special meeting. HEOP reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the HEOP special meeting is prohibited without HEOP's express written consent.

Adjournments and Postponements

        Although it is not currently expected, the HEOP special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the HEOP special meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the HEOP special meeting. Other than an announcement to be made at the HEOP special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the HEOP special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the HEOP special meeting as adjourned or postponed.

Questions and Additional Information

        If a HEOP shareholder has questions about the merger please contact Simone Lagomarsino, HEOP's President and Chief Executive Officer at (805) 369-5260.

        If a HEOP shareholder has questions about the process for voting or if additional copies of this document or a replacement proxy card are needed, please contact Greg Gehlmann, HEOP's Corporate Secretary at (805) 369-5238.

THE MERGER

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this joint proxy statement/prospectus, including the merger agreement which is attached as Appendix A and incorporated by reference into this joint proxy statement/prospectus. Stockholders of both Pacific Premier and HEOP should carefully read the appendices in their entirety.

Structure of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, HEOP will be acquired by Pacific Premier, in a transaction in which HEOP will merge with and into Pacific Premier, with Pacific Premier as the surviving corporation, which is referred to as the merger. Immediately following the consummation of the merger, Heritage Oaks Bank will be merged with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which is referred to as the bank merger. Following consummation of the bank merger, Pacific Premier Bank intends to continue to operate all of the branches acquired from Heritage Oaks Bank, except for Heritage Oaks Bank's branch in Goleta, California, which will be consolidated into another Heritage Oaks Bank branch in Santa Barbara, California.

        Following the consummation of the merger, Pacific Premier's amended and restated certificate of incorporation, as amended, and amended and restated bylaws as in effect immediately prior to the merger will continue as the governing corporate documents of Pacific Premier. The directors and executive officers of Pacific Premier immediately prior to the merger will continue as the directors and executive officers of Pacific Premier after the merger, in each case, until their respective successors are duly elected or appointed and qualified. In addition, pursuant to the terms of the merger agreement, HEOP and Pacific Premier have agreed that Simone Lagomarsino, the President and Chief Executive Officer of HEOP and Heritage Oaks Bank, Michael Morris, the Chairman of the Board of HEOP and Heritage Oaks Bank, and Michael Pfau, the Vice Chairman of the Board of HEOP and Heritage Oaks Bank, will become directors of Pacific Premier and Pacific Premier Bank upon the effectiveness of the merger.

Background of the Merger

        From time to time, the board of directors of HEOP, or the Board, has considered strategic opportunities to continue building shareholder value, including acquiring other financial institutions, a merger of equals or being acquired by a larger financial institution, in an effort to better manage, among other things, the increasing regulatory burden and attendant costs and to seek better efficiencies and economies of scale.

        During early Summer 2015, HEOP was contacted unsolicited by a Southern California business bank regarding a possible business combination. The parties entered into a confidentiality agreement, HEOP's and the other financial institution's Chief Executive Officers met in-person on several occasions, including one meeting that was also attended by Michael J. Morris, Chairman of the Board, and the other financial institution's lead outside director, and there were several communications between the parties subsequent to the in-person meetings. In early Fall 2015, the parties decided to cease discussions, in part because HEOP wanted to focus its attention on addressing the joint FDIC and CA DBO consent order related to HEOP's Bank Secrecy Act and anti-money laundering compliance programs, or the Consent Order.

        In early August 2015, HEOP was contacted unsolicited by Pacific Premier, the parties entered into a confidentiality agreement, and HEOP's and Pacific Premier's Chief Executive Officers met in-person. At the in-person meeting, Pacific Premier's Chief Executive Officer presented HEOP's Chief Executive Officer with a draft letter of intent.

        The draft August 13, 2015 letter of intent proposed consideration of $8.50 per share. The letter of intent also provided that upon the close of the proposed transaction, three seats on the Pacific Premier board would be filled by the mutual agreement of Pacific Premier and HEOP, and no specific individuals were identified for these board seats. While the letter of intent also mentioned a recognition of the importance of retaining key individuals at HEOP to support the combined company, given the lack of overlap of the two financial institutions' geographic footprints, there was no other mention of the retention of any of HEOP's executives. The letter of intent noted that Pacific Premier anticipated purchasing D&O tail coverage with respect to HEOP's D&O insurance policy and to provide standard indemnification rights to present and former members of HEOP's board of directors. The letter of intent also provided that any full time employee that was not retained following the consummation of the proposed transaction, and not otherwise entitled to severance, would receive severance benefits, and that Pacific Premier intended to honor HEOP's existing change-in-control agreements. Finally, the letter of intent contained a standard exclusivity provision.

        On August 22, 2015, there was a regularly scheduled meeting of the Board. At that meeting the Board had a preliminary discussion about strategic options. The Board decided that it would be in the best interests of HEOP's shareholders to engage an investment banker to assist the Board with an analysis of their strategic options, and at the same time the Board directed senior management to do some due diligence and analysis of Pacific Premier's letter of intent. The Board asked senior management to contact Sandler O'Neill regarding an investment banking engagement, and Manatt, Phelps & Phillips, LLP, or Manatt, regarding a legal engagement. The Board informed senior management that it would like to receive senior management's analysis of Pacific Premier's letter of intent, and a presentation from Sandler O'Neill regarding strategic alternatives at the Board's next scheduled meeting taking place in September 2015.

        Following the August 22, 2015 Board meeting, HEOP contacted representatives of Sandler O'Neill and with the assistance of Manatt, HEOP's Chief Executive Officer negotiated the terms of a draft engagement letter for financial advisory services with Sandler O'Neill. On September 2, 2015, the Executive Committee of the Board, or Executive Committee, met to discuss the terms of the Sandler O'Neill engagement letter. The members of the Executive Committee are as follows: Michael J. Morris, Chairman, Howard Gould, Simone Lagomarsino, Daniel O'Hare, Michael Pfau and Alexander Simas. The Executive Committee discussed the various terms of the engagement letter, provided direction to HEOP's Chief Executive Officer and authorized entry into the engagement letter with Sandler O'Neill with such changes as HEOP's Chief Executive Officer may agree to consistent with the Executive Committee's direction.

        On September 3, 2015, a letter was sent by HEOP's Chief Executive Officer to Pacific Premier's Chief Executive Officer thanking Pacific Premier for their letter of intent, and letting Pacific Premier know that HEOP's Board had instructed HEOP's Chief Executive Officer to analyze the terms and conditions of the letter of intent, and then report back to HEOP's Board at its next regularly scheduled meeting. The letter concluded by indicating that HEOP would be back in touch with Pacific Premier following that meeting.

        Following the September 2, 2015 Executive Committee meeting, and while the parties were finalizing the terms of the engagement letter, representatives of Sandler O'Neill began a process of contacting, on an anonymous basis, approximately seven financial institutions that were identified as potential partners for a strategic business combination with HEOP. In identifying the seven financial institutions, the Board relied on Sandler O'Neill, based on Sandler O'Neill's judgment and knowledge of the community banking industry, and the Board understood that the criteria Sandler O'Neill considered was the financial capability and regulatory profile needed to potentially complete a transaction with HEOP. These seven financial institutions were in addition to those financial institutions that HEOP already had contact with regarding a potential business combination. The purpose of the calls was to gauge interest in a potential business combination with a financial institution of HEOP's profile. On September 17, 2015, HEOP and Sandler O'Neill executed the engagement letter.

        On September 22, 2015, there was a regularly scheduled meeting of the Board. At that meeting the Board received a report from representatives of Sandler O'Neill regarding HEOP's strategic options within the context of Sandler O'Neill's contact with the seven financial institutions, as well as a report from HEOP's Chief Executive Officer on the letter of intent received from Pacific Premier in August. The Board asked various questions of the Sandler O'Neill representatives and HEOP's Chief Executive Officer, and then deliberated regarding next steps. At the conclusion of the meeting it was determined that it was not in the best interests of HEOP's shareholders to actively pursue a business combination at the time, rather it was the decision of the Board that HEOP should focus its efforts on satisfying the requirements of the Consent Order while also continuing to execute on HEOP's long-term strategic plan.

        On January 4, 2016, at the suggestion of one of the members of the Board, HEOP terminated its September 17, 2015 engagement letter with Sandler O'Neill in light of the fact that there had not been any activity under the engagement letter in more than three months.

        In late June 2016, HEOP was contacted unsolicited by a community bank providing consumer and commercial banking products and services throughout Central and Northern California, or Party A, and the parties entered into a confidentiality agreement. In late August 2016, Pacific Premier reinitiated contact with HEOP, and because the parties prior confidentiality agreement had expired, the parties entered into a new confidentiality agreement. Also during Spring 2016, Chief Executive Officer Lagomarsino and the Chief Executive Officer of a Southern California business bank, or Party B, met and started discussing a potential business combination. Chief Executive Officer Lagomarsino, Chairman of the Board Morris, Party B's Chief Executive Officer and Party B's lead outside director met to continue discussing a potential business combination on June 8, 2016. Also on June 8, 2016, Chief Executive Officer Lagomarsino and Chairman of the Board Morris met the with the Chief Executive Officer of Party A to continue to discuss a potential business combination.

        In August 2016, the Board held a strategic planning session. Representatives of Sandler O'Neill attended the strategic planning session and made a presentation to the Board. Various acquisition scenarios were discussed and likely acquirors and acquisition targets were identified. There was also discussion regarding HEOP's prospects if it remained independent. Sandler O'Neill's presentation also analyzed the financial institutions that HEOP was already having preliminary, informal discussions regarding a potential business combination. Among other things, the analysis demonstrated that Party B did not appear to have the capacity to pay much more than HEOP's current stock price in a business combination. Based on this analysis and other non-economic factors, HEOP ceased conversations with Party B shortly after the strategic planning session.

        At a September 9, 2016 meeting of the Executive Committee, HEOP's Chief Executive Officer was authorized to re-engage Manatt for assistance in connection with a potential business combination, and to enter into a new engagement letter with Sandler O'Neill for financial advisory services on substantially the same terms as the prior engagement letter between the parties. The engagement letter with Sandler O'Neill was executed on September 12, 2016.

        A meeting of the Executive Committee was held on September 22, 2016. At that meeting, the Executive Committee reviewed information regarding Party A, Pacific Premier, and a regional bank offering personal and business banking products and services, or Party C, that had been identified by a member of the Board as another potential transaction partner for HEOP. Representatives of Sandler O'Neill also briefed the Executive Committee on their discussions with each of the three financial institutions since Sandler O'Neill had been re-engaged by HEOP. Chief Executive Officer Lagomarsino noted that following preliminary conversations with Party C, it had been determined that Party C was not prepared to move forward with any potential transaction opportunities at that time, and therefore would not be participating in HEOP's process. The Executive Committee asked various questions of the representatives of Sandler O'Neill and Manatt in attendance at the meeting about the financial institutions and the presentation the Executive Committee had just heard, and then deliberated about next steps. The Executive Committee decided to request indications of interest from Party A and Pacific Premier, and representatives of Sandler O'Neill were authorized to provide bid instructions, and an October 5, 2016 deadline, for the submission of indications of interest.

        On October 4, 2016, Pacific Premier delivered its indication of interest, and on October 5, 2016 Party A delivered its indication of interest. On October 9, 2016 the Executive Committee met. Chief Executive Officer Lagomarsino and Mr. Hickey of Sandler O'Neill provided an overview of the two proposals. Mr. Hickey noted that the two parties had different business models but either could be a good strategic partner for HEOP. He went on to explain that the financial terms of both proposals were similar in that they offered 100% stock consideration; however, Party A's proposal allowed HEOP to elect to receive 10% of the consideration in cash.

        The Pacific Premier proposal provided for a fixed exchange ratio of 0.3594, which equated to consideration of $9.74 per share as of the close of trading on October 6, 2016. Party A's proposal provided for an initial exchange ratio calculated using 125% of HEOP's thirty trading-day, pre-announcement average common stock price as the numerator and 100% of Party A's thirty trading-day, pre-announcement average common stock price as the denominator, which equated to consideration of $10.47 per share as of the close of trading on October 6, 2016. Party A proposed to fix the amount of consideration to be paid by using a variable exchange ratio between signing and closing, subject to a plus/minus 10% "collar." As a result, Party A's exchange ratio would adjust from its initially determined amount to keep the amount of consideration constant, if and as fluctuations in Party A's common stock price resulted in changes to its thirty trading-day average stock price; provided, that the exchange ratio would become fixed, if and at the point that Party A's thirty trading-day average stock price increased or decreased 10% or more comparing the thirty trading-day averages prior to signing and prior to closing.

        Mr. Hickey also summarized, compared and contrasted various other terms of the two proposals such as the treatment of outstanding equity awards and the conditions to closing, among other things, including noting that while Pacific Premier included an exclusivity requirement in their proposal, Party A had not. Mr. Hickey then walked the Executive Committee through Sandler O'Neill's presentation, and various members of the Executive Committee asked questions of Mr. Hickey during the course of his presentation. Following the conclusion of Mr. Hickey's presentation, Mr. Hamburger of Manatt presented a review of fiduciary duties to the Executive Committee.

        After hearing the presentations from the representatives of Sandler O'Neill and Manatt, the Executive Committee deliberated and determined that it was not ready to enter into exclusive negotiations with either party. The Executive Committee decided that it would like each of the parties to conduct further due diligence and provide updated proposals by October 24, 2016 based on substantially complete due diligence. At the same time, the Executive Committee instructed Chief Executive Officer Lagomarsino to perform in-depth reverse due diligence on each of the parties, using the reverse due diligence request list provided in advance to the Executive Committee with the other materials for the meeting. Chief Executive Officer Lagomarsino indicated that she would need to involve the following members of HEOP's senior management team to conduct the reverse due diligence on both parties: William Schack, Chief Credit Officer, Joseph Stronks, Chief Information Officer, Jason Castle, Chief Financial Officer, and Greg Gehlmann, Chief Bank Counsel.

        All of the members of the Executive Committee and the representatives of Sandler O'Neill and Manatt who were present at the October 9, 2016 meeting agreed that keeping the process competitive by encouraging both parties to remain engaged was in the best interests of HEOP and its shareholders, and that allowing both parties to perform further due diligence while HEOP's senior management conducted reverse due diligence would permit the Board to make a more well-informed decision when the updated proposals were submitted on October 24, 2016. Finally, Mr. Hamburger noted that in addition to considering the economics of the two proposals, it was important for the Board to understand and weigh other factors, including the regulatory profiles of each bank, the ability of each bank to complete the transaction and to do so in a timely manner, and the likelihood of a successful integration of HEOP resulting in synergistic benefits for HEOP and its shareholders.

        A Board meeting was convened on October 16, 2016. The purpose of the meeting was to update the Board regarding what had transpired with respect to the transaction process since the last meeting of the Board, so the Board would be fully informed and have time to contemplate the matters it would be asked to pass upon at the October 26, 2016 regularly scheduled meeting. Chief Executive Officer Lagomarsino explained to the Board that final proposals had been requested from Pacific Premier and Party A by October 24, 2016 and the Executive Committee planned to make a recommendation to the Board regarding the proposals at the October 26, 2016 meeting. Mr. Hamburger provided the Board with a presentation regarding their fiduciary duties when considering a potential business combination. Then Mr. Hickey addressed the Board and reviewed Sandler O'Neill's presentation.

        First, Mr. Hickey discussed HEOP on a standalone basis, so the Board could consider the transaction proposals as compared to the scenario where HEOP continued to operate independently. Next, Mr. Hickey provided an overview and evaluation of the terms of the proposals received on October 4, 2016 and October 5, 2016. Mr. Hickey emphasized that, in addition to considering the terms of each proposal, it was important for the Board to gain an understanding of the fundamentals underlying the stock of each of Pacific Premier and Party A that HEOP's shareholders would receive as consideration in the transaction. He noted the reverse due diligence being performed by HEOP's senior management would form the basis for such an understanding. Mr. Hickey suggested that the Board should also consider the impact the transaction would likely have on each of Pacific Premier and Party A in an effort to evaluate the value of their respective franchises on a go-forward basis. Lastly, Mr. Hickey noted that both Pacific Premier's and Party A's stock had greater liquidity than HEOP's common stock, which could make it easier for shareholders of HEOP to liquidate their holdings in a reasonable period of time following the consummation of either transaction, if they desired to do so. Throughout Sandler O'Neill's presentation, members of the Board asked various questions and engaged in dialogue with Mr. Hickey and Chief Executive Officer Lagomarsino.

        Following the conclusion of Sandler O'Neill's presentation, the Board was informed that both Pacific Premier and Party A were being provided access to additional due diligence materials that each party had requested, and that HEOP expected to receive final, fully-diligenced proposals on October 24, 2016. Chief Executive Officer Lagomarsino noted that HEOP senior management and the representatives of Sandler O'Neill and Manatt had taken great care to make sure that both parties had access to the same due diligence information throughout the process. The Board was informed that both Pacific Premier and Party A had opened data rooms, HEOP's senior management had commenced reverse due diligence, and in-person due diligence sessions were being scheduled.

        On October 25, 2016 the Executive Committee held a meeting. Chief Executive Officer Lagomarsino opened the meeting detailing the transaction related activity since the prior meeting of the Executive Committee on October 9, 2016. She explained that senior management, with the assistance of representatives of Manatt and Sandler O'Neill, had conducted an intensive two week period of reverse due diligence, and at the time of the Executive Committee meeting reverse due diligence was substantially complete. Supplementing the document-based reverse due diligence, all five members of HEOP's senior management had met with nine members of Pacific Premier's management team on October 20, 2016, with representatives of Sandler O'Neill and Pacific Premier's financial advisor, Davidson, present at the in-person meeting. On October 22, 2016, Chief Executive Officer Lagomarsino, Chief Bank Counsel Gehlmann and Chief Credit Officer Schack participated in an in-person diligence session with Party A's Chief Executive Officer, CFO and CCO. During the in-person sessions both diligence and reverse due diligence were performed.

        Chief Executive Officer Lagomarsino informed the Executive Committee that Pacific Premier had submitted an updated proposal on October 24, 2016 and earlier in the day on October 25, 2016 Party A also submitted an updated proposal. Chief Executive Officer Lagomarsino asked Mr. Hickey to provide an overview of the revised proposals. Mr. Hickey explained that Party A's proposal was nearly identical to its prior proposal. Party A's exchange ratio formulation remained the same, but due to the decrease in Party A's common stock price since the date of its last proposal, the transaction consideration per share had decreased from $10.47 to $10.06 based on the closing price of Party A's stock on October 25, 2016. Mr. Hickey reported to the Executive Committee the amount of time Party A had spent in the virtual data room and noted that Party A had stated it was substantially complete with its due diligence review of HEOP.

        Mr. Hickey moved on to discuss Pacific Premier's updated proposal, indicating that Pacific Premier had increased its exchange ratio to a fixed exchange ratio of 0.3728. Mr. Hickey noted that although Pacific Premier had increased its exchange ratio, because Pacific Premier's stock price had declined since the date of its last proposal, the transaction consideration per share had gone down from $9.74 to $9.23 based on the closing price of Pacific Premier's stock on October 25, 2016. Mr. Hickey reported that Pacific Premier had spent approximately seven times more hours in the virtual data room than Party A and noted that Pacific Premier had stated it was also substantially complete with its due diligence review of HEOP. Mr. Hickey explained that Pacific Premier had expressed some concern regarding one particular due diligence finding, and in its updated proposal had conditioned delivery of a draft definitive agreement on resolution of that concern. Mr. Hickey concluded that, with the exception of the two aforementioned changes, Pacific Premier's updated proposal was substantially similar to its prior proposal.

        Next, Chief Executive Officer Lagomarsino asked Mr. Hamburger to provide the Executive Committee with an overview of HEOP senior management's reverse due diligence findings. Mr. Hamburger explained that, generally speaking, the findings with respect to both parties were satisfactory. Senior management and representatives of Sandler O'Neill and Manatt, discussed the fact that Party A was a conservative and efficiently operated bank that consistently paid a dividend in the past and had not experienced material losses even during the worst of the most recent recessionary period. However, Party A had not experienced significant growth in several years, and its loan portfolio had contracted considerably over the preceding three year period. Chief Executive Officer Lagomarsino also highlighted that senior management had identified a regulatory-related concern during reverse due diligence. She noted that during the in-person diligence session she asked about the impact of the regulatory issue on Party A's ability to obtain regulatory approval for the transaction and Party A's Chief Executive Officer indicated that he had not discussed possible implications with the regulators and that, as of such date, he had not had any conversations with his regulators about the possible transaction.

        After completing the overview of Party A, Mr. Hamburger moved on to provided an overview of Pacific Premier. He noted that Pacific Premier had grown considerably over the past several years, completing five transactions since the Fall of 2012. In contrast to Party A, Pacific Premier has not historically paid a dividend. Mr. Hamburger explained to the Executive Committee that while no issues had been uncovered during reverse due diligence, senior management noted that it was cognizant of the risk that an issue could arise in the future as a result of Pacific Premier's rapid acquisitive growth. Finally, Mr. Hamburger noted that Pacific Premier had informed HEOP that Pacific Premier had informal conversations with its regulators about a potential transaction with HEOP and that those conversations were generally positive.

        Following the conclusion of Mr. Hamburger's due diligence presentation, Chief Executive Officer Lagomarsino presented senior management's proposal for moving forward with the transaction process. Chief Executive Officer Lagomarsino would contact Party A's Chief Executive Officer and inform him that HEOP would like to move forward in the process with Party A. Chief Executive Officer Lagomarsino would ask Party A's Chief Executive Officer to deliver a draft definitive agreement, and to contact their regulators to discuss the potential transaction with HEOP generally and seek informal guidance on what, if any, impact the regulatory matter would have on obtaining regulatory approval for the transaction. At the same time, Chief Executive Officer Lagomarsino would contact Pacific Premier's Chief Executive Officer and explain that, in light of their updated proposal conditioning delivery of a definitive agreement on satisfactory resolution of the identified diligence item, HEOP was not in a position to enter into exclusive negotiations with Pacific Premier at that time. However, HEOP would maintain an open line of communication with Pacific Premier and inform Pacific Premier of any developments that would address Pacific Premier's identified diligence issue.

        Chief Executive Officer Lagomarsino went on to explain that senior management's proposal with respect to Pacific Premier was subject to the Board's determination regarding next steps with regard to the diligence issue identified by Pacific Premier. She explained that after discussing Pacific Premier's views with senior management, senior management felt it would be advisable to engage an outside consultant to look into the issue further. Chief Executive Officer Lagomarsino and a member of senior management had reached out to a consultant and obtained a proposal for a review. The Executive Committee then engaged in a discussion of the diligence issue, asking various questions of Chief Executive Officer Lagomarsino and Mr. Hamburger. The Executive Committee determined that it was in the best interests of HEOP and its shareholders that the matter be considered by a consultant with the added benefit of potentially providing the ability to re-engage in discussions with Pacific Premier, if negotiations with Party A were to cease, and the consultants work provided comfort to Pacific Premier. Following some additional discussion and deliberation, the Executive Committee approved senior management's proposal for moving forward as presented by Chief Executive Officer Lagomarsino.

        On October 26, 2016 there was a regularly scheduled meeting of the Board. In addition to the members of the Board and representatives of Sandler O'Neill and Manatt, the members of senior management also attended the meeting for the review of their reverse due diligence findings. Mr. Hamburger started off the meeting by conducting a discussion with the Board regarding their fiduciary duties in the context of making decisions regarding a potential transaction. Next, Chief Executive Officer Lagomarsino summarized for the Board the transaction related activity since the last Board meeting on October 16, 2016, sharing all of the details of what had been discussed at the Executive Committee meeting a day earlier. She noted that both parties had substantially completed due diligence with HEOP senior management making sure both parties had access to the same due diligence information. Chief Executive Officer Lagomarsino also noted that HEOP's senior management had conducted and substantially completed its reverse due diligence review of both parties.

        Next, Mr. Hickey walked the Board through Sandler O'Neill's presentation. He discussed the updated proposals of both Pacific Premier and Party A, focusing on the changes from their prior proposals as he had done for the Executive Committee the day prior. Members of the Board asked various questions of Mr. Hickey throughout his presentation. Following Mr. Hickey's presentation, Chief Executive Officer Lagomarsino briefed the Board on the diligence issue of concern for Pacific Premier, and she explained that senior management and the Executive Committee were recommending that the Board approve engaging a consultant to examine the issue further. Chief Executive Officer Lagomarsino emphasized that senior management and the Executive Committee believed it was prudent to have an expert look into the issue irrespective of whether a transaction process was underway and irrespective of whether it might provide Pacific Premier with the comfort it would need to move forward with definitive negotiations.

        Chief Executive Officer Lagomarsino then transitioned to an overview of the reverse due diligence process and asked Mr. Hamburger to walk the Board through the findings of that diligence process. Mr. Hamburger, together with the member of HEOP senior management responsible for the particular area of reverse due diligence, provided a summary of the diligence results, doing so in greater detail than the summary provided to the Executive Committee the day prior. During the course of the reverse due diligence review, to the extent applicable, each member of senior management compared and contrasted their findings with respect to Pacific Premier and Party A to HEOP's comparable data points, and the members of the Board asked various questions of senior management and Mr. Hamburger. In between the discussions of the reverse due diligence findings with respect to Pacific Premier and Party A, the Board revisited the diligence issue of concern for Pacific Premier, and engaged in an in-depth discussion of the issue with Chief Executive Officer Lagomarsino and one of the members of senior management.

        Following the conclusion of the discussion of the reverse due diligence findings with respect to Party A, Chief Executive Officer Lagomarsino presented senior management's recommendations with respect to the two proposals and next steps to the Board, noting that the day prior the Executive Committee had approved senior management's recommendations, and the Executive Committee was recommending that the Board approve senior management's recommendations. Chief Executive Officer Lagomarsino also asked the Board to separately take action to authorize the engagement of the consultant to look into the due diligence issue identified by Pacific Premier. A discussion followed with the members of the Board participating and asking questions, which were answered by Chief Executive Officer Lagomarsino, Mr. Hickey and Mr. Hamburger. The Board deliberated further and then approved senior management's recommendation with respect to the two proposals, and the Board also approved engaging a consultant to perform an investigation of the diligence issue.

        On November 13, 2016 the Executive Committee held a meeting. Chief Executive Officer Lagomarsino started off the meeting providing an update on transaction activity since the meeting of the Board on October 26, 2016. She noted that while she was in contact with Party A's Chief Executive Officer, she had not received any update on Party A's communications with its regulators, despite having emphasized to Party A's Chief Executive Officer the importance to HEOP of gaining an understanding of the implications of Party A's regulatory issue. Mr. Hamburger commented that he had also been in communication with Party A's outside legal counsel, and that he had not received any information regarding Party A's communications with its regulators either. Members of the Executive Committee asked questions of Chief Executive Officer Lagomarsino and Mr. Hamburger regarding the regulatory issue and the circumstances surrounding Party A's approach to its communications with its regulators. The Executive Committee expressed growing concern that more than two weeks had passed since Chief Executive Officer Lagomarsino communicated with Party A's Chief Executive Officer following the October 26, 2016 meeting and seemingly no progress had been made with respect to communications on the regulatory front. Chief Executive Officer Lagomarsino concluded her overview of Party A's activity noting that a draft definitive agreement was received from Party A on November 6, 2016. Senior management, with the assistance of representatives of Manatt and Sandler O'Neill, reviewed the draft and prepared an issues list for the Executive Committee's consideration, noting that the draft definitive agreement was a reasonable initial draft that did not pose any significant issues.

        Next, Chief Executive Officer Lagomarsino noted that a consultant had been engaged to look into the issue Pacific Premier raised concerns about during its due diligence, that the consultant had completed a substantial amount of its work, and had provided a preliminary oral report on its findings. The consultant's preliminary findings indicated that the matters it was engaged to examine did not suggest HEOP was exposed to risks any different than other financial institutions. Chief Executive Officer Lagomarsino informed the Executive Committee that following receipt of the consultant's preliminary oral report, she, Mr. Hamburger and another member of HEOP senior management had a call with members of Pacific Premier's executive management and Pacific Premier's outside legal counsel, Holland & Knight, to convey the facts identified by the consultant. Chief Executive Officer Lagomarsino noted that subsequent to the call, Pacific Premier's Chief Executive Officer indicated that if the consultant's final report was consistent with its preliminary findings, Pacific Premier would be prepared to deliver a draft definitive agreement and move forward with a transaction. Chief Executive Officer Lagomarsino indicated that she asked Pacific Premier's Chief Executive Officer if he would provide a draft definitive agreement at that point in time and not wait for the consultant's final report. Pacific Premier's Chief Executive Officer indicated he was not prepared to do so until HEOP agreed to exclusivity, but that a draft definitive agreement would be similar to the definitive agreement entered into in connection with Pacific Premier's most recently completed merger transaction. As a result, senior management, with the assistance of representatives of Manatt and Sandler O'Neill, reviewed Pacific Premier's most recently executed definitive agreement and prepared an issues list for the Executive Committee's consideration, noting that the agreement was in a reasonable form that did not present any significant issues.

        Following the conclusion of Chief Executive Officer Lagomarsino's overview, Mr. Hamburger provided the Executive Committee with an overview of the two merger agreement issues lists. As Mr. Hamburger walked through Party A's draft definitive agreement issues list, he noted the issues where Chief Executive Officer Lagomarsino had already had preliminary conversations with Party A's Chief Executive Officer regarding HEOP's concerns. Members of the Executive Committee asked questions of Chief Executive Officer Lagomarsino and Mr. Hamburger. Mr. Hamburger concluded by noting that, in his opinion, Party A's draft definitive agreement was somewhat more acquiree friendly than Pacific Premier's precedent agreement.

        Next, Mr. Hickey led a discussion regarding the movements in the stock prices of HEOP's, Pacific Premier's and Party A's common stock since the start of the transaction discussions, including noting the movements in stock prices and activity as a result of the presidential election, and the implications of the changes on the transaction consideration under both Pacific Premier's fixed exchange ratio and Party A's "collared" exchange ratio formulation. Mr. Egli, of Sandler O'Neill, then reviewed in detail Sandler O'Neill's presentation on the implied per share transaction prices over time, and throughout Mr. Egli's presentation members of the Executive Committee asked questions of Mr. Egli and Mr. Hickey. At the conclusion of Mr. Hickey's and Mr. Egli's presentation, Chief Executive Officer Lagomarsino informed the Executive Committee that she had been in communication with Pacific Premier's Chief Executive Officer who had indicated that Pacific Premier would be providing HEOP with an updated proposal in the near term. The Executive Committee discussed next steps with both parties and the timing of the same before adjourning the meeting.

        Another Executive Committee meeting was held on November 18, 2016. Chief Executive Officer Lagomarsino indicated that since the last Executive Committee meeting on November 13, 2016, and in anticipation of receiving an updated proposal from Pacific Premier, HEOP provided its Pacific Premier precedent agreement issues list to Pacific Premier. Chief Executive Officer Lagomarsino also informed the Executive Committee that HEOP had received the final report from the consultant regarding the due diligence issue identified by Pacific Premier, which report was consistent with the consultant's preliminary findings, and that she had shared the report with Pacific Premier and Party A. Switching to Party A, Chief Executive Officer Lagomarsino stated that she had a few communications with Party A's Chief Executive Officer, but no progress had been made by Party A with its regulators. Party A's Chief Executive Officer had informed Chief Executive Officer Lagomarsino that a call had been scheduled with its regulators for November 21, 2016. Mr. Hamburger noted that his communications with Party A's outside legal counsel were consistent with Chief Executive Officer Lagomarsino's communications with Party A's Chief Executive Officer.

        Next, Mr. Hickey reviewed Sandler O'Neill's presentation materials for the meeting comparing the terms of Pacific Premier's most recent proposal received on November 15, 2016 to Party A's most recent proposal from October 25, 2016. Mr. Hickey noted that Pacific Premier had lowered its exchange ratio from 0.3728 to 0.3386, which equated to consideration of $10.92 per share as of the close of trading on November 16, 2016. Chief Executive Officer Lagomarsino noted that in Pacific Premier's most recent proposal it addressed most of the points raised in HEOP's Pacific Premier precedent agreement issues list, and that Pacific Premier did so in ways that were favorable to HEOP. Mr. Hickey continued to walk the Executive Committee through Sandler O'Neill's presentation and the members of the Executive Committee asked various questions. Following discussion and deliberation among the members of the Executive Committee, the Executive Committee authorized senior management to re-engage in negotiations with Pacific Premier to seek to obtain an increase in the proposed exchange ratio.

        On November 20, 2016 a meeting of the Board was convened. First, Chief Executive Officer Lagomarsino updated the Board on the transaction activity since the October 26, 2016 Board meeting. She noted that to her knowledge, Party A had not made any progress with its regulators regarding an understanding of the implications of its regulatory issue on regulatory approval for a transaction with HEOP. Chief Executive Officer Lagomarsino explained that Party A had provided HEOP with a draft definitive agreement, which was reviewed by senior management, and an issues list was prepared with the assistance of representatives of Manatt and Sandler O'Neill that was included with the materials for the November 20, 2016 Board meeting. Chief Executive Officer Lagomarsino indicated that Party A had a call scheduled with its regulators the following day, and Party A's Chief Executive Officer indicated he would update Chief Executive Officer Lagomarsino on November 22, 2016.

        Next, Chief Executive Officer Lagomarsino summarized the key milestones in the transaction process with Pacific Premier, including noting that subsequent to the last Board meeting on October 26, 2016 Pacific Premier had submitted updated proposals on November 15, 2016 and November 18, 2016. Chief Executive Officer Lagomarsino explained to the Board that Pacific Premier was unwilling to provide a draft definitive agreement before HEOP committed to exclusive negotiations, so senior management reviewed the definitive agreement for the transaction most recently completed by Pacific Premier, which Pacific Premier's Chief Executive Officer had indicated to Chief Executive Officer Lagomarsino would be similar to the draft definitive agreement HEOP should expect to receive. With the assistance of representatives of Manatt and Sandler O'Neill an issues list had been prepared, which was included with the materials for the November 20, 2016 Board meeting. Chief Executive Officer Lagomarsino noted that the issues list had been provided to Pacific Premier so that Pacific Premier could address HEOP's issues in its November 15, 2016 proposal. She indicated that Pacific Premier lowered the exchange ratio from 0.3728 to 0.3386 in the November 15, 2016 proposal but otherwise incorporated several changes noted in HEOP's issues list in a manner favorable to HEOP. Chief Executive Officer Lagomarsino informed the Board that the proposed exchange ratio was increased from 0.3386 to 0.3471 in Pacific Premier's November 18, 2016 proposal, which equated to consideration of $11.09 per share as of the close of trading on November 18, 2016, after she and representatives of Sandler O'Neill, at the direction of the Executive Committee, pushed Pacific Premier to raise the exchange ratio back to prior levels. Chief Executive Officer Lagomarsino concluded, noting that Pacific Premier's Chief Executive Officer was clear that the November 18, 2016 proposal reflected Pacific Premier's best and final offer, and that the offer was only valid until 5 pm PT on November 21, 2016.

        Mr. Hamburger provided the Board with additional detail on the matters from HEOP's issues list that Pacific Premier accepted, as well as those that were not accepted. Mr. Hickey then updated the Board on Sandler O'Neill's communications with both Davidson and Party A since the last Board meeting on October 26, 2016. The members of the Board asked questions of Mr. Hamburger, Chief Executive Officer Lagomarsino, Mr. Hickey and Mr. Egli. Next, Mr. Hickey presented Sandler O'Neill's presentation, which focused on the changes to Pacific Premier's proposal since the October 26, 2016 Board meeting. Mr. Hickey noted that Party A had not updated its proposal since the October 26, 2016 Board meeting. Members of the Board asked various questions of the representatives of Sandler O'Neill, which were addressed by Mr. Hickey and Mr. Egli. Chief Executive Officer Lagomarsino also informed the Board that the consultant's work relating to the due diligence issue identified by Pacific Premier had been completed, finding that HEOP was not exposed to any greater risk than other financial institutions, and that the report had been shared with Pacific Premier and Party A.

        A lengthy discussion among the Board members ensued. The Board concluded, and the representatives of Sandler O'Neill and Manatt concurred, that Party A had not acted with urgency at any point in the transaction process, including with respect to gaining comfort from its regulators regarding its regulatory issue. The Board expressed serious doubt that Party A and HEOP would get to a signed definitive agreement, and even if the parties did, the Board felt there was too much uncertainty surrounding obtaining the necessary regulatory approval for a transaction involving Party A. The Board then discussed various approaches with respect to Pacific Premier, including accepting Pacific Premier's current offer and different methods of countering Pacific Premier's current offer. The Board also discussed whether the events of the previous weeks, namely the presidential election, changed the Board's view on remaining independent. Following further deliberation, the Board determined that a sale transaction and the resultant combined banking franchise would deliver significantly greater value to HEOP's shareholders than continuing to operate on an independent basis. The Board also decided to authorize Chief Executive Officer Lagomarsino to try one final time to get Pacific Premier to increase its exchange ratio.

        At a special meeting of the Board the following day, November 21, 2016, the members of the Board, with representatives from Sandler O'Neill and Manatt present, further discussed the updated letter of intent from Pacific Premier. Chairman Morris noted that earlier in the day Chief Executive Officer Lagomarsino had updated the Board by email regarding what had transpired since the Board's meeting the day prior, namely that Chief Executive Officer Lagomarsino had made a final attempt to negotiate an increase of the proposed exchange ratio, but that Pacific Premier had refused to make any further changes. After that, Mr. Hamburger was asked to summarize the required Board and shareholder approval thresholds for the letter of intent and definitive agreement, respectively. Following Mr. Hamburger's summary, the Board voted to approve entering into the letter of intent with Pacific Premier containing the terms set forth in the November 18, 2016 proposal, and moving forward with negotiating a definitive agreement with Pacific Premier.

        On November 22, 2016, Chief Executive Officer Lagomarsino had a telephone conversation with Party A's Chief Executive Officer. CEO Lagomarsino informed Party A's Chief Executive Officer that HEOP was ceasing discussions with Party A due to HEOP's concerns regarding Party A's regulatory issue and its potential impact on regulatory approval for a business combination between Party A and HEOP.

        Following the Thanksgiving holiday, on November 30, 2016, Pacific Premier's legal counsel, Holland & Knight, delivered an initial draft of the definitive agreement to HEOP. Over the course of the following eight days, HEOP and its advisors, on the one hand, and Pacific Premier and its advisors, on the other, negotiated the definitive agreement, with negotiations concluding on or about December 8, 2016. During the course of negotiations, the terms remained substantially consistent with the terms outlined in the executed letter of intent. The parties also negotiated a form of shareholders agreement and HEOP prepared disclosure schedules as a companion to the definitive agreement.

        On December 7, 2016, the Board held a special meeting to review the terms of the definitive agreement and Sandler O'Neill's presentation relating to the financial aspects of the transaction. Mr. Hamburger provided the Board with a summary of all of the terms and conditions of the definitive agreement on an Article by Article basis, noting those provisions that were the subject of negotiation and summarizing the outcome of those negotiations. Throughout his presentation, members of the Board asked various questions, which Chief Executive Officer Lagomarsino and Mr. Hamburger answered. Mr. Hamburger also noted the very limited number of provisions that were still subject to further negotiation. Following the summary of the definitive agreement, Mr. Hamburger summarized the terms and conditions of the shareholders agreement. Also at the December 7, 2016 meeting, Mr. Hickey walked the Board through the process of preparing Sandler O'Neill's financial analyses and members of the Board asked questions which were answered by Mr. Hickey and Mr. Doyle of Sandler O'Neill. At the conclusion of Mr. Hickey's and Mr. Doyle's presentation, Chief Executive Officer Lagomarsino noted that the Board was planning to meet next on December 11, 2016 to take action on the definitive agreement and transactions contemplated thereby.

        On December 11, 2016, the Board held a special board meeting for purposes of considering the definitive agreement. At that meeting, the Board discussed and considered the terms and conditions of the transaction and the definitive agreement and shareholders agreement. Mr. Hamburger advised the Board regarding its fiduciary duties in connection with the transaction and the final changes made to the definitive agreement since the Board's last meeting on December 7, 2016. Mr. Hickey reviewed the financial aspects of the proposed transaction and rendered Sandler O'Neill's oral opinion to the Board, which was subsequently confirmed in writing on December 11, 2016, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O'Neill as set forth in such opinion, the exchange ratio in the proposed transaction was fair, from a financial point of view, to the holders of HEOP common stock. After deliberation, the Board voted unanimously to approve the definitive agreement and the transactions contemplated by the definitive agreement with Pacific Premier, and authorized HEOP senior management to execute the definitive agreement.

        On December 12, 2016, the board of directors of Pacific Premier held a special board meeting for purposes of considering the definitive agreement. At that meeting, the Pacific Premier board of directors discussed and considered the terms and conditions of the transaction and the definitive agreement. Holland & Knight advised the Pacific Premier board of directors respecting its duties in connection with the transaction. Davidson reviewed the financial aspects of the proposed transaction and rendered an opinion to the Pacific Premier board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson as set forth in such opinion, the aggregate transaction consideration to be paid by Pacific Premier to the HEOP shareholders in the transaction pursuant to the definitive agreement was fair, from a financial point of view, to the holders of Pacific Premier common stock. After deliberation, the Pacific Premier board of directors voted unanimously to approve the definitive agreement and the transactions contemplated by the definitive agreement, and authorized Pacific Premier management to execute the merger agreement.

        On December 12, 2016, HEOP and Pacific Premier executed the merger agreement and the members of the Board certain executive officers of HEOP, and Pacific Premier executed the shareholders agreement. Prior to the opening of the stock market on December 13, 2016, HEOP and Pacific Premier issued a joint press release announcing the execution of the merger agreement and both parties filed a current report on Form 8-K summarizing the terms of the pending transaction.

Pacific Premier's Reasons for the Merger and Recommendation of the Pacific Premier Board of Directors

        As part of Pacific Premier's business strategy, it evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of HEOP and Heritage Oaks Bank is consistent with this strategy. In reaching its conclusion to approve the merger and to recommend to its shareholders to approve the issuance of Pacific Premier common stock in connection with the merger, Pacific Premier's board of directors consulted with its financial advisor, D.A. Davidson & Co, or Davidson, with respect to the financial aspects of the proposed acquisition and with its legal counsel, Holland & Knight LLP, as to its legal duties and the terms of the merger agreement and related agreements. Pacific Premier entered into the merger agreement with HEOP because, among other things, Pacific Premier believes that the acquisition of HEOP and Heritage Oaks Bank will:

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  result in an extension of Pacific Premier's geographic footprint into the Central Coast of California;

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  be immediately accretive to Pacific Premier's earnings per share in fiscal year 2017, excluding non-recurring deal related expenses, and result in an anticipated earnings per share accretion of approximately 5.2% in fiscal year 2018;

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  be immediately accretive to tangible book value per share in 2017;

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  improve and strengthen Pacific Premier Bank's existing deposit base by acquiring an attractive deposit franchise, which was comprised of 85% non-certificates of deposit and 35% non-interest bearing demand deposits at September 30, 2016;

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  enable Pacific Premier to redeploy excess liquidity into higher yielding assets;

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  diversify Pacific Premier Bank's loan mix;

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  enable Pacific Premier to offer its broader range of products and services to Heritage Oaks Bank customers;

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  result in a broader market presence providing greater opportunities for future in-market acquisitions; and

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  allow Pacific Premier to deploy a portion of its capital into what its board of directors believes is a compelling investment.

        The Pacific Premier board of directors also considered the potential adverse consequences of the proposed merger, including:

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  the possible disruption to Pacific Premier's or HEOP's business that may result from the announcement of the merger;

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  the risk that the cost savings, operational synergies and other benefits expected result from the merger might not be fully realized or not realized at all;

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  the possibility that the merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied, including:

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  the condition that Pacific Premier's shareholders approve the issuance of shares of Pacific Premier's common stock to HEOP's shareholders in connection with the merger,

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  the condition that HEOP's shareholders approve the merger, and

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  other conditions which are outside of Pacific Premier's control;

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  the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

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  the market price of Pacific Premier's common stock, and

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  Pacific Premier's operating results, particularly in light of the costs incurred in connection with the merger; and

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  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

        Based on the reasons stated above, Pacific Premier's board of directors believes that the merger is in the best interest of Pacific Premier and its shareholders and unanimously recommends that the

Pacific Premier shareholders vote "FOR" approval of the issuance of Pacific Premier common stock in connection with the merger.

HEOP's Reasons for the Merger and Recommendation of the HEOP Board of Directors

        After carefully considering all of its options, and cognizant of its fiduciary duty to shareholders, the current competitive and regulatory environment, and a number of other factors discussed in this joint proxy statement/prospectus, HEOP's board of directors unanimously recommended approval of the merger agreement, determining that the merger, on the terms provided in the merger agreement, is HEOP's best option to realize reasonable value for its shareholders in today's challenging and uncertain banking market.

        In reaching its conclusion to approve the merger and recommend adoption of the merger agreement to the HEOP shareholders, HEOP's board of directors consulted with its financial advisor, Sandler O'Neill, with respect to the financial aspects of the proposed sale, and consulted with its legal counsel, Manatt, Phelps & Phillips, LLP, as to its legal duties and the terms of the merger agreement and related agreements. All material factors considered by the HEOP board of directors have been disclosed in this joint proxy statement/prospectus. In approving the merger agreement, the board of directors of HEOP considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

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  the advantages of being part of a larger financial institution, such as Pacific Premier, including the potential for operating efficiencies, the effect of a higher lending limit with respect to HEOP's customers, and the generally higher trading multiples of larger financial institutions;

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  the ability of a larger financial institution, such as Pacific Premier, to compete in the banking environment and to leverage overhead costs;

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  the anticipated impact on the communities served by HEOP, and the increased ability to serve the communities and its customer base through a larger branch network;

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  the belief, as of the date of the merger agreement, the aggregate merger consideration represents a fair price to HEOP shareholders;

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  the financial terms of the merger, including the relationship of the merger consideration to the book value of HEOP common stock and the earnings of HEOP;

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  the structure of the value of the aggregate merger consideration payable in shares of Pacific Premier common stock;

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  the financial presentation, dated December 11, 2016, of Sandler O'Neill to the HEOP board of directors and the opinion, dated December 11, 2016, of Sandler O'Neill to the HEOP board of directors, to the effect that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of HEOP common stock of the exchange ratio in the proposed merger, as more fully described below under "Opinion of HEOP's Financial Advisor;"

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  the ability of Pacific Premier's management team to successfully integrate and operate the business of the combined company after the merger, as evidenced by the success of Pacific Premier and Pacific Premier Bank in completing and integrating previous mergers of community banks;

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  the merger agreement not including any unrealistic closing conditions based on the financial performance of HEOP between signing and closing of the transaction;

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  the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

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  the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and HEOP in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of increased consolidation on relatively smaller financial institutions such as HEOP;

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  the tax-free nature of the shares of Pacific Premier common stock being offered as merger consideration;

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  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

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  results that could be expected to be obtained by HEOP if it continued to operate independently, and the likely benefits to HEOP shareholders of such course, as compared with the value of the aggregate merger consideration being offered by Pacific Premier;

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  HEOP's employees having more opportunities for advancement at a larger financial institution such as Pacific Premier;

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  the need for greater liquidity for HEOP shareholders; and

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  the lack of opportunities to expand by acquisition of other financial institutions, or through a merger of equals, on terms similarly advantageous to HEOP's shareholders as the proposed merger with Pacific Premier.

        The HEOP board of directors also considered the potential adverse consequences of the proposed merger, including:

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  the possible downside risk of Pacific Premier's stock performance and the risk of price volatility given that HEOP does not have the right to terminate the merger if the price of the Pacific Premier common stock falls below a stated price;

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  the risk that HEOP cannot meet one or more of the financial, or other, closing conditions that operate in favor of Pacific Premier, and therefore the merger may not close;

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  the possible effects on HEOP should the parties fail to complete the merger, including the possible effects on the price of HEOP common stock, and the associated business and opportunity costs;

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  the possibility that the merger and the related integration process could disrupt HEOP's on-going business and result in the loss of customers and the fact that HEOP's officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from HEOP's business, and that HEOP will incur substantial transaction costs even if the merger is not consummated;

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  the merger agreement's restrictions on HEOP's ability to solicit or engage in discussions or negotiations with third parties, and the effect of a termination fee in favor of Pacific Premier, including the risk that the termination fee might discourage third parties from proposing an alternative transaction that may be more advantageous to HEOP's shareholders;

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  the potential reaction of HEOP's customers to Pacific Premier and Pacific Premier Bank;

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  employee attrition and the potential effect on business and customer relationships;

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  the interests of HEOP's and Heritage Oaks Bank's officers and directors with respect to the merger apart from their interests as holders of HEOP common stock, and the risk that these interests might influence their decision with respect to the merger; and

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  that while the merger is pending, HEOP will be subject to certain limited restrictions on how it conducts business that could delay or prevent HEOP from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent.

        Based on the reasons stated, HEOP's board of directors believes that the merger is in the best interest of HEOP and the HEOP shareholders and unanimously recommends that the HEOP shareholders vote "FOR" approval of the merger agreement.

Opinion of Pacific Premier's Financial Advisor

        On September 27, 2016, Pacific Premier entered into an engagement agreement with Davidson to render financial advisory and investment banking services to Pacific Premier. As part of its engagement, Davidson agreed to assist Pacific Premier in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between Pacific Premier and another corporation or business entity. Davidson also agreed to provide Pacific Premier's board of directors with an opinion as to the fairness, from a financial point of view, to Pacific Premier of the consideration to be paid to the holders of HEOP common stock in the proposed merger. Pacific Premier engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Pacific Premier and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        On December 12, 2016, Pacific Premier's board of directors held a meeting to evaluate the proposed merger. At this meeting, Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to Pacific Premier's board that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the consideration to be paid to the holders of HEOP common stock was fair, from a financial point of view, to Pacific Premier in the proposed merger.

        The full text of Davidson's written opinion, dated December 12, 2016, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Pacific Premier shareholders are urged to read the opinion in its entirety.

        Davidson's opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to Pacific Premier's board of directors and addresses only the fairness, from a financial point of view, to Pacific Premier of the consideration to be paid to the holders of HEOP common stock in the proposed merger. The opinion does not address, and Davidson expresses no view or opinion with respect to, (i) the underlying business decision of Pacific Premier to engage in or proceed with the merger, (ii) the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by Pacific Premier or by Pacific Premier's board of directors, or (iii) any legal, regulatory, accounting, tax or similar matters relating to Pacific Premier, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger. Pacific Premier and HEOP determined the consideration through the negotiation process. The opinion does not constitute a recommendation to any Pacific Premier shareholder as to how such shareholder should vote at the Pacific Premier meeting on the merger or any related matter. The opinion does not express any view as to the fairness of the amount or nature of the compensation to any of Pacific Premier's or HEOP's officers, directors or employees, or any class of such persons, relative to the merger consideration. The opinion has been reviewed and approved by Davidson's Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

        Davidson has reviewed the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and consented to the inclusion of its opinion to Pacific Premier's board of directors as Appendix B to this joint proxy statement/prospectus and to the references to Davidson and its opinion contained herein. A copy of the consent of Davidson is attached as Exhibit 99.1 to the registration statement on Form S-4.

        In connection with rendering its opinion, Davidson reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Pacific Premier and HEOP and the merger, including among other things, the following:

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  a draft of the Agreement, dated December 9, 2016;

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  certain financial statements and other historical financial and business information about Pacific Premier and HEOP made available to Davidson from published sources and/or from the internal records of Pacific Premier and HEOP that it deemed relevant;

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  certain publicly available analyst earnings estimates for Pacific Premier for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of Pacific Premier;

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  certain publicly available analyst earnings estimates for HEOP for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of HEOP and Pacific Premier;

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  the current market environment generally and the banking environment in particular;

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  the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

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  the market and trading characteristics of public companies and public bank holding companies in particular;

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  the relative contributions of Pacific Premier and HEOP to the combined company;

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  the pro forma financial impact of the transaction, taking into consideration the amounts and timing of the transaction costs and cost savings;

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  the net present value of HEOP with consideration of projected financial results;

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  the net present value of Pacific Premier with consideration of projected financial results; and

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  such other financial studies, analyses and investigations and financial, economic and market criteria and other information as Davidson considered relevant including discussions with management and other representatives and advisors of Pacific Premier and HEOP concerning the business, financial condition, results of operations and prospects of Pacific Premier and HEOP.

        In arriving at its opinion, Davidson has assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Davidson, discussed with or reviewed by or for Davidson, or publicly available, and Davidson has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pacific Premier or HEOP, nor did Davidson make an independent appraisal or analysis of Pacific Premier or HEOP with respect to the merger. In addition, Davidson has not assumed any obligation to conduct, nor has Davidson conducted any physical inspection of the properties or facilities of Pacific Premier or HEOP. Davidson has further relied on the assurances of management of Pacific Premier and HEOP that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Davidson did not make an independent evaluation or appraisal of the specific assets or liabilities including the amount of any fair value adjustments per FASB 141(R). Davidson did not make an independent evaluation of the adequacy of the allowance for loan losses of Pacific Premier or HEOP nor has Davidson reviewed any individual credit files relating to Pacific Premier or HEOP. Davidson has assumed that the respective allowances for loan losses for both Pacific Premier and HEOP are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson has assumed that there has been no material change in Pacific Premier's or HEOP' assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements provided to Davidson. Davidson has assumed in all respects material to its analysis that Pacific Premier and HEOP will remain as going concerns for all periods relevant to its analysis. Davidson has also assumed in all respects material to its analysis that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Davidson has assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Davidson's opinion is necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to Pacific Premier's board of directors.

        Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

        Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of December 9, 2016, the last trading day prior to the date on which Davidson delivered the fairness opinion letter to Pacific Premier's board of directors, and is not necessarily indicative of market conditions after such date.

  Summary of Proposal

        Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each outstanding share of common stock of HEOP will be converted into 0.3471 shares of Pacific Premier common stock at closing. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of Pacific Premier common stock on December 9, 2016, of $34.65, the consideration represented a value of $12.03 per share of HEOP common stock. Based upon financial information as of or for the twelve month period ended September 30, 2016, Davidson calculated the following transaction ratios:

Transaction Ratios

	Aggregate		Per Share
Transaction Price / Last Twelve Months Net Income	26.3	x	26.1	x
Transaction Price / MRQ, Annualized Net Income	25.0		25.1
Transaction Price / Last Twelve Months Net Income (2016E)(1)	25.4		25.1
Transaction Price / Last Twelve Months Net Income (2017E)(1)	21.0		20.7
Transaction Price / Last Twelve Months Net Income (2018E)(1)	17.9		17.7
Transaction Price / Book Value	194.1%		191.4%
Transaction Price / Tangible Book Value	223.6		220.5
Tangible Book Premium / Core Deposits(2)	15.8		—
Transaction Price / HEOP's Closing Price as of 12/9/2016(3)	NA		6.8
Transaction Price / HEOP's 20-Day Average Price as of 12/9/2016(4)	NA		21.5

(1)
Net income based on average FactSet Research Systems, Inc. consensus estimates.

(2)
Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits.

(3)
Based on HEOP's closing price as of 12/9/2016 of $11.26.

(4)
Based on HEOP's 20-Day average price as of 12/9/2016 of $9.90.

  Stock Trading History of Pacific Premier and Heritage Oaks

        Davidson reviewed the history of the reported trading prices and volume of Pacific Premier and HEOP common stock and the relationship between the movements in the prices of Pacific Premier and HEOP common stock to movements in certain stock indices, including the Standard & Poor's 500 Index, the Russell 2000 and the KBW NASDAQ Regional Bank Index.

One Year Stock Performance

	Beginning Index Value on 12/9/2015	Ending Index Value on 12/9/2016
Standard & Poor's 500 Index	100.0%	110.3%
Russell 2000	100.0	121.1
KBW NASDAQ Regional Bank Index	100.0	135.1
Pacific Premier	100.0	157.4
HEOP	100.0	139.4

 Three Year Stock Performance

	Beginning Index Value on 12/9/2013	Ending Index Value on 12/9/2016
Standard & Poor's 500 Index	100.0%	124.9%
Russell 2000	100.0	122.9
KBW NASDAQ Regional Bank Index	100.0	145.2
Pacific Premier	100.0	236.5
HEOP	100.0	150.3

  Contribution Analysis

        Davidson analyzed the relative contribution of Pacific Premier and HEOP to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included:

        (i) market capitalization as of December 9, 2016; (ii) 60-day average market capitalization; (iii) annualized net income for the preceding three months ended September 30, 2016; (iv) annualized net income for the preceding nine months ended September 30, 2016; (v) net income for the preceding twelve months ended September 30, 2016; (vi) estimates for Pacific Premier GAAP net income in 2016, 2017 and 2018 based on average FactSet Research Systems, Inc. consensus estimates, as discussed and confirmed by Pacific Premier management and estimates for HEOP GAAP net income in 2016, 2017 and 2018 based on average FactSet Research Systems, Inc. consensus estimates, as discussed with and confirmed by HEOP and Pacific Premier management; (vii) total assets; (viii) total cash; (ix) total investment securities; (x) gross loans; (xi) loan loss reserve; (xii) total deposits; (xiii) total non-interest bearing demand deposits; (xiv) non-CDs; and (xv) tangible common equity.

The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below:

Contribution Analysis

	Pacific Premier Stand-alone September 30, 2016		Pacific Premier % of Total	HEOP Stand-alone September 30, 2016		HEOP % of Total
Market Capitalization
Current Market Capitalization (in thousands)		$958,299	71.3%		$385,725	28.7%
60-Day Average Market Capitalization (in thousands)		785,169	72.4		298,724	27.6
Income Statement—Historical
MRQ, Annualized Net Income (in thousands)(1)		$36,908	68.8%		$16,732	31.2%
YTD, Annualized Net Income (in thousands)(2)		37,536	69.5		16,511	30.5
LTM Net Income (in thousands)(3)		36,215	69.5		15,861	30.5
Income Statement—Projections
2016 Est. Net Income (in thousands)(4)		$39,757	70.7%		$16,444	29.3%
2017 Est. Net Income (in thousands)(4)		51,829	72.3		19,869	27.7
2018 Est. Net Income (in thousands)(4)		58,833	71.6		23,295	28.4
Balance Sheet
Total Assets (in thousands)		$3,754,831	65.4%		$1,988,307	34.6%
Total Cash (in thousands)		107,848	62.3		65,250	37.7
Total Investment Securities (in thousands)		322,100	41.4		456,464	58.6
Gross Loans Incl. Loans HFS (in thousands)		3,099,848	69.7		1,349,530	30.3
Loan Loss Reserve (in thousands)		21,843	55.3		17,643	44.7
Total Deposits (in thousands)		3,059,752	65.2		1,631,348	34.8
Non-Interest Bearing Demand (in thousands)		1,160,394	67.1		570,243	32.9
Non-CDs (in thousands)		2,487,537	64.2		1,389,769	35.8
Tangible Common Equity (in thousands)		338,050	64.4		186,830	35.6
Pro Forma Ownership
Merger Transaction(5)	$	NA	69.9%	$	NA	30.1%

  Note: Pro forma contribution does not include any purchase accounting or merger adjustments.

(1)
Net income for the preceding three months ending September 30, 2016, on an annualized basis.

(2)
Net income for the preceding nine months ending September 30, 2016, on an annualized basis.

(3)
Net income for the preceding twelve months ending September 30, 2016.

(4)
Net income based on average Fact Set Research Systems, Inc. consensus estimates.

(5)
Pro forma ownership based on 0.3471x exchange ratio, without including dilutive impact from stock options from Pacific Premier or HEOP.

  Comparable Companies Analysis for Pacific Premier

        Davidson used publicly available information to compare selected financial and market trading information for Pacific Premier and a group of eighteen (18) financial institutions selected by Davidson which: (i) were banks with common stock listed on the NASDAQ or NYSE stock exchanges; (ii) were headquartered in California, Colorado, Oregon and Washington; and (iii) had a total assets between $2.0 billion and $10.0 billion. The eighteen (18) financial institutions were as follows:

Bank of Marin Bancorp	Heritage Commerce Corp
Banner Corporation	Heritage Financial Corporation
CoBiz Financial Inc.	HomeStreet, Inc.
Columbia Banking System, Inc.	National Bank Holdings Corporation
CU Bancorp	Opus Bank
CVB Financial Corp.	Pacific Continental Corporation
First Foundation Inc.	Preferred Bank
Guaranty Bancorp	TriCo Bancshares
Hanmi Financial Corporation	Westamerica Bancorporation

Does not reflect impact from pending acquisitions or acquisitions closed after December 9, 2016

        The analysis compared publicly available financial and market trading information for Pacific Premier and the data for the eighteen (18) financial institutions identified above as of and for the three-month period ended September 30, 2016. The table below compares the data for Pacific Premier and the data for the eighteen (18) financial institutions identified above, with pricing data as of December 9, 2016. The 2016 and 2017 Earnings Per Share estimates used in the table below were based on average FactSet Research Systems, Inc. consensus earnings estimates for Pacific Premier and the eighteen (18) financial institutions identified above.

Financial Condition and Performance

		Comparable Companies
	Pacific Premier
		Median	Average	Minimum	Maximum
Total Assets (in millions)	$3,754.8	$4,124.3	$4,864.2	$2,054.8	$9,841.0
Loan / Deposit Ratio	101.0%	82.5%	80.5%	29.4%	98.7%
Non-Performing Assets / Total Assets	0.17	0.07	0.65	0.04	1.20
Tangible Common Equity Ratio	9.28	9.16	9.42	7.68	12.04
Net Interest Margin (Most Recent Quarter)	4.41	3.75	3.76	3.15	4.23
Efficiency Ratio (Most Recent Quarter)	57.0	57.4	57.2	36.7	70.4
Return on Average Tangible Common Equity (Most Recent Quarter)	11.54	12.17	11.59	–1.42	20.07
Return on Average Assets (Most Recent Quarter)	1.00	1.16	1.07	–0.16	1.79

 Market Performance Multiples

			Comparable Companies
	Pacific Premier
			Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$958.3		$770.2		$1,015.1		$440.9		$2,590.4
Price / Tangible Book Value Per Share	283.5%		215.7%		222.4%		145.9%		386.8%
Price / MRQ Earnings Per Share	26.3	x	19.4	x	19.5	x	7.4	x	26.8	x
Price / LTM Earnings Per Share	24.8		21.5		21.6		12.4		28.3
Price / 2016 Est. Earnings Per Share(1)	23.9		20.4		20.9		11.3		28.5
Price / 2017 Est. Earnings Per Share(1)	18.7		17.8		19.0		11.8		28.0

(1)
Earnings per share estimates based on average FactSet Research Systems, Inc. consensus earnings estimates.

  Comparable Companies Analysis for HEOP

        Davidson used publicly available information to compare selected financial and market trading information for HEOP and a group of seventeen (17) financial institutions selected by Davidson which: (i) were banks with common stock listed on NASDAQ or NYSE; (ii) were headquartered in California, Colorado Oregon and Washington; and (iii) had a assets of between $1.0 billion and $5.0 billion. These seventeen (17) financial institutions were as follows:

Bank of Commerce Holdings	Heritage Commerce Corp
Bank of Marin Bancorp	Heritage Financial Corporation
Central Valley Community Bancorp	National Bank Holdings Corporation
CoBiz Financial Inc.	Pacific Continental Corporation
CU Bancorp	Pacific Mercantile Bancorp
First Financial Northwest, Inc.	Preferred Bank
First Foundation Inc.	Sierra Bancorp
Guaranty Bancorp	TriCo Bancshares
Hanmi Financial Corporation

Does not reflect impact from pending acquisitions or acquisitions closed after December 9, 2016

        The analysis compared publicly available financial and market trading information for HEOP and the data for the seventeen (17) financial institutions identified above as of and for the three-month period ended September 30, 2016. The table below compares the data for HEOP and the data for the comparable companies, with pricing data as of December 9, 2016. The 2016 and 2017 Earnings Per Share estimates used in the table below were based on average FactSet Research Systems, Inc. consensus earnings estimates for HEOP and the seventeen (17) financial institutions identified above.

Financial Condition and Performance

		Comparable Companies
	HEOP	Median	Average	Minimum	Maximum
Total Assets (in millions)	$1,988.3	$2,893.2	$2,787.2	$1,074.7	$4,606.4
Loan / Deposit Ratio	82.2%	81.5%	84.1%	55.9%	123.8%
Non-Performing Assets / Total Assets	0.80	0.91	1.03	0.04	3.46
Tangible Common Equity Ratio	9.53	9.34	9.66	7.94	14.06
Net Interest Margin (Most Recent Quarter)	3.50	3.75	3.80	3.15	4.23
Efficiency Ratio (Most Recent Quarter)	66.8	60.1	60.8	36.7	94.6
Return on Average Tangible Common Equity (Most Recent Quarter)	9.27	10.91	11.01	6.43	14.17
Return on Average Assets (Most Recent Quarter)	0.85	1.01	0.36	–10.72	1.36

 Market Performance Multiples

			Comparable Companies
	HEOP		Median		Average		Minimum		Maximum
Market Capitalization (in millions)	$385.7		$530.6		$530.8		$123.0		$1,087.6
Price / Tangible Book Value Per Share	206.5%		198.0%		196.3%		133.7%		254.6%
Price / MRQ Earnings Per Share	23.5	x	17.6	x	18.4	x	12.6	x	22.5	x
Price / LTM Earnings Per Share	24.5		20.2		20.1		14.0		22.7
Price / 2016 Est. Earnings Per Share(1)	23.5		19.7		20.0		14.6		23.3
Price / 2017 Est. Earnings Per Share(1)	19.4		17.5		17.5		11.2		21.5

(1)
Earnings per share estimates based on average FactSet Research Systems, Inc. consensus earnings estimates.

  Precedent Transactions Analysis

        Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) "Western U.S. Transactions," (2) "Nationwide Transactions," and (3) "Nationwide Stock Transactions."

        "Western U.S. Transactions," included ten (10) transactions where:

  •
  the transaction was announced between January 1, 2015 and December 9, 2016;

  •
  the transaction involved banks headquartered in the Western U.S.;

  •
  the selling company's total assets were between $500.0 million and $5.0 billion; and

  •
  the transaction was not a merger of equals.

        "Nationwide Transactions" included fifteen (15) transactions where:

  •
  the transaction was announced between January 1, 2016 and December 9, 2016;

  •
  the transaction involved banks headquartered nationwide;

  •
  the selling company's total assets were between $1.0 billion and $10.0 billion; and

  •
  the transaction was not a merger of equals.

        "Nationwide Stock Transactions" included nine (9) transactions where:

  •
  the transaction was announced between January 1, 2016 and December 9, 2016;

  •
  the transaction involved banks headquartered nationwide;

  •
  the selling company's total assets were between $1.0 billion and $10.0 billion;

  •
  the stock consideration was greater than 90% of the merger consideration; and

  •
  the transaction was not a merger of equals.

        The following tables set forth the transactions included in "Western U.S. Transactions," "Nationwide Transactions," and "Nationwide Stock Transactions," and are sorted by announcement date:

Western U.S. Transactions

Announcement Date	Acquirer	Target
11/17/2016*	First Interstate BancSystem, Inc.	Cascade Bancorp
7/08/2016*	Cathay General Bancorp	SinoPac Bancorp
4/28/2016	Mechanics Bank	California Republic Bancorp
3/16/2016	Guaranty Bancorp	Home State Bancorp
3/10/2016	Midland Financial Co.	1st Century Bancshares,
3/07/2016	Triumph Bancorp, Inc.	ColoEast Bankshares, Inc.
10/23/2015	Heartland Financial USA, Inc.	CIC Bancshares, Inc.
10/01/2015	Pacific Premier Bancorp, Inc.	Security California Bancorp
5/29/2015	Heartland Financial USA, Inc.	Premier Valley Bank
3/09/2015	Western Alliance Bancorporation	Bridge Capital Holdings

*
Indicates the transaction was pending as of December 9, 2016.

Nationwide Transactions

Announcement Date	Acquirer	Target
11/21/2016*	Independent Bank Group, Inc.	Carlile Bancshares, Inc.
11/17/2016*	First Interstate BancSystem, Inc.	Cascade Bancorp
10/24/2016*	Community Bank System, Inc.	Merchants Bancshares, Inc.
10/24/2016*	Access National Corporation	Middleburg Financial Corporation
8/18/2016*	United Bankshares, Inc.	Cardinal Financial Corporation
7/21/2016*	F.N.B. Corporation	Yadkin Financial Corporation
7/08/2016*	Cathay General Bancorp	SinoPac Bancorp
6/28/2016*	First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
6/27/2016*	People's United Financial, Inc.	Suffolk Bancorp
6/27/2016	Berkshire Hills Bancorp, Inc.	First Choice Bank
6/17/2016*	South State Corporation	Southeastern Bank Financial Corporation
5/03/2016	WesBanco, Inc.	Your Community Bankshares, Inc.
5/03/2016*	Investors Bancorp, Inc.	Bank of Princeton
4/28/2016	Mechanics Bank	California Republic Bancorp
1/28/2016	Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.

*
Indicates the transaction was pending as of December 9, 2016.

Nationwide Stock Transactions

Announcement Date	Acquirer	Target
11/21/2016*	Independent Bank Group, Inc.	Carlile Bancshares, Inc.
10/24/2016*	Access National Corporation	Middleburg Financial Corporation
8/18/2016*	United Bankshares, Inc.	Cardinal Financial Corporation
7/21/2016*	F.N.B. Corporation	Yadkin Financial Corporation
6/28/2016*	First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
6/27/2016*	People's United Financial, Inc.	Suffolk Bancorp
6/27/2016	Berkshire Hills Bancorp, Inc.	First Choice Bank
6/17/2016*	South State Corporation	Southeastern Bank Financial Corporation
1/28/2016	Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.

*
Indicates the transaction was pending as of December 9, 2016.

        For each transaction referred to above, Davidson compared, among other things, the following implied ratios:

  •
  transaction price compared to earnings for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

  •
  transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

  •
  tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

  •
  transaction price per share compared to the closing stock price of the target company for the day prior to the announcement of the transaction.

        As illustrated in the following table, Davidson compared the proposed merger multiples to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and HEOP data for the last twelve months ended September 30, 2016.

Financial Condition and Performance

		Western U.S.				Nationwide				Nationwide Stock
	HEOP	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$1.988.3	$817.4	$1,234.3	$647.5	$3,174.8	$1,877.3	$2,318.9	$1,035.5	$7,455.2	$2,256.4	$2,685.6	$1,124.7	$7,455.2
Return on Average Assets (Last Twelve Months)	0.85%	0.68%	0.68%	0.23%	1.24%	0.80%	0.80%	0.18%	1.20%	0.90%	0.81%	0.18%	1.20%
Tangible Common Equity Ratio	9.53	9.30	10.59	8.62	21.13	9.13	9.66	4.51	21.13	9.49	8.99	4.51	11.70
Efficiency Ratio (Last Twelve Months)	66.8	72.5	71.0	54.7	88.1	66.0	67.2	54.3	91.4	65.3	66.9	54.3	91.4
Non-Performing Assets / Total Assets	0.80	0.54	0.85	0.07	3.36	0.84	1.01	0.01	3.52	1.02	1.30	0.01	3.52

 Transaction Multiples

			Western U.S.								Nationwide								Nationwide Stock
	HEOP		Median		Average		Minimum		Maximum		Median		Average		Minimum		Maximum		Median		Average		Minimum		Maximum
Transaction Price / Last Twelve Months Net Income	26.3	x	27.8	x	29.9	x	12.5	x	46.5	x	21.4	x	25.8	x	13.1	x	57.8	x	21.4	x	26.2	x	16.7	x	57.8	x
Transaction Price / Tangible Book Value (Per Share)	220.5%		167.5%		171.7%		126.4%		222.2%		195.2%		186.1%		116.0%		231.7%		196.0%		192.9%		116.0%		231.7%
Transaction Price / Tangible Book Value (Aggregate)	223.6		172.3		176.2		126.4		226.5		198.3		190.7		116.0		233.0		198.3		194.3		116.0		233.0
One-Day Market Premium(1)	6.8		18.9		22.9		9.6		40.3		20.0		23.7		1.7		51.8		24.0		26.0		1.7		51.8
Tangible Book Premium / Core Deposits(2)	15.8		10.1		9.8		3.0		15.6		12.1		12.1		2.4		19.5		13.0		12.2		2.4		19.5

(1)
Based on HEOP's Closing Price as of 12/9/2016 of $11.26.

(2)
Core deposits exclude time deposits with account balance greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the aggregate transaction book value by core deposits.

Net Present Value Analysis for HEOP

        Davidson performed an analysis that estimated the net present value per share of HEOP common stock under various circumstances. The analysis assumed: (i) HEOP performed in accordance with average FactSet Research Systems, Inc. consensus earnings estimates for the years ending December 31, 2016, December 31, 2017 and December 31, 2018; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by HEOP and Pacific Premier management. To approximate the terminal value of HEOP common stock at December 31, 2020, Davidson applied price to forward earnings multiples of 14.0x to 21.0x and multiples of tangible book value ranging from 160.0% to 230.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of HEOP common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and the published Duff & Phelps Size Premium.

        At the December 12, 2016 Pacific Premier board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of HEOP common stock of $7.82 to $14.12 when applying the price to forward earnings multiples to the financial forecasts and $7.75 to $13.44 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
9.00%	$9.73	$10.36	$10.99	$11.62	$12.24	$12.87	$13.50	$14.12
10.00	9.38	9.98	10.58	11.19	11.79	12.39	13.00	13.60
11.00	9.04	9.62	10.20	10.78	11.36	11.94	12.52	13.10
12.00	8.71	9.27	9.83	10.39	10.95	11.51	12.06	12.62
13.00	8.40	8.94	9.48	10.01	10.55	11.09	11.63	12.17
14.00	8.10	8.62	9.14	9.66	10.18	10.70	11.21	11.73
15.00	7.82	8.32	8.82	9.32	9.82	10.32	10.82	11.32

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	160.0%	170.0%	180.0%	190.0%	200.0%	210.0%	220.0%	230.0%
9.00%	$9.64	$10.18	$10.72	$11.27	$11.81	$12.35	$12.90	$13.44
10.00	9.29	9.81	10.33	10.85	11.37	11.90	12.42	12.94
11.00	8.95	9.45	9.95	10.46	10.96	11.46	11.96	12.47
12.00	8.63	9.11	9.59	10.08	10.56	11.04	11.53	12.01
13.00	8.32	8.78	9.25	9.72	10.18	10.65	11.11	11.58
14.00	8.03	8.47	8.92	9.37	9.82	10.27	10.72	11.17
15.00	7.75	8.18	8.61	9.04	9.47	9.91	10.34	10.77

        Davidson also considered and discussed with Pacific Premier's board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming HEOP estimated earnings per share in 2021 varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for HEOP common stock, using the same price to earnings multiples of 14.0x to 21.0x and a discount rate of 10.0%.

	Earnings Per Share Multiple
Variance to 2021 EPS	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x	21.0x
20.00%	$11.07	$11.79	$12.51	$13.24	$13.96	$14.69	$15.41	$16.13
15.00	10.64	11.34	12.03	12.73	13.42	14.11	14.81	15.50
10.00	10.22	10.89	11.55	12.21	12.88	13.54	14.20	14.87
5.00	9.80	10.43	11.07	11.70	12.33	12.97	13.60	14.23
0.00	9.38	9.98	10.58	11.19	11.79	12.39	13.00	13.60
–5.00	8.95	9.53	10.10	10.67	11.25	11.82	12.39	12.97
–10.00	8.53	9.08	9.62	10.16	10.70	11.25	11.79	12.33
–15.00	8.11	8.62	9.14	9.65	10.16	10.67	11.19	11.70
–20.00	7.69	8.17	8.65	9.14	9.62	10.10	10.58	11.07

Net Present Value Analysis for Pacific Premier

        Davidson performed an analysis that estimated the net present value per share of Pacific Premier common stock under various circumstances. The analysis assumed: (i) Pacific Premier performed in accordance with average FactSet Research Systems, Inc. consensus earnings estimates for the years ending December 31, 2016, December 31, 2017 and December 31, 2018; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Pacific Premier management. To approximate the terminal value of Pacific Premier common stock at December 31, 2020, Davidson applied price to forward earnings multiples of 13.0x to 20.0x and multiples of tangible book value ranging from 140.0% to 280.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pacific Premier common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and the published Duff & Phelps Size Premium.

        At the December 12, 2016 Pacific Premier board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Pacific Premier common stock of $20.05 to $38.74 when applying the price to earnings multiples to the financial forecasts and $19.03 to $47.80 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
9.00%	$25.18	$27.12	$29.06	$30.99	$32.93	$34.87	$36.81	$38.74
10.00	24.22	26.09	27.95	29.81	31.68	33.54	35.40	37.27
11.00	23.31	25.10	26.89	28.69	30.48	32.27	34.07	35.86
12.00	22.44	24.16	25.89	27.61	29.34	31.06	32.79	34.52
13.00	21.60	23.26	24.93	26.59	28.25	29.91	31.57	33.23
14.00	20.81	22.41	24.01	25.61	27.21	28.81	30.41	32.01
15.00	20.05	21.59	23.13	24.68	26.22	27.76	29.30	30.84

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%	260.0%	280.0%
9.00%	$23.90	$27.31	$30.73	$34.14	$37.56	$40.97	$44.38	$47.80
10.00	22.99	26.27	29.56	32.84	36.12	39.41	42.69	45.98
11.00	22.12	25.28	28.44	31.60	34.76	37.92	41.08	44.24
12.00	21.29	24.33	27.38	30.42	33.46	36.50	39.54	42.58
13.00	20.50	23.43	26.36	29.29	32.22	35.15	38.07	41.00
14.00	19.75	22.57	25.39	28.21	31.03	33.85	36.67	39.49
15.00	19.03	21.75	24.46	27.18	29.90	32.62	35.34	38.05

        Davidson also considered and discussed with Pacific Premier's board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Pacific Premier estimated earnings per share in 2021 varied from 20.0% above projections to 20.0% below projections.

This analysis resulted in the following range of per share values for Pacific Premier common stock, using the same price to earnings multiples of 13.0x to 20.0x and a discount rate of 10.0%.

	Earnings Per Share Multiple
Variance to 2021 EPS	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
20.00%	$29.07	$31.30	$33.54	$35.78	$38.01	$40.25	$42.48	$44.72
15.00	27.86	30.00	32.14	34.28	36.43	38.57	40.71	42.86
10.00	26.65	28.69	30.74	32.79	34.84	36.89	38.94	40.99
5.00	25.43	27.39	29.35	31.30	33.26	35.22	37.17	39.13
0.00	24.22	26.09	27.95	29.81	31.68	33.54	35.40	37.27
–5.00	23.01	24.78	26.55	28.32	30.09	31.86	33.63	35.40
–10.00	21.80	23.48	25.15	26.83	28.51	30.19	31.86	33.54
–15.00	20.59	22.17	23.76	25.34	26.92	28.51	30.09	31.68
–20.00	19.38	20.87	22.36	23.85	25.34	26.83	28.32	29.81

Net Present Value Analysis for Pro Forma Pacific Premier

        Davidson performed an analysis that estimated the net present value per share of Pacific Premier common stock under various circumstances, including the impact of the merger with HEOP. The analysis assumed (i) Pacific Premier performed in accordance with average FactSet Research Systems, Inc. consensus earnings estimates for the years ending December 31, 2016, December 31, 2017 and December 31, 2018; (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by Pacific Premier management; and (iii) the pro forma financial impact of the merger with HEOP including the cost savings estimates, purchase accounting adjustments and transaction expenses, as discussed with and confirmed by Pacific Premier management. The analysis assumed (i) HEOP performed in accordance with average FactSet Research Systems, Inc. consensus earnings estimates for the years ending December 31, 2016, December 31, 2017 and December 31, 2018; and (ii) an estimated long-term growth rate for the years thereafter, as discussed with and confirmed by HEOP management. To approximate the terminal value of Pacific Premier common stock at December 31, 2020, Davidson applied price to earnings multiples of 13.0x to 20.0x and multiples of tangible book value ranging from 140.0% to 280.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 15.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pacific Premier common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and the published Duff & Phelps Size Premium.

        At the December 12, 2016 Pacific Premier board of directors meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        As illustrated in the following tables, the analysis indicates an imputed range of values per share of Pacific Premier common stock of $20.91 to $40.41 when applying the price to forward earnings multiples to the financial forecasts and $19.66 to $49.39 when applying the multiples of tangible book value to the financial forecasts.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
9.00%	$26.27	$28.29	$30.31	$32.33	$34.35	$36.37	$38.39	$40.41
10.00	25.27	27.21	29.15	31.10	33.04	34.98	36.93	38.87
11.00	24.31	26.18	28.05	29.92	31.79	33.66	35.53	37.40
12.00	23.40	25.20	27.00	28.80	30.60	32.40	34.20	36.00
13.00	22.53	24.27	26.00	27.73	29.47	31.20	32.93	34.67
14.00	21.70	23.37	25.04	26.71	28.38	30.05	31.72	33.39
15.00	20.91	22.52	24.13	25.74	27.35	28.95	30.56	32.17

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	140.0%	160.0%	180.0%	200.0%	220.0%	240.0%	260.0%	280.0%
9.00%	$24.69	$28.22	$31.75	$35.28	$38.81	$42.33	$45.86	$49.39
10.00	23.75	27.15	30.54	33.93	37.33	40.72	44.11	47.51
11.00	22.86	26.12	29.39	32.65	35.92	39.18	42.45	45.71
12.00	22.00	25.14	28.29	31.43	34.57	37.71	40.86	44.00
13.00	21.18	24.21	27.24	30.26	33.29	36.31	39.34	42.37
14.00	20.40	23.32	26.23	29.15	32.06	34.98	37.89	40.81
15.00	19.66	22.47	25.28	28.09	30.89	33.70	36.51	39.32

        Davidson also considered and discussed with Pacific Premier's board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming Pacific Premier's pro forma estimated earnings per share in 2021 varied from 20.0% above projections to 20.0% below projections. This analysis resulted in the following range of per share values for Pacific Premier common stock using the same price to earnings multiples of 13.0x to 20.0x, and using a discount rate of 10.0%.

	Earnings Per Share Multiple
Variance to 2021 EPS	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
20.00%	$30.32	$32.65	$34.98	$37.32	$39.65	$41.98	$44.31	$46.64
15.00	29.06	31.29	33.53	35.76	38.00	40.23	42.47	44.70
10.00	27.79	29.93	32.07	34.21	36.34	38.48	40.62	42.76
5.00	26.53	28.57	30.61	32.65	34.69	36.73	38.77	40.81
0.00	25.27	27.21	29.15	31.10	33.04	34.98	36.93	38.87
– 5.00	24.00	25.85	27.70	29.54	31.39	33.23	35.08	36.93
–10.00	22.74	24.49	26.24	27.99	29.74	31.49	33.23	34.98
–15.00	21.48	23.13	24.78	26.43	28.08	29.74	31.39	33.04
–20.00	20.21	21.77	23.32	24.88	26.43	27.99	29.54	31.10

Financial Impact Analysis

        Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of Pacific Premier and HEOP. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of HEOP. In the course of this analysis, Davidson used average FactSet Research Systems, Inc. consensus earnings estimates for Pacific Premier for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, and used average FactSet Research Systems, Inc. consensus earnings estimates for HEOP for the years ending December 31, 2016, December 31, 2017 and December 31, 2018. This analysis indicated that the merger is expected to be accretive to Pacific Premier's estimated earnings per share in 2017, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be immediately accretive to tangible book value per share for Pacific Premier and that Pacific Premier would maintain capital ratios in excess of those required for Pacific Premier to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Pacific Premier and HEOP prior to and following the merger will vary from the projected results, and the variations may be material.

        Davidson prepared its analyses for purposes of providing its opinion to Pacific Premier's board of directors as to the fairness, from a financial point of view, to Pacific Premier of the consideration to be paid to the holders of HEOP common stock in the proposed merger and to assist Pacific Premier's board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of Pacific Premier, HEOP or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

        Davidson's opinion was one of many factors considered by the Pacific Premier's board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the board of directors of Pacific Premier or management with respect to the merger or the merger consideration.

        Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to Pacific Premier in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to Pacific Premier, HEOP and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Pacific Premier and HEOP for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Pacific Premier selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated September 27, 2016, Pacific Premier engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, Pacific Premier agreed to pay Davidson a cash fee of $250,000 concurrently with the rendering of its opinion. Pacific Premier will pay to Davidson at the time of closing of the merger a contingent cash fee equal to 0.85% of the aggregate merger consideration. Pacific Premier has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

        Davidson's Relationship.    Davidson has, in the past, provided certain investment banking services to Pacific Premier and its affiliates, has had a material relationship with Pacific Premier and its affiliates and has received compensation and reimbursement of out-of-pocket expenses for such services. During the two (2) years preceding the date of the opinion, Davidson received compensation for acting as Pacific Premier's financial advisor on the acquisition of Security California Bancorp in 2015 as well as the acquisition of Independence Bank in 2014. Additionally, Davidson may provide investment banking services to the combined company in the future and may receive future compensation.

Opinion of HEOP's Financial Advisor

        HEOP retained Sandler O'Neill to act as financial advisor to HEOP's board of directors in connection with HEOP's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 11, 2016 meeting of HEOP's board of directors meeting at which HEOP's board considered and discussed the terms of the merger agreement and the merger, Sandler O'Neill delivered to HEOP's board of directors its oral opinion, which was subsequently confirmed in writing on December 11, 2016, to the effect that, as of such date, the exchange ratio provided for in the merger agreement was fair to the holders of HEOP common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of HEOP common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to HEOP's board of directors in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of HEOP as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement and the merger. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of HEOP common stock and does not address the underlying business decision of HEOP to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for HEOP or the effect of any other transaction in which HEOP might engage. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of HEOP or Pacific Premier, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the exchange ratio to be received by the holders of HEOP common stock. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  a draft of the merger agreement, dated December 7, 2016;

  •
  certain publicly available financial statements and other historical financial information of HEOP that Sandler O'Neill deemed relevant;

  •
  certain publicly available financial statements and other historical financial information of Pacific Premier that Sandler O'Neill deemed relevant;

  •
  publicly available consensus mean analyst estimates for HEOP for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and asset growth rates for HEOP for the years thereafter, as provided by the senior management of HEOP;

  •
  publicly available consensus mean analyst estimates for Pacific Premier for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and asset growth rates for the years thereafter, as provided by the senior management of Pacific Premier;

  •
  the pro forma financial impact of the merger on Pacific Premier based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Pacific Premier;

  •
  the relative contribution of assets, liabilities, equity and earnings of HEOP and Pacific Premier to the combined entity;

  •
  the publicly reported historical price and trading activity for HEOP's common stock and Pacific Premier's common stock, including a comparison of certain stock market information for HEOP common stock and Pacific Premier common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

  •
  a comparison of certain financial information for HEOP and Pacific Premier with similar institutions for which information is publicly available;

  •
  the financial terms of certain recent business combinations in the bank and thrift industry on a regional and nationwide basis, to the extent publicly available;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of the senior management of HEOP the business, financial condition, results of operations and prospects of HEOP and held similar discussions with certain members of the senior management of Pacific Premier regarding the business, financial condition, results of operations and prospects of Pacific Premier.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by it from public sources, that was provided to Sandler O'Neill by HEOP or Pacific Premier or their respective representatives or that was otherwise reviewed by Sandler O'Neill, and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. Sandler O'Neill relied on the assurances of the respective managements of HEOP and Pacific Premier that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O'Neill had not been asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HEOP or Pacific Premier or any of their respective subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of HEOP or Pacific Premier. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of HEOP or Pacific Premier, or of the combined entity after the merger, and it did not review any individual credit files relating to HEOP or Pacific Premier. Sandler O'Neill assumed, with HEOP's consent, that the respective allowances for loan losses for both HEOP and Pacific Premier were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used publicly available consensus mean analyst estimates for HEOP for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and asset growth rates for HEOP for the years thereafter, as provided by the senior management of HEOP. In addition, Sandler O'Neill used publicly available consensus mean analyst estimates for Pacific Premier for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and asset growth rates for the years thereafter, as provided by the senior management of Pacific Premier. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Pacific Premier. With respect to the foregoing information, the respective senior managements of HEOP and Pacific Premier confirmed to Sandler O'Neill that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of HEOP and Pacific Premier, respectively, and the other matters covered thereby, and Sandler O'Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O'Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O'Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of HEOP or Pacific Premier since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to their analysis that HEOP and Pacific Premier would remain as going concerns for all periods relevant to their analysis.

        Sandler O'Neill also assumed, with HEOP's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on HEOP, Pacific Premier or the merger or any related transaction, (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with HEOP's consent, Sandler O'Neill relied upon the advice that HEOP received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading values of HEOP common stock or Pacific Premier common stock at any time or what the value of Pacific Premier common stock would be once it is actually received by the holders of HEOP common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to HEOP's board of directors, but is a summary of all material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to HEOP or Pacific Premier and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of HEOP and Pacific Premier and the companies to which they are being compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of HEOP, Pacific Premier and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to HEOP's board of directors at its December 11, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of HEOP common stock or the prices at which HEOP common stock or Pacific Premier common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by HEOP's board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of HEOP's board of directors or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between HEOP and Pacific Premier.

        Summary of Proposed Exchange Ratio and Implied Transaction Metrics.    Sandler O'Neill reviewed the financial terms of the proposed merger. Using the closing price of Pacific Premier common stock on December 9, 2016 of $34.65 for valuing Pacific Premier common stock issuable in the merger,

Pacific Premier common stock that may be issued pursuant to the exercise of HEOP options and restricted stock awards that were outstanding on December 6, 2016 and would convert into Pacific Premier equivalent awards in the merger, and cash payments payable by Pacific Premier to settle certain HEOP restricted stock units, Sandler O'Neill calculated an aggregate implied transaction value of approximately $417.8 million, or an implied transaction price per share of HEOP common stock of $12.03. Based upon historical financial information for HEOP as or for the last twelve months (LTM) ended September 30, 2016 and mean analyst estimates for 2016, 2017, and 2018 as provided by the respective senior managements of HEOP and Pacific Premier, Sandler O'Neill calculated the following implied transaction metrics:

Transaction Price / Tangible Book Value Per Share of HEOP	221%
Transaction Price / Last Twelve Months Earnings Per Share of HEOP	26.1	x
Transaction Price / 2016E Earnings Per Share of HEOP	25.0
Transaction Price / 2017E Earnings Per Share of HEOP	20.7
Transaction Price / 2018E Earnings Per Share of HEOP	17.8
Core Deposit Premium(1)	15%
One Day Market Premium to December 9, 2016 HEOP Closing Stock Price	7

(1)
Tangible book premium to core deposits calculated as deal value less tangible common equity, as a percentage of core deposits (defined as total deposits less time deposits with balances over $100,000).

        Contribution Analysis.    Sandler O'Neill reviewed the relative contribution of various balance sheet and income statement items to be made by HEOP and Pacific Premier to the combined entity based on financial information for both companies as of or for the period ended September 30, 2016 and mean analyst estimates for 2016, 2017, and 2018 as provided by the respective senior managements of HEOP and Pacific Premier. The results of this analysis are set forth in the following table:

	Pacific Premier	HEOP
Assets	65.4%	34.6%
Total Deposits	65.2	34.8
Net Loans Held For Investment	69.9	30.1
Core Deposits(1)	65.7	34.3
Non-Interest Bearing Deposits	67.1	32.9
Tangible Common Equity	64.4	35.6
Total Equity	67.6	32.4
Last Twelve Months Net Income	69.6	30.4
Projected 2016 Net Income	70.7	29.3
Projected 2017 Net Income	72.3	27.7
Projected 2018 Net Income	71.6	28.4

(1)
Core deposits equal total deposits less time deposits with balances over $100,000.

        Stock Trading History.    Sandler O'Neill reviewed the historical stock price performance of HEOP common stock and Pacific Premier common stock for the one and three-year periods ended December 9, 2016. Sandler O'Neill then compared the relationship between the stock price performance of HEOP's common stock and Pacific Premier's common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

 HEOP One-Year Stock Price Performance

	Beginning December 9, 2015	Ending December 9, 2016
HEOP	100%	139.4%
HEOP Peer Group	100	130.8
NASDAQ Bank Index	100	134.8
S&P 500 Index	100	110.3

HEOP Three-Year Stock Price Performance

	Beginning December 9, 2013	Ending December 9, 2016
HEOP	100%	150.3%
HEOP Peer Group	100	156.4
NASDAQ Bank Index	100	151.6
S&P 500 Index	100	124.9

Pacific Premier One-Year Stock Price Performance

	Beginning December 9, 2015	Ending December 9, 2016
Pacific Premier	100%	157.4%
Pacific Premier Peer Group	100	132.6
NASDAQ Bank Index	100	134.8
S&P 500 Index	100	110.3

Pacific Premier Three-Year Stock Price Performance

	Beginning December 9, 2013	Ending December 9, 2016
Pacific Premier	100%	236.5%
Pacific Premier Peer Group(1)	100	166.1
NASDAQ Bank Index	100	151.6
S&P 500 Index	100	124.9

(1)
Sandler O'Neill excluded First Foundation, Inc. from the Pacific Premier three-year stock price performance analysis because it was not traded on a national exchange at the beginning of the measurement period.

        Comparable Company Analyses.    Sandler O'Neill used publicly available information to compare selected financial information for HEOP with a group of financial institutions selected by Sandler O'Neill (the HEOP Peer Group). The HEOP Peer Group consisted of major exchange traded banks headquartered in Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon,

Washington, and Wyoming with assets between $1 billion and $3 billion, excluding announced merger targets. The HEOP Peer Group consisted of the following companies:

CU Bancorp	Northrim BanCorp, Inc.
Pacific Continental Corporation	Central Valley Community Bancorp
Heritage Commerce Corp	Bank of Commerce Holdings
Bank of Marin Bancorp	Pacific Mercantile Bancorp
Sierra Bancorp	First Financial Northwest, Inc.

        The analysis compared publicly available financial information for HEOP as of or for the twelve months ended September 30, 2016 with the corresponding publicly available data for the HEOP Peer Group as of or for the twelve months ended September 30, 2016, with pricing data as of December 9, 2016. The table below sets forth the data for HEOP and the high, low, median and mean data for the HEOP Peer Group.

HEOP Comparable Company Analysis

	HEOP		HEOP Peer Group Median		HEOP Peer Group Mean		HEOP Peer Group High		HEOP Peer Group Low
Total assets (in millions)	$1,988		$1,757		$1,810		$2,893		$1,075
Non-performing assets(1)/Total assets	0.80%		1.18%		1.33%		3.46%		0.04%
Tangible common equity/Tangible assets	9.5		9.6		9.9		14.1		8.3
Leverage Ratio	9.8		10.3		10.8		14.6		8.9
Total RBC Ratio	14.1		14.0		14.4		18.1		11.7
CRE Concentration Ratio	267		252		245		360		138
Last Twelve Months Return on average assets	0.83		0.96		0.64		1.22		–2.09
Last Twelve Months Return on average equity	7.5		8.4		5.7		10.6		–17.3
Last Twelve Months Net interest margin	3.68		3.95		3.88		4.24		3.25
Last Twelve Months Efficiency ratio	66		64		66		93		55
Price/Tangible book value	206		173		182		255		126
Price/Last Twelve Months Earnings per share	24.5	x	21.5	x	21.1	x	29.6	x	14.0	x
Price/Median Analyst 2016E Earnings per share(2)	23.3		20.4		20.4		28.1		14.6
Price/Median Analyst 2017E Earnings per share(2)	19.5		17.3		18.6		31.8		11.2
Price/Median Analyst 2018E Earnings per share(2)	16.6		15.6		15.6		20.3		10.2
Current Dividend Yield	2.13%		1.41%		1.46%		2.59%		0.00%
Last Twelve Months Dividend ratio	52		36		32		54		0
Market value (in millions)	$386		$291		$328		$565		$123

(1)
Nonperforming assets defined as nonaccrual loans, and leases, real estate owned and repossessed assets.

(2)
Based on mean publicly available analyst estimates.

        Sandler O'Neill used publicly available information to perform a similar analysis for Pacific Premier and a group of financial institutions selected by Sandler O'Neill (the Pacific Premier Peer Group). The Pacific Premier Peer Group consisted of major exchange traded banks and thrifts headquartered in Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington, and Wyoming with assets between $2 billion and $5 billion, excluding announced merger targets. The Pacific Premier Peer Group consisted of the following companies:

TriCo Bancshares	CU Bancorp
Hanmi Financial Corporation	Pacific Continental Corporation
Heritage Financial Corporation	Heritage Commerce Corp
First Foundation Inc.	Bank of Marin Bancorp
Preferred Bank

        The analysis compared publicly available financial information for Pacific Premier as of or for the twelve months ended September 30, 2016 with the corresponding publicly available data for the Pacific Premier Peer Group as of or for the twelve months ended September 30, 2016, with pricing data as of December 9, 2016. The table below sets forth the data for Pacific Premier and the high, low, median and mean data for the Pacific Premier Peer Group.

Pacific Premier Comparable Company Analysis

	Pacific Premier		Pacific Premier Peer Group Median		Pacific Premier Peer Group Mean		Pacific Premier Peer Group High		Pacific Premier Peer Group Low
Total assets (in millions)	$3,755		$3,110		$3,271		$4,467		$2,055
Non-performing assets(1)/Total assets	0.17%		0.72%		0.57%		1.17%		0.04%
Tangible common equity/Tangible assets	9.3		9.3		9.4		12.0		7.9
Leverage Ratio	9.8		10.3		10.2		11.7		8.9
Total RBC Ratio	13.2		14.2		13.6		15.0		11.7
CRE Concentration Ratio	358		293		311		525		193
Last Twelve Months Return on average assets	1.09		1.03		1.06		1.34		0.83
Last Twelve Months Return on average equity	9.3		9.4		9.5		12.3		8.0
Last Twelve Months Net interest margin	4.44		3.95		3.92		4.27		3.17
Last Twelve Months Efficiency ratio	54		56		57		66		39
Price/Tangible book value	283		206		213		255		168
Price/Last Twelve Months Earnings per share	24.8	x	20.2	x	20.6	x	22.7	x	18.0	x
Price/Median Analyst 2016E Earnings per share(2)	23.9		19.6		20.4		23.3		18.2
Price/Median Analyst 2017E Earnings per share(2)	18.7		17.6		18.1		21.5		15.7
Price/Median Analyst 2018E Earnings per share(2)	16.5		16.3		16.7		20.3		14.4
Current Dividend Yield	0.00%		1.76%		1.48%		2.57%		0.00%
Last Twelve Months Dividend ratio	0		32		29		54		0
Market value (in millions)	$958		$565		$644		$1,088		$441

(1)
Nonperforming assets defined as nonaccrual loans, and leases, real estate owned and repossessed assets.

(2)
Based on mean publicly available analyst estimates.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks and thrifts (the Nationwide Precedent Transactions). The Nationwide Precedent Transactions group consisted of transactions with disclosed deal values and target assets of between $1 billion and $3 billion since January 1, 2016. The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.
Mechanics Bank	California Republic Bancorp
WesBanco, Inc.	Your Community Bankshares, Inc.
Investors Bancorp, Inc.	Bank of Princeton
South State Corporation	Southeastern Bank Financial Corporation
People's United Financial, Inc.	Suffolk Bancorp
Berkshire Hills Bancorp, Inc.	First Choice Bank
First Midwest Bancorp, Inc.	Standard Bancshares, Inc.
Cathay General Bancorp	SinoPac Bancorp
Access National Corporation	Middleburg Financial Corporation
Community Bank System, Inc.	Merchants Bancshares, Inc.
Independent Bank Group, Inc.	Carlile Bancshares, Inc.

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to forward year estimated earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler O'Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

	HEOP / Pacific Premier		Nationwide Precedent Transactions Median		Nationwide Precedent Transactions Mean		Nationwide Precedent Transactions High		Nationwide Precedent Transactions Low
Transaction price/Last Twelve Months earnings per share:	26.1	x	20.1	x	20.9	x	31.4	x	13.1	x
Transaction price/Estimated forward year earnings per share:	25.0		20.0		20.2		25.4		13.7
Transaction price/Tangible book value per share:	221%		180%		172%		226%		109%
Core deposit premium:	15.4		11.6		10.6		14.6		2.4
1-Day market premium:	6.8		42.8		37.6		51.8		15.9

        Sandler O'Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks and thrifts headquartered in Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington, and Wyoming (the Western Region Precedent Transactions). The Western Region Precedent Transactions group consisted of transactions with disclosed deal values and target assets of between $1 billion and $4 billion since January 1, 2013. The Western Region Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Heritage Financial Corporation	Washington Banking Company
Cascade Bancorp	Home Federal Bancorp, Inc.
Ford Financial Fund II, L.P.	Mechanics Bank
Western Alliance Bancorporation	Bridge Capital Holdings
Mechanics Bank	California Republic Bancorp
Cathay General Bancorp	SinoPac Bancorp
First Interstate BancSystem, Inc.	Cascade Bancorp

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to forward year estimated earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and 1-day market premium. Sandler O'Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Western Region Precedent Transactions group.

	HEOP / Pacific Premier		Western Region Precedent Transactions Median		Western Region Precedent Transactions Mean		Western Region Precedent Transactions High		Western Region Precedent Transactions Low
Transaction price/Last Twelve Months earnings per share:	26.1	x	23.8	x	24.4	x	31.7	x	15.6	x
Transaction price/Estimated forward year earnings per share:	25.0		19.4		21.9		29.2		17.0
Transaction price/Tangible book value per share:	221%		164%		175%		222%		126%
Core deposit premium:	15.4		12.1		11.7		15.6		7.0
1-Day market premium:	6.8		29.3		33.0		61.9		9.6

  Review of Analyst Estimates

        Sandler O'Neill reviewed publicly available research analyst estimates to identify the then current analyst views of HEOP common stock. The analysis compared published earnings per share estimates for HEOP common stock for the years ending December 31, 2016, 2017, and 2018. The mean analyst earnings per share estimates for HEOP common stock for the years ending December 31, 2016, 2017 and 2018 were $0.48, $0.58 and $0.68, respectively.

        Sandler O'Neill reviewed publicly available research analyst estimates to identify the then current analyst views of Pacific Premier common stock. The analysis compared published earnings per share estimates for Pacific Premier common stock for the years ending December 31, 2016, 2017 and 2018. The mean analyst earnings per share estimates for the years ending December 31, 2016, 2017 and 2018 were $1.45, $1.85 and $2.10, respectively.

        Net Present Value Analyses.    Sandler O'Neill performed an analysis that estimated the net present value per share of HEOP common stock assuming HEOP performed in accordance with mean publicly available analyst estimates for the years ending December 31, 2016 and December 31, 2017 and December 31, 2018 and estimated long-term annual asset and earnings growth rates of 10%, as provided by senior management of HEOP, and dividend and other assumptions as provided by the senior management of HEOP. To approximate the terminal value of a share of HEOP common stock at December 31, 2020, Sandler O'Neill applied price to 2020 earnings per share multiples ranging from

15.0x to 20.0x and price to December 31, 2020 tangible book value per share multiples ranging from 120% to 220%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 13.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of HEOP common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of HEOP common stock of $8.57 to $13.74 when applying multiples of earnings per share and $6.25 to $12.99 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
7.0%	$10.65	$11.27	$11.89	$12.50	$13.12	$13.74
8.0	10.26	10.86	11.45	12.04	12.64	13.23
9.0	9.89	10.46	11.03	11.60	12.17	12.74
10.0	9.54	10.09	10.63	11.18	11.73	12.28
11.0	9.20	9.73	10.26	10.78	11.31	11.84
12.0	8.88	9.39	9.89	10.40	10.91	11.42
13.0	8.57	9.06	9.55	10.04	10.53	11.02

Tangible Book Value Per Share Multiples

Discount Rate	120%	140%	160%	180%	200%	220%
7.0%	$7.73	$8.78	$9.83	$10.88	$11.94	$12.99
8.0	7.45	8.46	9.47	10.49	11.50	12.51
9.0	7.19	8.16	9.13	10.11	11.08	12.05
10.0	6.94	7.87	8.81	9.74	10.68	11.62
11.0	6.70	7.60	8.50	9.40	10.30	11.20
12.0	6.47	7.34	8.20	9.07	9.94	10.80
13.0	6.25	7.08	7.92	8.75	9.59	10.43

        Sandler O'Neill also considered and discussed with the HEOP board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming HEOP's net income varied from 25% above projections to 25% below estimates. This analysis resulted in the following range of per share values for HEOP common stock, applying the price to 2020 earnings per share multiples range of 15.0x to 20.0x referred to above and a discount rate of 8.17%.

Earnings Per Share Multiples

Annual Budget Variance	15.0x	16.0x	17.0x	18.0x	19.0x	20.0x
(25.0)%	$7.99	$8.43	$8.87	$9.32	$9.76	$10.20
(20.0)	8.43	8.90	9.37	9.85	10.32	10.79
(15.0)	8.87	9.37	9.88	10.38	10.88	11.38
(10.0)	9.32	9.85	10.38	10.91	11.44	11.97
(5.0)	9.76	10.32	10.88	11.44	12.00	12.56
0.0	10.20	10.79	11.38	11.97	12.56	13.15
5.0	10.64	11.26	11.88	12.50	13.12	13.74
10.0	11.08	11.73	12.38	13.03	13.68	14.33
15.0	11.53	12.20	12.88	13.56	14.24	14.91
20.0	11.97	12.67	13.38	14.09	14.80	15.50
25.0	12.41	13.15	13.88	14.62	15.36	16.09

        Sandler O'Neill also performed an analysis that estimated the net present value per share of Pacific Premier common stock assuming that Pacific Premier performed in accordance with mean publicly available analyst estimates for Pacific Premier for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual assets and earnings growth rates of 10%, as provided by senior management of Pacific Premier, and dividend and other assumptions as provided by the senior management of Pacific Premier. To approximate the terminal value of Pacific Premier common stock at December 31, 2020, Sandler O'Neill applied price to 2020 earnings per share multiples ranging from 14.0x to 22.0x and price to December 31, 2020 tangible book value per share multiples ranging from 160% to 260%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pacific Premier common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Pacific Premier common stock of $21.16 to $41.93 when applying multiples of earnings per share and $20.68 to $42.38 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount Rate	14.0x	16.0x	17.0x	18.0x	20.0x	22.0x
7.0%	$26.68	$30.50	$32.40	$34.31	$38.12	$41.93
8.0	25.65	29.31	31.15	32.98	36.64	40.31
9.0	24.66	28.19	29.95	31.71	35.23	38.76
10.0	23.73	27.11	28.81	30.50	33.89	37.28
11.0	22.83	26.09	27.72	29.35	32.61	35.88
12.0	21.98	25.12	26.69	28.26	31.39	34.53
13.0	21.16	24.18	25.70	27.21	30.23	33.25

Tangible Book Value Per Share Multiples

Discount Rate	160%	180%	200%	220%	240%	260%
7.0%	$26.08	$29.34	$32.60	$35.86	$39.12	$42.38
8.0	25.07	28.20	31.33	34.47	37.60	40.73
9.0	24.10	27.12	30.13	33.14	36.16	39.17
10.0	23.19	26.08	28.98	31.88	34.78	37.68
11.0	22.31	25.10	27.89	30.68	33.47	36.26
12.0	21.48	24.16	26.85	29.53	32.22	34.90
13.0	20.68	23.27	25.85	28.44	31.02	33.61

        Sandler O'Neill also considered and discussed with the HEOP board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Pacific Premier's net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Pacific Premier common stock, applying the price to 2020 earnings per share multiples range of 14.0x to 22.0x referred to above and a discount rate of 8.62%.

 Earnings Per Share Multiples

Annual Budget Variance	14.0x	16.0x	17.0x	18.0x	20.0x	22.0x
(25.0)%	$18.78	$21.46	$22.80	$24.14	$26.82	$29.51
(20.0)	20.03	22.89	24.32	25.75	28.61	31.47
(15.0)	21.28	24.32	25.84	27.36	30.40	33.44
(10.0)	22.53	25.75	27.36	28.97	32.19	35.41
(5.0)	23.78	27.18	28.88	30.58	33.98	37.37
0.0	25.04	28.61	30.40	32.19	35.76	39.34
5.0	26.29	30.04	31.92	33.80	37.55	41.31
10.0	27.54	31.47	33.44	35.41	39.34	43.28
15.0	28.79	32.90	34.96	37.02	41.13	45.24
20.0	30.04	34.33	36.48	38.63	42.92	47.21
25.0	31.29	35.76	38.00	40.24	44.71	49.18

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the merger closes at the end of the first calendar quarter of 2017. In performing this analysis, Sandler O'Neill utilized the following information: (i) mean publicly available analyst estimates for HEOP and Pacific Premier for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and estimated long-term annual earnings and assets growth rates, dividend and other assumptions as provided by the respective senior managements of HEOP and Pacific Premier; and (ii) certain assumptions relating to purchase accounting adjustments, including (a) a 1.5% negative credit mark on loans; (b) a 0.02% negative rate mark on loans amortized over a 5 year period; (c) a negative $8.6 million gross mark on the securities portfolio; (d) a positive $1.6 million mark on deposits amortized over a 4 year period; (e) a positive mark of $0.65 million on FHLB borrowings amortized over a 5 year period; (f) fixed assets marked down $2.9 million; (g) trust preferred securities marked down $2.7 million amortized over a 20 year period; (h) a mark down of $5.5 million on PPBI's stand-alone securities portfolio; and (i) core deposit intangibles of $20.2 million, or 1.4% on current deposit balances (less CDs), amortized over a 10 year period, (iii) cost savings of approximately 26.5% of HEOP's noninterest expense, of which 60% will be phased in during the year 2017 ($5.5 million in 2017, $13.1 million in 2018, $13.5 million in 2019 and $14.0 million in 2020); (iv) transaction expenses of $22 million pre-tax; (v) a 40% tax rate on pro forma adjustments; and (vi) pre-tax opportunity cost of cash of 1.50%, all as provided by the senior management of Pacific Premier. The analysis indicated that the merger could be accretive to Pacific Premier's earnings per share (excluding one-time transaction costs and expenses) in the years ended December 31, 2017, December 31, 2018, December 31, 2019, and December 31, 2020 and accretive to Pacific Premier's estimated tangible book value per share at close and accretive to Pacific Premier's estimated tangible book value per share at December 31, 2017, December 31, 2018, December 31, 2019, and December 31, 2020.

        In connection with this analysis, Sandler O'Neill considered and discussed with the HEOP board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Relationship.    Sandler O'Neill has acted as HEOP's financial advisor in connection with the merger and will receive a fee for its services estimated to be approximately $4.19 million based on the market value of Pacific Premier's common stock at the time the merger was announced. The fee is equal to 1.00% of the aggregate purchase price, will vary based on the market value of Pacific Premier common stock at the time of closing and a substantial portion of Sandler O'Neill's fee is contingent upon the closing of the merger. Sandler O'Neill also received a $300,000 fee upon rendering its fairness opinion to the HEOP board of directors, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the merger. HEOP has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.

        In the two (2) years preceding the date of its opinion, Sandler O'Neill did not provide any other investment banking services to HEOP for which Sandler O'Neill received compensation nor did Sandler O'Neill provide any investment banking services to Pacific Premier in the two (2) years preceding the date of its opinion. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to HEOP and its affiliates. Sandler O'Neill may also actively trade the equity and debt securities of HEOP, Pacific Premier and their respective affiliates for its own account and for the accounts of its customers.

The Merger Consideration

General.

        At the effective time of the merger, each share of HEOP common stock outstanding immediately before the effective time of the merger, will, by virtue of the merger and without any action on the part of a HEOP shareholder, be converted into the right to receive whole shares of common stock of Pacific Premier. Cash will be paid in lieu of fractional shares of Pacific Premier common stock. Since the federal income tax consequences will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under "—Material Federal Income Tax Consequences" beginning on page 118.

Merger Consideration.

        Upon consummation of the merger, each share of HEOP common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive 0.3471 shares of Pacific Premier common stock, which is referred to as the exchange ratio. Upon completion of the merger, and based on 34,403,157 shares of HEOP common stock outstanding as of the date of this joint proxy statement/prospectus, HEOP shareholders are expected to receive an aggregate of 11,941,335 shares of Pacific Premier common stock, which does not include shares of Pacific Premier common stock issuable to holders of HEOP restricted stock that will accelerate and be entitled to the payment of the merger consideration in connection with the closing of the merger. Following the completion of the merger, and based on 27,929,578 shares of Pacific Premier common stock outstanding as of February 22, 2017, the former HEOP shareholders will own approximately 30% of the outstanding shares of Pacific Premier common stock and the current shareholders of Pacific Premier will own the remaining approximately 70% of the outstanding shares of Pacific Premier common stock.

Aggregate Merger Consideration.

        The total consideration to be paid by Pacific Premier to the HEOP shareholders in connection with the merger is referred to in this joint proxy statement/prospectus as the aggregate merger consideration. The term aggregate merger consideration does not include the consideration, if any, payable to holders of (i) options to purchase shares of HEOP common stock, (ii) restricted shares of HEOP common stock, or (iii) restricted stock units of HEOP. In this joint proxy statement/prospectus, we refer to stock options to purchase shares of HEOP's common stock as HEOP options, restricted shares of HEOP common stock as HEOP restricted stock, and restricted stock units as HEOP restricted stock units.

        Upon completion of the merger and based on a $26.46 closing price of Pacific Premier's common stock on September 30, 2016, approximately $315.53 million of aggregate merger consideration will be payable to the HEOP shareholders. The foregoing sentence does not include the payment of cash to the holders of HEOP restricted stock units whose restricted stock units will accelerate in connection with the closing of the merger and assumes (i) there are 34,403,157 shares of HEOP common stock outstanding at the closing, (ii) the HEOP shareholders will receive an aggregate of 11,941,335 shares of Pacific Premier common stock after applying the exchange ratio of 0.3471, and (iii) there is no acceleration of vesting of shares of HEOP restricted stock in connection with the closing of the merger that would result in such shares of HEOP restricted stock being converted into the right to receive the merger consideration in the merger.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of HEOP common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the Pacific Premier average share price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Pacific Premier common stock.

HEOP Options, HEOP Restricted Stock and HEOP Restricted Stock Units

        The board of directors of HEOP has approved acceleration of the vesting of HEOP stock options, HEOP restricted stock units and HEOP restricted stock held by directors, officers and employees of HEOP or its subsidiaries that do not continue with Pacific Premier or its subsidiaries following the closing of the merger.

HEOP Options.

        Each outstanding and unexercised option to acquire shares of HEOP common stock will be assumed by Pacific Premier and converted automatically into an option to purchase shares of Pacific Premier common stock, which is referred to as a converted HEOP option. The number of shares of Pacific Premier common stock subject to each such converted HEOP option shall be equal to the number of shares of HEOP common stock subject to the original HEOP option immediately prior to the closing of the merger multiplied by the exchange ratio, provided that any fractional shares of Pacific Premier common stock resulting from such multiplication shall be rounded down to the nearest share. The per share exercise price under each such converted HEOP option will be adjusted by dividing the per share exercise price under the original HEOP option by the exchange ratio, provided that such exercise price will be rounded up to the nearest cent.

HEOP Restricted Stock Units.

        Each cash-settled HEOP restricted stock unit which is vested and outstanding as of the closing of the merger will be entitled to receive a single lump sum cash payment equal to the sum of (i) the product of (A) and (B) where (A) equals the product of the number of HEOP restricted stock units and the exchange ratio and (B) equals the Pacific Premier average share price, plus (ii) any HEOP dividends previously accrued, provided that any fractional HEOP restricted stock units remaining will be converted into an amount determined by multiplying the fractional share interest by the Pacific Premier average share price, rounded to the nearest whole cent.

        Each unvested cash-settled HEOP restricted stock unit which is outstanding as of the closing of the merger will be assumed by Pacific Premier and will be converted into a right to receive cash payments based upon the values of shares of Pacific Premier common stock. The number of shares of Pacific Premier common stock referenced in each cash-settled HEOP restricted stock unit will be equal to the number of shares of HEOP common stock subject to such cash-settled HEOP restricted stock unit immediately prior to the effective time of the merger multiplied by the exchange ratio, including any fractional shares of Pacific Premier common stock. Any dividends accrued with respect to cash-settled HEOP restricted stock units will continue to be accrued and deferred until such time as the award vests and is paid.

HEOP Restricted Stock.

        Each unvested award of HEOP restricted stock that is outstanding as of the closing of the merger will be assumed by Pacific Premier and converted into shares of Pacific Premier common stock. The number of shares of Pacific Premier common stock subject to each assumed award of HEOP restricted stock will be equal to the number of shares of HEOP common stock subject to such award of HEOP restricted stock immediately prior to the effective time of the merger multiplied by the exchange ratio, provided that any fractional shares of Pacific Premier common stock will be converted into cash in lieu of fractional shares of Pacific Premier common stock. Based on 179,869 shares of unvested HEOP restricted stock, 62,432 shares of Pacific Premier common stock would be issuable to holders of unvested awards of HEOP restricted stock as of that date.

HEOP Performance-Based Restricted Stock Units.

        Pacific Premier will not assume outstanding performance-based HEOP restricted stock units issued for the performance period extending from January 1, 2016 through December 31, 2018. The performance-based HEOP restricted stock units will become vested immediately prior to the effective time of the merger, and each of the holders thereof will be entitled to receive a single lump sum cash payment equal to the product of (A), (B) and (C), where (A) equals 100% of the target number of shares of HEOP common stock subject to the performance-based HEOP restricted stock units, (B) equals the exchange ratio, and (C) equals the Pacific Premier average share price.

Procedures for Exchanging HEOP Common Stock Certificates

        Promptly following the closing of the merger, American Stock Transfer & Trust Company, the exchange agent, will mail to each holder of record of HEOP common stock a notice and form of transmittal letter advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates representing shares or book-entry shares of HEOP common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate or book-entry shares of HEOP common stock for exchange and cancellation to the exchange agent, together with a duly executed transmittal letter, the holder of such certificate or book-entry shares will be entitled to receive the merger consideration allocated to him or her and the certificate or book-entry shares for HEOP common stock so surrendered will be canceled. No interest will be paid or accrued on any cash paid in lieu of fractional shares of Pacific Premier common stock.

        HEOP shareholders who surrender their stock certificates or book-entry shares and complete the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in HEOP in accordance with the instructions accompanying the transmittal letter, will, upon the exchange agent's acceptance of such stock certificates or book-entry shares and transmittal materials or stock interest, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of Pacific Premier common stock in to which the aggregate number of shares of HEOP common stock surrendered have been converted pursuant to the merger agreement.

        Any HEOP shareholder who receives shares of Pacific Premier common stock in the merger will receive dividends on Pacific Premier common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her HEOP stock certificates. Only then will the HEOP shareholder be entitled to receive all previously withheld dividends and distributions, without interest. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

        After completion of the merger, no transfers of HEOP common stock issued and outstanding immediately prior to the completion of the merger will be allowed. HEOP stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        Pacific Premier will only issue a Pacific Premier stock certificate in a name other than the name in which a surrendered HEOP stock certificate is registered if a HEOP shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of HEOP common stock formerly represented by such HEOP stock certificate, and that the HEOP shareholder has paid any applicable stock transfer taxes.

        If a HEOP shareholder has lost his or her HEOP stock certificate, or the HEOP stock certificate has been lost, stolen or destroyed, the HEOP shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which he or she may be entitled.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

  •
  the holders of a majority of the outstanding shares of Pacific Premier common stock for which votes are cast at the Pacific Premier special meeting must approve the issuance of the shares of Pacific Premier common stock in connection with the merger;

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  the holders of a majority of the outstanding shares of HEOP common stock must have approved the merger agreement;

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  all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement (other than a condition or requirement related to remedial actions) which Pacific Premier's board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the economic benefits of the merger to such a degree that Pacific Premier, in its reasonable discretion, would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of the merger agreement;

  •
  no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger;

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  the registration statement of Pacific Premier, of which this document is a part, must have become effective under the Securities Act of 1933, as amended, or the Securities Act, and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Commission and not withdrawn;

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  the shares of Pacific Premier common stock to be issued in connection with the merger (i) with respect to the payment of the merger consideration, (ii) upon the exercise of HEOP options being assumed by Pacific Premier and (iii) with respect to the conversion of unvested shares of HEOP common stock into shares of Pacific Premier common stock, must have been approved for listing on the NASDAQ Global Select Market (or on any securities exchange on which the Pacific Premier common stock may then be listed); and

  •
  each of Pacific Premier and HEOP must have received an opinion of Holland & Knight LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

        In addition to the foregoing conditions, the obligation of Pacific Premier to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Pacific Premier:

  •
  the representations and warranties of HEOP in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than, in most cases, those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on HEOP, and Pacific Premier shall have received a certificate signed by the chief executive officer and chief financial officer of HEOP to that effect;

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  HEOP must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Pacific Premier shall have received a certificate signed by the chief executive officer and chief financial officer of HEOP to that effect;

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  as of the month-end prior to the closing date, Heritage Oaks Bank must have an aggregate outstanding balance of non-maturity deposits equal to at least $1.25 billion;

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  as of the closing date, HEOP's tangible common equity (as defined and subject to certain specified adjustments set forth in the merger agreement) must not be less than $183.0 million;

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  all regulatory approvals required to consummate the bank merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired; no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the bank merger; and

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  Pacific Premier must have received such certificates of HEOP's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Pacific Premier may reasonably request.

        In addition to the other conditions set forth above, the obligation of HEOP to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by HEOP:

  •
  the representations and warranties of Pacific Premier in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Pacific Premier, and HEOP shall have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier to that effect;

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  Pacific Premier must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and HEOP shall have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier to that effect; and

  •
  HEOP must have received such certificates of Pacific Premier's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as HEOP may reasonably request.

        Under the terms of the merger agreement, a material adverse effect on either Pacific Premier or HEOP is defined to mean any effect that (i) is material and adverse to the financial condition, results of operations or business of Pacific Premier and its subsidiaries taken as a whole or HEOP and its subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of Pacific Premier and its subsidiaries taken as a whole or HEOP and its subsidiaries taken as a whole, as the case may be, to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect under subclause (i) above:

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  changes after December 12, 2016 in laws or regulations of general applicability to banks, savings institutions and their holding companies generally or interpretations of them by governmental authorities;

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  changes after December 12, 2016 in GAAP or regulatory accounting requirements applicable to banks, savings institutions or their holding companies generally;

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  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

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  changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally;

  •
  the public announcement or pendency of the merger, including the impact of the merger on relationships with customers or employees or the incurrence by HEOP and its subsidiaries of merger related expenses;

  •
  any modifications or changes to valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with GAAP;

  •
  the failure to meet earnings projections or internal financial forecasts, but not including the underlying causes unless otherwise excluded, or changes in the trading price or volume of Pacific Premier's or HEOP's common stock, but not including the underlying causes unless otherwise excluded; and

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  with respect to HEOP, the effects of any action or omission taken with the prior consent of Pacific Premier or as otherwise contemplated by the merger agreement, provided that the effect of the changes described in the first, second, third and fourth bullet points above will not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on Pacific Premier and its subsidiaries as a whole on the one hand, or HEOP and its subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

Bank Regulatory Approvals

        The merger cannot be completed unless the parties receive prior approvals from the CA DBO and the Federal Reserve.

California Department of Business Oversight—Division of Financial Institutions; Board of Governors of the Federal Reserve System.

        In order to consummate the merger, the prior approval of the CA DBO will be required under the California Financial Code, or CFC, and the prior approval of the Federal Reserve will be required under the Bank Merger Act as well as the Bank Holding Company Act of 1956, as amended, or BHC Act. In reviewing the merger, the CA DBO and the Federal Reserve will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects. The regulators will also take into account the record of performance of Pacific Premier Bank in meeting the credit needs of the communities that it serves and Pacific Premier Bank's regulatory rating under the Community Reinvestment Act, or CRA. Pacific Premier Bank and Heritage Oaks Bank both received a "satisfactory" performance rating in their most recent CRA evaluations. In considering the merger, the CFC also requires the CA DBO to consider whether the proposed transaction will be fair, just, and equitable to the bank being acquired and the surviving depository institution.

        Any transaction approved by the Federal Reserve under the Bank Merger Act and BHC Act may not be completed until thirty (30) days after the Federal Reserve's approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the Federal Reserve and the U.S. Department of Justice, the waiting period may be reduced to fifteen (15) days. While Pacific Premier and HEOP do not know of any reason that the U. S. Department of Justice would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the U.S. Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.

Other Regulatory Approvals.

        Neither Pacific Premier nor HEOP is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

Status of Applications.

        Pacific Premier has filed all required applications with the CA DBO and the Federal Reserve. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions, restrictions or requirements (other than conditions or requirements related to remedial actions) which, individually or in the aggregate, would so materially reduce the economic benefits of the transactions contemplated by the merger agreement to Pacific Premier that had such condition, restriction or requirement been known or could reasonably have been known, Pacific Premier, in its reasonable, good faith judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Pacific Premier, in its reasonable discretion, may elect not to consummate the merger. See "—Conditions to the Merger" beginning on page 98. The approval of any application or notice merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by, or fairness to, HEOP shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A to this joint proxy statement/prospectus, are briefly described below.

        Pending consummation of the merger, HEOP may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Pacific Premier:

  •
  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and Pacific Premier the goodwill of the customers of HEOP, its subsidiaries and others with whom business relations exist;

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  except for the issuances of shares of HEOP common stock pursuant to previously issued HEOP options or HEOP restricted stock or awards to new hires not objected to by Pacific Premier, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

  •
  except for HEOP regular quarterly cash dividend equal to $0.06 per share, with record and payment dates consistent with past practice, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares on its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

  •
  enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreement or arrangement with any director or senior officer of HEOP or its subsidiaries or, except for merit increases to non-executive officers not exceeding 3% in the aggregate, grant any salary or wage increase or increase any employee benefit, except for changes that are required by applicable law or as previously disclosed to Pacific Premier;

  •
  hire any person as a senior officer of HEOP or any of its subsidiaries or promote any employee to a senior officer position, except (i) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to Pacific Premier, and (ii) persons hired to fill a vacancy arising after the date of the merger agreement, provided that the person's employment is terminable at the will of HEOP or a subsidiary of HEOP and that the person is not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the merger or its consummation;

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  enter into, establish, adopt, amend, or terminate or make any contributions to (except (i) as may be required by applicable law or (ii) as required under the terms of a contract, plan, arrangement or agreement existing as of the date of the merger agreement and previously disclosed to Pacific Premier) any employee benefit plan with respect to any current or former director, officer, or employee of HEOP or any of its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except that HEOP may accelerate the vesting and exercisability of HEOP options, HEOP restricted stock and HEOP restricted stock units with respect to employees, directors and other service providers not being retained by Pacific Premier or its subsidiaries;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers and dispositions in the ordinary course of business, consistent with past practices and not material to HEOP and its subsidiaries taken as a whole;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity;

  •
  make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not exceeding $50,000 individually or $200,000 in the aggregate;

  •
  amend the HEOP articles of incorporation or bylaws or the articles of incorporation or bylaws of any subsidiary of HEOP;

  •
  implement or adopt any change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

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  except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew, terminate, amend, or modify any material contract or amend or modify in any material respect any of its existing material contracts;

  •
  enter into any settlement or similar agreement with respect to any claims if the settlement, agreement, or action involves payment by HEOP or any of its subsidiaries of an amount that exceeds $50,000 and/or would impose any material restriction on the business of HEOP or any of its subsidiaries or create precedent for claims that reasonably are likely to be material to HEOP or any of its subsidiaries;

  •
  enter into any new material line of business; introduce any material new products or services; change its material banking and operating policies, except as required by applicable law, regulation or policy, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100%; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

  •
  introduce any material marketing campaigns or any material sales compensation or incentive programs or arrangements (except if the material terms have been fully disclosed in writing to Pacific Premier prior to the date of the merger agreement);

  •
  except as previously disclosed to Pacific Premier, enter into any derivatives contract;

  •
  incur any indebtedness for borrowed money (other than certain short-term borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

  •
  except as previously disclosed to Pacific Premier, acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment or dispose of any debt security or equity investment;

  •
  (i) make, renew or modify any loan, loan commitment, letter of credit or other extension of credit, which are collectively referred to as the loans, other than loans made in the ordinary course of business consistent with past practice that are not in excess of $10.0 million individually (with any individual loan in excess of $5.0 million subject to Pacific Premier's review and consent); (ii) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure the respective amounts of any loan in clause (i) above; (iii) enter into any loan securitization or create any special purpose funding entity; or (iv) enter into any loan participation agreement or arrangement, except for loan participations entered into in the ordinary course of business consistent with past practice where the total exposure does not exceed $5.0 million;

  •
  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

  •
  except as previously disclosed to Pacific Premier, make or change any tax election, settle or compromise any tax liability of HEOP or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of taxes of HEOP or any of its subsidiaries, enter into any closing agreement with respect to any amount of taxes or surrender any right to claim a tax refund, adopt or change any method of accounting with respect to taxes or any of its subsidiaries or file any amended tax return;

  •
  take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Pacific Premier or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

  •
  make or propose to make any loan to or enter into any transaction with HEOP or any of its subsidiaries or any of their respective officers, directors or affiliates, except that Heritage Oaks Bank may renew Regulation O compliant loans and originate new Regulation O compliant loans that are not objected to by Pacific Premier;

  •
  take any action that would or is reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of HEOP set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, (v) a material delay in the ability of Pacific Premier or HEOP to perform any of their obligations under the merger agreement on a timely basis, or (vi) a material delay in the ability of Pacific Premier to obtain any required regulatory approvals; or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        The merger agreement also provides that pending consummation of the merger, Pacific Premier may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of HEOP:

  •
  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and preserve for itself and HEOP the goodwill of the customers of Pacific Premier and its subsidiaries and others with whom business relations exist;

  •
  take any action that is intended or is reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Pacific Premier set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, (v) a material delay in the ability of Pacific Premier or HEOP to perform any of their obligations under the merger agreement on a timely basis, or (vi) a material delay in the ability of Pacific Premier to obtain any required regulatory approvals; or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

HEOP Board of Directors' Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, the HEOP board of directors is required to recommend that HEOP shareholders approve the merger agreement at all times prior to and during the HEOP special meeting at which the merger agreement is to be considered by them. The HEOP board of directors may not withdraw, modify or qualify in any manner adverse to Pacific Premier such recommendation or take any other action or make any other public statement in connection with the HEOP special meeting inconsistent with such recommendation, except as described below. Regardless of whether the HEOP board of directors changes its recommendation, the merger agreement must be submitted to the HEOP shareholders at the HEOP special meeting for the purpose of approving the merger agreement and any other matters required to be approved by HEOP's shareholders for consummation of the transaction. HEOP may not submit to the vote of its shareholders any acquisition proposal other than the merger.

        The HEOP board of directors is permitted to change its recommendation if HEOP has complied with the merger agreement and the HEOP board of directors, based on the advice of its outside counsel and financial advisor, has determined in good faith that failure to do so would result in a violation of the board of directors' fiduciary duties under applicable law. If the HEOP board of directors intends to change its recommendation following an acquisition proposal, as described in "—No Solicitation" below, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by Pacific Premier, that another acquisition proposal constitutes a superior proposal, as defined in "—No Solicitation" below. HEOP also must notify Pacific Premier at least five (5) business days in advance of its intention to change its recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to Pacific Premier all of the material terms and conditions of such superior proposal. Prior to changing its recommendation, HEOP must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with Pacific Premier for a period of up to five (5) business days to the extent Pacific Premier desires to negotiate to make adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

        Pursuant to the merger agreement, the Pacific Premier board of directors is required to recommend that Pacific Premier shareholders approve the issuance of Pacific Premier common stock to the shareholders of HEOP in connection with the merger and any other matters required to be approved by Pacific Premier shareholders for consummation of the merger at all times prior to and during the Pacific Premier special meeting.

No Solicitation

        The merger agreement provides that HEOP will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other parties that have been ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. For purposes of the merger agreement, "acquisition proposal" is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets, or deposits of HEOP and its subsidiaries taken as a whole; (ii) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of HEOP or Heritage Oaks Bank; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of HEOP or Heritage Oaks Bank; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving HEOP or Heritage Oaks Bank, other than the transactions contemplated by the merger agreement.

        From the date of the merger agreement through the effective time of the merger, HEOP will not, and will use reasonable efforts to cause its directors, officers or employees or any other representative retained by it not to, directly or indirectly through another person (i) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (ii) provide any confidential information or data to any person relating to any acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal, (iv) waive, terminate, modify, or fail to enforce any provision of any contractual "standstill" or similar obligations of any person other than Pacific Premier or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

        However, prior to the date of the HEOP special meeting, if the HEOP board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, HEOP may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the HEOP board of directors determines in good faith constitutes a superior proposal, subject to providing two (2) business days prior written notice of its decision to take such action to Pacific Premier and identifying the person making the proposal and all the material terms and conditions of the proposal and compliance with the merger agreement:

  •
  furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a customary confidentiality agreement, as determined by HEOP after consultation with its outside counsel, on terms no more favorable to the person than the terms contained in the confidentiality agreement between HEOP and Pacific Premier are to Pacific Premier; and

  •
  participate in discussions or negotiations regarding the superior proposal.

        For purposes of the merger agreement, "superior proposal" is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of HEOP common stock then outstanding or all or substantially all of HEOP's consolidated assets, that the HEOP board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of HEOP's financial advisor, which will be a recognized investment banking firm, and outside counsel, (1) is more favorable from a financial point of view to its shareholders than the merger, (2) is reasonably likely to be consummated on the terms set forth, and (3) for which financing, to the extent required, is then committed or which, in the good faith judgment of the HEOP board of directors, is reasonably likely to be obtained by the third party.

        In addition to these obligations, HEOP will promptly, within 24 hours, advise Pacific Premier orally and in writing of its receipt of any acquisition proposal, and keep Pacific Premier informed, on a current basis, of the continuing status of the inquiry, including the material terms and conditions of the inquiry and any material changes to the inquiry, and will contemporaneously provide to Pacific Premier all materials provided to or made available to any third party that were not previously provided to Pacific Premier.

        HEOP has agreed that any violations of the restrictions set forth in the merger agreement by any representative of HEOP or its subsidiaries will be deemed a breach of the merger agreement by HEOP.

        Pacific Premier and HEOP have agreed that irreparable damage would occur in the event HEOP, its subsidiaries or any of their respective representatives violated any of the restrictions described above regarding discussions and negotiations with other parties with respect to the possibility or consideration of any acquisition proposal. As such, under the merger agreement, Pacific Premier is entitled to injunctive relief to prevent breaches of these restrictions and to enforce specifically the terms of these restrictions.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Pacific Premier and HEOP made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A to this joint proxy statement/prospectus. Such representations and warranties generally must remain accurate through the completion of the merger, unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "—Conditions to the Merger" beginning on page 98.

        The merger agreement contains representations and warranties that Pacific Premier and HEOP made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither Pacific Premier nor HEOP believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.

        Accordingly, neither shareholders of either HEOP or Pacific Premier should rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Pacific Premier's or HEOP's public disclosures.

Effective Time of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, HEOP will be acquired by Pacific Premier in a transaction in which HEOP will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. The merger will become effective upon the acceptance of a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the provisions of applicable Delaware law.

Amendment of the Merger Agreement

        To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of HEOP, except that after shareholders of HEOP have approved the principal terms of the merger agreement, except as described in the next sentence, no amendment or supplement that by law requires further approval by the shareholders of HEOP may be made without first obtaining such approval. The merger agreement provides that, by approving the principal terms of the merger agreement, HEOP shareholders will be deemed to have approved any amendment to the August 30, 2017 termination date described below.

Termination of the Merger Agreement

        The merger agreement may be terminated:

  •
  by the mutual written consent of Pacific Premier and HEOP;

  •
  if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by Pacific Premier or HEOP, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured within thirty (30) days of the giving of written notice to the breaching party or parties and (ii) would entitle the non-breaching party not to consummate the merger;

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  by Pacific Premier or HEOP, in the event that the merger is not consummated by August 30, 2017, except to the extent that the failure to consummate the merger by August 30, 2017 is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the HEOP shareholders (if HEOP is the party seeking to terminate) to perform or observe their respective covenants under their respective shareholder agreements with Pacific Premier;

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  by Pacific Premier or HEOP, in the event the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement have been denied by final non-appealable action of the governmental authority, or any governmental authority shall have issued a final, non-appealable injunction prohibiting the consummations of the merger, or an application for approval has been permanently withdrawn at the request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants;

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  by Pacific Premier, if approval of the merger agreement by HEOP shareholders has not been obtained by reason of the failure to obtain the required vote at the HEOP special meeting or at any adjournment or postponement thereof;

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  by HEOP, if the approval of the issuance of shares of Pacific Premier common stock in connection with the merger by Pacific Premier shareholders has not been obtained by reason of the failure to obtain the required vote at the Pacific Premier special meeting or at any adjournment or postponement thereof;

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  by Pacific Premier, if HEOP materially breaches the covenants described under "—No Solicitation" on page 105, in any respect adverse to Pacific Premier, the HEOP board of directors fails to recommend that the shareholders of HEOP approve the merger agreement or withdraws, modifies or changes its recommendation in a manner that is adverse to Pacific Premier, or HEOP breaches its covenants requiring the calling and holding of a meeting of shareholders in accordance with the merger agreement;

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  by Pacific Premier if a third party commences a tender offer or exchange offer for 15% or more of the outstanding HEOP common stock and the board of directors of HEOP recommends that HEOP shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period; or

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  by HEOP, if the HEOP board of directors changes its recommendation of the merger to its shareholders and (i) HEOP is not in breach of any representation, warranty, covenant or agreement contained in the merger agreement and (ii) HEOP has paid the termination fee referenced below under "—Termination Fee" to Pacific Premier.

Termination Fee

        The merger agreement provides that HEOP must pay Pacific Premier a $15.0 million termination fee under the circumstances and in the manner described below:

  •
  if the merger agreement is terminated by Pacific Premier for any of the reasons described in the seventh or eighth bullet points or by HEOP for the reason described in the ninth bullet point under "—Termination of the Merger Agreement" above, HEOP must pay the termination fee to Pacific Premier on the second business day following the termination of the merger agreement; or

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  if the merger agreement is terminated by (A) Pacific Premier pursuant to the second bullet point under "—Termination of the Merger Agreement" above, (B) either Pacific Premier or HEOP pursuant to the third bullet point under "—Termination of the Merger Agreement" above and at the time of the termination no vote of the HEOP shareholders contemplated by the merger agreement at the HEOP special meeting shall have occurred, or (C) Pacific Premier pursuant to the fifth bullet point under "—Termination of the Merger Agreement" above, and in the case of any termination referenced in clause (A), (B) or (C), an "acquisition proposal" (as defined under "—No Solicitation" above) shall have been publicly announced and communicated or made known to the executive officers of HEOP or the board of directors of HEOP (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal, or reiterated a previously expressed plan or intention to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that shareholders of HEOP vote on the merger agreement (in the case of clause (C)) or the date of termination of the merger agreement (in the case of clause (A) or (B)) and (1) within nine (9) months after the termination, HEOP or a HEOP subsidiary enters into an agreement with respect to a "control transaction," then HEOP shall pay to Pacific Premier an amount equal to $11.25 million on the date of execution of such agreement and upon consummation of any such "control transaction" at any time thereafter, HEOP shall pay to Pacific Premier the remainder of the termination fee on the date of such consummation and (2) if a control transaction is consummated otherwise than pursuant to an agreement with HEOP within twelve (12) months after such termination, then HEOP shall pay to Pacific Premier the termination fee (less any amount previously paid by HEOP pursuant to clause (1) above) on the date of such consummation of such control transaction. A "control transaction" is defined as (i) the acquisition by any person whether by purchase, merger, consolidation, sale, transfer, or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of HEOP or Heritage Oaks Bank or a majority of the assets of HEOP or Heritage Oaks Bank, (ii) any issuance of securities resulting in the ownership by any person of more than 50% of the voting power of HEOP or by any person other than HEOP or its subsidiaries of more than 50% of the voting power of Heritage Oaks Bank, or (iii) any merger, consolidation, or other business combination transaction involving HEOP or any of its subsidiaries as a result of which the shareholders of HEOP cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

        Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Pacific Premier.

        If HEOP fails to timely pay the termination fee to Pacific Premier, HEOP will be obligated to pay the costs and expenses (including reasonable legal fees and expenses) incurred by Pacific Premier to collect such payment, provided Pacific Premier prevails on the merits, together with interest.

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

        As soon as administratively practicable after the effective time of the merger, Pacific Premier will take all reasonable action so that employees of HEOP and its subsidiaries will be entitled to participate in the Pacific Premier and Pacific Premier Bank employee benefit plans of general applicability to the same extent as similarly-situated employees of Pacific Premier and its subsidiaries, provided that coverage shall be continued under the corresponding benefit plans of HEOP and its subsidiaries until such employees are permitted to participate in the Pacific Premier benefit plans. Pacific Premier and Pacific Premier Bank, however, shall not be under any obligation to make any grants to any former employee of HEOP and its subsidiaries under any discretionary equity compensation plan of Pacific Premier. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits under, the Pacific Premier employee benefit plans, Pacific Premier will recognize years of service with HEOP and its subsidiaries, to the same extent as such service was credited for such purpose by HEOP and its subsidiaries, except where such recognition would result in duplication of benefits. Nothing contained in the merger agreement shall limit the ability of Pacific Premier to amend or terminate any Pacific Premier or HEOP benefit plan in accordance with their terms at any time.

        At the time the employees of HEOP and its subsidiaries become eligible to participate in a medical, dental, health, life or disability plan of Pacific Premier and its subsidiaries, Pacific Premier will cause each such plan to:

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  waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Pacific Premier;

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  provide full credit under such medical, health or dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

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  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under a corresponding HEOP plan prior to the effective time of the merger.

        At and following the effective time of the merger, Pacific Premier shall honor and shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of HEOP and its subsidiaries and current and former directors of HEOP and its subsidiaries existing as of the effective date of the merger, as well as all bonus, deferred compensation, supplemental retirement plan, salary continuation, severance, termination, change in control or other existing plans and policies of HEOP and its subsidiaries that were disclosed to Pacific Premier.

        Pursuant to a severance plan previously adopted by HEOP, those employees of HEOP and its subsidiaries who are not offered employment by Pacific Premier or Pacific Premier Bank following the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package, and who sign and deliver a termination and release agreement within thirty (30) days of the closing of the merger will be entitled to receive a single lump sum payment of severance equal to two (2) weeks of salary for each year of service with HEOP, up to a maximum of six (6) months and a minimum based on the seniority of the employee.

        Pursuant to the merger agreement, HEOP is required, prior to the closing of the merger, to have made all discretionary employee contributions to the Heritage Oaks Bank retirement plan, to provide for full vesting of all non-elective contributions under such retirement plan for all participants, and to take all actions necessary to terminate such retirement plan effective no later than the business day preceding the closing date of the merger.

Assumption of HEOP Indenture Obligations

        HEOP and Pacific Premier have agreed that as of the effective time of the merger, Pacific Premier shall have assumed or caused one of its subsidiaries to assume the obligations under HEOP's three (3) existing indentures pursuant to which HEOP had junior subordinated indentures issued and outstanding with a carrying value of $10.6 million as of September 30, 2016. HEOP and Pacific Premier are required to execute and deliver any supplemental indentures and other documents reasonably requested to make such assumptions effective.

Interests of Certain HEOP Officers and Directors in the Merger

        When HEOP shareholders are considering the recommendation of HEOP's board of directors with respect to approving the merger agreement, HEOP shareholders should be aware that HEOP directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of HEOP. The HEOP board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Ownership.

        The directors and executive officers of HEOP, as a group, beneficially owned and had the power to vote as of February 23, 2017, a total of 10,593,567 shares of HEOP common stock, representing approximately 30.8% of the outstanding shares of HEOP common stock as of that date. Substantially all of these shares are expected to be voted in favor of the merger agreement pursuant to the shareholder agreements entered into by each of the directors and substantially all of the executive officers of HEOP who own shares of HEOP common stock. See "—Shareholder Agreements" beginning on page 122. Each of these persons will receive the same merger consideration for their shares of HEOP common stock as the other HEOP shareholders.

HEOP Options, HEOP Restricted Stock and HEOP Restricted Stock Units.

        The board of directors of HEOP has approved acceleration of the vesting of HEOP stock options, HEOP restricted stock units and HEOP restricted stock held by directors, officers and employees of HEOP or its subsidiaries that do not continue with Pacific Premier or its subsidiaries following the closing of the merger.

        HEOP Options.    Each outstanding and unexercised option to acquire shares of HEOP common stock will be assumed by Pacific Premier and converted automatically into an option to purchase shares of Pacific Premier common stock, which is referred to as a converted HEOP option. The number of shares of Pacific Premier common stock subject to such converted HEOP option shall be equal to the number of shares of HEOP common stock subject to such converted HEOP option immediately prior to the closing of the merger multiplied by the exchange ratio, provided that any fractional shares of Pacific Premier common stock resulting from such multiplication shall be rounded down to the nearest share. The per share exercise price under each such converted HEOP option will be adjusted by dividing the per share exercise price under each such converted HEOP option by the exchange ratio, provided that such exercise price will be rounded up to the nearest cent.

        HEOP Restricted Stock Units.    Each cash-settled HEOP restricted stock unit which is vested and outstanding as of the closing of the merger, will be entitled to receive a single lump sum cash payment, equal to the sum of (i) the product of (A) and (B) where (A) equals the product of the number of HEOP restricted stock units and the exchange ratio and (B) equals the Pacific Premier average share price, plus (ii) any HEOP dividends previously accrued, provided that any fractional HEOP restricted stock units remaining will be converted into an amount determined by multiplying the fractional share interest by the Pacific Premier average share price, rounded to the nearest whole cent.

        Each unvested cash-settled HEOP restricted stock unit which is outstanding as of the closing of the merger, will be assumed by Pacific Premier and will be converted into a right to receive cash payments based upon the values of shares of Pacific Premier common stock. The number of shares of Pacific Premier common stock referenced in each cash-settled HEOP restricted stock unit will be equal to the number of shares of HEOP common stock subject to such cash-settled HEOP restricted stock unit immediately prior to the effective time of the merger multiplied by the exchange ratio, including any fractional shares of Pacific Premier common stock. Any dividends accrued with respect to cash-settled HEOP restricted stock units will continue to be accrued and deferred until such time as the award vests and is paid.

        HEOP Restricted Stock.    Each unvested award of HEOP restricted stock that is outstanding as of the closing of the merger will be assumed by Pacific Premier and converted into shares of Pacific Premier common stock. The number of shares of Pacific Premier common stock subject to each award of HEOP restricted stock will be equal to the number of shares of HEOP common stock subject to such award of HEOP restricted stock immediately prior to the effective time of the merger multiplied by the exchange ratio, provided that any fractional shares of Pacific Premier common stock will be converted into cash in lieu of fractional shares of Pacific Premier common stock. Based on 179,869 shares of unvested HEOP restricted stock outstanding, 62,432 shares of Pacific Premier common stock would be issuable to holders of unvested awards of HEOP restricted stock as of that date.

        HEOP Performance-Based Restricted Stock Units.    Pacific Premier will not assume outstanding performance-based HEOP restricted stock units issued for the performance period extending from January 1, 2016 through December 31, 2018. The performance-based HEOP restricted stock units will become vested immediately prior to the effective time of the merger, and each of the holders thereof will be entitled to receive a single lump sum cash payment equal to the product of (A), (B) and (C), where (A) equals 100% of the target number of shares of HEOP common stock subject to the performance-based HEOP restricted stock units, (B) equals the exchange ratio, and (C) equals the Pacific Premier average share price.

        The following table discloses the dollar value of the various types of equity awards held by each of HEOP's directors that will accelerate and vest if, and as a result of, the consummation of the merger.

	Restricted Stock(2)		ISO		NQ		Restricted Stock Units
	Shares	Value (3)	Shares	Value (4)	Shares	Value (4)	Units	Value	Total
Simone Lagomarsino(1)	—	$—	25,510	$158,417	19,078	$118,474	20,750	$291,538	$568,429
Michael Behrman	3,101	$43,569	—	$—	—	$—	—	$—	$43,569
Donald Campbell	3,101	$43,569	—	$—	—	$—	—	$—	$43,569
Mark Fugate	3,101	$43,569	—	$—	—	$—	—	$—	$43,569
Howard Gould	3,101	$43,569	—	$—	—	$—	—	$—	$43,569
Dee Lacey	3,101	$43,569	—	$—	—	$—	—	$—	$43,569
James Lynch	3,101	$43,569	—	$—	—	$—	—	$—	$43,569
Daniel O'Hare	3,101	$43,569	—	$—	—	$—	—	$—	$43,569
Alexander Simas	3,101	$43,569	—	$—	—	$—	—	$—	$43,569
Stephen Yost	3,101	$43,569	—	$—	—	$—	—	$—	$43,569

(1)
For Ms. Lagomarsino, 26,115 shares of restricted stock with a value of $366,916 will not accelerate upon the close of the merger. Of this amount, 15,480 shares will vest in 2017, 8,399 shares will vest in 2018, and 2,236 shares will vest in 2019.

(2)
For Mr. Morris, not presented in the table above, there are 3,722 shares of restricted stock with a value of $52,294 which will not accelerate upon the close of the merger, but will fully vest later in 2017. For Mr. Pfau, not presented in the table above, there are 3,101 shares of restricted stock with a value of $43,569 which will not accelerate upon the close of the merger, but will fully vest later in 2017.

(3)
The value of restricted stock is based on the closing price of HEOP common stock of $14.05 per share on February 22, 2017, and assumes the merger closed on February 22, 2017.

(4)
The value of Incentive Stock Options and Non-Qualified Stock Options are both based on the closing price of HEOP common stock of $14.05 per share on February 22, 2017 and exercise prices of $7.84 per share, as well as an assumed merger closing date of February 22, 2017.

Appointment of HEOP Directors to the Boards of Directors of Pacific Premier and Pacific Premier Bank Boards.

        Pursuant to the terms of the merger agreement, Pacific Premier agreed to take all necessary action following completion of the merger to appoint Simone Lagomarsino, the president and chief executive officer of HEOP and Heritage Oaks Bank, Michael Morris, the chairman of the board of HEOP and Heritage Oaks Bank, and Michael Pfau, the vice chairman of the board of HEOP and Heritage Oaks Bank, a to serve on the boards of directors of Pacific Premier and Pacific Premier Bank until the first annual meeting of shareholders of Pacific Premier following the merger and until their successors are elected and qualified. Pacific Premier first indicated its intention to retain Ms. Lagomarsino as a member of the board of directors of Pacific Premier and Pacific Premier Bank in Pacific Premier's draft letter of intent, dated October 4, 2016. Pacific Premier first indicated its intention to retain Messrs. Morris and Pfau as members of the boards of directors of Pacific Premier and Pacific Premier Bank on December 9, 2016, following completion of the negotiations of the merger agreement.

        As directors of Pacific Premier and Pacific Premier Bank, Ms. Lagomarsino and Messrs. Morris and Pfau will be entitled to receive the same compensation as the current non-employee directors of Pacific Premier and Pacific Premier Bank. During 2016, non-employee directors received cash annual retainer fees in the amount of $55,000, additional cash annual retainers for board committee service in amounts ranging between $1,000 and $7,500, depending on the committee and whether the non-employee director serves as committee chair, restricted stock grants and $4,000 in annual cash contributions towards certain health insurance premiums. Non-employee directors may elect to defer their cash compensation into Pacific Premier's deferred compensation plan.

Community Advisory Board

        Pursuant to the terms of the merger agreement, effective as of the closing of the merger, Pacific Premier Bank will establish a Community Advisory Board for the Central Coast Region, which shall be comprised of all members of the HEOP board of directors as of the closing of the merger who are willing to so serve; no additional compensation will be paid for service on the Community Advisory Board.

Merger Related Payments Under Employment and Change in Control Severance Agreements.

        Employment Agreement.    HEOP is a party to an employment agreement with Simone Lagomarsino. The agreement provides for severance benefits in the event of certain qualifying terminations of employment, including a termination by the executive due to a change in control.

        Pursuant to the employment agreement, the merger will constitute a "change in control" entitling Ms. Lagomarsino to severance benefits if her employment is terminated (other than for cause) by HEOP or Pacific Premier, or she terminates her employment as a result of (i) a reduction of more than 15% in her annual bonus opportunity other than a general reduction in annual bonus that affects all senior executive officers in substantially the same proportions; (ii) a relocation of her principal place of employment which increases her commute to work by more than thirty-five (35) miles; (iii) any material breach by HEOP of any material provision of the agreement, or any material provision of any other agreement between Ms. Lagomarsino and HEOP; (iv) HEOP's failure to obtain an agreement from any successor to HEOP to assume and agree to perform the agreement in the same manner and to the same extent that HEOP would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (v) the loss of the material duties, authority and responsibility of the Chief Executive Officer of HEOP; or (vi) HEOP's failure to nominate Ms. Lagomarsino for election to the boards of HEOP and to use its best efforts to have her elected and re-elected, as applicable, within three months prior to, or within twelve months following, a "change in control".

        Upon such a termination, Ms. Lagomarsino would be entitled to (i) a lump sum payment equal to one (1) times the sum of her annual base salary and annual bonus for the year previous to the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the change in control occurs); (ii) equal installment payments over a two-year period, which are in the aggregate equal to two (2) times the sum of her annual base salary and annual bonus for the year previous to the year in which the termination date occurs (or if greater, the year immediately preceding the year in which the change in control occurs); (iii) a lump sum payment equal to the product of (a) the annual bonus, if any, that she earned for the calendar year prior to the one in which the termination date occurs and (b) a fraction, the numerator of which is the number of days she was employed by HEOP during the year of termination and the denominator of which is the number of days in such year (the "Pro Rata Bonus"); and (iv) reimbursement for the difference between the monthly COBRA premiums paid by her for herself and her dependents and the monthly premiums paid by similarly situated active executives, if applicable, until the earliest of (i) the twenty-four month anniversary of her termination; (ii) the date she is no longer eligible to receive COBRA coverage; and (iii) the date on which she becomes eligible to receive substantially similar coverage from another employer.

        Executive Salary Protection Agreements.    HEOP is a party to executive salary protection agreements with each of Jason Castle, Rob Osterbauer, and William Schack. Each of these agreements provides for severance benefits in the event of certain qualifying terminations of employment, including a termination by the executive due to a change in control.

        Pursuant to each of the executive salary protection agreements, the merger will constitute a "change in control" entitling the executive to severance benefits if either the executive's employment is terminated (other than for cause) by HEOP or Pacific Premier, or the executive terminates his employment as a result of (a) a reduction by more than fifteen percent in base salary or annual bonus opportunity, other than a general reduction in base or bonus that affects all similarly situated employees in substantially the same proportions; (b) a relocation of the executive's principal place of employment by more than thirty-five miles; (c) removal from his appointed position (with respect to Mr. Schack only); (d) a material adverse change in the executive's assigned duties; or (e) the failure of a successor to assume and agree to perform the agreement, within three months prior to, or within twelve months following, a "change in control".

        Upon such a termination, each of Messrs. Castle, Osterbauer and Schack would be entitled to a lump sum equal to one and one-half times: (i) his annual salary at the rate in effect immediately prior to the triggering event; plus (ii) his cash bonus, if any, earned for the calendar year ended immediately prior to the occurrence of the triggering event. Messrs. Castle, Osterbauer and Schack also are entitled to reimbursement for the difference between the monthly COBRA premiums paid by them for themselves and their dependents and the monthly premiums paid by similarly situated active executives, if applicable, until the earliest of (i) the twelve-month anniversary of their termination; (ii) the date they are no longer eligible to receive COBRA coverage; and (iii) the date on which they become eligible to receive substantially similar coverage from another employer.

        Salary Protection Agreements.    In addition, HEOP is a party to salary protection agreements with each of Joseph Stronks, Brooks Wise, Greg Gehlmann, Josh Tucker, and two other officers. Each of these agreements provides for severance benefits in the event of certain qualifying terminations of employment, including a termination by the executive due to a change in control.

        Pursuant to each of the salary protection agreements, the merger will constitute a "change in control" entitling the executive to severance benefits if either the executive's employment is terminated (other than for cause) by HEOP or Pacific Premier, or the executive terminates his or her employment as a result of (a) a reduction by more than fifteen percent of his or her annual total cash compensation package (defined as the sum of (i) base salary, (ii) incentive bonus opportunity, and (ii) auto allowance , if applicable, other than a general reduction in annual total cash compensation that affects similarly situated employees in substantially the same proportions; (b) a relocation of the executive's principal place of employment by more than thirty-five miles; or (c) the failure of a successor to assume and agree to perform the agreement, within three months prior to, or within twelve months following, a "change in control" event as defined in the Agreement.

        Upon such a termination, Mr. Stronks would be entitled to a lump sum equal to 100% of his base salary at the rate in effect immediately prior to the triggering event. Upon such a termination, Messrs. Wise, Gehlmann, Tucker and the two other executives would be entitled to a lump sum equal to 50% of their base salary at the rate in effect immediately prior to the triggering event.

        Salary Continuation Agreement.    HEOP is party to a Salary Continuation Agreement, or SCA, with Chief Executive Officer Lagomarsino. The agreement is a non-qualified executive benefit plan that provides a post-employment monthly retirement benefit, or payments in the event of death or disability. Benefits vest over ten (10) years after the SCA issuance date and the benefit is paid monthly for fifteen (15) years following termination of HEOP employment after age 65. The agreement provides for monthly payments or lump sum benefits in the event of early termination (without cause), disability, or death of the participant, or termination following a change in control. The SCA contains a change in control provision which entitles Ms. Lagomarsino to full benefits under the plan if employment is terminated within twelve (12) months of a defined change in control event. The merger qualifies as a change in control under the SCA. Upon such a termination, benefits are fully vested at 100% and payments commence immediately following termination. Currently, Ms. Lagomarsino is 50% vested under the SCA.

Summary of Payments to Certain Executive Officers.

        The following table summarizes certain payments to be received by the named executive officers of HEOP as a result of the consummation of the merger.

Name	Cash Severance		Acceleration of Stock Option and Equity Award Vesting		Cash Salary Continuation		401(k) Plan Benefits	Medical and Welfare Benefits	Total
Simone F. Lagomarsino	$2,286,301	(1)	$568,429	(2)	$1,500,000	(3)	$—	$19,474	$4,374,204	(5)
President, Chief Executive Officer and Director
Jason C. Castle	435,000	(4)	385,458	(2)	—		—	10,911	831,369
Executive Vice President, Chief Financial Officer
William A. Schack	457,500	(4)	374,263	(2)	—		—	10,560	842,323
Executive Vice President, Chief Credit Officer of HEOP
Robert D. Osterbauer	—		39,017	(2)	—		—	—	39,017
Executive Vice President, Commercial Banking Division Manager, North and Agribusiness Lending, Heritage Oaks Bank
Joshua Tucker	92,500		180,707	(2)	—		1,871	—	275,078
Executive Vice President, Chief Risk Officer of HEOP

(1)
Payable only upon termination of employment without cause or for good reason within twelve (12) months following the merger. Of the amount reflected, $786,301 (or one (1) times the named executive officer's annual base salary ($500,000) and bonus for 2016 ($250,000), plus accrued bonus for 2017 through February 22, 2017 ($36,301)) will be payable at closing of the merger, and the remaining $1,500,000 (two (2) times sum of annual base salary and bonus for 2016) will be paid in equal monthly installments over two (2) years following the closing of the merger, subject to adjustments, if any, to comply with Section 280G of the Code. The named executive officer's accrued bonus for 2017 will increase by $685 per day between February 22, 2017 and the date of termination of employment of the named executive officer.

(2)
Amounts indicated are based on the closing market price of HEOP's common stock as of February 22, 2017, and are comprised of the following: for Ms. Lagomarsino, $0 for accelerated vesting of restricted stock, $276,891 for accelerated vesting of stock options and $291,538 for cash out of performance-based restricted stock units. For Mr. Castle, $163,121 for accelerated vesting of restricted stock, $173,570 for accelerated vesting of stock options and $48,767 for cash out of performance-based restricted stock units. For Mr. Schack, $248,924 for accelerated vesting of restricted stock, $73,326 for accelerated vesting of stock options and $52,013 for cash out of performance-based restricted stock units. For Mr. Osterbauer, $0 for accelerated vesting of restricted stock, $0 for accelerated vesting of stock options and $39,017 for cash out of performance-based restricted stock units. For Mr. Tucker, $67,637 for accelerated vesting of restricted stock and $113,070 for accelerated vesting of stock options. Accelerated vesting of restricted stock and stock options occurs only only upon termination of employment without cause or for good reason within twelve (12) months following the merger. Cash out of performance-based stock units will occur upon closing of the merger, whether or not employment is then terminated.

(3)
This amount will be paid in equal monthly installments totaling $100,000 annually over fifteen (15) years beginning with the second month following termination of employment within twelve (12) months following the merger. Fifty percent (50%) of this amount ($50,000 annually) will vest upon termination of employment within twelve (12) months following the merger, and the other fifty percent (50%) of this amount ($50,000 annually) already has vested, but will commence to be paid approximately ten (10) years earlier than normal retirement date upon termination of employment within twelve (12) months following the merger.

(4)
Payable only upon termination of employment without cause or for good reason within three (3) months prior to or twelve (12) months following the merger. Amounts represent one and one-half (1.5) times the sum of annual base salary plus 2016 bonus to be paid on March 31, 2017. For Mr. Castle, annual base salary is $230,000 and 2016 bonus is $60,000, and for Mr. Schack, annual base salary is $260,000 and 2016 bonus is $45,000.

(5)
The amount indicated is subject to cutback as a result of a provision of the named executive officer's employment agreement limiting such payments to the maximum amount permitted under Section 280G of the Code without creating adverse tax consequences. As of the date of the filing of this Registration Statement, it is estimated that the named executive officer will receive approximately $1,264,000 less than the total amount indicated. Any such reduction will be taken from cash severance.

Employment Agreements with Certain Officers of HEOP.

        Robert Osterbauer, Executive Vice President and commercial banking division Manager, North and Agribusiness Lending, with Heritage Oaks Bank, and Brooks Wise, Executive Vice President and commercial banking division Manager, South, with Heritage Oaks Bank, have entered into employment agreements with Pacific Premier Bank which will become effective upon consummation of the merger. Pursuant to the terms of their respective employment agreements, Messrs. Osterbauer and Wise will each be employed as an Executive Vice President, Market President, of Pacific Premier Bank.

        Each employment agreement has a term of one (1) year, unless such term is extended. On the annual anniversary of the agreements and each annual anniversary thereafter, the term of such agreement will automatically be extended for an additional one year unless either the executive or Pacific Premier Bank gives written notice not to extend the term not less than ninety (90) days prior to any such anniversary date, in which case the agreement will terminate at the conclusion of its remaining term.

        Pursuant to their respective employment agreements, Messrs. Osterbauer and Wise will receive an annual base salary of $250,000 and $210,000, respectively. In addition, they are eligible for bonuses and entitled to participate in any pension, retirement or other benefit plan or program given to employees and executives of Pacific Premier Bank, to the extent commensurate with their respective duties and responsibilities as fixed by the board of directors of Pacific Premier Bank. Messrs. Osterbauer and Wise also are entitled to a monthly automobile allowance. Each of Messrs. Osterbauer's and Wise's employment agreements includes provisions related to payments to them in certain circumstances related to termination of employment, treatment of confidential information, and restrictions against soliciting employees, vendors and customers of Pacific Premier Bank, in each case consistent with provisions included in the employment agreements of similarly-situated Pacific Premier Bank executives.

Indemnification.

        HEOP's directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in the HEOP articles of incorporation, as amended, and bylaws, as amended, and the merger agreement. HEOP's articles of incorporation, as amended, are referred to as the HEOP articles of incorporation, and HEOP's bylaws, as amended, are referred to as the HEOP bylaws. Pursuant to the merger agreement, Pacific Premier agreed for a period of six (6) years from the closing of the merger, to indemnify and hold harmless each present and former director, officer and employee of HEOP or a subsidiary of HEOP, as applicable, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of HEOP or its subsidiaries or is or was serving at the request of HEOP or its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise including, without limitation, matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the HEOP articles of incorporation and HEOP bylaws, or any agreement, arrangement or understanding previously disclosed by HEOP to Pacific Premier pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

        Pursuant to the merger agreement, Pacific Premier has agreed to maintain HEOP's existing directors' and officers' liability insurance policy for HEOP's directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional six (6) years, provided that if the cost of such insurance exceeds 250% of the annual premiums paid by HEOP for its existing directors' and officers' liability insurance, which is referred to as the maximum insurance amount, Pacific Premier will obtain the most advantageous coverage as is available for the maximum insurance amount.

        Other than as set forth above, no director or officer of HEOP has any direct or indirect material interest in the merger, except insofar as ownership of HEOP common stock might be deemed such an interest.

Material Federal Income Tax Consequences

        The following is a general description of the anticipated material U.S. federal income tax consequences of the merger. This discussion is based upon the Code, Treasury regulations, judicial authorities and published positions of the Internal Revenue Service, or IRS, all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of HEOP common stock could differ from those described below.

        Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of HEOP common stock as a capital asset within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to HEOP shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold HEOP common stock as part of a straddle, hedge, constructive sale or conversion transaction, and U.S. holders that acquired their shares of HEOP common stock through the exercise of an employee stock option or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds HEOP common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding HEOP common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.

        This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of HEOP common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger.

        The merger has been structured to qualify as a "reorganization" under Section 368(a) of the Code for U.S. federal income tax purposes. As a condition to the completion of the merger, Holland & Knight LLP is required to deliver an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinion will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the merger in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 filed by Pacific Premier in connection with the merger (of which this joint proxy statement/prospectus is a part) and certain other documents. In rendering the opinion, counsel will rely on the representations of Pacific Premier and HEOP, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion.

        An opinion of counsel represents such counsel's best legal judgment but is not binding on the IRS or on any court. Neither Pacific Premier nor HEOP intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the opinion.

        Based on representations to be contained in representation letters of officers of Pacific Premier and HEOP, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Holland & Knight LLP that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.

Tax Consequences of the Merger for Pacific Premier and HEOP.

        No gain or loss will be recognized by Pacific Premier or HEOP as a result of the merger.

Tax Consequences of the Merger for U.S. Holders of HEOP Common Stock.

        Except as described below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," a U.S. holder that exchanges all of its shares of HEOP common stock for shares of Pacific Premier common stock pursuant to the merger will not recognize gain or loss in connection with such exchange.

        A U.S. holder's aggregate tax basis in the Pacific Premier common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will equal such U.S. holder's aggregate tax basis in the HEOP common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Pacific Premier common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will include the holding period for the shares of HEOP common stock exchanged therefor.

Cash in Lieu of Fractional Shares of Pacific Premier Common Stock.

        A U.S. holder that receives cash instead of a fractional share of Pacific Premier common stock will be treated as having received the fractional share of Pacific Premier common stock pursuant to the merger and then having exchanged the fractional share of Pacific Premier common stock for cash in a redemption by Pacific Premier. This deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of HEOP common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the HEOP common stock exchanged by such U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Code.

        Notwithstanding the previous paragraph, if the receipt of the cash is deemed to be essentially equivalent to the distribution of a dividend to the U.S. holder, the cash would be treated as dividend income. While a dividend from Pacific premier would generally be treated as a "qualified dividend" and taxed at the same rates applicable to long-term capital gains, a U.S. holder would not be able to apply any portion of its basis to reduce the amount of such dividend and such basis would instead be reallocated to such U.S. holder's other Pacific Premier shares.

Information Reporting and Backup Withholding.

        Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements.

        A U.S. holder that receives shares of Pacific Premier common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. tax return and that is a "significant holder" that receives Pacific Premier common stock in the merger will be required to file a statement with the significant holder's U.S. federal income tax return setting forth such significant holder's basis (determined immediately before the exchange) in the HEOP common stock surrendered and the fair market value (determined immediately before the exchange) of the HEOP common stock that is exchanged by such significant holder. A "significant holder" is a U.S. holder that receives shares of Pacific Premier common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of HEOP (by vote or value) or securities of HEOP with a tax basis of $1 million or more.

        THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO HEOP SHAREHOLDERS. HEOP SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Accounting Treatment of the Merger

        The merger will be accounted for under the acquisition method of accounting under GAAP. Under this method, HEOP's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Pacific Premier. Any excess between the purchase price for HEOP and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with FASB Accounting Standards Codification (ASC) Topic 350, "Intangibles—Goodwill and Other," the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Pacific Premier in connection with the merger will be amortized to expense. The financial statements of Pacific Premier issued after the merger will reflect the results attributable to the acquired operations of HEOP beginning on the date of completion of the merger.

Expenses of the Merger

        The merger agreement provides that each of HEOP and Pacific Premier will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Listing of the Pacific Premier Common Stock

        Pacific Premier has agreed to use its reasonable best efforts to cause the shares of Pacific Premier common stock to be issued to (i) HEOP shareholders as the merger consideration, (ii) upon the exercise of HEOP options assumed by Pacific Premier, and (iii) in connection with the conversion of the unvested restricted shares of HEOP common stock into shares of Pacific Premier common stock in connection with the merger, to be approved for listing on the NASDAQ Global Select Market.

Resale of Pacific Premier Common Stock

        The shares of common stock that HEOP shareholders receive as a result of the merger will be registered under the Securities Act. HEOP shareholders may freely trade these shares of Pacific

Premier common stock if such HEOP shareholder is not considered an "affiliate" of Pacific Premier, as that term is defined in the federal securities laws. Generally, "affiliates" include directors, certain executive officers and holders of 10% or more of the outstanding Pacific Premier common stock.

        Pacific Premier's affiliates may not sell their shares of Pacific Premier common stock acquired in the merger, unless those shares are registered under an effective registration statement under the Securities Act, or by complying with an applicable exemption from the registration requirements of the Securities Act. Pacific Premier may also place restrictive legends on certificates representing shares of Pacific Premier common stock issued to all persons who will be considered "affiliates" of Pacific Premier.

Shareholder Agreements

        In connection with the execution of the merger agreement, directors and substantially all executive officers of HEOP entered into a shareholder agreement with Pacific Premier pursuant to which each such director and executive officer agreed that at any meeting of the shareholders of HEOP, or in connection with any written consent of the shareholders of HEOP, the director and executive officer shall:

  •
  appear at such HEOP meeting or otherwise cause all shares of HEOP common stock owned by him to be counted as present thereat for purposes of calculating a quorum;

  •
  vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of HEOP common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

  •
  in favor of adoption and approval of the merger, the merger agreement and the transactions contemplated by the merger agreement;

  •
  against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of HEOP contained in the merger agreement or of the director or officer contained in the shareholder agreement; and

  •
  against any acquisition proposal (as defined in "—No Solicitation" on page 105 or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the performance of his, her, or its obligations under the shareholder agreement.

        Pursuant to the shareholder agreement, each HEOP executive officer and director who entered into a shareholder agreement also agreed, while the shareholder agreement is in effect, not to, directly or indirectly, sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of the shareholder agreement), distribute by gift, or otherwise dispose of any of the shares whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions; nor to enter into any agreement with any person that violates shareholder's representations, warranties, covenants, and obligations under the shareholder agreement; nor to take any other action that reasonably could be expected to adversely effect, in any material respect, shareholder's power, authority, and ability to comply with and perform his, her, or its covenants and obligations under the shareholder agreement. Each HEOP executive officer and director who entered into a shareholder agreement also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares.

        In addition, each HEOP executive officer and director who entered into a shareholder agreement agreed that, for a period of two (2) years following the consummation of the merger, they will not:

  •
  solicit (other than general solicitations through newspapers or other media of general circulation not targeted at such employees) any employees of HEOP or its subsidiaries prior to consummation of the merger, provided, however, that the foregoing shall not apply to any HEOP employee (i) who does not become an employee of Pacific Premier or any of its subsidiaries on the closing date of the merger; or (ii) whose employment terminated more than six (6) months prior to the time that such HEOP employee is first solicited for employment following the closing date of the merger;

  •
  induce, persuade, encourage or influence any person or entity having a business relationship with Pacific Premier, Pacific Premier Bank, HEOP, Heritage Oaks Bank, their respective subsidiaries or any of their affiliates to discontinue, reduce or restrict such relationship or solicit or target depositors, borrowers or customers of HEOP or its subsidiaries on the date of the merger agreement and/or as of the date the merger is consummated, except for general solicitations that are directed to the general public and not directed specifically to persons who were depositors, borrowers or customers of HEOP or its subsidiaries on the date of the merger agreement or as of the date the merger is consummated; or

  •
  disparage Pacific Premier, its subsidiaries or any of their affiliates.

        Except for the non-solicitation provisions referenced in the paragraph above, which will survive for a period of two (2) years following the consummation of the merger, the shareholder agreements shall remain in effect until the earlier to occur of the date, if any, of termination of the merger agreement in accordance with its terms, or the effective time of the merger.

Dissenters' Rights

        HEOP shareholders do not have the right to dissent from the merger and assert dissenters' rights.

        Under the CGCL, shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available for shares that are listed on a national securities exchange where the merger consideration is stock of a publicly traded corporation. HEOP's common stock is traded on a national securities exchange and the merger consideration, comprised of Pacific Premier's common stock, is also traded on a national securities exchange. As such, HEOP's shareholders are not entitled to appraisal rights.

 MARKET FOR COMMON STOCK AND DIVIDENDS

Pacific Premier Market Information and Dividends

Market Information.

        Pacific Premier's common stock is traded on the NASDAQ Global Select Market under the symbol "PPBI." As of February 23, 2017, there were 27,929,578 shares of Pacific Premier common stock outstanding, which were held by 559 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of Pacific Premier common stock as reported on the NASDAQ Global Select Market.

	Pacific Premier
	Market Price
	High	Low
Year Ending December 31, 2017
First Quarter (through February 22, 2017)	$40.95	$34.60
Year Ending December 31, 2016
First Quarter	$21.77	$18.32
Second Quarter	25.29	20.05
Third Quarter	27.61	22.98
Fourth Quarter	36.15	24.00
Year Ending December 31, 2015
First Quarter	$17.38	$14.85
Second Quarter	17.54	15.66
Third Quarter	21.92	16.63
Fourth Quarter	23.98	19.33

Dividends.

        During the periods presented in the table above, Pacific Premier did not pay any dividends on its common stock. It is Pacific Premier's current policy to retain earnings to provide funds for use in its business. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

HEOP Market Information and Dividends

Market Information.

        HEOP's common stock is traded on the NASDAQ Global Select Market under the symbol "HEOP." As of February 23, 2017, there were 34,403,157 shares of HEOP common stock outstanding, which were held by 966 holders of record. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of HEOP common stock as reported on the NASDAQ Global Select Market.

	HEOP
	Market Price
	High	Low
Year Ending December 31, 2017
First Quarter (through February 22, 2017)	$14.09	$11.91
Year Ending December 31, 2016
First Quarter	$8.03	$6.95
Second Quarter	8.49	7.50
Third Quarter	8.50	7.56
Fourth Quarter	12.64	7.90
Year Ending December 31, 2015
First Quarter	$8.92	$7.50
Second Quarter	8.80	7.44
Third Quarter	8.46	7.36
Fourth Quarter	9.25	7.51

        The last reported trade of HEOP's common stock prior to the filing of this joint proxy statement/prospectus was on February 23, 2017, at $14.12. The last reported trade of HEOP's common stock on the date prior to the announcement of the merger was on December 12, 2016, at $10.86.

Dividends.

        HEOP's Board of Directors has responsibility for the oversight and approval of the declaration of dividends. Dividends HEOP declares are subject to the restrictions set forth in the CGCL. The CGCL provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The CGCL also provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows: (i) the corporation's assets equal at least 1 and 1/4 times its liabilities, and (ii) the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the corporation's interest expenses for such fiscal years, then the corporation's current assets must equal at least 1 and 1/4 times its current liabilities. Additionally, the Federal Reserve Board has authority to limit the payment of dividends by bank holding companies, such as HEOP, in certain circumstances, requiring, among other things, a holding company to consult with the Federal Reserve Board prior to payment of a dividend if the company does not have sufficient recent earnings in excess of the proposed dividend.

        The principal source of funds from which HEOP may pay dividends is the receipt of dividends from Heritage Oaks Bank. The availability of dividends from Heritage Oaks Bank is limited by various statutes and regulations. Heritage Oaks Bank is subject first to corporate restrictions on its ability to pay dividends. Further, Heritage Oaks Bank may not pay a dividend if it would be undercapitalized for bank regulatory purposes after the dividend payment is made. The payment of cash dividends by Heritage Oaks Bank is subject to restrictions set forth in the California Financial Code (the "Financial Code"). The Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (a) bank's retained earnings; or (b) bank's net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the California Department of Business Oversight, make a distribution to its shareholders in an amount not exceeding the greatest of (a) its retained earnings; (b) its net income for its last fiscal year; or (c) its net income for its current fiscal year. In the event that the California Department of Business Oversight determines that the shareholders' equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the California Department of Business Oversight may order the bank to refrain from making a proposed distribution. The FDIC may also restrict the payment of dividends if such payment would be deemed unsafe or unsound or if after the payment of such dividends, the bank would be included in one of the "undercapitalized" categories for capital adequacy purposes pursuant to federal law. While the Federal Reserve Board has no general restriction with respect to the payment of cash dividends by an adequately capitalized bank to its parent holding company, the Federal Reserve Board might, under certain circumstances, place restrictions on the ability of a particular bank to pay dividends based upon peer group averages and the performance and maturity of the particular bank, or object to management fees to be paid by a subsidiary bank to its holding company on the basis that such fees cannot be supported by the value of the services rendered or are not the result of an arm's length transaction.

        The following table provides information at February 23, 2017, with respect to dividends declared on shares of HEOP common stock since January 1, 2015:

Quarters Ended	Amount Per Share	Amount Paid		Total Paid QTR		Total Paid YTD
	(dollars in thousands except per share data)
Quarter to date (declared through February 23, 2017)	$0.06	$2,063	(1)	$2,063,490	(1)	$2,063,490	(1)
December 31, 2016	$0.06	$2,058		$2,057,637		$8,216,260
September 30, 2016	0.06	2,055		2,054,504		6,158,622
June 30, 2016	0.06	2,054		2,054,470		4,104,119
March 31, 2016	0.06	2,050		2,049,649		2,049,649
December 31, 2015	$0.06	$2,051		$2,051,028		$7,851,253
September 30, 2015	0.06	2,029		2,029,323		5,800,225
June 30, 2015	0.06	2,058		2,057,659		3,770,901
March 31, 2015	0.06	1,713		1,713,242		1,713,242

(1)
Represents the amount payable on February 28, 2017 to shareholders of record as of February 15, 2017.

HEOP Securities Authorized for Issuance Under Equity Compensation Plans

        On May 27, 2015, HEOP's shareholders approved the 2015 Equity Incentive Plan pursuant to which directors, officers and other HEOP and Heritage Oaks Bank employees may be granted equity based awards. Equity-based awards allowed by this plan include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Share Awards, or any combination thereof. Prior to its expiration on March 25, 2015, HEOP maintained the 2005 Equity Based Compensation Plan. Since its expiration, no further awards can be made under this plan. Equity based awards are provided to align employees' performance with shareholder interests. HEOP's Compensation Committee may review any type of performance criteria, market comparison, and extraordinary events when making the decision to offer an equity-based award.

        The following table provides information at February 22, 2017, with respect to shares of HEOP common stock that may be issued under HEOP's existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	738,536	(1)	$7.21	1,813,572	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A

(1)
Under the 2015 Equity Incentive Plan, the Company is authorized to issue restricted stock awards and restricted stock units. Restricted stock awards and restricted stock units are not included in the table above. As of February 22, 2017, there were 179,869 shares of restricted stock awards issued and outstanding, and 114,054 restricted stock units outstanding. Restricted stock units consist of 36,716 performance based restricted stock units which settle in shares of the Company's common stock, and 77,338 restricted stock units that settle in cash.

(2)
Includes securities available for issuance including: stock options, restricted stock awards and restricted stock units.

Equivalent Market Value Per Share of HEOP Common Stock

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the NASDAQ Global Select Market, and (ii) HEOP common stock as reported on the NASDAQ Global Select Market, on December 12, 2016, the last trading-day before Pacific Premier announced the merger, and on February 22, 2017, the last practicable trading-day before the distribution of this joint proxy statement/prospectus. To help illustrate the market value of the per share stock consideration to be received by HEOP's shareholders, the following table also presents the equivalent market value per share of HEOP common stock as of December 12, 2016 and February 22, 2017, which were determined by multiplying the closing price for Pacific Premier's common stock on those dates by the exchange ratio of 0.3471 of a share of Pacific Premier common stock for each share of HEOP common stock.

	Pacific Premier Common Stock	HEOP Common Stock	Equivalent Market Value Per Share of HEOP Common Stock
At December 12, 2016	$33.65	$10.86	$11.68
At February 22, 2017	40.95	14.05	14.21

        Shareholders are advised to obtain current market quotations for Pacific Premier common stock. The market price of Pacific Premier common stock at the effective time of the merger or at the time the HEOP shareholders receive Pacific Premier common stock in the merger following the consummation of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this proxy statement/prospectus or at the time of the special meeting. See "Risk Factors" beginning on page 33.

 INFORMATION ABOUT PACIFIC PREMIER

General

        Pacific Premier is a California-based bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals, real estate investors, non-profit organizations and consumers in its primary market area of Southern California currently through fifteen (15) locations in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Murrieta, Newport Beach, Orange, Palm Desert, Palm Springs, Redlands, Riverside, San Bernardino and San Diego, California. Pacific Premier Bank's branch in Orange, California will be closed on January 27, 2017. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of deposit products and services for both businesses and consumer customers, including checking, money market and savings accounts, cash management services, electronic banking services, and on-line bill payment. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, U.S. Small Business Administration loans, warehouse credit facilities, commercial real estate loans, residential home loans, construction loans and consumer loans. Pacific Premier also offers specialty banking products for homeowners associations and franchise lending nationwide.

        As of September 30, 2016, Pacific Premier had, on a consolidated basis, total assets of $3.75 billion, total stockholders' equity of $449.97 million and total deposits of $3.06 billion. At September 30, 2016, Pacific Premier had real estate loans and business loans collateralized by real estate totaling 68% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

Management and Additional Information

        Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Pacific Premier is incorporated by reference or set forth in Pacific Premier's annual report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact Pacific Premier at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 150.

INFORMATION ABOUT HEOP

General

        HEOP is a California based bank holding company for Heritage Oaks Bank, a California-chartered banking corporation headquartered in San Luis Obispo, California. Heritage Oaks Bank is a community-oriented financial services firm which provides banking products and services to small and medium sized businesses and consumers. Products and services are offered primarily through twelve (12) retail branches located on the Central Coast of California, in San Luis Obispo and Santa Barbara Counties and through other direct channels, including a loan production office in Ventura County.

        As of September 30, 2016, HEOP, on a consolidated basis, had total assets of $1.99 billion, total deposits of $1.63 billion and total shareholders' equity of $215.28 million.

        HEOP's principal executive offices are located at 3380 South Higuera Street, San Luis Obispo, California 93401 and its telephone number is (805) 369-5200.

Management and Additional Information

        Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to HEOP is incorporated by reference or set forth in HEOP's annual report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact HEOP at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 150.

UNAUDITED CONDENSED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

        The following Unaudited Condensed Pro Forma Combined Consolidated Statement of Financial Condition as of September 30, 2016 combine the historical Consolidated Statement of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of HEOP as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Financial Statements.

        The following Unaudited Condensed Pro Forma Combined Consolidated Statements of Operations for both the nine months ended September 30, 2016 and the year ended December 31, 2015 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of HEOP for such respective periods giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Operations for the nine months ended September 30, 2016 and for the year ended December 31, 2015 also gives effect to Pacific Premier's acquisition of Security California Bancorp, giving effect to the merger as if the merger had become effective at the beginning of the period, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

        Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, Pacific Premier and HEOP believe that pro forma financial information is important because it gives effect to the merger and the transactions referenced above. The manner in which Pacific Premier and HEOP calculate pro forma financial information may differ from similarly titled measures reported by other companies.

        The unaudited condensed pro forma combined consolidated financial information included in this joint proxy statement/prospectus are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger or the other transactions referenced above had been completed on the dates or at the beginning of the periods indicated or which may be obtained in the future. The unaudited pro forma combined financial information has been derived from and should be read in conjunction with the respective period's historical consolidated financial statements and the related notes of Pacific Premier and HEOP. The historical consolidated financial statements of Pacific Premier and HEOP are filed with the Commission and incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

        The unaudited condensed pro forma combined consolidated stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Pacific Premier's common stock or the actual or future results of operations of

Pacific Premier for any period. Actual results may be materially different than the pro forma information presented.

	At September 30, 2016
	Historical Pacific Premier	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Pro Forma Combined with HEOP(1)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$103,904	$65,250	$(23,240)	(2)	$145,914
Interest-bearing time deposits with financial institutions	3,944	—	—		3,944
Investment securities (including held to maturity)	322,100	456,464	(8,600)	(3)	769,964
FHLB, FRB and other stock, at cost	29,966	7,964	—		37,930
Loans held for sale, at lower of cost or fair value	9,009	7,975	—		16,984
Loans held for investment	3,090,839	1,341,555	(21,541)	(4)	4,410,853
Allowance for loan losses	(21,843)	(17,643)	17,643	(5)	(21,843)

Loans held for investment, net	3,068,996	1,323,912	(3,898)		4,389,010
Premises and equipment	11,314	36,360	(2,900)	(6)	44,774
Goodwill	101,939	24,885	194,526	(7)	321,350
Intangible assets	9,976	3,568	16,598	(8)	30,142
Other assets	93,683	61,929	5,090	(9)	160,702

Total assets	$3,754,831	$1,988,307	$177,576		$5,920,714

Liabilities
Deposits	$3,059,752	$1,631,348	$1,621	(10)	$4,692,721
Short term borrowings	107,713	49,000	650	(11)	157,363
Long term debt	97,853	81,572	(2,671)	(11)	176,754
Other liabilities	39,548	11,104	—		50,652

Total liabilities	$3,304,866	$1,773,024	$(400)		$5,077,490

Stockholders' equity
Preferred stock	$—	$—	$—		$—
Common stock	273	164,009	(163,890)	(12)	392
Additional paid in capital	343,231	8,971	384,169	(12)	736,371
Retained earnings	105,098	38,424	(38,424)	(12)	105,098
Accumulated other comprehensive income	1,363	3,879	(3,879)	(12)	1,363

Total stockholders' equity	$449,965	$215,283	$177,976		$843,224

Total liabilities and stockholders' equity	$3,754,831	$1,988,307	$177,576		$5,920,714

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

	For the Nine Months Ended September 30, 2016
	Historical Pacific Premier	Historical Security California Bancorp	Pro Forma Adjustments for Security California Bancorp Acquisition	Footnote Reference	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Pro Forma for Security California Bancorp Acquisition and HEOP Acquisition
	(Dollars in thousands, except per share data)
Interest income	$120,808	$2,167	$813	(13)	$52,427	$5,385	(13)	$181,600
Interest expense	10,037	159	(47)	(14)	4,280	(1,121)	(14)	13,308

Net interest income	110,771	2,008	860		48,147	6,506		168,292
Provision for loan losses	6,722	—	—		(1,000)	—		5,722

Net interest income after provision for loan losses	104,049	2,008	860		49,147	6,506		162,570
Noninterest income	15,280	139	—		9,334	—		24,753
Noninterest expense	73,200	5,756	(8,355)	(15)	38,408	2,041	(15)	111,050

Income before income tax expense	46,129	(3,609)	9,215		20,073	4,465		76,273
Income tax (benefit)	17,977	(1,638)	3,686		7,690	1,786		29,501

Net income	$28,152	$(1,971)	$5,529		$12,383	$2,679		$46,772

Per common share
Net income—basic	$1.05				$0.36			$1.19
Net income—diluted	1.03				0.36			1.17
Weighted average common shares
Basic	26,776,140		646,133	(16)	34,044,067	11,890,720	(16)	39,312,993
Diluted	27,245,108		646,133	(16)	34,173,336	12,012,926	(16)	39,904,167

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

	For the Year Ended December 31, 2015
	Historical Pacific Premier	Historical Security California Bancorp	Pro Forma Adjustments for Security California Bancorp Acquisition	Footnote Reference	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Pro Forma for Security California Bancorp Acquisition and HEOP Acquisition
	(Dollars in thousands, except per share data)
Interest income	$118,356	$25,425	$9,756	(13)	$68,090	$7,180	(13)	$228,807
Interest expense	12,057	1,835	(564)	(14)	5,831	(1,278)	(14)	17,881

Net interest income	106,299	23,590	10,320		62,259	8,458		210,926
Provision for loan losses	6,425	129	—		—	—		6,554

Net interest income after provision for loan losses	99,874	23,461	10,320		62,259	8,458		204,372
Noninterest income	14,441	3,457	—		10,139	—		28,037
Noninterest expense	73,591	18,534	(4,079)	(15)	48,167	2,722	(15)	138,935

Income before income tax expense	40,724	8,384	14,399		24,231	5,736		93,474
Income tax	15,209	3,959	5,760		8,882	2,294		36,104

Net income	$25,515	$4,425	$8,639		$15,349	$3,442		$57,370

Per common share
Net income—basic	$1.21	$0.76	$1.49		$0.45	$0.29		$1.48
Net income—diluted	1.19	0.76	1.49		0.44	0.29		1.46
Weighted average common shares
Basic	21,156,668	5,836,417	5,815,051		34,129,930	11,890,720		38,862,439
Diluted	21,488,698	5,836,417	5,815,051		34,274,902	12,012,926		39,316,675

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Condensed Pro Forma Combined Consolidated Financial Statements

Note A—Basis of Presentation

        The Unaudited Condensed Pro Forma Combined Consolidated Statement of Financial Condition and explanatory notes as of September 30, 2016 combines the historical Consolidated Statement of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of HEOP as of such date (i) on an actual historical basis and (ii) assuming the completion of the merger at such date, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Consolidated Financial Statements.

        The Unaudited Condensed Pro Forma Combined Consolidated Statements of Operations and explanatory notes for both the nine months ended September 30, 2016 and the year ended December 31, 2015 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of HEOP for such respective periods giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Condensed Pro Forma Combined Consolidated Financial Statements. The Unaudited Condensed Pro Forma Combined Consolidated Statement of Operations for the nine months ended September 30, 2016 and the year ended December 31, 2015 also gives effect to Pacific Premier's acquisition of Security California Bancorp, giving effect to the merger as if the merger had become effective at the beginning of the period using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements.

        Since the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Pacific Premier's balance sheet. In addition, certain anticipated nonrecurring costs associated with the merger such as professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the Unaudited Condensed Pro Forma Combined Consolidated Statements of Operations for the nine months ended September 30, 2016 and the year ended December 31, 2015, Pacific Premier assumed no adjustments to the historical amounts of HEOP's and Security California Bancorp's provisions for credit losses. If such adjustments were estimated, there could be an increase or a reduction to the historical amounts of HEOP's and Security California Bancorp's provisions for credit losses presented. In addition, the fair value of the loan portfolio is not necessarily reflective of the allowance for loan losses calculated under the probable incurred loss model, as the fair value also takes into account an interest and liquidity component.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of HEOP are in the process of being reviewed in detail by Pacific Premier. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the merger, the plan to integrate Pacific Premier's and HEOP's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain furniture and equipment. Pacific Premier also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note D—Estimated Annual Cost Savings

        Pacific Premier expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

  (1)
  The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the merger with HEOP, as if the merger had taken place as of the date indicated, or at the beginning of the period indicated, after giving effect to the pro forma adjustments described in the other footnotes to this table.

  (2)
  Adjustment includes: (a) $21.9 million for estimated transactions costs and (b) $1.4 million to holders of HEOP restricted stock units.

  (3)
  Fair market value adjustment for investment securities. Due to significant market fluctuations subsequent to September 30, 2016, fair value adjustments were made based on market prices at November 30, 2016.

  (4)
  Adjustment made to reflect the preliminary estimated market value of loans, which includes an estimate of lifetime credit losses, as well as an interest rate and liquidity component. Loans include net deferred costs and unearned discounts.

  (5)
  Purchase accounting reversal of allowance for loan losses, which is not carried over.

  (6)
  Estimated fair market value adjustment for property and leases.

  (7)
  Represents the recognition of goodwill resulting from the difference between the consideration paid to HEOP shareholders less the net fair value of the acquired assets and assumed liabilities. Goodwill can be summarized as follows (dollars in thousands, except share and per share data):

Pacific Premier shares issued to HEOP shareholders, net of fractional shares		11,890,720
Pacific Premier issue price per share		$33.65
Value of stock consideration paid to HEOP shareholders		400,123
Value in-the-money from options		4,112
Cash consideration to restricted shareholders		1,361

Total pro forma aggregate merger consideration paid		$405,596

Carrying value of HEOP net assets at September 30, 2016		$215,283
Fair value adjustment to assets and liabilities:
Securities	$(8,600)
Loans held for investment	(21,541)
Allowance for loan loss	17,643

Loans, net	(3,898)
Premises and equipment	(2,900)
Core deposit intangible	16,598
Deferred tax effect of adjustments, excluding transactions costs (40%)	(5,813)
Deposits	(1,621)
Short term borrowings	(650)
Long term debt	2,671
Total fair value adjustments		(4,213)

Fair value of net assets acquired on September 30, 2016		211,070

Excess of fair value of nets assets acquired over consideration paid		$194,526

(8)
Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 1.44% of core deposits.

(9)
Deferred tax asset created from transaction expenses and fair market value adjustments.

(10)
Fair market value adjustment for time deposits.

(11)
Estimated fair market value adjustment for borrowings.

(12)
Purchase accounting reversal of common equity accounts, and adjustments to additional paid in capital includes consideration paid, transaction costs, fair market value adjustments, tax adjustments and goodwill created.

(13)
The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset, which approximates thirty-six (36) months.

(14)
The amortization/accretion of fair value adjustments related to deposits, short term borrowings and long term debt over the weighted average life of eighteen (18), five (5) and seventy-two (72) months.

(15)
Adjustment includes amortization of core deposit intangibles over an eight (8) accelerated year life, fixed asset accretion over thirty-six (36) months and adjustments for acquisition related costs. Acquisition costs for professional, legal and conversion related expenditures are not reflected as they are nonrecurring expenses. Acquisition costs incurred in the historical financial results are included in the pro-forma adjustments. These costs will be expensed by Pacific Premier as required by GAAP.

(16)
Adjustment reflects the elimination of the acquired entity's weighted average shares outstanding, offset by the issuance of common stock by acquirer for each outstanding share of acquired entity's common stock to be issued in connection with the merger.

 DESCRIPTION OF PACIFIC PREMIER CAPITAL STOCK

        The following summary of the current terms of the capital stock of Pacific Premier and the terms of capital stock of Pacific Premier to be in effect after completion of the merger is not meant to be complete and is qualified in its entirety by reference to the DGCL, federal law, the Pacific Premier amended and restated certificate of incorporation, or Pacific Premier certificate of incorporation, and the Pacific Premier amended and restated bylaws, or the Pacific Premier bylaws, copies of which have been filed with the Commission and are also available upon request from Pacific Premier. See "Where You Can Find More Information" beginning on page 150.

Common Stock

        The Pacific Premier certificate of incorporation authorizes 100,000,000 shares of common stock, par value $0.01 per share. At February 23, 2017, there were 27,929,578 shares of Pacific Premier common stock issued and outstanding, held of record by approximately 559 shareholders. The Pacific Premier common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." The transfer agent and registrar for Pacific Premier common stock is American Stock Transfer & Trust Company.

        Each holder of Pacific Premier common stock is entitled to:

  •
  one vote for each share held on all matters submitted to a vote of the shareholders;

  •
  receive ratably such dividends as may be declared by the Pacific Premier board of directors out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank holding company regulations; and

  •
  share ratably in Pacific Premier's net assets, legally available to holders of Pacific Premier common stock in the event of Pacific Premier's liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to any holders of shares of preferred stock and to creditors (unless provision for such payment has been made).

        Holders of Pacific Premier common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges.

        The outstanding shares of Pacific Premier common stock are validly issued, fully-paid and nonassessable.

Preferred Stock

        The Pacific Premier certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this joint proxy statement/prospectus, there were no issued and outstanding shares of Pacific Premier preferred stock.

        Under the Pacific Premier certificate of incorporation, Pacific Premier may issue shares of preferred stock in one or more series, as may be determined by the Pacific Premier board of directors. The Pacific Premier board of directors may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any preferred stock that Pacific Premier may issue will rank senior to Pacific Premier common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Pacific Premier, or both. In addition, any shares of Pacific Premier preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Pacific Premier preferred stock, or merely the existing authorization of the Pacific Premier board of directors to issue shares of

Pacific Premier preferred stock, may tend to discourage or impede a merger or other change in control of Pacific Premier. No shares of preferred stock are currently outstanding. Each series of preferred stock, to the extent issued, will be issued under a separate certificate of designation.

Anti-takeover Provisions

Delaware Anti-Takeover Law.

        As a Delaware corporation, Pacific Premier is subject to Section 203 of the DGCL, which generally prevents an interested shareholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a business combination with Pacific Premier for three (3) years following the date that person became an interested shareholder, unless certain specified conditions are satisfied. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Pacific Premier board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Pacific Premier common stock held by shareholders.

Possible Future Issuance of Preferred Stock.

        The Pacific Premier board of directors can at any time issue one or more new series of preferred stock pursuant to the Pacific Premier certificate of incorporation and without shareholder approval. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Pacific Premier through a merger, tender offer, proxy context or otherwise. Shares of Pacific Premier preferred stock with special voting rights or other features issued to persons favoring Pacific Premier's management could stop a takeover by preventing the person trying to take control of Pacific Premier from acquiring enough voting shares to take control.

Removal and Vacancies on the Board of Directors.

        Subject to the rights of the holders of any series of Pacific Premier preferred stock then outstanding, directors may be removed by Pacific Premier's shareholders, with or without cause, by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class. Further, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirement, removal or other cause may be filled only by a majority vote of the directors then in office, whether or not a quorum is present. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of Pacific Premier common stock.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.

        The Pacific Premier bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at Pacific Premier's principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the previous year's annual meeting. The Pacific Premier bylaws also specify requirements as to the form and content of a shareholder's notice. The Pacific Premier bylaws also provide that notice may be provided by shareholders to Pacific Premier in accordance with the Commission's rules. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Additional Provisions in the Pacific Premier Certificate of Incorporation and Bylaws.

        The Pacific Premier certificate of incorporation and the Pacific Premier bylaws contain additional provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of Pacific Premier, including provisions that provide: (i) the board of directors with the exclusive power to fix from time to time the size of the board; (ii) for any action required or permitted to be taken by Pacific Premier shareholders to be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting; (iii) for special meetings of shareholders to be called only by the board of directors; and (iv) for certain of the foregoing provisions to be amended only by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

Restrictions on Ownership

        The BHC Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of a bank holding company, such as Pacific Premier. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of Pacific Premier. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Pacific Premier, could constitute acquisition of control of the bank holding company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        When the merger becomes effective, shareholders of HEOP who receive shares of Pacific Premier common stock in exchange for their shares of HEOP common stock will become shareholders of Pacific Premier. Pacific Premier is a Delaware corporation and the rights of Pacific Premier shareholders are governed by the DGCL, as well as the Pacific Premier certificate of incorporation and the Pacific Premier bylaws. HEOP is a California corporation, and its shareholders' rights are governed by the CGCL and the HEOP articles of incorporation and HEOP bylaws.

        After the merger, as Pacific Premier shareholders, the rights of former HEOP shareholders will be governed by the Pacific Premier certificate of incorporation, the Pacific Premier bylaws and the DGCL. The following is a summary of material differences between the rights of holders of Pacific Premier common stock and holders of HEOP common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Pacific Premier common stock and holders of HEOP common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders' rights under the governing corporate instruments of Pacific Premier and HEOP, and other known material differences. For more detailed information with respect to Pacific Premier, see "Description of Pacific Premier Capital Stock" beginning on page             .

Authorized Capital Stock

Pacific Premier.

        Pacific Premier's authorized capital stock consists of 100,000,000 shares of Pacific Premier common stock, par value $.01 per share, and 1,000,000 shares of Pacific Premier preferred stock, par value

$.01 per share. The Pacific Premier certificate of incorporation authorizes Pacific Premier's board of directors to issue shares of Pacific Premier preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Pacific Premier preferred stock in each series. As of December 31, 2016, there were 27,798,283 shares of Pacific Premier common stock issued and outstanding and no shares of Pacific Premier preferred stock were issued and outstanding as of such date.

HEOP.

        HEOP's authorized capital stock consists of 100,000,000 shares of HEOP common stock with no par value and 5,000,000 shares of preferred stock with no par value. The HEOP articles of incorporation authorize the board of directors to issue preferred stock and to determine or alter the rights, preferences, privileges and restrictions of HEOP preferred stock in each series. As of February 23, 2017, there were 34,403,157 shares of HEOP common stock issued and outstanding and no shares of HEOP preferred stock outstanding.

Issuance of Capital Stock

Pacific Premier.

        Under the Pacific Premier certificate of incorporation and the DGCL, Pacific Premier may issue shares of Pacific Premier capital stock and rights or options for the purchase of shares of capital stock of Pacific Premier on such terms and for such consideration as may be determined by the Pacific Premier board of directors. None of the DGCL, the Pacific Premier certificate of incorporation or the Pacific Premier bylaws require shareholder approval of any such actions. Pacific Premier may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment and to comply with the continued listing rules of the NASDAQ Global Select Market and securities laws treatment under current laws and regulations. Holders of Pacific Premier common stock do not have preemptive rights with respect to any shares of Pacific Premier capital stock which may be issued.

HEOP.

        Under the CGCL, HEOP may issue shares of HEOP stock for such consideration as may be determined by the HEOP board of directors in accordance with the CGCL. None of the CGCL or the HEOP articles of incorporation or bylaws of HEOP require shareholder approval of any such actions. The HEOP articles of incorporation do not grant the holders of HEOP stock preemptive rights with respect to any shares of HEOP stock that may be issued.

Voting Rights

Pacific Premier.

        Each holder of Pacific Premier common stock is entitled to one vote for each share held of record. All director elections are determined by a plurality of the votes cast and, except as otherwise required by law or the Pacific Premier certificate of incorporation, all other matters are determined by a majority of the votes cast. Holders of Pacific Premier common stock do not have cumulative voting rights with respect to the election of directors.

HEOP.

        On any matter other than elections of directors, any holder of HEOP common stock may vote part of the shares of HEOP common stock in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, but, if the holder of HEOP common stock fails to specify the number of shares which the shareholder is voting affirmatively, it will be conclusively presumed that the shareholder's approving vote is with respect to all shares that the shareholder is entitled to vote. If a quorum is present, the affirmative vote of the majority of the shares of HEOP common stock represented at the meeting and entitled to vote on any matter (other than the election of directors) shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the CGCL or by the articles of incorporation. Pursuant to the HEOP bylaws, with respect to the election of directors, holders of HEOP stock have cumulative voting rights if the candidates' names have been placed in nomination prior to the voting, and at least one shareholder has given notice at the meeting, prior to the voting, of that shareholder's intention to cumulate that shareholder's votes. The candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

Number and Election of Directors

Pacific Premier.

        The Pacific Premier bylaws provide that the number of directors who constitute the board of directors is such number as the board of directors from time to time has designated, except that in the absence of such designation, such number is seven (7). The directors are elected by the shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until each director's successor has been duly elected and qualified or until a director's earlier resignation or removal. Currently, Pacific Premier's board of directors consists of ten (10) directors.

HEOP.

        HEOP's bylaws provide that the number of directors comprising the board of directors will be from seven (7) to thirteen (13), with the exact number to be determined from time to time by the board of directors. There are currently eleven (11) members of the HEOP board of directors. The directors are elected by the shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until each director's successor has been duly elected and qualified or until a director's earlier resignation or removal.

Removal of Directors

Pacific Premier.

        Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote, unless a greater vote is required by the certificate of incorporation or the bylaws. Under the Pacific Premier certificate of incorporation, subject to the rights of holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

HEOP.

        HEOP's bylaws do not provide for removal of directors by its shareholders. Directors of HEOP may be removed as provided for under the CGCL.

Vacancies of Directors

Pacific Premier.

        The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on a board of directors, including newly created directorships resulting from an increase in the number of directors. Under the Pacific Premier bylaws, subject to the rights of holders of any series of preferred stock outstanding, any vacancy occurring on its board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum is present. Each director so chosen will hold office until the next annual meeting of shareholders.

HEOP.

        HEOP's bylaws provide that, except for a vacancy caused by the removal of a director, vacancies on the board may be filled by a majority of the directors then in office, whether or not they constitute a quorum, or by a sole remaining director. A vacancy on the board caused by the removal of a director may be filled only by the shareholders, except that a vacancy created when the board declares the office of a director vacant because a director has been convicted of a felony or declared of unsound mind by an order of court may be filled by the board of directors. The shareholders may elect a director at any time to fill a vacancy not filled by the board of directors. The term of office of a director elected to fill a vacancy runs until the next annual meeting of the shareholders, and such a director holds office until a successor is elected and qualified.

Indemnification and Limitation of Liability

Pacific Premier.

        The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders.

        The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

        The Pacific Premier certificate of incorporation provides for the indemnification of directors, officers and certain of its authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or authorized representative is permitted only if the board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, the Pacific Premier certificate of incorporation provides that the directors shall have no personal liability to Pacific Premier or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Pacific Premier or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

HEOP.

        The CGCL permits a corporation to indemnify any person who was, is, or is threatened to be made a party to a proceeding, by reason of the fact that the person is or was an agent of the corporation (defined as any person who is or was a director, officer, employee or other agent of the corporation or its predecessor, or is or was serving at the request of the corporation or its predecessor as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A similar standard is applicable in the case of derivative actions, except that court approval of the settlement is required before there can be any indemnification where such action has been settled, and court approval of indemnification is required where the person seeking indemnification has been found liable to the corporation.

        Pursuant to the CGCL, expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if the agent is ultimately determined to not be entitled to indemnification.

        The CGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise to the extent the additional rights to indemnification are authorized in the articles of incorporation. HEOP's articles of incorporation authorize it to provide indemnification of its officers, directors, and other agents for breach of duty to the corporation and its shareholders through bylaw provisions, agreements with agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject to the limits set forth in Section 204 of the CGCL. HEOP's bylaws provide that it may, to the maximum extent permitted by the CGCL, indemnify its directors, officers, and other agents in connection with any proceeding arising by reason of the fact that any such person is or was an agent of the corporation, and that it may advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by the law.

        Under the CGCL, a subject corporation may, through its articles of incorporation, eliminate or limit the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, except (i) for acts or omissions that involve intentional misconduct or knowing and culpable violation of the law, (ii) for acts or omissions not in good faith or that a director believes to be contrary to the best interests of the corporation or its shareholders, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) for any contract or other transaction between HEOP, on the one hand, and one or more of HEOP's directors or any corporation, firm or association in which one or more of its directors has a material financial interest or for which such director or directors also serve as a director, on the other hand, which transaction is not otherwise approved in accordance with the CGCL, or (vii) for the unlawful payment of dividends, distribution of assets to shareholders after institution of dissolution proceedings, or the unlawful making of any loan or guaranty. The HEOP articles of incorporation eliminate the liability of the directors of HEOP for monetary damages to the fullest extent permissible under California law.

Amendments to Articles of Incorporation and Bylaws

Pacific Premier.

        The DGCL provides that an amendment to a Delaware corporation's certificate of incorporation requires a board resolution stating the advisability of the amendment and approval by a majority of the holders of outstanding capital stock of each class entitled to vote thereon. The Pacific Premier certificate of incorporation provides that amendments to the Pacific Premier certificate of incorporation may be effected in the manner prescribed by the DGCL; provided, however, that the amendment of Sections C or D of Article Fifth, Article Sixth, Article Seventh, Article Ninth and Article Eleventh requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class.

        The Pacific Premier bylaws authorize Pacific Premier's board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The Pacific Premier bylaws may also be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class.

HEOP.

        Subject to certain exceptions, the CGCL provides that amendments to a California corporation's articles of incorporation must be approved by the board of directors and by a majority of the corporation's outstanding shares, either before or after approval by the board of directors.

        HEOP's articles of incorporation may be amended in any manner allowed under California law.

        HEOP's bylaws may be amended or repealed, and new bylaws may be adopted, by the board of directors or by the holders of a majority of the outstanding shares entitled to vote, except as otherwise required by law or by the articles of incorporation.

Notice of Shareholder Meetings

Pacific Premier.

        In accordance with the DGCL, the Pacific Premier bylaws provide that a written notice of the time, date, and place of all shareholder meetings must be given to each shareholder entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting.

HEOP.

        In accordance with the CGCL, the HEOP bylaws provide that a written notice of the place, the date and the hour of all shareholder meetings must be mailed, postage prepaid, to each shareholder entitled to vote at the meeting at least ten (10) and no more than sixty (60) days prior to the meeting.

Special Meetings of Shareholders

Pacific Premier.

        Pursuant to the DGCL, a special meeting of shareholders may be called by a corporation's board of directors or by the persons authorized to do so in the corporation's certificate of incorporation or bylaws. The Pacific Premier certificate of incorporation provides that a special meeting of shareholders may be called only by the board of directors pursuant to a resolution adopted by the majority of the total number of authorized directorships or as otherwise provided in the bylaws. The Pacific Premier bylaws provide that, subject to the rights of the holders of preferred stock, special meetings of shareholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies on the board of directors.

HEOP.

        Under HEOP's bylaws, a special meeting of the shareholders may be called at any time by the board of directors, or by the chairman of the board, or by the president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting. Pursuant to the CGCL, shareholders requesting a special meeting must do so by submitting their request, in writing, to the chairperson of HEOP's board of directors or to HEOP's president, vice president or secretary. Pursuant to HEOP's bylaws, every special meeting of HEOP shareholders, unless otherwise required by law, must be called by mailing, postage prepaid, to each shareholder at the address appearing on HEOP's books, a notice stating the purpose of the special meeting not less than thirty-five (35) days nor more than sixty (60) days after the receipt of the request. If the notice is not given within twenty (20) days after receipt of the request, the person or persons requesting the meeting may give the notice.

Shareholder Nominations and Shareholder Proposals

Pacific Premier.

        The Pacific Premier bylaws provide that shareholders of Pacific Premier may nominate one or more persons for election as director only if such nominations are delivered to the secretary of Pacific Premier at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Each such notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in the Pacific Premier bylaws. The Pacific Premier bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to the secretary of Pacific Premier within the same time frame as shareholder nominations for directors described above. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in the Pacific Premier bylaws.

HEOP.

        HEOP's bylaws do not provide for the nomination of director candidates by shareholders. Neither the CGCL nor the HEOP articles of incorporation or bylaws specifically address shareholder proposals.

Shareholder Action by Written Consent

Pacific Premier.

        The Pacific Premier bylaws provide that, subject to the rights of the holders of any class or series of preferred stock, any action required or permitted to be taken by the shareholders of Pacific Premier must be effected at an annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.

HEOP.

        Under HEOP's bylaws, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted, except that unanimous written consent is required for election of directors to non-vacant positions.

Transactions with Interested Persons

Pacific Premier.

        The DGCL prohibits a corporation from engaging in any business combination with an interested shareholder (defined as a 15% shareholder) for a period of three (3) years after the date that shareholder became an interested shareholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the shareholder became an interested shareholder, (ii) upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the shareholder became an interested shareholder, the business combination received the approval of both the corporation's directors and holders of two-thirds of the outstanding voting shares not owned by the interested shareholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. The Pacific Premier certificate of incorporation expressly provides that it is bound by this provision of the DGCL concerning transactions with interested shareholders.

HEOP.

        Under the CGCL, contracts between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest are not void or voidable because such director or directors or such other corporation, firm or association are parties or because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if: (i) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the shareholders and such contract or transaction is approved by the shareholders in good faith, with the shares owned by the interested director or directors not being entitled to vote thereon; (ii) the material facts as to the transaction and as to such director's interest are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified; or (iii) the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

Dividends

Pacific Premier.

        The DGCL permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Further, it is the policy of the Federal Reserve that bank holding companies, such as Pacific Premier, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to their banking subsidiaries. The Pacific Premier bylaws permit its board of directors to declare dividends, but it is Pacific Premier's policy to retain earnings to provide funds for use in its business. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

HEOP.

        The CGCL permits a California corporation to declare and pay dividends if the amount of retained earnings of the corporation immediately prior to the dividend payment exceeds the sum of the proposed dividend distribution plus the amount, if any, of cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the class or series to which the applicable dividend is being made. The CGCL also requires that a corporation's assets equal or exceed the sum of its total liabilities plus the amount that would be needed if the corporation were to be dissolved at the time of the dividend to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the shareholders receiving the dividend. The CGCL also prohibits dividend distributions if either the corporation or any of its subsidiaries would be unable to meet liabilities as they mature. It is the policy of the Federal Reserve that bank holding companies, such as HEOP, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries.

        HEOP has declared and paid quarterly dividends on its common stock and is permitted by the merger agreement to continue to pay quarterly dividends equal to the rate paid during the fiscal quarter immediately preceding the date of the merger agreement.

Shareholders' Right of Dissent and Appraisal

Pacific Premier.

        Under the DGCL, shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation of business entities occurs. However, the DGCL provides that appraisal rights are not available with respect to any class or series to stock that is either listed on a national securities exchange or held of record by more than 2,000 holders, unless, under the terms of the transaction, holders are required to accept anything other than shares of publicly traded stock of the acquirer and/or cash in lieu of fractional shares. Pacific Premier's common stock is listed on a national securities exchange, and as such, Pacific Premier's shareholders are not entitled to appraisal rights.

HEOP.

        Under the CGCL, shareholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available for shares that are listed on a national securities exchange where the merger consideration is stock of a publicly traded corporation. HEOP's common stock is traded on a national security exchange and the merger consideration, comprised of Pacific Premier's common stock, is also traded on a national securities exchange. As such, HEOP's shareholders are not entitled to appraisal rights.

LEGAL MATTERS

        The validity of the Pacific Premier common stock to be issued in the merger has been passed upon for Pacific Premier by Holland & Knight LLP, Washington, D.C. As of February 23, 2017, attorneys employed by that law firm beneficially owned approximately 70,000 shares of Pacific Premier common stock.

EXPERTS

        Pacific Premier's consolidated financial statements incorporated into this joint proxy statement/prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Vavrinek, Trine, Day and Co., LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting..

        HEOP's consolidated financial statements incorporated into this joint proxy statement/prospectus by reference to its Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HOUSEHOLDING

        The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Pacific Premier and HEOP will mail only one copy of the joint proxy statement/prospectus to multiple shareholders sharing the same address. Once you have received notice from your broker, Pacific Premier or HEOP that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, please notify your broker or nominee if your shares are held in a brokerage account or other account or American Stock Transfer & Trust Co., if you hold registered shares. You can notify American Stock Transfer & Trust Co. by sending a written request to: American Stock Transfer & Trust Co., 6201 15th Avenue, Brooklyn, NY 11219, or by calling American Stock Transfer & Trust Co., at (800) 937-5449.

FUTURE SHAREHOLDER PROPOSALS

Pacific Premier Annual Meeting

        Presently, the next annual meeting of Pacific Premier shareholders is scheduled for May 31, 2017. Under the SEC rules, any shareholder proposals intended to be included in Pacific Premier's notice of the 2017 annual meeting of shareholders and related proxy materials must have been received at the principal office of Pacific Premier no later than December 28, 2016. Shareholders that intend to present a proposal at the Pacific Premier 2017 annual meeting of shareholders, but not to include the proposal in Pacific Premier's proxy statement for that meeting, must give notice of the proposal to the Pacific Premier Secretary no sooner than January 31, 2017, which is one hundred twenty (120) days prior to May 31, 2017, which is the one-year anniversary of the Pacific Premier 2016 annual meeting of shareholders, but no later than February 28, 2017, which is ninety (90) days prior to May 31, 2017 (the one-year anniversary of the 2016 annual meeting). As set forth in the Pacific Premier bylaws, the shareholder's notice to the Secretary must contain certain required information. If the scheduled date for the 2017 annual meeting of shareholders is changed by more than 30 days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received. We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

        Pursuant to the Pacific Premier bylaws, any matter to be presented at the Pacific Premier 2017 annual meeting of shareholders must be proper business to be transacted at the annual meeting or a proper nomination to be decided on at the annual meeting and must have been properly brought before such meeting pursuant to the Pacific Premier bylaws.

        The Pacific Premier Secretary must receive notices of shareholder proposals or nominations in writing at the executive offices of Pacific Premier at 17901 Von Karman Avenue, Suite 1200, Irvine, California 92614, Attention: Secretary.

HEOP Annual Meeting

        If the merger occurs, there will be no HEOP annual meeting of shareholders for 2017. In that case, shareholder proposals must be submitted to Pacific Premier in accordance with the procedures described above.

        If the merger is not completed, then HEOP will hold an annual meeting in 2017.

WHERE YOU CAN FIND MORE INFORMATION

Pacific Premier Bancorp, Inc.

        Pacific Premier files annual, quarterly and current reports, proxy statements and other information with the Commission. Pacific Premier and HEOP shareholders may read and copy any reports, proxy statements or other information filed by Pacific Premier at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

        Pacific Premier and HEOP shareholders can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Pacific Premier's filings with the Commission are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov). Pacific Premier's filings with the Commission are also available at its website at www.ppbi.com.

        Pacific Premier has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This joint proxy statement/prospectus is a part of that registration statement. As permitted by the Commission's rules, this joint proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows Pacific Premier to "incorporate by reference" into this proxy statement/prospectus, which means that Pacific Premier can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated by reference in this joint proxy statement/prospectus.

        Pacific Premier incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the dates of the Pacific Premier special meeting and the HEOP special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission):

  •
  Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 4, 2016.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed on May 9, 2016.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed on August 8, 2016.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, filed on November 9, 2016.

  •
  Pacific Premier's Current Reports on Form 8-K filed on February 1, February 29, May 4, June 2, June 9, and December 13, 2016, and January 24, January 27 and February 1, 2017.

  •
  Pacific Premier's annual meeting proxy statement, filed on April 27, 2016 (only those portions that have been incorporated by reference in the 2015 Annual Report on Form 10-K).

  •
  The description of the Pacific Premier common stock contained on the Form 8-A as filed with the Commission pursuant to Section 12(b) and 12(g) of the Exchange Act, on February 28, 1997.

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Pacific Premier at the following address:

Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
Attention: Ronald Nicolas
Telephone: (949) 864-8000

        To obtain timely delivery, you should request desired information no later than five (5) business days prior to the date of the special meeting, or by Monday, March 20, 2017.

        If you are a Pacific Premier shareholder and have questions about the issuance of shares of Pacific Premier common stock in connection with the merger or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your shares of Pacific Premier common stock, please contact Steven Gardner, Pacific Premier's Chairman, President and Chief Executive Officer, or Ronald Nicolas, Pacific Premier's Senior Executive Vice President and Chief Financial Officer, at the following address:

Pacific Premier Bancorp, Inc.,
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614

or at the following telephone number:

(949) 864-8000

Heritage Oaks Bancorp

        HEOP files annual, quarterly and current reports, proxy statements and other information with the Commission. HEOP and Pacific Premier shareholders may read and copy any reports, proxy statements or other information filed by HEOP at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

        Pacific Premier and HEOP shareholders can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. HEOP's filings with the Commission are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov). HEOP's filings with the Commission are also available at its website at www.heritageoaksbancorp.com.

        Pacific Premier has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This joint proxy statement/prospectus is a part of that registration statement. As permitted by the Commission's rules, this joint proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows HEOP to "incorporate by reference" into this proxy statement/prospectus, which means that HEOP can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated by reference in this joint proxy statement/prospectus.

        HEOP incorporates by reference the respective documents filed by it with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the dates of the Pacific Premier special meeting and the HEOP special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission):

  •
  HEOP's Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 4, 2016.

  •
  HEOP's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed on May 6, 2016.

  •
  HEOP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016, filed on August 5, 2016.

  •
  HEOP's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, filed on November 4, 2016.

  •
  HEOP's Current Reports on Form 8-K filed on January 6, February 1, March 28, April 28, June 1, July 22, August 1, October 27, November 30 and December 13, 2016, and January 31 and February 3, 2017.

  •
  HEOP's annual meeting proxy statement, filed on April 26, 2016 (only those portions that have been incorporated by reference in the 2015 Annual Report on Form 10-K).

  •
  The description of the HEOP common stock contained on the Registration Statement on Form S-1 as filed with the Commission pursuant to Section 12(g) of the Exchange Act, on August 7, 2015, including any amendment or report filed for purpose of updating such description.

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning HEOP at the following address:

Heritage Oaks Bancorp
1222 Vine Street
Paso Robles, California 93446
Attention: Greg Gehlmann
Telephone: (805) 369-5238

        To obtain timely delivery, you should request desired information no later than five (5) business days prior to the date of the special meeting, or by Monday, March 20, 2017.

        If you are a HEOP shareholder and have any questions concerning the merger, the merger agreement or the joint proxy statement/prospectus, , please contact Simone Lagomarsino, HEOP's President and Chief Executive Officer at (805) 369-5260.

        If you are a HEOP shareholder and would like additional copies of the joint proxy statement/prospectus or need help voting your shares of HEOP common stock, please contact Greg Gehlmann, HEOP's Corporate Secretary, at (805) 369-5238, or at the following address:

Heritage Oaks Bancorp
1222 Vine Street
Paso Robles, California 93446

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Pacific Premier and HEOP have not authorized anyone else to provide you with information that is different from that which is contained in this joint proxy statement/prospectus. Moreover, neither Pacific Premier nor HEOP is making an offer to sell or soliciting an offer to buy any securities other than the Pacific Premier common stock to be issued by Pacific Premier in the merger, and neither Pacific Premier nor HEOP is making an offer of such securities in any state where the offer is not permitted. The information contained in this joint proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies.

Appendix A
EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF DECEMBER 12, 2016

BY AND BETWEEN

PACIFIC PREMIER BANCORP, INC.

AND

HERITAGE OAKS BANCORP

A-i

A-ii

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 12, 2016 by and between Pacific Premier Bancorp, Inc. ("PPBI") and Heritage Oaks Bancorp ("HEOP").

RECITALS

        A.    HEOP.     HEOP is a California corporation, having its principal place of business in Paso Robles, California.

        B.    PPBI.     PPBI is a Delaware corporation, having its principal place of business in Irvine, California.

        C.    Intention of the Parties.     It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and formal guidance issued thereunder.

        D.    Board Action.     The respective Boards of Directors of each of PPBI and HEOP have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

        E.    Shareholder Agreements.     As a material inducement to PPBI to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder is entering into an agreement, substantially in the form attached hereto as Annex A (collectively, the "Shareholder Agreements"), pursuant to which they have agreed, among other things, both to vote their shares of HEOP Common Stock in favor of this Agreement and to not solicit the customers or employees of PPBI and Pacific Premier.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01    Certain Definitions.     The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" has the meaning set forth in Section 6.07.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

        "Agreement" means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

        "Bank Merger" has the meaning set forth in Section 2.03.

        "Bank Merger Agreement" means the Bank Merger Agreement by and between Pacific Premier and Heritage Oaks Bank, the form of which is attached hereto as Annex C, as amended or modified from time to time in accordance with its provisions.

        "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

        "Book-Entry Shares" means shares of HEOP Common Stock held in book-entry form immediately prior to the Effective Time.

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "Certificate" means any certificate which immediately prior to the Effective Time represented shares of HEOP Common Stock.

        "Certificate of Merger" has the meaning set forth in Section 2.02(a).

        "CFC" means the California Financial Code, as amended.

        "CGCL" means the California General Corporation Law, as amended.

        "Change in Recommendation" has the meaning set forth in Section 6.02(a).

        "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

        "Code" has the meaning set forth in the preamble to this Agreement.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Confidentiality Agreement" has the meaning set forth in Section 6.06(c).

        "Control Transaction" has the meaning set forth in Section 8.02(b)(ii).

        "Converted HEOP Option" has the meaning set forth in Section 3.08(a).

        "DBO" means the California Department of Business Oversight—Division of Financial Institutions.

        "Derivatives Contract" has the meaning set forth in Section 5.03(q)(ii).

        "DGCL" means the Delaware General Corporation Law, as amended.

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "DOL" has the meaning set forth in Section 5.03(m)(i).

        "Effective Date" has the meaning set forth in Section 2.02(a).

        "Effective Time" has the meaning set forth in Section 2.02(a).

        "Employees" has the meaning set forth in Section 5.03(m)(i).

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

        "Equity Investment" means (a) an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

        "Equity Security" means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03(a).

        "Exchange Ratio" has the meaning set forth in Section 3.01(b).

        "Fair Housing Act" means the Fair Housing Act, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FHLB" means the Federal Home Loan Bank of San Francisco.

        "FRB" means the Board of Governors of the Federal Reserve System.

        "GAAP" means accounting principles generally accepted in the United States of America.

        "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "HEOP" has the meaning set forth in the preamble to this Agreement.

        "HEOP Articles" means the Articles of Incorporation of HEOP, as amended.

        "HEOP Board" means the Board of Directors of HEOP.

        "HEOP Bylaws" means the Bylaws of HEOP, as amended.

        "HEOP Common Stock" means the common stock, no par value per share, of HEOP.

        "HEOP Group" means any or all of HEOP and its Subsidiaries or any predecessor of or any successor to any or all of HEOP and its Subsidiaries (or to another such predecessor or successor). References herein to the HEOP Group shall be deemed to refer to both the HEOP Group as a whole and to each individual member thereof, as well as to groups comprising some, but not all, of HEOP and its Subsidiaries.

        "HEOP IT Systems" has the meaning set forth in Section 5.03(t)(iii).

        "HEOP Loan Property" has the meaning set forth in Section 5.03(o).

        "HEOP Meeting" has the meaning set forth in Section 6.02(a).

        "HEOP NQDP" has the meaning set forth in Section 5.03(m)(vii).

        "HEOP Options" means the options to acquire HEOP Common Stock.

        "HEOP Performance Restricted Stock Units" has the meaning set forth in Section 3.08(e).

        "HEOP Preferred Stock" means the preferred stock, no par value per share, of HEOP.

        "HEOP Restricted Stock" has the meaning set forth in Section 3.08(c).

        "HEOP Restricted Stock Units" has the meaning set forth in Section 3.08(b).

        "HEOP Retirement Plan" has the meaning set forth in Section 6.11(e).

        "HEOP's Securities Documents" has the meaning set forth in Section 5.03(g)(i).

        "HEOP Stock-Based Plans" means the Heritage Oaks Bancorp 2015 Equity Incentive Plan and the 2005 Equity-Based Compensation Plan.

        "Heritage Oaks Bank" means Heritage Oaks Bank, a California-chartered bank and a wholly-owned subsidiary of HEOP.

        "Heritage Oaks Bank Board" means the Board of Directors of Heritage Oaks Bank.

        "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.10(a).

        "Indentures" means the following three (3) indentures: (i) Indenture dated as of October 14, 2003 between Mission Community Bancorp, as Issuer, and Wilmington Trust Company, as Trustee; (ii) Indenture dated as of April 28, 2006 (as amended by a supplemental indenture on October 21, 2011) between Santa Lucia Bancorp, as Issuer, and Wells Fargo Bank, N.A., as Trustee; and (iii) Indenture dated as of October 27, 2006 between HEOP, as Issuer, and Wilmington Trust Company, as Trustee.

        "Insurance Policies" has the meaning set forth in Section 5.03(w).

        "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

        "IRS" has the meaning set forth in Section 5.03(m)(i).

        "Knowledge" means facts and other information which, as of the date hereof, the chief executive officer, president, chief financial officer, chief operating officer, chief information officer, chief credit officer and chief bank counsel (and any officer superior to any of the foregoing) of a party or any Subsidiary of such party actually knows after due inquiry.

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

        "Loans" has the meaning set forth in Section 4.01(s).

        "Material Adverse Effect" means, with respect to PPBI or HEOP, any effect that (i) is material and adverse to the financial condition, results of operations or business of PPBI and its Subsidiaries taken as a whole or HEOP and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of PPBI and its Subsidiaries or HEOP and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees or the incurrence of the Merger Related Expenses, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), and (h) with respect to HEOP, the effects of any action or omission taken with the prior consent of PPBI or as otherwise required by this Agreement; provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on PPBI and its Subsidiaries as a whole on the one hand, or HEOP and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

        "Material Contracts" has the meaning set forth in Section 5.03(k)(i).

        "Maximum Insurance Amount" has the meaning set forth in Section 6.10(c).

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" means the aggregate number of whole shares of PPBI Common Stock, plus cash in lieu of any fractional share interest, payable to the holders of HEOP Common Stock in connection with the Transaction.

        "Merger Related Expenses" means all costs, fees and expenses incurred or to be incurred by HEOP and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to the fees and expenses associated with the termination of any Material Contracts that are required to be terminated on or before the Closing pursuant to their terms in connection with the Transaction or that PPBI and HEOP otherwise mutually agree to terminate on or before the Closing, fees and expenses of their attorneys, accountants, investment bankers and other advisors. An estimate of Merger Related Expenses shall be set forth in Section 1.01(a) of HEOP's Disclosure Schedule, which shall be updated within five Business Days prior to the Closing Date.

        "Nasdaq" means the Nasdaq Global Market or such other securities exchange on which the PPBI Common Stock may be listed.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "OREO" means other real estate owned.

        "Pacific Premier" means Pacific Premier Bank, a California-chartered bank and a wholly-owned subsidiary of PPBI.

        "Pacific Premier Articles" means the Articles of Incorporation of Pacific Premier, as amended.

        "Pacific Premier Board" means the Board of Directors of Pacific Premier.

        "Pacific Premier Bylaws" means the Amended and Restated Bylaws of Pacific Premier, as amended.

        "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

        "Permitted Lien" means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent, or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto.

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "PPBI" has the meaning set forth in the preamble to this Agreement.

        "PPBI Average Share Price" shall mean the average closing price per share of PPBI Common Stock, as reported on Nasdaq, for the 20 trading days ending on and including the fifth trading day prior to the Closing Date.

        "PPBI Benefit Plans" has the meaning set forth in Section 5.04(l)(i).

        "PPBI Board" means the Board of Directors of PPBI.

        "PPBI Bylaws" means the Amended and Restated Bylaws of PPBI.

        "PPBI Certificate" means the Amended and Restated Certificate of Incorporation of PPBI.

        "PPBI Common Stock" means the common stock, $0.01 par value per share, of PPBI.

        "PPBI Meeting" has the meaning set forth in Section 6.02(c).

        "PPBI Preferred Stock" means the preferred stock, $0.01 par value per share, of PPBI.

        "PPBI Securities Documents" has the meaning set forth in Section 5.04(g)(i).

        "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party's Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face.

        "Proxy Statement" has the meaning set forth in Section 6.03(a).

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Representatives" has the meaning set forth in Section 6.07(a).

        "Restricted Stock Unit Merger Consideration" has the meaning set forth in Section 3.08(b).

        "Retiree Welfare Plan" means any Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

        "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Creditor Exemption" has the meaning set forth in Section 5.03(o).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Senior Officer" means an employee of HEOP with the title of senior vice president or higher.

        "Shareholders" means each director and the chief executive officer, chief financial officer, chief credit officer, chief information officer and chief bank counsel of HEOP.

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Subsidiary" has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

        "Superior Proposal" has the meaning set forth in Section 6.07(a).

        "Surviving Corporation" has the meaning set forth in Section 2.01(a).

        "Tangible Common Equity" means HEOP's total shareholders' equity (i) excluding intangible assets, (ii) excluding accumulated other comprehensive income or loss, and (iii) adding back any Merger Related Expenses incurred by HEOP prior to the Closing Date on a tax-adjusted basis (to the extent there was a tax benefit recorded by HEOP as a result of the incurrence of such expense) based on HEOP's marginal tax rate; provided that "total shareholders' equity," "intangible assets" and "accumulated other comprehensive income or loss" shall each be calculated in accordance with GAAP and the HEOP Financial Statements.

        "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

        "Termination Fee" has the meaning set forth in Section 8.02(b).

        "Transaction" means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

        "Treasury Regulations" has the meaning set forth in Section 5.03(p)(xv).

ARTICLE II
THE MERGER

        2.01    The Merger.

          (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, HEOP shall merge with and into PPBI (the "Merger") in accordance with the applicable provisions of the DGCL and the CGCL, the separate corporate existence of HEOP shall cease and PPBI shall survive and continue to exist as a corporation incorporated under the DGCL (PPBI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation").

          (b)    Name.    The name of the Surviving Corporation shall be "Pacific Premier Bancorp, Inc."

          (c)    Certificate and Bylaws.    The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the PPBI Certificate and the PPBI Bylaws as in effect immediately prior to the Merger.

          (d)    Directors and Executive Officers of the Surviving Corporation.    The directors of the Surviving Corporation immediately after the Merger shall be the directors of PPBI immediately prior to the Merger, except for the addition of three new directors as contemplated by Section 6.13, each of whom shall serve until the first annual meeting of stockholders of PPBI following the Effective Time and until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of PPBI immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

          (e)    Authorized Capital Stock.    The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the PPBI Certificate immediately prior to the Merger.

          (f)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in accordance with the DGCL and CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of HEOP shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of HEOP shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (g)    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, properties or assets of HEOP acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, HEOP, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

        2.02    Effective Date and Effective Time; Closing.

          (a)   Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger, the form of which is attached hereto as Annex B (the "Certificate of Merger"), to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date mutually selected by PPBI and HEOP after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The parties shall cause a copy of the Certificate of Merger certified by the Secretary of State of the State of Delaware to be filed with the Secretary of State of the State of California immediately following the receipt of such certified copy from the Secretary of State of the State of Delaware. The Merger provided for herein shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger. The date of such filing with the Secretary of State of the State of Delaware is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filing or as set forth in such filing.

          (b)   A closing (the "Closing") shall take place immediately prior to the Effective Time at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the "Closing Date"). At the Closing, there shall be delivered to PPBI and HEOP the certificates and other documents required to be delivered under Article VII hereof.

        2.03    Bank Merger.    As soon as practicable after the execution of this Agreement, or on such later date as PPBI shall specify in writing, PPBI and HEOP shall cause Pacific Premier and Heritage Oaks Bank, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex C, which provides for the merger of Heritage Oaks Bank with and into Pacific Premier (the

"Bank Merger"), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of Pacific Premier immediately after the Bank Merger shall be the directors of Pacific Premier immediately prior to the Bank Merger, except for the addition of the three new directors as contemplated by Section 6.13.

ARTICLE III
CONSIDERATION AND EXCHANGE PROCEDURES

        3.01    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of HEOP Common Stock:

          (a)    PPBI Common Stock.    Each share of PPBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (b)    HEOP Common Stock.    Subject to Sections 3.02, 3.05, 3.06 and 3.07, each share of HEOP Common Stock issued and outstanding immediately prior to the Effective Time (including any shares that were issued as restricted stock and for which the vesting conditions have been satisfied) shall be converted into, and shall be canceled in exchange for, the right to receive 0.3471 shares of PPBI Common Stock (the "Exchange Ratio").

        3.02    Exchange Procedures.

          (a)    Mailing of Transmittal Material.    Provided that HEOP has delivered, or caused to be delivered, to American Stock Transfer and Trust Company (the "Exchange Agent") all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date (but in no event more than three (3) Business Days after the Effective Date), mail and otherwise make available to each holder of record of HEOP Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to HEOP (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of HEOP Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of HEOP Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

          (b)    PPBI Deliveries.    At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, PPBI shall deliver to the Exchange Agent certificates, or at PPBI's option, evidence of shares in book entry form, representing the number of shares of PPBI Common Stock issuable to the holders of HEOP Common Stock as the Merger Consideration, to be given to the holders of HEOP Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PPBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

          (c)    Exchange Agent Deliveries.

              (i)  Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of PPBI Common Stock into which the aggregate number of shares of HEOP Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to PPBI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

             (ii)  Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented HEOP Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of PPBI Common Stock into which such HEOP Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of HEOP of Certificates or Book-Entry Shares representing shares of HEOP Common Stock and, if such Certificates or Book-Entry Shares are presented to HEOP for transfer, they shall be cancelled against delivery of certificates for PPBI Common Stock as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of PPBI Common Stock under Section 3.01 until such Person surrenders the Certificate or Certificates or Book-Entry Shares representing HEOP Common Stock, at which time such dividends shall be remitted to such Person, without interest.

          (d)    Lost or Destroyed Certificates; Issuances of PPBI Common Stock in New Names.    The Exchange Agent and PPBI, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of PPBI Common Stock to which a holder of HEOP Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of HEOP Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PPBI. If any certificates evidencing shares of PPBI Common Stock are to be issued in a name other than that in which the Certificate evidencing HEOP Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of PPBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    Unclaimed Merger Consideration.    Any portion of the shares of PPBI Common Stock delivered to the Exchange Agent by PPBI pursuant to Section 3.02(b) that remains unclaimed by the shareholders of HEOP for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to PPBI. Any shareholders of HEOP who have not theretofore complied with Section 3.02(c) shall thereafter look only to PPBI for the consideration deliverable in respect of each share of HEOP Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates or Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of PPBI Common Stock would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of PPBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. PPBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of HEOP to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, PPBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        3.03    Rights as Shareholders.    At the Effective Time, holders of HEOP Common Stock shall cease to be, and shall have no rights as, shareholders of HEOP other than to receive the consideration provided for under this Article III.

        3.04    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of PPBI Common Stock shall be issued in the Merger. Each holder of HEOP Common Stock who otherwise would have been entitled to a fraction of a share of PPBI Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the PPBI Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        3.05    Intentionally Omitted.

        3.06    Anti-Dilution Provisions.    If, between the date hereof and the Effective Time, the shares of PPBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of PPBI Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the PPBI Common Stock.

        3.07    Withholding Rights.    PPBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of HEOP Common Stock such amounts as PPBI is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. In the event PPBI reasonably determines that it is so required to deduct or withhold an amount for or on account of any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, PPBI shall notify HEOP of its determination and the parties shall cooperate in good faith to minimize to the extent permissible the amount of any such deduction or withholding, including providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of HEOP Common Stock in respect of which such deduction and withholding was made by PPBI.

        3.08    HEOP Options, HEOP Restricted Stock and HEOP Restricted Stock Units.

          (a)   At the Effective Time, each HEOP Option which is then outstanding and unexercised as of immediately prior to the Closing Date shall cease to represent a right to acquire shares of HEOP Common Stock and shall be converted automatically into an option to purchase shares of PPBI Common Stock ("Converted HEOP Option"), and PPBI shall assume each such Converted HEOP Option, in accordance with the terms of the HEOP Stock-Based Plans and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) PPBI and the Compensation Committee of the PPBI Board shall be substituted for HEOP and the committee of the HEOP Board (including, if applicable, the entire HEOP Board) administering such HEOP Stock-Based Plans, (ii) each Converted HEOP Option assumed by PPBI may be exercised solely for shares of PPBI Common Stock, (iii) the number of shares of PPBI Common Stock subject to such Converted HEOP Option shall be equal to the number of shares of HEOP Common Stock subject to such HEOP Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of PPBI Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Converted HEOP Option shall be adjusted by dividing the per share exercise price under each such HEOP Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. The parties hereto acknowledge that the assumption of the Converted HEOP Options pursuant to this Section 3.08(a) is intended to comply with the requirements of Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations for not treating such assumed option as the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder. PPBI shall cause the registration of shares of PPBI Common Stock subject to Converted HEOP Options to become effective as part of a registration statement on Form S-8, or any successor or other appropriate forms, with respect to the shares of PPBI Common Stock subject to such Converted HEOP Options no later than ten (10) Business Days after the Effective Time; and thereafter, PPBI shall deliver to holders of Converted HEOP Options any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted HEOP Options remain outstanding.

          (b)   At the Effective Time, each cash-settled restricted stock unit issued under a HEOP Stock-Based Plan (a "HEOP Restricted Stock Unit") which is vested and is then outstanding as of immediately prior to the Closing Date, shall be entitled to receive a single lump sum cash payment, equal to the sum of (i) the product of (A) and (B) where (A) equals the product of the number of HEOP Restricted Stock Units and the Exchange Ratio and (B) equals the PPBI Average Share Price, plus (ii) any dividends previously accrued under the HEOP Stock-Based Plans, provided that, with respect to any fractional HEOP Restricted Stock Units remaining, each holder of such fractional HEOP Restricted Stock Units shall receive an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the PPBI Average Share Price, rounded to the nearest whole cent (the "HEOP Restricted Stock Unit Merger Consideration").

          (c)   At the Effective Time, each unvested cash-settled HEOP Restricted Stock Unit which is then outstanding as of immediately prior to the Closing Date, shall be converted into a right to receive cash payments based upon the value of shares of PPBI Common Stock, and PPBI shall assume each such unvested cash-settled HEOP Restricted Stock Unit in accordance with the terms of the HEOP Stock-Based Plans and the restricted stock unit award or other agreement by which it is evidenced, except that from and after the Effective Time, (i) PPBI and the Compensation Committee of the PPBI Board shall be substituted for HEOP and the committee of the HEOP Board (including, if applicable, the entire HEOP Board) administering such HEOP Stock-Based Plans, (ii) each unvested cash-settled HEOP Restricted Stock Unit assumed by PPBI will represent the right to receive cash payments based upon the value of shares of PPBI Common Stock and (iii) the number of shares of PPBI Common Stock referenced in each cash-settled HEOP Restricted Stock Unit shall be equal to the number of shares of HEOP Common Stock subject to such cash-settled HEOP Restricted Stock Unit immediately prior to the Effective Time multiplied by the Exchange Ratio, including any fractional shares of PPBI Common Stock, provided that for purposes of clarity, any dividends accrued under the HEOP Stock-Based Plans with respect to cash-settled HEOP Restricted Stock Units shall continue to be accrued and deferred until such time as the award vests and is paid.

          (d)   At the Effective Time, each unvested award of restricted shares of HEOP Common Stock granted under a HEOP Stock-Based Plan (the "HEOP Restricted Stock"), which is then outstanding as of immediately prior to the Closing Date shall be converted into shares of PPBI Common Stock, and PPBI shall assume each such unvested award of HEOP Restricted Stock, in accordance with the terms of the HEOP Stock-Based Plans and restricted stock award or other agreement by which it is evidenced, except that from and after the Effective Time, (i) PPBI and the Compensation Committee of the PPBI Board shall be substituted for HEOP and the committee of the HEOP Board (including, if applicable, the entire HEOP Board) administering such HEOP Stock-Based Plans, (ii) each unvested award of HEOP Restricted Stock assumed by PPBI will represent shares of PPBI Common Stock and (iii) the number of shares of PPBI Common Stock subject to each award of HEOP Restricted Stock shall be equal to the number of shares of HEOP Common Stock subject to such award of HEOP Restricted Stock immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of PPBI Common Stock shall be treated as set forth in Section 3.04.

          (e)   The performance-based restricted stock units issued for the performance period extending from January 1, 2016 through December 31, 2018, under a HEOP Stock-Based Plan (the "HEOP Performance Restricted Stock Units") shall not be assumed by PPBI, but rather shall become vested immediately prior to the Closing Date, and each of the holders thereof shall be entitled to receive a single lump sum cash payment at the Effective Time, equal to the product of (A), (B) and (C), where (A) equals 100% of the target number of shares of HEOP Common Stock subject to the HEOP Performance Restricted Stock Units, (B) equals the Exchange Ratio, and (C) equals the PPBI Average Share Price.

          (f)    Prior to the Effective Time, HEOP may amend the HEOP Stock-Based Plans and any and all award agreements under the HEOP Stock-Based Plans, and may take any other action as may be necessary or appropriate, to provide (effective upon termination of service) for the full acceleration of vesting and exercisability of stock options, restricted stock and restricted stock units held by employees, directors and other service providers of HEOP and its Subsidiaries who either are not being retained by PPBI or its Subsidiaries following consummation of the Transaction or whose services are terminated by PPBI or its Subsidiaries without "Cause" (as defined in the Heritage Oaks Bancorp 2015 Equity Incentive Plan) within one (1) year following consummation of the Transaction.

        3.09    Reservation of Shares.    Prior to the Closing, the PPBI Board shall reserve for issuance a sufficient number of shares of PPBI Common Stock (i) for the purpose of issuing its shares in exchange for shares of HEOP Common Stock in the Merger, (ii) for the purpose of issuing its shares upon the exercise of Converted HEOP Options, and (iii) to convert the unvested restricted shares of HEOP Common Stock into shares of PPBI Common Stock.

ARTICLE IV
ACTIONS PENDING ACQUISITION

        4.01    Forbearances of HEOP.    From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law, or as consented to by PPBI in writing, HEOP will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and PPBI the goodwill of the customers of HEOP and its Subsidiaries and others with whom business relations exist.

          (b)    Capital Stock.    Other than pursuant to Rights set forth on Section 4.01(b) of HEOP's Disclosure Schedule and outstanding on the date hereof and Rights that HEOP discloses in writing to PPBI that it proposes to award to one or more new hires and that PPBI does not object to in writing within three Business Days of receipt of such written notice, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

          (c)    Dividends; Reclassifications; Etc.

              (i)  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of HEOP Common Stock, other than regular quarterly cash dividends on HEOP Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof and with record and payment dates consistent with past practice.

             (ii)  Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of HEOP Common Stock.

          (d)    Compensation; Employment Agreements; Etc.    Except as set forth in Section 4.01(d) of HEOP's Disclosure Schedule, enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of HEOP or its Subsidiaries or grant any salary or wage increase (other than annual merit increases adopted in the ordinary and usual course of business consistent with past practice and in any event not to exceed three percent (3%) in the aggregate across all employees, excluding executive officers who will not be eligible for merit increases in 2017), grant any severance or termination pay (other than pursuant to an existing severance arrangement or policy in effect on the date of this Agreement and disclosed in Section 4.01(d) of HEOP's Disclosure Schedule), or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or payments made in accordance with HEOP's existing employee benefit plans and set forth in Section 4.01(d) of HEOP's Disclosure Schedule.

          (e)    Hiring.    Hire any person as a Senior Officer of HEOP or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of HEOP's Disclosure Schedule and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth in Section 4.01(e) of HEOP's Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of HEOP or a Subsidiary of HEOP and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.

          (f)    Benefit Plans.    Except as set forth in Section 4.01(f) of HEOP's Disclosure Schedule, enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f)(i) of HEOP's Disclosure Schedule, or (ii) contributions in the ordinary course of HEOP's business as set forth in Section 4.01(f)(ii) of HEOP's Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of HEOP or take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, except that any such action may be taken to provide for the full acceleration of vesting and exercisability of stock options, restricted stock and restricted stock units held by employees, directors and other service providers of HEOP or its Subsidiaries who either are not being retained by PPBI or its Subsidiaries following consummation of the Transaction or whose services are terminated by PPBI or its Subsidiaries without "Cause" (as defined in the Heritage Oaks Bancorp 2015 Equity Incentive Plan) within one (1) year following consummation of the Transaction.

          (g)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practices and are not material to HEOP and its Subsidiaries taken as a whole.

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity.

          (i)    Capital Expenditures.    Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $200,000 in the aggregate.

          (j)    Governing Documents.    Amend the HEOP Articles, the HEOP Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of HEOP.

          (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (l)    Contracts.    Except as otherwise permitted under Sections 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

          (m)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HEOP or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by HEOP or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of HEOP or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to HEOP and its Subsidiaries taken as a whole.

          (n)    Banking Operations.    Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

          (o)    Marketing.    Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to PPBI prior to the date hereof).

          (p)    Derivatives Contracts.    Except as set forth in Section 4.01(p) of HEOP's Disclosure Schedule, enter into any Derivatives Contract.

          (q)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

          (r)    Investment Securities.    Except as set forth in Section 4.01(r) of HEOP's Disclosure Schedule, (i) acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) dispose of any debt security or Equity Investment.

          (s)    Loans.    (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans"), other than Loans made in the ordinary course of business, consistent with past practice, that are not in excess of $10.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any Loan participation agreement or arrangement, other than a loan participation entered into in the ordinary course of business consistent with past practice where HEOP's or any Subsidiary's exposure does not exceed $5.0 million. HEOP and its Subsidiaries can make, renew or modify Loans or Loan participations that exceed the foregoing dollar limitations to the extent HEOP provides to PPBI in writing a complete Loan package for such Loan or Loan participation and PPBI does not object to such proposed Loan or Loan participation within three (3) Business Days of receipt of such written notice.

          (t)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (u)    Tax Elections.    Except as set forth on Section 4.01(u) of HEOP's Disclosure Schedule, make or change any Tax election, settle or compromise any Tax liability of HEOP or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of HEOP or any of its Subsidiaries (or the assets and liabilities of HEOP or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

          (v)    Antitakeover Statutes.    Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than PPBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

          (w)    Transactions with Insiders.    Make or propose to make any loan to or enter into any transaction with HEOP, any of its Subsidiaries, or any of their respective directors or executive officers or any Affiliate thereof, provided that Heritage Oaks Bank may make Loans compliant with Regulation O promulgated by the FRB to its directors and executive officers to the extent it has provided PPBI in writing information with respect to any such proposed Loan and PPBI does not object to such proposed Loan within three Business Days of receipt of such written notice, and provided further that Heritage Oaks Bank may renew existing Loans compliant with Regulation O promulgated by the FRB to its directors and executive officers in the event the term of any such Loan outstanding as of the date hereof expires prior to the consummation of the Transaction or the earlier termination of this Agreement pursuant to Article VIII hereof.

          (x)    Adverse Actions.    Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, (v) a material delay in the ability of PPBI or HEOP to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of PPBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

          (y)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02    Forbearances of PPBI.     From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law, or without the prior written consent of HEOP, PPBI will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and preserve for itself and HEOP the goodwill of the customers of PPBI and its Subsidiaries and others with whom business relations exist.

          (b)    Adverse Actions.    Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of PPBI or HEOP to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of PPBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

          (c)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

 ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01    Disclosure Schedules.     On or prior to the date hereof, PPBI has delivered to HEOP a schedule and HEOP has delivered to PPBI a schedule (each respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

        5.02    Standard.     Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of HEOP on the one hand or PPBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of HEOP contained in Section 5.03(b), which shall be true in all respects, except to a de minimis extent (relative to Section 5.03(b) taken as a whole), and other than the representations of HEOP contained in Section 5.03(m)(v), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03    Representations and Warranties of HEOP.     Subject to Sections 5.01 and 5.02, HEOP hereby represents and warrants to PPBI:

          (a)    Organization, Standing and Authority.    HEOP is a corporation duly organized, validly existing and in good standing under the laws of the State of California. HEOP is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on HEOP. HEOP has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the HEOP Articles and HEOP Bylaws which have previously been made available to PPBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of HEOP and each of its Subsidiaries previously made available to PPBI contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Board of Directors) through the date hereof.

          (b)    HEOP Capital Stock.    The authorized capital stock of HEOP consists solely of 100,000,000 shares of HEOP Common Stock, of which 34,257,331 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of HEOP Preferred Stock, none of which were issued and outstanding as of the date hereof. As of the date hereof, no shares of HEOP Common Stock were held in treasury by HEOP or otherwise directly or indirectly owned by HEOP. The outstanding shares of HEOP Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of HEOP

  Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of HEOP's Disclosure Schedule sets forth, as of the date hereof, for each (i) HEOP Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of HEOP Common Stock subject to each HEOP Option, the number of shares of HEOP Common Stock subject to HEOP Options that are currently exercisable and the exercise or strike price per share, (ii) share of HEOP Restricted Stock, the name of the grantee, the date of the grant, the total number of shares of HEOP Restricted Stock awarded to such grantee and the vesting schedule applicable to each share of HEOP Restricted Stock and (iii) HEOP Restricted Stock Unit, the name of the grantee, the date of the grant, the total number of HEOP Restricted Stock Units awarded to such grantee, whether such HEOP Restricted Stock Unit is to be cash or stock-settled and the vesting schedule or performance requirements applicable to each HEOP Restricted Stock Unit. Each HEOP Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of HEOP Common Stock as of the grant date; and (ii) has been issued in compliance with applicable laws. Except as set forth in the preceding sentence, there are no shares of HEOP Common Stock reserved for issuance (other than additional shares of HEOP Common Stock reserved for issuance in future awards under the HEOP Stock-Based Plans), HEOP does not have any Rights issued or outstanding with respect to HEOP Common Stock and HEOP does not have any commitment to authorize, issue or sell any HEOP Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of HEOP may vote are outstanding.

          (c)    Subsidiaries.

              (i)  (A) Section 5.03(c)(i)(A) of HEOP's Disclosure Schedule sets forth a list of all of HEOP's Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) HEOP owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to HEOP) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to HEOP or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to HEOP's rights to vote or to dispose of such securities and (F) all the Equity Securities of HEOP's Subsidiaries held by HEOP or its Subsidiaries are fully paid and nonassessable (except for assessments required under the CFC with respect to Heritage Oaks Bank's capital stock) and are owned by HEOP or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the HEOP Subsidiaries may vote are outstanding.

             (ii)  Except as set forth in Section 5.03(c)(ii) of HEOP's Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in HEOP's Subsidiaries and stock in the FHLB, HEOP does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

            (iii)  Each of HEOP's Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on HEOP. Each of HEOP's Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

            (iv)  The deposit accounts of Heritage Oaks Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Heritage Oaks Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

          (d)    Corporate Power.    Each of HEOP and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and HEOP has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause Heritage Oaks Bank to consummate the Bank Merger Agreement, and Heritage Oaks Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of HEOP's shareholders of this Agreement.

          (e)    Corporate Authority.    Subject to the approval of this Agreement by the holders of the outstanding HEOP Common Stock, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of HEOP and Heritage Oaks Bank and the HEOP Board and Heritage Oaks Bank Board on or prior to the date hereof and the HEOP Board has recommended that shareholders of HEOP adopt this Agreement and directed that such matter be submitted for consideration by HEOP's shareholders at the HEOP Meeting required by Section 6.02. HEOP has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by PPBI, this Agreement is a valid and legally binding obligation of HEOP, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by HEOP or any of its Subsidiaries in connection with the execution, delivery or performance by HEOP of this Agreement and by Heritage Oaks Bank of the Bank Merger Agreement, or to consummate the Transaction, except as set forth in Section 5.03(f)(i) of HEOP's Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Certificate of Merger, as certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California pursuant to the CGCL and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC, (E) the approval of this Agreement by the holders of the outstanding shares of HEOP Common Stock, and (F) the approval by PPBI's shareholders of the issuance of PPBI Common Stock in the Merger. As of the date hereof, HEOP is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by HEOP and the Bank Merger Agreement by Heritage Oaks Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of HEOP or any of its Subsidiaries or to which HEOP or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of HEOP or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports and Securities Documents; Undisclosed Liabilities; Internal Controls.

              (i)  HEOP's Annual Report on Form 10-K for the year ended December 31, 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2015 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, "HEOP's "Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any of HEOP's Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of HEOP and its Subsidiaries as of its date, and each of the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and other comprehensive income and cash flows, as the case may be, of HEOP and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of HEOP and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

             (ii)  Except as set forth on the unaudited consolidated balance sheet of HEOP dated as of September 30, 2016 and included in HEOP's Securities Documents filed prior to the date hereof, neither HEOP nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2016 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement and, to HEOP's Knowledge, there is no existing condition, event or circumstance as of the date hereof which could result in a Material Adverse Effect in the future.

            (iii)  Since September 30, 2016, (A) HEOP and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(iii) of HEOP's Disclosure Schedule, neither HEOP nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to HEOP.

            (iv)  Except as set forth in Section 5.03(g)(iv) of HEOP's Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by HEOP or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by HEOP or its Subsidiaries, to cause HEOP or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against HEOP or its Subsidiaries. Section 5.03(g)(iv) of HEOP's Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of HEOP or its Subsidiaries that has been declared, set aside or paid since December 31, 2012, as well as all shares of capital stock of HEOP or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by HEOP or any of its Subsidiaries since December 31, 2012.

             (v)  The records, systems, controls, data and information of HEOP and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HEOP or its Subsidiaries (either directly or through HEOP's third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(v). HEOP (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to HEOP and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of HEOP by others within HEOP or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to HEOP's outside auditors and the audit committee of the HEOP Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect HEOP's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in HEOP's internal controls over financial reporting. These disclosures were made in writing by management to HEOP's auditors and audit committee and a copy has previously been made available to PPBI.

            (vi)  Since January 1, 2013, (A) except as set forth in Section 5.03(g)(vi) of HEOP's Disclosure Schedule, neither HEOP nor any of its Subsidiaries nor, to the Knowledge of HEOP, any director, officer, employee, auditor, accountant or representative of HEOP or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HEOP or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HEOP or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing HEOP or any of its

    Subsidiaries, whether or not employed by HEOP or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HEOP or any of its Subsidiaries or their respective officers, directors, employees or agents to the HEOP Board or any committee thereof or, to the Knowledge of HEOP, to any director or officer of HEOP or any of its Subsidiaries.

          (h)    Legal Proceedings.    Section 5.03(h) of the HEOP Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against HEOP or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.03(h) of HEOP's Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against HEOP or any of its Subsidiaries and, to HEOP's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither HEOP nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to HEOP.

          (i)    Regulatory Matters.

              (i)  Since January 1, 2013, HEOP and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations, and HEOP has previously delivered or made available to PPBI accurate and complete copies of all such reports. In connection with the most recent examination of HEOP and its Subsidiaries by the appropriate regulatory authorities, neither HEOP nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which HEOP believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on HEOP.

             (ii)  Except as set forth in Section 5.03(i)(ii) of HEOP's Disclosure Schedule, neither HEOP nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has HEOP or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. HEOP and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither HEOP nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) Except as set forth in Section 5.03(i)(iv)(A) of HEOP's Disclosure Schedule, no Governmental Authority has initiated since December 31, 2012 or has pending any proceeding, enforcement action or, to the Knowledge of HEOP, investigation or inquiry into the business, operations, policies, practices or disclosures of HEOP or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of HEOP and its Subsidiaries), or, to the Knowledge of HEOP, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of HEOP or any of its Subsidiaries.

             (v)  The most recent regulatory rating given to Heritage Oaks Bank as to compliance with the Community Reinvestment Act is "satisfactory." To the Knowledge of HEOP, since the last regulatory examination of Heritage Oaks Bank with respect to Community Reinvestment Act compliance, Heritage Oaks Bank has not received any complaints as to Community Reinvestment Act compliance.

          (j)    Compliance With Laws.    Each of HEOP and its Subsidiaries:

              (i)  is, and at all times since December 31, 2012, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of HEOP and its Subsidiaries related to customer data, privacy and security;

             (ii)  has, and at all times since December 31, 2012, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to HEOP's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no notification or communication from any Governmental Authority (A) asserting that HEOP or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to HEOP's Knowledge, do any grounds for any of the foregoing exist.

          (k)    Material Contracts; Defaults.

              (i)  Except for documents set forth in Section 5.03(k)(i) of HEOP's Disclosure Schedule, neither HEOP nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of HEOP or any of its Subsidiaries to indemnification from HEOP or any of its Subsidiaries, (C) which provides for the payment by HEOP or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving HEOP or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $150,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of HEOP or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $300,000 or more in any single case or $750,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $150,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $150,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by HEOP or any of its Subsidiaries, (N) which materially restricts the conduct of any business by HEOP or any of its Subsidiaries or limits the freedom of HEOP or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires HEOP or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits HEOP or any of its Subsidiaries to do, any of the foregoing (collectively, "Material Contracts"). Except as set forth in Section 5.03(k)(i) of HEOP's Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of HEOP's and Heritage Oaks Bank's (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to PPBI as of the date hereof.

             (ii)  Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of HEOP or its Subsidiaries and, to HEOP's Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against HEOP or its Subsidiaries, and to HEOP's Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). HEOP and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither HEOP or its Subsidiaries nor, to HEOP's Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 5.03(k)(ii) of HEOP's Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by HEOP or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to HEOP's Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

            (iii)  Section 5.03(k)(iii) of HEOP's Disclosure Schedule sets forth a schedule of all holders of five percent or more of HEOP Common Stock and executive officers and directors of HEOP and its Subsidiaries who have outstanding loans from HEOP or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

          (l)    No Brokers.    No action has been taken by HEOP or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than fees to be paid to Sandler O'Neill & Partners, L.P., which are set forth in Section 5.03(l) of HEOP's Disclosure Schedule. Copies of all agreements with Sandler O'Neill & Partners, L.P. have been previously provided or made available to PPBI.

          (m)    Employee Benefit Plans.

              (i)  All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by HEOP and its Subsidiaries for the benefit of current or former employees of HEOP and its Subsidiaries (the "Employees") and current or former directors or independent contractors of HEOP or its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers' compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which HEOP may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the "Benefit Plans"), are set forth in Section 5.03(m)(i) of HEOP's Disclosure Schedule. True and complete copies of the following documents have been provided or made available to PPBI: (A) all Benefit Plans and all written agreements underlying a funding medium for, or relating to the administration of, any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management, recordkeeping, administrative services, other third party services agreements and insurance contracts, certificate of coverage and other similar agreements entered into in connection with any Benefit Plans and all amendments thereto; (B) the three most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (H) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan; and (I) copies of all non-routine correspondence received from or delivered to the IRS or the DOL since January 1, 2013.

             (ii)  Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. HEOP and any ERISA Affiliate has complied with the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010, and the requirements of Section 4980B of the Code, Part 6 of Subtitle I of ERISA and the regulations thereunder, including all applicable reporting, tax deposits and fee payment obligations. No asset of either HEOP or any of its Subsidiaries is subject to an encumbrance lien under ERISA or the Code. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and HEOP has no Knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither HEOP nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to HEOP's Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. Neither HEOP nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material Tax, fine, penalty or material liability of any kind under either the Code or ERISA. There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. Since January 1, 2013, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

            (iii)  Neither HEOP nor any entity considered to be a single employer with HEOP under Section 4001(b)(1) of ERISA or Section 414 of the Code ("ERISA Affiliate") maintains or contributes to any Pension Plan subject to Title IV of ERISA, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA" or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of HEOP's Disclosure Schedule. Except as set forth in Section 5.03(m)(iii) of HEOP's Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.

            (iv)  All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees' paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the HEOP Financial Statements. Benefits under each Benefit Plan that is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to HEOP or any ERISA Affiliate, the premiums for which are paid directly by

    HEOP or an ERISA Affiliate thereof, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

             (v)  Except as set forth in Section 5.03(m)(v)(a) of HEOP's Disclosure Schedule, none of the execution of this Agreement, HEOP shareholder approval of this Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of HEOP or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. HEOP will make available to PPBI upon request HEOP's calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by PPBI, in its discretion, including, without limitation, pertinent Form W-2 information for any "disqualified individuals" determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither HEOP nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 4999 of the Code.

            (vi)  Neither HEOP nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

           (vii)  Each Benefit Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) (hereinafter referred to as an "HEOP NQDP") has been maintained, as to both form and operation, in compliance with Section 409A of the Code. No event in connection with an HEOP NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither HEOP nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

          (viii)  Except as set forth in Sections 3.08(f) and 6.11(d), neither HEOP nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

          (n)    Labor Matters.

              (i)  Section 5.03(n)(i) of HEOP's Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of HEOP and each of its Subsidiaries and each other employee of HEOP and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2015 and 2016 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by HEOP and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

             (ii)  To HEOP's Knowledge, no officer or director of HEOP or any of its Subsidiaries or any employee, independent contractor or consultant of HEOP or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of HEOP or any of its Subsidiaries to conduct its business as currently conducted.

            (iii)  Neither HEOP nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither HEOP nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to HEOP or any of its Subsidiaries, in any capacity.

            (iv)  None of the officers, employees or consultants of HEOP or any of its Subsidiaries has informed HEOP or such Subsidiary of his or her intent, nor does HEOP have any Knowledge of any of the officers, employees or consultants of HEOP or any of its Subsidiaries having an intention, to terminate employment with HEOP or any of its Subsidiaries during the next twelve (12) months.

             (v)  Neither HEOP nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is HEOP or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel HEOP or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to HEOP's Knowledge, threatened, nor does HEOP have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of HEOP and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of HEOP's Disclosure Schedule, the employment of each officer and employee of HEOP and each of its Subsidiaries is terminable at the will of HEOP or such Subsidiary.

            (vi)  Except as set forth in Section 5.03(n)(vi) of HEOP's Disclosure Schedule, there is no pending or, to HEOP's Knowledge, threatened legal proceeding involving HEOP or any of its Subsidiaries, on the one hand, and any present or former employee(s) of HEOP or any of its Subsidiaries, on the other hand, and (B) no other Person, to HEOP's Knowledge, has threatened any claim or any legal proceeding against HEOP or any of its Subsidiaries (or, to HEOP's Knowledge, against any officer, director or employee of HEOP or any of its Subsidiaries) relating to employees or former employees of HEOP or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

           (vii)  HEOP and each of its Subsidiaries is, and at all times since December 31, 2013 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws,

    codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

          (o)    Environmental Matters.    Except as set forth in Section 5.03(o) of HEOP's Disclosure Schedule, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, or, to HEOP's Knowledge, environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on HEOP or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to HEOP's Knowledge, threatened against HEOP or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HEOP, and there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HEOP; (ii) HEOP and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) no real property (including buildings or other structures) currently or, to HEOP's Knowledge, formerly owned or operated by HEOP or any of its Subsidiaries, or any property in which HEOP or any of its Subsidiaries holds a security interest or a fiduciary or management role ("HEOP Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on HEOP; (iv) in accordance with the Secured Creditor Exemption, neither HEOP nor any of its Subsidiaries are the "owner or operator" of, nor have "participated in the management" regarding Hazardous Substances at, any HEOP Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on HEOP; (v) neither HEOP nor any of its Subsidiaries nor, to HEOP's Knowledge, any Person whose liability HEOP or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither HEOP nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to HEOP's Knowledge, formerly owned or operated property, any HEOP Loan Property, or to HEOP's Knowledge any Person whose liability HEOP or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against HEOP, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any HEOP Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HEOP; (vii) HEOP has provided and made available to PPBI copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to HEOP, its Subsidiaries and any currently or formerly owned or operated property.

        As used herein, the term "Environmental Laws" means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term "Hazardous Substance" means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term "Secured Creditor Exemption" has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

          (p)    Tax Matters.

              (i)  (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the HEOP Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to the HEOP Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the HEOP Group did not, as of the date of the most recent financial statements included in HEOP's Securities Documents, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the HEOP Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of the HEOP Group have been waived by or on behalf of the HEOP Group.

             (ii)  HEOP has made available to PPBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the HEOP Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the HEOP Group or its income, assets or operations. Section 5.03(p)(ii) of HEOP's Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the HEOP Group that have been examined by any taxing authority since January 1, 2013.

            (iii)  To the Knowledge of HEOP, except as set forth in Section 5.03(p)(iii) of HEOP's Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to the HEOP Group, nor has the HEOP Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

            (iv)  No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the HEOP Group does not already file Tax Returns that the HEOP Group is or may be subject to taxation by that jurisdiction.

             (v)  The HEOP Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes.

            (vi)  The HEOP Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

           (vii)  There are no Liens or other encumbrances on any of the assets of the HEOP Group that arose in connection with any failure (or alleged failure) to pay any Tax.

          (viii)  No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the HEOP Group.

            (ix)  No member of the HEOP Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the HEOP Group has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

             (x)  No member of the HEOP Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

            (xi)  The HEOP Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, or (D) change in the accounting method of HEOP pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

           (xii)  Except as set forth in Section 5.03(p)(xii) of HEOP's Disclosure Schedule, neither HEOP nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

          (xiii)  The HEOP Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a "Tax shelter" transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code or the regulations thereunder.

          (xiv)  Except as set forth in Section 5.03(p)(xiv) of HEOP's Disclosure Schedule, no power of attorney granted by any member of the HEOP Group relating to Taxes is currently in force.

            (xv)  No member of the HEOP Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which HEOP is the parent) or has any liability for Taxes of any Person (other than another member of the HEOP Group) under Section 1.1502-6 of the regulations of the U.S. Treasury ("Treasury Regulations") or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

          (xvi)  The HEOP Group has not filed a consent under Section 341(f) of the Code.

         (xvii)  No property owned by the HEOP Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

        (xviii)  The HEOP Group does not owe any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

          (xix)  Any adjustment of Taxes of the HEOP Group made by a Governmental Authority, which is required to be reported to another Governmental Authority, has been so reported.

            (xx)  The HEOP Group is not required to include in income any amount for an adjustment pursuant to (A) election by the HEOP Group under Section 108(i) of the Code or the Treasury Regulations thereunder or (B) any other election, action, or agreement by the HEOP Group that would have the effect of deferring any liability for Taxes of the HEOP Group.

          (q)    Risk Management Instruments.

              (i)  Except as set forth in Section 5.03(q)(i) of HEOP's Disclosure Schedule, neither HEOP nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of HEOP or any of its Subsidiaries.

             (ii)  "Derivatives Contract" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivatives Contract" shall not include any HEOP Options.

          (r)    Loans; Nonperforming and Classified Assets.

              (i)  Each Loan on the books and records of HEOP and its Subsidiaries was made and has been serviced in all material respects in accordance with Heritage Oaks Bank's lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to HEOP's Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles. The Loan data tapes previously provided by HEOP to PPBI accurately reflects in all material respects the Loan portfolio of HEOP and its Subsidiaries as of the date of such loan tape.

             (ii)  HEOP has set forth in Section 5.03(r)(ii) of HEOP's Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to HEOP's Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by HEOP, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DBO or the FDIC would agree with the loan classifications established by HEOP); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2016; and (D) each Loan with any director, executive officer or five percent or greater shareholder of HEOP or any of its Subsidiaries, or to HEOP's Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

          (s)    Properties.    To HEOP's Knowledge, all real and personal property owned by HEOP or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices. HEOP has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of HEOP as of September 30, 2016 included in HEOP's Securities Documents, or acquired after such date, other than properties sold by HEOP or any of its Subsidiaries in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) as reflected on the consolidated balance sheet of HEOP as of September 30, 2016 included in HEOP's Securities Documents and/or (v) as shown on the title policies listed in Section 5.03(s) of HEOP's Disclosure Schedule. All real and personal property which is material to HEOP's business on a consolidated basis and leased or licensed by HEOP or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of HEOP or any of its Subsidiaries and, to HEOP's Knowledge, are valid and binding obligations of the other parties thereto, enforceable against HEOP or such Subsidiary of HEOP, and to HEOP's Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles). Except as set forth in Section 5.03(s) of HEOP's Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and HEOP and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Neither HEOP nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of HEOP as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. To HEOP's Knowledge, HEOP and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

          (t)    Intellectual Property; Information Technology; Security.

              (i)  Each of HEOP and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used by HEOP and its Subsidiaries in the conduct of its business as currently conducted, and neither HEOP nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. HEOP has listed all registered Intellectual Property owned by HEOP and its Subsidiaries, and all contracts to which HEOP and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of HEOP and its Subsidiaries, in Section 5.03(t)(i) of HEOP's Disclosure Schedule (other than commercially available "shrink wrap" or "click wrap" licenses). Each of HEOP and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To HEOP's Knowledge, such Intellectual Property is valid and enforceable.

             (ii)  (A) Each of HEOP and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to HEOP's Knowledge, the use of any Intellectual Property by HEOP or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to HEOP's Knowledge, no Person is challenging, infringing on or otherwise violating any right of HEOP or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to HEOP or any of its Subsidiaries; and (D) neither HEOP nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against HEOP or any of its Subsidiaries with respect to any Intellectual Property used by HEOP or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, HEOP and its Subsidiaries are unaware of any facts or events that would give rise to any legal proceeding against HEOP or any of its Subsidiaries that is likely to succeed.

            (iii)  To HEOP's Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of HEOP's and its Subsidiaries respective businesses (collectively, "HEOP IT Systems") have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The HEOP IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither HEOP nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the HEOP IT Systems. HEOP and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither HEOP nor any of its Subsidiaries is in breach of any Material Contract related to any HEOP IT Systems.

          (u)    Fiduciary Accounts.    HEOP and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither HEOP nor any of its Subsidiaries, nor, to HEOP's Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (v)    Books and Records.    The books and records of HEOP and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of HEOP and its Subsidiaries.

          (w)    Insurance.    Section 5.03(w) of HEOP's Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by HEOP and its Subsidiaries ("Insurance Policies"), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. HEOP and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither HEOP nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(w) of HEOP's Disclosure Schedule, there is no claim for coverage by HEOP or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither HEOP nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

          (x)    Allowance For Loan Losses.    Heritage Oaks Bank's allowance for loan losses is, and shall be as of the Effective Date, in compliance with Heritage Oaks Bank's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (y)    Transactions With Affiliates.    All "covered transactions" between Heritage Oaks Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

          (z)    Intentionally Omitted.

          (aa)    Required Vote; Antitakeover Provisions.

              (i)  The affirmative vote of the holders of a majority of the outstanding shares of HEOP Common Stock entitled to vote is necessary to approve this Agreement and the Transaction on behalf of HEOP. No other vote of the shareholders of HEOP is required by law, the HEOP Articles, the HEOP Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

             (ii)  Based on the representation and warranty of PPBI contained in Section 5.04(l), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the HEOP Articles and HEOP Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

          (bb)    Fairness Opinion.    The HEOP Board has received the opinion of Sandler O'Neill & Partners, L.P., to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair to the holders of HEOP Common Stock from a financial point of view.

          (cc)    Transactions in Securities.

              (i)  Since December 31, 2012, all offers and sales of HEOP Common Stock by HEOP were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

             (ii)  Neither HEOP, none of its Subsidiaries, nor, to HEOP's Knowledge, (A) any director or executive officer of HEOP or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of HEOP Common Stock or other securities issued by HEOP (1) during any period when HEOP was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

          (dd)    Disclosure.    The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

          (ee)    No Additional Representations.    Except for the representations and warranties made by HEOP in this Section 5.03 and as Previously Disclosed, neither HEOP nor any other Person makes any express or implied representation or warranty with respect to HEOP, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HEOP hereby expressly disclaims any such other representations and warranties.

        5.04    Representations and Warranties of PPBI.    Subject to Sections 5.01 and 5.02, PPBI hereby represents and warrants to HEOP as follows:

          (a)    Organization, Standing and Authority.    PPBI is duly organized, validly existing and in good standing under the laws of the State of Delaware. PPBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PPBI. PPBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b)    PPBI Capital Stock.

              (i)  As of the date hereof, the authorized capital stock of PPBI consists solely of 100,000,000 shares of PPBI Common Stock, of which 27,663,783 shares were issued and outstanding as of the close of business on December 8, 2016, and 1,000,000 shares of PPBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of PPBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of PPBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PPBI, except for shares of PPBI Common Stock issuable pursuant to the PPBI Benefit Plans and by virtue of this Agreement.

             (ii)  The shares of PPBI Common Stock to be issued in exchange for shares of HEOP Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

        (c)    Pacific Premier.

              (i)  Pacific Premier is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Pacific Premier is duly licensed by the DBO and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law.

             (ii)  (A) PPBI owns, directly or indirectly, all the issued and outstanding equity securities of Pacific Premier, (B) no equity securities of Pacific Premier are or may become required to be issued (other than to PPBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Pacific Premier is or may be bound to sell or otherwise transfer any of its equity securities (other than to PPBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to PPBI's right to vote or to dispose of such securities.

          (d)    Corporate Power.    Each of PPBI and Pacific Premier has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. PPBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause Pacific Premier to consummate the Bank Merger Agreement, and Pacific Premier has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by PPBI's shareholders of the issuance of PPBI Common Stock in the Merger.

          (e)    Corporate Authority.    Subject to the approval of the issuance of the PPBI Common Stock in the Merger by a majority of the votes cast at the PPBI Meeting, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of PPBI, the PPBI Board, Pacific Premier and the Pacific Premier Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of Pacific Premier. This Agreement has been duly executed and delivered by PPBI and, assuming due authorization, execution and delivery by HEOP, this Agreement is a valid and legally binding agreement of PPBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PPBI or any of its Subsidiaries in connection with the execution, delivery or performance by PPBI of this Agreement and by Pacific Premier of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Certificate of Merger, as certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California pursuant to the CGCL, and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC and (E) the approval by PPBI's shareholders of the issuance of PPBI Common Stock in the Merger. As of the date hereof, PPBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by PPBI and the Bank Merger Agreement by Pacific Premier and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of PPBI or of any of its Subsidiaries or to which PPBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of PPBI or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports and Securities Documents; Material Adverse Effect.

              (i)  PPBI's Annual Report on Form 10-K for the year ended December 31, 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2015 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, "PPBI's Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of PPBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders' equity and other comprehensive income (loss) and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and other comprehensive income (loss) and cash flows, as the case may be, of PPBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

             (ii)  Since September 30, 2016, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PPBI.

          (h)    Legal Proceedings.    No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against PPBI or its Subsidiaries and, to PPBI's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to PPBI. Neither PPBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to PPBI.

          (i)    No Brokers.    No action has been taken by PPBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee payable by PPBI to D.A. Davidson & Co.

          (j)    Regulatory Matters.

              (i)  Since January 1, 2013, PPBI and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of PPBI and each of its Subsidiaries by the appropriate regulatory authorities, neither PPBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which PPBI believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on PPBI. The most recent regulatory rating given to Pacific Premier as to compliance with the Community Reinvestment Act is "satisfactory." To the Knowledge of PPBI, since Pacific Premier's last regulatory examination of Community Reinvestment Act compliance, Pacific Premier has not received any complaints as to Community Reinvestment Act compliance.

             (ii)  Neither PPBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PPBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. PPBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither PPBI nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) No Governmental Authority has initiated since December 31, 2012 or has pending any proceeding, enforcement action or, to PPBI's Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of PPBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PPBI or the applicable Subsidiary), or, to PPBI's Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of PPBI or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

             (v)  PPBI and Pacific Premier are "well-capitalized" (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Pacific Premier under the CRA is no less than "satisfactory." Neither PPBI nor Pacific Premier has received any notification from a Governmental Authority that their status as "well-capitalized" or "satisfactory" for CRA purposes will change within one year, nor does PPBI have Knowledge of any conditions or circumstances that would result in a CRA rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

          (k)    Compliance With Laws.    Each of PPBI and its Subsidiaries:

              (i)  is, and at all times since December 31, 2012 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of PPBI and its Subsidiaries related to customer data, privacy and security;

             (ii)  has, and at all times since December 31, 2012 has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PPBI's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no notification or communication from any Governmental Authority (A) asserting that PPBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PPBI's Knowledge, do any grounds for any of the foregoing exist).

          (l)    Employee Benefit Plans.

              (i)  All material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by PPBI and Pacific Premier for the benefit of current or former employees of PPBI and its Subsidiaries and current or former directors or independent contractors of PPBI and its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers' compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which PPBI and its Subsidiaries may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the "PPBI Benefit Plans"), have been provided or made available to HEOP.

             (ii)  Each PPBI Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such PPBI Benefit Plan is maintained.

            (iii)  Other than as disclosed and identified as such in Section 5.04(l)(iii) of PPBI's Disclosure Schedule, neither PPBI nor any entity considered to be a single employer with PPBI under Section 4001(b)(1) of ERISA or Section 414 of the Code maintains or contributes to any pension plan subject to Title IV of ERISA, to any multiemployer plan (as defined in 4001(a)(3) of ERISA), or to any PPBI Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.

          (m)    Tax Matters.    (i) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to PPBI or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (ii) all such Tax Returns are or will be true, correct and complete in all material respects, (iii) all Taxes due and payable by or with respect to PPBI or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (iv) the unpaid Taxes of PPBI and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PPBI and its Subsidiaries in filing its Tax Returns, (v) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (v) are currently pending, and (vii) no claim has been made in writing in the past five (5) years by a taxing authority in a jurisdiction where PPBI or any of its Subsidiaries does not already file Tax Returns that PPBI or a Subsidiary is or may be subject to taxation by that jurisdiction.

          (n)    Ownership of HEOP Common Stock.    None of PPBI or any of its Subsidiaries, or to PPBI's Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of HEOP Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

          (o)    Absence of Certain Changes or Events.    Since January 1, 2015, except as specifically contemplated by or as disclosed in this Agreement, there has not been any Material Adverse Effect with respect to PPBI or any event or development that is reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect with respect to PPBI.

          (p)    Disclosure.    The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

          (q)    No Additional Representations.    Except for the representations and warranties made by PPBI in this Section 5.04 and as Previously Disclosed, neither PPBI nor any other Person makes any express or implied representation or warranty with respect to PPBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PPBI hereby expressly disclaims any such other representations or warranties.

ARTICLE VI

COVENANTS

        6.01    Reasonable Best Efforts.     Subject to the terms and conditions of this Agreement, each of HEOP and PPBI agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

        6.02    Shareholder Approval.

          (a)   HEOP agrees to take, in accordance with applicable law and the HEOP Articles and the HEOP Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by HEOP's shareholders for consummation of the Transaction (including any adjournment or postponement, the "HEOP Meeting"). Except with the prior approval of PPBI, no other matters shall be submitted for the approval of the HEOP shareholders at the HEOP Meeting. Subject to Section 6.02(b), the HEOP Board shall at all times prior to and during such HEOP Meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to PPBI such recommendation or (y) take any other action or make any other public statement in connection with the HEOP Meeting inconsistent with such recommendation (collectively, a "Change in Recommendation"), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of HEOP at the HEOP Meeting for the purpose of approving the Agreement and any other matters required to be approved by HEOP's shareholders for consummation of the Transaction. In addition to the foregoing, HEOP shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

          (b)   Notwithstanding the foregoing, HEOP and the HEOP Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

              (i)  HEOP shall have complied in all material respects with Section 6.07;

             (ii)  the HEOP Board, after consulting with its outside counsel and financial advisor, shall have determined in good faith that failure to do so would result in a breach of its fiduciary duties under applicable law; and

            (iii)  if the HEOP Board intends to effect a Change in Recommendation following receipt of an Acquisition Proposal, (A) the HEOP Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by PPBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) HEOP shall notify PPBI, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to PPBI all the material terms and conditions of such proposal, and (C) prior to effecting such a Change in Recommendation, HEOP shall, and shall cause its financial and legal advisors to, during the period following HEOP's delivery of the notice referred to in clause (B) above, negotiate with PPBI in good faith for a period of up to five Business Days (to the extent PPBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

          (c)   PPBI agrees to take, in accordance with applicable law and the PPBI Certificate and PPBI Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its stockholders to consider and vote upon the approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI's stockholders for consummation of the Transaction (including any adjournment or postponement, the "PPBI Meeting"). The PPBI Board shall at all times prior to and during the PPBI Meeting recommend approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI's shareholders for consummation of the transaction contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders.

        6.03    Registration Statement.

          (a)   PPBI agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by PPBI with the SEC in connection with the issuance of the shares of PPBI Common Stock to the HEOP shareholders as the Merger Consideration in the Merger (including the joint proxy statement for the PPBI Meeting and the HEOP Meeting and prospectus and other proxy solicitation materials of PPBI and HEOP constituting a part thereof (the "Proxy Statement") and all related documents). HEOP shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and HEOP, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. HEOP agrees to cooperate with PPBI and PPBI's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. PPBI shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of HEOP and PPBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. PPBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, HEOP and PPBI shall promptly mail at each party's own expense the Proxy Statement to all of their respective shareholders.

          (b)   Each of HEOP and PPBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to HEOP's and PPBI's respective shareholders and at the time(s) of the HEOP Meeting and the PPBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of HEOP and PPBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

          (c)   PPBI agrees to advise HEOP promptly in writing after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04    Regulatory Filings.

          (a)   Each of PPBI and HEOP and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and PPBI shall use its best efforts to make any initial application filings with Governmental Authorities within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of PPBI and HEOP shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide HEOP with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide HEOP with confidential portions of any filing with a Governmental Authority.

          (b)   Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

        6.05    Press Releases.     HEOP and PPBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that PPBI or HEOP may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. HEOP and PPBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

        6.06    Access; Information.

          (a)   HEOP agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford PPBI and PPBI's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of HEOP and its Subsidiaries and to such other information relating to HEOP and its Subsidiaries as PPBI may reasonably request, provided that PPBI shall coordinate any and all meetings with HEOP personnel with one or more designated representatives of HEOP, and, during such period, HEOP shall furnish promptly to PPBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of HEOP and its Subsidiaries as PPBI may reasonably request. Notwithstanding the foregoing, HEOP shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of HEOP or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, HEOP will work in good faith with PPBI to make appropriate substitute disclosure arrangements.

          (b)   During the period from the date of this Agreement to the Effective Time, HEOP shall, upon the request of PPBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PPBI regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), HEOP will deliver to PPBI its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, HEOP will deliver to PPBI its consolidated balance sheet and consolidated statements of income, changes in stockholders' equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, HEOP will deliver to PPBI a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

          (c)   PPBI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford HEOP and HEOP's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of PPBI and its Subsidiaries and to such other information relating to PPBI and its Subsidiaries as HEOP may reasonably request, provided that HEOP shall coordinate any and all meetings with PPBI personnel with one or more designated representatives of PPBI, and, during such period, PPBI shall furnish promptly to HEOP (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of PPBI and its Subsidiaries as HEOP may reasonably request. Notwithstanding the foregoing, PPBI shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of PPBI or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, PPBI will work in good faith with HEOP to make appropriate substitute disclosure arrangements.

          (d)   During the period from the date of this Agreement to the Effective Time, PPBI shall, upon the request of HEOP, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of HEOP regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), PPBI will deliver to HEOP its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, PPBI will deliver to HEOP its consolidated balance sheet and consolidated statements of income, changes in stockholders' equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, PPBI will deliver to HEOP a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

          (e)   All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Mutual Confidentiality and Non-Disclosure Agreement, dated as of August 23, 2016 by and between PPBI and HEOP (the "Confidentiality Agreement").

          (f)    No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

        6.07    Acquisition Proposals.

          (a)   HEOP agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, "Representatives") to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of HEOP or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither HEOP nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual "standstill" or similar obligations of any Person other than PPBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the HEOP Meeting, if the HEOP Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the HEOP Board's fiduciary duties under applicable law, HEOP may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the HEOP Board determines in good faith constitutes a Superior Proposal, subject to providing two (2) Business Days prior written notice of its decision to take such action to PPBI and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by HEOP after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to PPBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of HEOP and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of HEOP or Heritage Oaks Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of HEOP or Heritage Oaks Bank or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving HEOP or Heritage Oaks Bank, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of HEOP Common Stock then outstanding or all or substantially all of HEOP's consolidated assets, which the HEOP Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with HEOP's financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the HEOP Board, is reasonably likely to be obtained by such third party.

          (b)   In addition to the obligations of HEOP set forth in Section 6.07(a), HEOP shall promptly (within 24 hours) advise PPBI orally and in writing of its receipt of any Acquisition Proposal and keep PPBI reasonably informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any material changes thereto, and shall contemporaneously provide to PPBI all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to PPBI.

          (c)   HEOP agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of HEOP or its Subsidiaries shall be deemed a breach of this Section 6.07 by HEOP.

          (d)   Nothing contained in this Agreement shall prevent HEOP or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

          (e)   The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by HEOP, its Subsidiaries or any Representative of HEOP or its Subsidiaries. It is accordingly agreed that PPBI shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which PPBI is entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, PPBI shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        6.08    Certain Policies.     Prior to the Effective Date, upon the request of PPBI, HEOP shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their commercially reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PPBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no such modification or change made by HEOP or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of HEOP or its management with any such adjustments.

        6.09    Nasdaq Listing.     PPBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of PPBI Common Stock to be issued to the HEOP shareholders (i) as the Merger Consideration in connection with the Merger, (ii) upon the exercise of Converted HEOP Options, and (iii) in connection with the conversion of the unvested restricted shares of HEOP Common Stock into shares of PPBI Common Stock.

        6.10    Indemnification.

          (a)   From and after the Effective Time through the sixth anniversary of the Effective Time, PPBI and the Surviving Corporation (each an "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of HEOP or a HEOP Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of HEOP or any HEOP Subsidiary or is or was serving at the request of HEOP or any HEOP Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the HEOP Articles and the HEOP Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of HEOP's Disclosure Schedule, in each case as in effect on the date hereof. PPBI shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by HEOP pursuant to the HEOP Articles and the HEOP Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of HEOP's Disclosure Schedule, in each case as in effect on the date hereof.

          (b)   Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c)   PPBI (and the Surviving Corporation) shall maintain HEOP's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by HEOP's existing policy, including PPBI's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall PPBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 250% of the annual premiums paid by HEOP as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, PPBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. PPBI shall provide proof of such coverage to HEOP no later than 10 Business Days prior to the Effective Time.

          (d)   The obligations of PPBI and the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the effected Indemnified Party or Parties and/or such other Person, as the case may be. If PPBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of PPBI shall assume the obligations set forth in this Section 6.10.

          (e)   The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

        6.11    Benefit Plans.

          (a)   As soon as administratively practicable after the Effective Time, PPBI shall take all reasonable action so that employees of HEOP and its Subsidiaries shall be entitled to participate in each PPBI Benefit Plan of general applicability to the same extent as similarly-situated employees of PPBI and its Subsidiaries (it being understood that inclusion of the employees of HEOP and its Subsidiaries in the PPBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of HEOP and its Subsidiaries until such employees are permitted to participate in the PPBI Benefit Plans and provided further, however, that nothing contained herein shall require PPBI or any of its Subsidiaries to make any grants to any former employee of HEOP and its Subsidiaries under any discretionary equity compensation plan of PPBI. PPBI shall cause each PPBI Benefit Plan in which employees of HEOP and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PPBI Benefit Plans, the service of such employees with HEOP and its Subsidiaries to the same extent as such service was credited for such purpose by HEOP and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a PPBI Benefit Plan. Nothing herein shall limit the ability of PPBI to amend or terminate any of the PPBI Benefit Plans or the HEOP Benefit Plans in accordance with their terms at any time.

          (b)   At and following the Effective Time, PPBI shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of HEOP and its Subsidiaries and current and former directors of HEOP and its Subsidiaries existing as of the Effective Date, as well as all bonus, deferred compensation, supplemental retirement plan, salary continuation, severance, termination, change in control and other existing plans and policies of HEOP and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed.

          (c)   At such time as employees of HEOP and its Subsidiaries become eligible to participate in a medical, dental, health, life or disability plan of PPBI or its Subsidiaries, PPBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of PPBI, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding HEOP Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the PPBI Benefit Plans.

          (d)   Those employees of HEOP and its Subsidiaries who are not offered employment by PPBI or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver the termination and release agreement accompanying the severance policy adopted by HEOP and set forth in Section 6.11(d) of HEOP's Disclosure Schedule, within 30 days of the Effective Time, shall be entitled to receive a single lump sum payment of severance in an amount and in accordance with the terms of the severance policy adopted by HEOP and set forth in Section 6.11(d) of HEOP's Disclosure Schedule. If HEOP or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) hereof shall be construed or interpreted to limit or modify in any way PPBI's or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of HEOP or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual's benefit under any retirement plan or policy).

          (e)   Prior to the Closing, HEOP shall have paid into the Heritage Oaks Bank Retirement Plan (the "HEOP Retirement Plan") all discretionary employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, HEOP shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to PPBI, to terminate the HEOP Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the HEOP Retirement Plan for all participants who currently maintain an account under the HEOP Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. HEOP shall provide PPBI with evidence of the termination of the HEOP Retirement Plan.

          (f)    Each of HEOP and PPBI acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of HEOP and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of PPBI to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by PPBI or any of its Subsidiaries. Each of HEOP and PPBI agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with HEOP, PPBI or any of their respective Subsidiaries or to any compensation or benefit.

        6.12    Employment Agreements.     As of the date of this Agreement, Rob Osterbauer and Brooks Wise shall have entered into employment agreements ("Employment Agreements") with Pacific Premier Bank, which shall be effective as of the Closing Date and with the terms and in the form which are set forth in Section 6.12 of PPBI's Disclosure Schedule (and such Employment Agreements shall supersede and replace Messrs. Osterbauer's and Wise's current salary protection agreements with Heritage Oaks Bank, which shall be cancelled and have no further force and effect).

        6.13    Appointment of Directors; Establishment of Community Advisory Board.

          (a)   PPBI agrees to take all action necessary to appoint or elect, effective as of the Effective Time, three individuals, each of whom shall be mutually agreeable to PPBI and HEOP and one of whom shall be Simone F. Lagomarsino, as directors of PPBI and Pacific Premier. Each individual shall serve until the first annual meeting of stockholders of PPBI following the Effective Time and until his or her successor is elected and qualified. Subject to the fiduciary duties of the PPBI Board, PPBI shall include such individuals on the list of nominees for director presented by the PPBI Board and for which the PPBI Board shall solicit proxies at the first annual meeting of stockholders of PPBI following the Effective Time.

          (b)   Effective as of the Effective Time, PPBI shall establish a Community Advisory Board for the Central Coast Region, which shall be comprised of all members of the HEOP Board as of the Effective Time who are willing to so serve. PPBI expects that the Community Advisory Board shall hold regular meetings in accordance with and pursuant to such terms and rules of procedure as shall be adopted.

        6.14    Notification of Certain Matters.     Each of HEOP and PPBI shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

        6.15    Estoppel Letters.     HEOP shall use its commercially reasonable efforts to obtain and deliver to PPBI at the Closing with respect to the real estate leased by HEOP or a HEOP Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex D attached hereto from its lessor.

        6.16    Assumption of Indenture Obligations.     As of the Effective Time, PPBI shall have assumed or caused one of its Subsidiaries to assume the obligations under the Indentures and such assumptions shall have been expressly agreed to by the Trustee under each such Indenture. In connection therewith, PPBI and HEOP shall execute and deliver any supplemental indentures or other documents reasonably required by the Trustee to make such assumptions effective.

        6.17    Antitakeover Statutes.     Each of PPBI and HEOP and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

        6.18    Consents.     HEOP shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

        6.19    Exemption from Liability Under Section 16(b).     Prior to the Effective Time, each of PPBI and HEOP shall take all steps as may be necessary or appropriate to cause any disposition of shares of HEOP Common Stock or conversion of any derivative securities in respect of such shares of HEOP Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of HEOP Common Stock and the holders of outstanding shares of PPBI Common Stock shall have approved the issuance of the shares of PPBI Common Stock in the Merger.

          (b)    Regulatory Approvals.    All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements (other than conditions or requirements related to remedial actions) which the PPBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the economic benefits of the Transaction to such a degree that PPBI, in its reasonable discretion, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    Listing.    The shares of PPBI Common Stock to be issued to the HEOP shareholders (i) as the Merger Consideration in the Merger, (ii) upon the exercise of Converted HEOP Options, and (iii) in connection with the conversion of the unvested restricted shares of HEOP Common Stock into shares of PPBI Common Stock, shall have been approved for listing on the Nasdaq.

          (f)    Tax Opinion.    Each of PPBI and HEOP shall have received the written opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to both HEOP and PPBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of PPBI, HEOP and others, reasonably satisfactory in form and substance to such counsel and HEOP's counsel.

        7.02    Conditions to Obligation of HEOP.    The obligation of HEOP to consummate the Merger is also subject to the fulfillment or written waiver by HEOP prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of PPBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and HEOP shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (b)    Performance of Obligations of PPBI.    PPBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and HEOP shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (c)    Other Actions.    PPBI shall have furnished HEOP with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as HEOP may reasonably request.

        7.03    Conditions to Obligation of PPBI.    The obligation of PPBI to consummate the Merger is also subject to the fulfillment or written waiver by PPBI prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of HEOP set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of HEOP by the Chief Executive Officer and the Chief Financial Officer of HEOP to such effect.

          (b)    Performance of Obligations of HEOP.    HEOP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of HEOP by the Chief Executive Officer and the Chief Financial Officer of HEOP to such effect.

          (c)    Intentionally Omitted.

          (d)    Minimum Non-Maturity Deposits.    As of the month-end prior to the Closing Date, Heritage Oaks Bank shall have an aggregate outstanding balance of non-maturity deposits equal to at least $1.25 billion.

          (e)    Minimum Tangible Common Equity.    As of the Closing Date, HEOP shall have Tangible Common Equity equal to at least $183.0 million.

          (f)    Intentionally Omitted.

          (g)    Bank Merger.    All regulatory approvals required to consummate the Bank Merger, including, without limitation, the approval of the DBO and FRB, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

          (h)    Other Actions.    HEOP shall have furnished PPBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as PPBI may reasonably request.

ARTICLE VIII

TERMINATION

        8.01    Termination.    This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

          (a)    Mutual Consent.    By the mutual consent in writing of PPBI and HEOP.

          (b)    Breach.    Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by PPBI or HEOP in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

          (c)    Delay.    By PPBI or HEOP in the event the Merger is not consummated by August 30, 2017, except to the extent that the failure of the Merger to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders (if HEOP is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

          (d)    No Regulatory Approval.    By PPBI or HEOP in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority, or any Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement, or an application therefor shall have been permanently withdrawn at the formal or informal request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

          (e)    No HEOP Shareholder Approval.    By PPBI if the approval of the shareholders of HEOP contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the HEOP Meeting or at any adjournment or postponement thereof.

          (f)    HEOP Failure to Recommend; Etc.    By PPBI if (i) HEOP shall have materially breached the provisions of Section 6.07 in any respect adverse to PPBI, (ii) the HEOP Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of PPBI, or (iii) HEOP shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the HEOP Meeting in accordance with Section 6.02.

          (g)    No PPBI Shareholder Approval.    By HEOP if the approval of the shareholders of PPBI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the PPBI meeting or at any adjournment or postponement thereof.

          (h)    Certain Tender or Exchange Offers.    By PPBI if a tender offer or exchange offer for 15% or more of the outstanding shares of HEOP Common Stock is commenced (other than by PPBI or a Subsidiary thereof), and the HEOP Board recommends that the shareholders of HEOP tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

          (i)    Change in Recommendation.    Provided that HEOP is not then in breach of any representation, warranty, covenant or agreement contained herein, including without limitation Section 6.02 and 6.07, by HEOP, if the HEOP Board effects a permissible Change in Recommendation in accordance with Section 6.02(b), provided further, that such termination shall not be effective until HEOP has paid the Termination Fee required by Section 8.02(b) to PPBI.

        8.02    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither PPBI nor HEOP shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

          (b)   The parties hereto agree that HEOP shall pay PPBI the sum of $15.0 million (the "Termination Fee") if this Agreement is terminated as follows:

              (i)  if this Agreement is terminated by PPBI pursuant to Section 8.01(f) or (h), or by HEOP pursuant to Section 8.01(i), HEOP shall pay the entire Termination Fee to PPBI on the second Business Day following the termination of this Agreement; or

             (ii)  if this Agreement is terminated by (A) PPBI pursuant to Section 8.01(b), (B) by either PPBI or HEOP pursuant to Section 8.01(c) and at the time of such termination no vote of the HEOP shareholders contemplated by this Agreement at the HEOP Meeting shall have occurred, or (C) by PPBI pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced and communicated or made known to the executive officers of HEOP or the HEOP Board (or any Person shall have publicly announced and communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of HEOP contemplated by this Agreement at the HEOP Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 9 months after such termination HEOP enters into an agreement with respect to a Control Transaction, which was the subject of such Acquisition Proposal, then HEOP shall pay to PPBI an amount equal to $11.25 million on the date of execution of such agreement and upon consummation of such Control Transaction at any time thereafter, HEOP shall pay to PPBI the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with HEOP within 12 months after such termination, then HEOP shall pay to PPBI the Termination Fee (less any amount previously paid by HEOP pursuant to clause (1) above) on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a "Control Transaction" means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of HEOP or Heritage Oaks Bank or a majority of the assets of HEOP or Heritage Oaks Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of HEOP or by any Person other than HEOP or its Subsidiaries of more than 50% of the voting power of Heritage Oaks Bank or (iii) any merger, consolidation or other business combination transaction involving HEOP or any of its Subsidiaries as a result of which the shareholders of HEOP cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

        Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by PPBI. Under no circumstances shall HEOP be obligated to pay the entire Termination Fee on more than one occasion, and the parties hereby acknowledge and agree that in the event the entire Termination Fee becomes payable and is paid by HEOP pursuant to this Section 8.02, the Termination Fee shall be PPBI's sole and exclusive remedy under this Agreement.

        (c)   HEOP and PPBI agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement PPBI would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by HEOP. If HEOP fails to pay PPBI the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), HEOP shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by PPBI in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided PPBI prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

        9.01    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

        9.02    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the approval of the principal terms of this Agreement by the HEOP shareholders, no amendment shall be made which by law requires further approval by the shareholders of HEOP without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of HEOP, the approval of the principal terms of this Agreement by the HEOP shareholders will be deemed to have granted HEOP the authority to amend such dates without such further approval.

        9.03    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

        9.04    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

        9.05    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's fraud or willful breach of any provision of this Agreement.

        9.06    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to HEOP to:

    Heritage Oaks Bancorp
    3380 South Higuera Street
    San Luis Obispo, CA 93401
    Attention: Simone F. Lagomarsino, President and
                       Chief Executive Officer
    Fax: (805) 369-5062

        With a copy to:

    Manatt, Phelps & Phillips, LLP
    11355 W. Olympic Blvd.
    Los Angeles, CA 90064
    Attention: Jordan Hamburger, Esq.
    Fax: (310) 914-5821

        If to PPBI to:

    Pacific Premier Bancorp
    17901 Von Karman Avenue
    Suite 1200
    Irvine, California 92614
    Attention: Steven R. Gardner, President and
                       Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention: Norman B. Antin, Esq.
                       Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

        9.07    Entire Understanding; Limited Third Party Beneficiaries.    This Agreement, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce PPBI's obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08    Severability.    Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on HEOP or PPBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.09    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02(b), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        9.10    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

        9.11    Assignment.    No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.12    Alternative Structure.    Notwithstanding any provision of this Agreement to the contrary, PPBI may at any time modify the structure of the acquisition of HEOP set forth herein, provided that (i) the Merger Consideration to be paid to the holders of HEOP Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to HEOP's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:	/s/ RONALD NICOLAS
	Name:	Ronald Nicolas
	Title:	Senior Executive Vice President and Chief Financial Officer
HERITAGE OAKS BANCORP
By:	/s/ SIMONE F. LAGOMARSINO
	Name:	Simone F. Lagomarsino
	Title:	President and Chief Executive Officer
By:	/s/ GREG GEHLMANN
	Name:	Greg Gehlmann
	Title:	Senior Vice President and Corporate Secretary

ANNEX A

SHAREHOLDER AGREEMENT

        SHAREHOLDER AGREEMENT (this "Agreement"), dated as of December     , 2016, among                        , a shareholder ("Shareholder") of Heritage Oaks Bancorp, a California corporation ("HEOP"), Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), and, solely for purposes of the last sentence of Section 9, HEOP. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, HEOP and PPBI are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which HEOP will merge with and into PPBI on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of HEOP Common Stock will be converted into shares of PPBI Common Stock in the manner set forth therein; and

        WHEREAS, Shareholder owns the shares of HEOP Common Stock identified on Exhibit I hereto (such shares, together with all shares of HEOP Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce PPBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of HEOP and not in any other capacity, has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.    Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of HEOP, or in connection with any written consent of the shareholders of HEOP, Shareholder shall:

          (a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that to the knowledge of the Shareholder would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of HEOP contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or to the knowledge of the Shareholder would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

        2.    Transfer of Shares.

          (a)    Prohibition on Transfers of Shares; Other Actions.    Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to

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  violate or conflict with Shareholder's representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder's power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that once the Shares have been voted at the HEOP Meeting as provided for in Section 1(b)(x) hereof, and provided that at least a majority of all of the issued and outstanding shares of HEOP Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the HEOP Meeting as provided for in Section 1(b)(x) hereof, then the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

          (b)    Transfer of Voting Rights.    Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

        3.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to and agrees with PPBI as follows:

          (a)    Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          (d)    Ownership.    Shareholder's Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of HEOP Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time,

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  including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

          (e)    Consents and Approvals.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

          (f)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        4.    No Solicitation.    Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to HEOP, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of HEOP Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of HEOP vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the HEOP Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.    Shareholder hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of HEOP Common Stock or other securities of HEOP of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were HEOP.

        6.    Non-Solicitation.

          (a)   The Shareholder agrees that for a period of two (2) years following the Closing Date, the Shareholder will not directly or indirectly:

              (i)  solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of HEOP or its Subsidiaries prior to the Closing ("HEOP Employees"); provided, however, that the foregoing shall not apply to any HEOP Employee (Y) who does not become an employee of PPBI or any of its Subsidiaries on the Closing Date; or (Z) whose employment terminated more than six months prior to the time that such HEOP Employee is first solicited for employment following the Closing Date; or

             (ii)  knowingly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with PPBI, HEOP

A-A-3

    or their respective Subsidiaries and Affiliates prior to the Closing Date, to discontinue, reduce or restrict such relationship after the Closing Date or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of HEOP or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of HEOP or its Subsidiaries on the date of this Agreement, or as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit the Shareholder from exercising Shareholder's discretion relating to Shareholder's personal and business banking relationships.

          (b)   The Shareholder acknowledges and agrees that the business conducted by HEOP and its Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for PPBI to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Shareholder and PPBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

          (c)   The Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI's legitimate business interests and to protect the value of PPBI's acquisition of HEOP. The Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

          (d)   The Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage PPBI, its Subsidiaries or any of its Affiliates, or the business conducted by PPBI, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of PPBI, its Subsidiaries or any of their Affiliates.

        7.    Specific Performance and Remedies.    Shareholder acknowledges that it will be impossible to measure in money the damage to PPBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, PPBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI's seeking or obtaining such equitable relief.

        8.    Term of Agreement; Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any

A-A-4

  willful breach of this Agreement prior to such termination. Notwithstanding the foregoing, in the event this Agreement is terminated upon the Effective Time of the Merger, the provisions in Section 6 shall survive for a period of two (2) years from the Closing Date.

        9.    Stop Transfer Order.    In furtherance of this Agreement, Shareholder hereby authorizes and instructs HEOP to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8, except as otherwise provided for in Section 2(a) hereof. HEOP agrees that it shall comply with such stop transfer instructions.

        10.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        11.    Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to PPBI to:

    Pacific Premier Bancorp, Inc.
    17901 Von Karman Avenue
    Suite 1200
    Irvine, CA 92614
    Attention: Steven R. Gardner, President and Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention: Norman B. Antin, Esq.
                      Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

        If to Shareholder to:

    If to HEOP to:
    Heritage Oaks Bancorp
    3380 South Higuera Street
    San Luis Obispo, CA 93401
    Attention: Simone F. Lagomarsino, President and Chief Executive Officer
    Fax: (805) 369-5062

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        With a copy to:

    Manatt, Phelps & Phillips, LLP
    11355 W. Olympic Blvd.
    Los Angeles, CA 90064
    Attention: Jordan Hamburger, Esq.
    Fax: (310) 914-5821

        12.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of HEOP, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of HEOP or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of HEOP.

          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (e)    Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (f)    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (g)    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

        13.    Attorney's Fees.    The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.
By:
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:
	Name:	Ronald Nicolas
	Title:	Senior Executive Vice President and Chief Financial Officer
HERITAGE OAKS BANCORP
By:
	Name:	Simone F. Lagomarsino
	Title:	President and Chief Executive Officer
By:
	Name:	Greg Gehlmann
	Title:	Senior Vice President and Corporate Secretary
SHAREHOLDER
(Signature)

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EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of HEOP Common Stock Beneficially Owned

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ANNEX B

CERTIFICATE OF MERGER

MERGING

HERITAGE OAKS BANCORP, a California corporation

WITH AND INTO

PACIFIC PREMIER BANCORP, INC., a Delaware Corporation

        Pursuant to the provisions of Section 252(c) of the Delaware General Corporation Law (the "DGCL"), the undersigned hereby certifies as follows concerning the merger (the "Merger") of Heritage Oaks Bancorp, a California corporation, with and into Pacific Premier Bancorp, Inc., a Delaware corporation (collectively, the "Constituent Corporations"), with Pacific Premier Bancorp, Inc. as the surviving corporation (in such capacity, the "Surviving Corporation").

        FIRST: An Agreement and Plan of Reorganization, dated as of December 12, 2016 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 252(c) of the DGCL.

        SECOND: The name of the Surviving Corporation (the "Surviving Corporation") shall be Pacific Premier Bancorp, Inc., a Delaware corporation.

        THIRD: The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Pacific Premier Bancorp, Inc., as amended and in effect at the effective time of the Merger.

        FOURTH: The Merger is to become effective at the time of the filing of this Certificate of Merger with the Secretary of the State of the State of Delaware.

        FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation, which is located at 17901 Von Karman Avenue, Suite 1200, Irvine, California 96214.

        SIXTH: A copy of the Merger Agreement will be furnished by Surviving Corporation on request, and without cost, to any stockholder of any Constituent Corporation.

        SEVENTH: The authorized capital stock of Heritage Oaks Bancorp is comprised of 100,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

(Signature page follows.)

A-B-1

        IN WITNESS WHEREOF, the parties hereto have caused this Certificate of Merger to be duly executed by their respective authorized officers and filed in accordance with Section 252(c) of the DGCL as of                [      ], 201    .

PACIFIC PREMIER BANCORP, INC.
By:	Steven R. Gardner, President and Chief Executive Officer
HERITAGE OAKS BANCORP
By:	Simone F. Lagomarsino, President and Chief Executive Officer

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ANNEX C

FORM OF
BANK MERGER AGREEMENT

        Bank Merger Agreement, dated as of                , 20    ("Bank Merger Agreement"), by and between Heritage Oaks Bank ("Heritage Oaks Bank") and Pacific Premier Bank ("Pacific Premier").

WITNESSETH:

        WHEREAS, Heritage Oaks Bank is a California-chartered bank and wholly-owned subsidiary of Heritage Oaks Bancorp, a California corporation ("HEOP"), which has its principal place of business in Paso Robles, California; and

        WHEREAS, Pacific Premier is a California-chartered bank and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc. ("PPBI"), which has its principal place of business in Irvine, California; and

        WHEREAS, PPBI and HEOP have entered into an Agreement and Plan of Reorganization, dated as of December 12, 2016 (the "Agreement"), pursuant to which HEOP will merge with and into PPBI, with PPBI as the surviving corporation (the "Parent Merger"); and

        WHEREAS, the Boards of Directors of Heritage Oaks Bank and Pacific Premier have approved and deemed it advisable to consummate the merger provided for herein in which Heritage Oaks Bank would merge with and into Pacific Premier on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    The Merger.    Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time, Heritage Oaks Bank shall merge with and into Pacific Premier (the "Merger") under the laws of the State of California. Pacific Premier shall be the surviving corporation of the Merger (the "Surviving Bank") and the separate existence of Heritage Oaks Bank shall cease.

        2.    Articles of Incorporation and Bylaws.    The Articles of Incorporation and the Amended and Restated Bylaws of Pacific Premier in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

        3.    Name; Offices.    The name of the Surviving Bank shall be "Pacific Premier Bank." The main office of the Surviving Bank shall be the main office of Pacific Premier immediately prior to the Effective Time. All branch offices of Heritage Oaks Bank and Pacific Premier which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Heritage Oaks Bank and Pacific Premier and applicable regulatory authorities after the date hereof.

        4.    Directors and Executive Officers.    The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Pacific Premier immediately prior to the Merger, except that Simone F. Lagomarsino, Michael Morris and Michael Pfau shall be appointed as a directors of Surviving Bank effective as of the Effective Time (as defined below).

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        5.    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

          (a)   all rights, franchises and interests of Heritage Oaks Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Heritage Oaks Bank immediately prior to the Effective Time; and

          (b)   the Surviving Bank shall be liable for all liabilities of Heritage Oaks Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Heritage Oaks Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

        6.    Effect on Shares of Stock.

          (a)    Heritage Oaks Bank.    As of the Effective Time, each share of Heritage Oaks Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of Heritage Oaks Bank common stock held in the treasury of Heritage Oaks Bank prior to the Effective Time shall be retired and cancelled.

          (b)    Pacific Premier.    Each share of the Pacific Premier's common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

        7.    Counterparts.    This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        8.    Governing Law.    This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

        9.    Amendment.    Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Pacific Premier and Heritage Oaks Bank at any time prior to the Effective Time.

        10.    Waiver.    Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

        11.    Assignment.    This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

        12.    Termination.    This Bank Merger Agreement shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may

A-C-2

also be terminated at any time prior to the Effective Time by an instrument executed by Heritage Oaks Bank and Pacific Premier.

        13.    Conditions Precedent.    The obligations of the parties under this Bank Merger Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Heritage Oaks Bank as offices of Pacific Premier; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

        14.    Procurement of Approvals.    Heritage Oaks Bank and Pacific Premier shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

        15.    Effectiveness of Merger.    The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing (the "Effective Time").

        16.    Entire Agreement.    Except as otherwise set forth in this Bank Merger Agreement and the Agreement, the Agreement and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Agreement shall control.

[Signature page follows]

A-C-3

        IN WITNESS WHEREOF, each of Pacific Premier and Heritage Oaks Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

PACIFIC PREMIER BANK
By:
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:
	Name:	Ronald Nicolas
	Title:	Senior Executive Vice President and Chief Financial Officer
HERITAGE OAKS BANK
By:
	Name:	Simone F. Lagomarsino
	Title:	President and Chief Executive Officer
By:
	Name:	Greg Gehlmann
	Title:	Senior Vice President and Chief Bank Counsel

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ANNEX D

LANDLORD ESTOPPEL LETTER
                        , 2017

Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

Re:
, as amended                        ("Lease") by and between                                         ("Landlord") and                                         ("Tenant") for the premises commonly known as                               ("Premises")

Dear                        :

        In connection with the acquisition of Heritage Oaks Bancorp ("HEOP") and its subsidiary Heritage Oaks Bank ("Heritage Oaks Bank") by Pacific Premier Bancorp, Inc. ("Assignee") pursuant to a merger of HEOP with and into Assignee and a merger of Heritage Oaks Bank with and into Pacific Premier Bank, a subsidiary of Assignee (collectively, the "Merger"), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

          1.     Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

          2.     Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

          3.     Tenant has accepted and is in possession of the Premises and is presently occupying the Premises. To the Landlord's knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

          4.     No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $            . (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

          5.     All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

          6.     Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

          7.     Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          8.     Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

          9.     If and to the extent that Landlord's consent thereto is required under the terms of the Lease, Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

A-D-1

        The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

Very truly yours,
[LANDLORD]

By:
Name:
Title:

A-D-2

SCHEDULE A

LEASE

[INSERT]

A-D-3

Appendix B

December 12, 2016

Board of Directors
Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue, Suite 1200
Irvine, CA 92614

Members of the Board:

        We understand that Pacific Premier Bancorp, Inc. ("Parent") and Pacific Premier Bank, a wholly owned subsidiary of Parent (the "Bank") propose to enter into an Agreement and Plan of Reorganization (the "Agreement") with Heritage Oaks Bancorp (the "Company") pursuant to which, among other things, Company will merge with and into the Parent (the "Transaction") and each outstanding share of the common stock of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (including any shares that were issued as restricted stock and for which the vesting conditions have been satisfied) shall be converted into, and shall be canceled in exchange for, the right to receive 0.3471 shares of Parent Common Stock (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to Parent of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction.

        In connection with preparing our opinion, we have reviewed, among other things:

  (i)
  a draft of the Agreement, dated December 9, 2016;

  (ii)
  certain financial statements and other historical financial and business information about the Parent and the Company made available to us from published sources and/or from the internal records of the Parent and the Company that we deemed relevant;

  (iii)
  certain publicly available analyst earnings estimates for Parent for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Parent;

  (iv)
  certain publicly available analyst earnings estimates for the Company for the years ending December 31, 2016, December 31, 2017 and December 31, 2018 and estimated long-term growth rate for the years thereafter, in each case as discussed with, and confirmed by, senior management of the Company and Parent;

  (v)
  the current market environment generally and the banking environment in particular;

  (vi)
  the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

  (vii)
  the market and trading characteristics of public companies and public bank holding companies in particular;

  (viii)
  the relative contributions of the Parent and Company to the combined company;

  (ix)
  the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs and cost savings;

  (x)
  the net present value of the Company with consideration of projected financial results;

  (xi)
  the net present value of Parent with consideration of projected financial results; and

  (xii)
  such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of the Parent and the Company concerning the business, financial condition, results of operations and prospects of the Parent and the Company.

        In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent, and we did not make an independent appraisal or analysis of the Company or Parent with respect to the Transaction. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Parent, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company's or Parent's business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us, and that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Transaction.

        With respect to the financial forecasts and other analyses (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Transaction) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Parent, and have assumed with your consent, that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Parent as to the future financial performance of the Company and Parent and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these forecasts and analyses or the assumptions on which they were based. We have relied on the assurances of management of Parent that they are not aware of any facts or circumstances that would make any of such information, forecasts or analyses inaccurate or misleading.

        We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company's or Parent's deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Parent. We did not make an independent evaluation of the quality of the Company's or Parent's investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Parent.

        We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or Parent or the contemplated benefits of the Transaction. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated December 9, 2016, reviewed by us.

        We have assumed in all respects material to our analysis that the Company will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company or any other entity.

        Our opinion is limited to the fairness, from a financial point of view, to Parent of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transaction, or as to the underlying decision by Parent to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons, relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction, or with respect to the fairness of any such compensation to Parent.

        We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that Parent obtained such advice as it deemed necessary from qualified professionals. We do not express any opinion as to the value of any asset of the Company whether at current market prices or in the future, or as to the price at which the Company or its assets could be acquired in the future. We also express no opinion as to the price at which the Company Common Stock or the common stock of Parent will trade following announcement of the Transaction or at any future time.

        We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Parent. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.

        We have acted as Parent's financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, Parent has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

        During the two years preceding the date of this letter, we have provided investment banking and other financial services to Parent for which we have received customary compensation. Such services during such period have included acting as the Parent's financial advisor on the acquisitions of Security California Bancorp in 2016 and Independence Bank in 2015.

        In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Parent in the future for which we would expect to receive compensation.

        This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

        It is understood that this letter is for the information of the Board of Directors of Parent in connection with and for the purposes of its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation as to how the shareholders of Parent should vote or act with respect to the Transaction or any matter relating thereto.

        This opinion is for the information of the Board of Directors of Parent and shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent, except that a copy of this opinion may be included in its entirety in any regulatory filing that Parent is required to make in connection with the Transaction if such inclusion is required by applicable law.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to Parent.

Very truly yours,

D.A. Davidson & Co.

APPENDIX C

December 11, 2016

Board of Directors
Heritage Oaks Bancorp
1222 Vine Street
Paso Robles, CA 93446

Ladies and Gentlemen:

        Heritage Oaks Bancorp (the "HEOP") and Pacific Premier Bancorp, Inc. ("PPBI") are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which HEOP will merge with and into PPBI, with PPBI being the surviving corporation (the "Merger"). Pursuant to the terms of the Agreement, at the Effective Date, each share of common stock, no par value, of HEOP ("HEOP Common Stock") issued and outstanding immediately prior to the Effective Date, except for certain shares of HEOP Common Stock as specified in the Agreement, will be converted into the right to receive 0.3471 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of PPBI ("PPBI Common Stock"). Capitalized terms used herein without definition have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of HEOP Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 7, 2016; (ii) certain publicly available financial statements and other historical financial information of HEOP that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of PPBI that we deemed relevant; (iv) publicly available consensus mean analyst estimates for HEOP for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and asset growth rates for HEOP for the years thereafter, as provided by the senior management of HEOP; (v) publicly available consensus mean analyst estimates for PPBI for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and asset growth rates for the years thereafter, as provided by the senior management of PPBI; (vi) the pro forma financial impact of the Merger on PPBI based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of PPBI; (vii) the relative contribution of assets, liabilities, equity and earnings of HEOP and PPBI to the combined entity; (viii) the publicly reported historical price and trading activity for HEOP Common Stock and PPBI Common Stock, including a comparison of certain stock market information for HEOP Common Stock and PPBI Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for HEOP and PPBI with similar institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the bank and thrift industry on a regional and nationwide basis, to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of HEOP the business, financial condition, results of operations and prospects of HEOP and held similar discussions with certain members of the senior management of PPBI regarding the business, financial condition, results of operations and prospects of PPBI.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by HEOP or PPBI or their respective representatives or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of HEOP and PPBI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HEOP or PPBI or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of HEOP or PPBI. We did not make an independent evaluation of the adequacy of the allowance for loan losses of HEOP or PPBI, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to HEOP or PPBI. We have assumed, with your consent, that the respective allowances for loan losses for both HEOP and PPBI are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used publicly available consensus mean analyst estimates for HEOP for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and asset growth rates for HEOP for the years thereafter, as provided by the senior management of HEOP. In addition, Sandler O'Neill used publicly available consensus mean analyst estimates for PPBI for the years ending December 31, 2016, December 31, 2017 and December 31, 2018, as well as estimated long-term annual earnings and asset growth rates for the years thereafter, as provided by the senior management of PPBI. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of PPBI. With respect to the foregoing information, the respective senior managements of HEOP and PPBI confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective senior managements as to the future financial performance of HEOP and PPBI, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of HEOP or PPBI since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that HEOP and PPBI will remain as going concerns for all periods relevant to our analysis.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on HEOP, PPBI or the Merger or any related transaction, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that HEOP has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of HEOP Common Stock or PPBI Common Stock at any time or what the value of PPBI Common Stock will be once it is actually received by the holders of HEOP Common Stock.

        We have acted as HEOP's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O'Neill on the day of closing of the Merger. HEOP has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to HEOP in the two years preceding the date of this opinion nor have we provided any investment banking services to PPBI in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to HEOP, PPBI and their respective affiliates. We may also actively trade the equity and debt securities of HEOP, PPBI and their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of HEOP in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of HEOP as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of HEOP Common Stock and does not address the underlying business decision of HEOP to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for HEOP or the effect of any other transaction in which HEOP might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of HEOP or PPBI, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of HEOP Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O'Neill & Partners, L.P.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following is a summary of relevant provisions of our amended and restated certificate of incorporation, and certain provisions of the General Corporation Law of the State of Delaware, or the DGCL. We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

        We are incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by us only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to person who is a director or officer at the time of such determination, (i) by a majority of our directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by our stockholders.

        The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our amended and restated certificate of incorporation provides for the indemnification of directors, officers and certain of our authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or our authorized representative is permitted only if our board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, our amended and restated certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of December 12, 2016, between Pacific Premier Bancorp, Inc. and Heritage Oaks Bancorp(1)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc.(2)
3.2	Certificates of Amendment to Amended and Restated Certificate of Incorporation(3)
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation(4)
3.4	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(5)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(6)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered*
8.1	Opinion of Holland & Knight LLP regarding certain tax matters*
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Heritage Oaks Bancorp, and certain shareholders of Heritage Oaks Bancorp(1)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(7)
23.1	Consent of Vavrinek, Trine, Day and Co., LLP (with respect to Pacific Premier Bancorp, Inc.)
23.2	Consent of Crowe Horwath LLP (with respect to Heritage Oaks Bancorp)
23.4	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1)*
24.1	Power of Attorney*
99.1	Consent of D.A. Davidson & Co.
99.2	Consent of Sandler O'Neill & Partners, L.P.
99.3	Form of proxy for the special meeting of shareholders of Pacific Premier Bancorp, Inc.*
99.4	Form of proxy for the special meeting of shareholders of Heritage Oaks Bancorp
99.5	Consent of Simone Lagomarsino to be named as a director*
99.6	Consent of Michael Morris to be named as director*
99.7	Consent of Michael Pfau to be named as director*

*
Previously filed.

(1)
Included as an annex to the joint proxy statement/prospectus contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 4, 2012.

(3)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on May 28, 2015.

(4)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 2, 2016.

(5)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on February 29, 2016.

(6)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(7)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 4, 2016.

Item 22.    Undertakings

        (a)   The undersigned Registrant hereby undertakes as follows:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No.2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 24, 2017.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER Steven R. Gardner Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No.2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ STEVEN R. GARDNER Steven R. Gardner	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	February 24, 2017
/s/ RONALD NICOLAS Ronald Nicolas	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 24, 2017
* Jeff C. Jones	Director	February 24, 2017
* Kenneth Boudreau	Director	February 24, 2017
* John Carona	Director	February 24, 2017
* Joseph L. Garrett	Director	February 24, 2017
John D. Goddard	Director	February 24, 2017

Name	Title	Date

* Michael L. McKennon	Director	February 24, 2017
* Cora M. Tellez	Director	February 24, 2017
* Ayad A. Fargo	Director	February 24, 2017
* Zareh H. Sarrafian	Director	February 24, 2017

*By:	/s/ STEVEN R. GARDNER
Steven R. Gardner Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of December 12, 2016, between Pacific Premier Bancorp, Inc. and Heritage Oaks Bancorp(1)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc.(2)
3.2	Certificates of Amendment to Amended and Restated Certificate Incorporation(3)
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation(4)
3.4	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(5)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(6)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered*
8.1	Opinion of Holland & Knight LLP regarding certain tax matters*
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Heritage Oaks Bancorp, and certain shareholders of Heritage Oaks Bancorp(1)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(7)
23.1	Consent of Vavrinek, Trine, Day and Co., LLP (with respect to Pacific Premier Bancorp, Inc.)
23.2	Consent of Crowe Horwath LLP (with respect to Heritage Oaks Bancorp)
23.4	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1)*
24.1	Power of Attorney*
99.1	Consent of D.A. Davidson & Co.
99.2	Consent of Sandler O'Neill & Partners, L.P.
99.3	Form of proxy for the special meeting of shareholders of Pacific Premier Bancorp, Inc.*
99.4	Form of proxy for the special meeting of shareholders of Heritage Oaks Bancorp
99.5	Consent of Simone Lagomarsino to be named as a director*
99.6	Consent of Michael Morris to be named as director*
99.7	Consent of Michael Pfau to be named as director*

*
Previously filed.

(1)
Included as an annex to the proxy statement/prospectus contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 4, 2012.

(3)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on May 28, 2015.

(4)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 2, 2016.

(5)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on February 29, 2016.

(6)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(7)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 4, 2016.